As filed with the Securities and Exchange Commission on December 15, 2014

Registration No. 333-198788

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 3 TO

FORM F-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

TANTECH HOLDINGS LTD

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s Name into English)

British Virgin Islands	2400	Not Applicable
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

c/o Zhejiang Tantech Bamboo Technology Co., Ltd
No. 10 Cen Shan Road, Shuige Industrial Zone	CT Corporation System
Lishui City, Zhejiang Province 323000	111 Eighth Avenue
People’s Republic of China	New York, New York 10011
+86-578-226-2305	(800) 624-0909
(Address, including zip code, and telephone number,	(Name, address, including zip code, and telephone
including area code, of principal executive offices)	number, including area code, of agent for service)

Copies to:

Anthony W. Basch, Esq.	Gregg E. Jaclin, Esq.
Kaufman & Canoles, P.C.	Szaferman Lakind Blumstein & Blader, PC
Two James Center, 14th Floor	101 Grovers Mill Road
1021 East Cary Street	Second Floor
Richmond, Virginia 23219	Lawrenceville, NJ 08648
(804) 771-5700 – telephone
(804) 771-5777 – facsimile

Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of		Proposed	Proposed
Class of		Maximum	Maximum
Securities	Amount to	Aggregate	Aggregate	Amount of
to be	be	Price Per	Offering	Registration
Registered	Registered	Share	Price (1)	Fee
Common shares, par value $0.001 per share	3,200,000	$6.00	$19,200,000	$2,475	(2)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended. Please note that, while this amount represents the sale of shares at the maximum aggregate price per share, the remainder of the registration statement assumes the sale of shares at the midpoint of the price range set forth therein.

(2)	Previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Neither we nor the selling shareholder sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated December 15, 2014

Tantech Holdings Ltd

3,200,000 Common Shares

This is an initial public offering of common shares of Tantech Holdings Ltd. We are offering 1,600,000 of our common shares, and the selling shareholder named in this prospectus, Tanbsok Group Limited, is offering, in the aggregate, 1,600,000 of our common shares.

Prior to this offering, there has been no public market for our common shares. We expect the initial public offering price of our common shares to be between $4.00 and $6.00 per share. We have applied to list our common shares on The NASDAQ Capital Market under the symbol “TANH.” We cannot assure you that our application will be approved; if it is not approved, we will not complete this offering.

We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements. Investing in our common shares involves risks. See “Risk Factors” beginning on page 12.

	Per Common Share	Total
Assumed public offering price	$5.00	$16,000,000
Underwriting discount	$0.25	$800,000
Proceeds to us, before expenses	$4.75	$7,600,000
Proceeds to the selling shareholder, before expenses	$4.75	$7,600,000

We expect our total cash expenses for this offering (including cash expenses payable to our underwriter for its out-of-pocket expenses) to be approximately $700,000, exclusive of the above commissions and the non-accountable due diligence fee of 1.25%. In addition, we will pay additional items of value in connection with this offering that are viewed by the Financial Industry Regulatory Authority, or FINRA, as underwriting compensation. These payments will further reduce proceeds available to us before expenses. See “Underwriting.”

This offering will remain open until the earlier of (i) a date mutually acceptable to us and our underwriter or (ii) January 31, 2015, subject to extension upon agreement with the underwriter. The underwriter expects to deliver the shares against payment in New York, New York, on or about ________.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Newbridge Securities Corporation

The date of this prospectus is                      , 2014.

Neither we nor the underwriter has authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, shares of our common shares only in jurisdictions where offers and sales are permitted.

The information in this preliminary prospectus is not complete and is subject to change. No person should rely on the information contained in this document for any purpose other than participating in our proposed initial public offering, and only the preliminary prospectus issued                   , 2014 is authorized by us to be used in connection with our proposed initial public offering. The preliminary prospectus will only be distributed by us and the underwriter named herein and no other person has been authorized by us to use this document to offer or sell any of our securities.

Until                      , 2015 (25 days after the commencement of our initial public offering), all dealers that buy, sell, or trade our common shares, whether or not participating in our initial public offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

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Prospectus Summary

This summary highlights information contained in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider in making your investment decision. You should read the entire prospectus carefully before making an investment in our common shares. You should carefully consider, among other things, our consolidated financial statements and the related notes and the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Overview

We develop and manufacture bamboo-based charcoal products for industrial energy applications and household cooking, heating, purification, sanitation and agricultural uses. We provide our charcoal products in the following areas:

We have sales departments and conduct marketing and distribution operations in Chongqing, Fujian, Gansu, Guangdong, Hubei, Hunan, Henan, Jiangxi, Liaoning, Shaanxi, Shandong, Shanghai, Sichuan, Tianjin and Zhejiang provinces in China. From these departments, our sales network has a presence in 17 cities throughout China. We conduct marketing and distribution operations in Changsha, Chengdu, Chongqing, Fuzhou, Guangzhou, Hangzhou, Jinan, Jingmen, Lanzhou, Lishui, Nanchang, Shanghai, Shenyang, Taiyuan, Tianjin, Yantai, and Zhengzhou. We do not own or lease locations in Shenyang, Tianjin, Yantai, Taiyuan, Zhengzhou, Jingmen, Changsha, Fuzhou or Lanzhou; instead, our representatives in such cities conduct business without a dedicated office and spend significant amounts of time making calls on customers and potential customers. In addition, we have logistics centers in Chengdu, Guangzhou, Taiyuan, Yantai and Lishui and relationships with third-party warehousing companies in Jinan, Shanghai and Tianjin.

We sell approximately 82% of our products in China, and the remaining 18% of products are sold internationally, including both direct and indirect distributor sales. We sell products in Japan, South Korea, Taiwan, the Middle East and Europe. In addition to our bamboo charcoal products, we also derive revenues from our trading activities, which primarily relate to industrial purchases and sales of charcoal.

Industry and Market Background

PRC Economic Growth

Demand for our products has generally been resilient to smaller fluctuations in China’s economic growth; however, it is affected by larger economic trends in China. Demand for our household charcoal products tends to follow PRC domestic consumption of household products. Demand for our energy charcoal products tends to follow demand for supercapacitors in China. PRC macroeconomic growth has been strong and positive in recent years. According to the National Bureau of Statistics of China, China’s gross domestic product (“GDP”) grew at a rate of 7.7% in 2013 and 2012, respectively. Although China’s GDP growth rate has slowed over the last two years, according to International Monetary Fund’s World Economic Outlook, China’s real GDP growth rates have consistently exceeded both the United States’ and the world’s GDP growth rates over the past twenty years and are projected to continue on that trajectory for at least the next five years.

China’s Bamboo Charcoal Market

Due to deforestation in China’s natural forests and damage to ecosystems exacerbated by flooding and other natural disasters, China established the National Forest Protection Program (“NFPP”). Between 2000 and 2010, the NFPP implemented natural forest logging bans that covered 17 provinces in China. Moreover, wood charcoal production and export were curtailed, presenting an opportunity for non-wood-based charcoal. What began as a small market for bamboo charcoal has grown into an industry in which over 100,000 tons of bamboo charcoal are produced per year at values in the billions annually. China’s bamboo charcoal industry employs over 60,000 people in more than 1,000 businesses across the country.

Our Products

We produce and sell three categories of bamboo charcoal products (BBQ products, Charcoal Doctor products and EDLC carbon), all of which are produced from bamboo charcoal and bamboo charcoal byproducts. Because of the lifespan and fast growth rate of bamboo, our products are considered environmentally friendly; we have met the standards set for designation of “environmentally friendly” enterprises by the Chinese Society for Environmental Sciences, a national-level non-profit and non-governmental organization which is the largest environmental technology community organization in China. Moreover, our facilities have received ISO 14001:2004 certification, which reflects our focus on measuring and managing our environmental impact.

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BBQ Products

We sell pressed and formed charcoal briquettes for use in grills, incense burners, and other applications for which the primary purpose of the charcoal is burning for heat or fuel. These products are sold in China and internationally under the Algold brand.

We sell two categories of BBQ charcoal. First, we purchase and resell charcoal briquettes produced by third parties to our specifications (“OEM BBQ charcoal”). As the barrier to entry and technical requirements for heating and cooking BBQ charcoal are low, we have found that selling OEM BBQ charcoal allows us to maximize our competitiveness where the need for the charcoal is less technically demanding. For example, our OEM BBQ charcoal is used for cooking and heating purposes, while our self-produced BBQ charcoal (described below) is more commonly used for shisha products. We source our OEM BBQ charcoal primarily based on price. Our main supplier of OEM BBQ charcoal is located in Heilongjiang province in far northeast China, where bamboo sawdust is not available. As a result, our OEM BBQ charcoal is prepared from wood sawdust, the byproduct of lumber milling. We sell our OEM BBQ charcoal under our Algold brand name and as an OEM product under the brand names of some of our purchasers. As such OEM BBQ charcoal is not bamboo-based, we do not market it as such.

Second, we produce our own line of BBQ charcoal in our facility in Lishui (“self-produced BBQ charcoal”). Our self-produced BBQ charcoal is all bamboo charcoal-based. We sell our self-produced BBQ charcoal primarily in the export market. Our self-produced BBQ charcoal is also generally sold under our Algold brand name or the brand names of some of our purchasers. Where the source of the BBQ charcoal is bamboo, we may advertise that such charcoal is bamboo-based if we believe that the local market will value that distinction or a distributor requests that we do so.

Electric Double-Layer Capacitor (“EDLC”) Carbon

We have recently begun to produce bamboo carbon for use in EDLCs. EDLCs are a type of battery that are smaller but more powerful than conventional batteries of the same size. As a result, supercapacitors are used in applications that require significant amounts of power, both in quick bursts and also for sustained periods.

EDLCs rely on carbon-based or synthetic materials to conduct electricity. Our product serves as the industrial carbon compound for the EDLC. Because activated charcoal is an electrical conductor that is extremely porous and has a high specific surface area, it provides a useful electrode material. Because the surface area of such a material is many times greater than a traditional material like aluminum, more charge can be stored in a given volume of battery, allowing for a higher energy density and stronger battery.

Charcoal Doctor Products

Our primary consumer brand is Charcoal Doctor (“炭博士,” pronounced “Tan Boshi” in Chinese), a China Well-known Brand, as recognized by the China Brand Strategy Management Association. In processing our charcoal products, the primary byproducts are solid charcoal and charcoal vinegar. We make use of both the solid and liquid byproducts in our Charcoal Doctor products.

Our solid charcoal products are primarily used for purification and deodorization. These consumer products are made from dry distilled carbonized bamboo, and have the ability to absorb harmful substances and foul odors from the air, including benzene, toluene, ammonia and carbon tetrachloride. The primary ingredient of these products, activated charcoal, is an adsorbent. Our solid Charcoal Doctor products generally fit within three categories: (1) charcoal bags, primarily used as air purifiers and humidifiers, (2) charcoal deodorants and (3) toilet cleaning disks. Our primary Charcoal Doctor solid products include the following:

•	Air purifiers and humidifiers
•	Automotive accessories for air purification
•	Underfloor humidity control
•	Pillows and mattresses
•	Wardrobe deodorizers
•	Mouse pads and wrist mats

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•	Refrigerator deodorant
•	Charcoal toilet cleaner disks
•	Liquid charcoal cleaner
•	Shoe insoles
•	Decorative charcoal gifts

In addition to providing solid charcoal, the carbonization process also results in a liquid byproduct called bamboo vinegar. Bamboo vinegar is used in disinfectants, detergents, lotions, specialized soaps, toilet cleaners, fruit, vegetable and plant fertilizers, soil conditioners and sweeteners, and flower nutrients.

Our Operating Segments

Our business consists of three principal operating segments: (1) consumer products, (2) energy segment and (3) trading segment.

Consumer Product Segment

Our consumer product segment includes purification and deodorization products, cleaning products and wood-based OEM BBQ charcoal designed for domestic market. Purification and deodorization products and cleaning products are sold under the brand name “Charcoal Doctor”. Purification and deodorization products include air purification products, deodorizer and bamboo vinegar. Cleaning products include kitchen and bathroom cleaning products, personal care products and liquid detergents. Our OEM BBQ charcoal is produced by third parties to our specifications.

We currently generate most of our consumer product revenue from our consumer product segment, and we expect the revenue from consumer products will continue to grow in the coming years with increased brand awareness and growing consumer preferences for bamboo charcoal cleaning products over other traditional household cleaning products.

Energy Segment

Our energy segment consists of EDLC carbon and self-produced BBQ charcoal for sale on the international market. Our self-produced BBQ charcoal is all bamboo charcoal-based. We sell our self-produced BBQ charcoal under our Algold brand name or the brand names of some of our purchasers. Where the source of the BBQ charcoal is bamboo, we may advertise that such charcoal is bamboo-based if we believe that the local market will value that distinction or a distributor requests that we do so. (We do not market our wood-based OEM BBQ charcoal as bamboo-based or under any brand name that would suggest that it is bamboo-based.)

An area of growing focus for us in the coming years is EDLC carbon. We have invested heavily in research and development efforts in recent years to improve the production process and increase capacity and efficiency, establishing a platform for significant growth potential in the coming years. Our EDLC carbon is mainly sold in China, but we also have plans to increase international exposure by focusing efforts in markets such as the U.S., Japan and South Korea.

Trading Segment

Our subsidiary, Tantech Charcoal, is authorized to engage in international trade. We use this authorization to trade commodities. Since September 2013, our trading segment has consisted primarily of the export of charcoal products to foreign markets. Prior to September 2013, we also focused on purchasing imported rubber at wholesale for resale in China.

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Our Opportunity and Strategy

Given the Chinese government’s move toward more environmentally friendly initiatives, we believe the bamboo industry, and in particular, the bamboo charcoal industry, are poised to grow, both for heating and cooking purposes and also for use as carbon in super capacitors.

We expect increases in disposable income in China, improved living standards and greater awareness of health and sanitation issues to increase demand for our air purification, deodorizing products and household cleaning and hygiene products.

In order to remain competitive, we plan to devote resources to promotion and advertising of our brands. While our customers tend to be price aware, they also have brand loyalty where prices are similar. By improving our brand recognition among customers and potential customers, we believe we will be able to improve our market share for our retail products.

As to our EDLC industry efforts, we believe that increasing awareness of the benefits of biomass as a renewable energy source may increase demand for our EDLC carbon compounds. China’s 12th Five-year Plan lays out a number of national energy strategies, which call for increasing solar power, wind power and biomass power generation. These strategies have been developed in more detail in several of the sub-plans. The sub-plans for China’s Ministry of Energy and Resources and Ministry of Transportation, in particular, describe governmental support for development and promotion of super capacitors and electric automobiles, respectively. While these sub-plans do not set out point-by-point explanations of the full extent of governmental support, they are seen as initial policy statements that are followed up by implementation plans by central and local governments and agencies. For example, the Chinese Ministries of Finance, Science & Technology, Industry and Information Technology and National Development and Reform Commission published a Notice that lays out a government rebate of RMB 150,000 (approximately $24,590) per vehicle that uses batteries (including EDLCs) that meet government standards. This initiative is already in effect, focusing on Northern China (Beijing, Tianjin and Hebei Province), and the Yangtze River and Pearl River Deltas, which have historically been polluted and in need of environmental protection. These trial programs have additional features that will promote purchases of new energy vehicles, including 1. minimum quotas of the number of new energy vehicles between 2013 and 2015 and 2. requirements that government purchasers of such vehicles favor new energy vehicles, accounting for at least 30% of newly purchased or replaced public buses, governmental cars, logistic vehicles and municipal cleaning vehicles.

We view such Five-year Plan policies, as they have been implemented, as likely to have a positive effect on our industry, so long as we are able to sell our EDLC carbon to battery manufacturers for popular vehicles. Moreover, governmental funds have been devoted to research into super capacitors and related industries, and our subsidiary Energy Tech has received, in total, more than $1 Million in National Grants for development of key materials used in super capacitors.

To increase our exposure within the industry, we plan to participate in, attend, and expose our products at industry and technology related fairs both in China and internationally. We also plan to partner with foreign manufacturers of EDLCs who export regularly to China. In addition, we will seek opportunities to cooperate with domestic trading companies to increase the penetration of our EDLC carbon in China.

By increasing our investment in our production lines, we will be poised to take advantage of increased attention on bamboo. For this reason, we plan to establish a production line to increase the capacity of our EDLC carbon and to create two production lines for our hand sanitizers and bamboo charcoal-based detergents. We will also continue to invest in research and development and design so that we can anticipate products that our customers need now and will want in the future.

Competitive Strengths

We believe we have the following competitive strengths. Some of our competitors may have these or other competitive strengths.

•	Advanced technology. We use proprietary industrialized machines and processes protected by patents.

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•	Strong research and development. We use cutting-edge technology and employ highly educated people with strong research backgrounds in chemistry, physics and biotechnology fields.
•	Established supplier relationships. We have strong relationships with our significant suppliers to ensure access to relatively low-cost, high-quality bamboo charcoal. In some cases, we have prepaid for access to supply and discounts on purchase price.
•	Minimal waste. Because of the types of products we produce, we are able to make use of products from the entire bamboo grass. We purchase carbonized stems for our Charcoal Doctor products. We purchase carbonized knots for EDLC carbon, and we purchase bamboo vinegar extracted during the carbonization process.
•	Strong brand name. Our Charcoal Doctor brand has strong name recognition in China, having been recognized as a China Well-known Brand. In addition to having a branded store in Lishui, we sell our products through a variety of retail stores, including Walmart, Carrefour and RT Mart.
•	Favorable location. Lishui is located in an important bamboo resource base, giving our company access to an abundance of high quality, affordable raw materials.

Our Challenges and Risks.

We recommend that you consider carefully the risks discussed below and under the heading “Risk Factors” beginning on page 12 of this prospectus before purchasing our common shares. If any of these risks occur, our business, prospects, financial condition, liquidity, results of operations and ability to make distributions to our shareholders could be materially and adversely affected. In that case, the trading price of our common shares could decline and you could lose some or all of your investment. These risks include, among others, the following:

•	PRC Legal Challenges.
o	Under PRC laws and regulations, we are permitted to use the proceeds from this offering to fund our PRC subsidiaries only through loans or capital contributions, subject to applicable government registration and approval requirements. We currently anticipate financing our subsidiaries by means of capital contributions. These capital contributions must be approved by the Ministry of Commerce of China, or MOFCOM, or its local counterpart, which approval usually takes no more than 30 working days to complete. We intend to initiate this process immediately upon completion of this offering. We currently anticipate using approximately 85% of the gross proceeds from this offering to increase the registered capital of Bamboo Tech (after which time Bamboo Tech may apply such funds to the purposes described in “Use of Proceeds”). The increase in registered capital will require prior approval from MOFCOM or its local counterparts. This approval process typically takes 30 to 90 days, and sometimes longer, from the time MOFCOM or its local branches receive all the required application documents. The remaining approximately 15% of such gross proceeds will be used to pay expenses related to this offering and for other general corporate purposes. If we were to provide funding to Bamboo Tech through loans, the total amount of such loans may not exceed the difference between Bamboo Tech’s total investment amount as approved by the foreign investment authorities and Bamboo Tech’s registered capital. Such loans must also be registered with the SAFE, which registration usually takes no more than 20 working days after application to complete. The cost for obtaining such approvals and completing such registration is minimal. See “Risk Factors—Risks Related to Doing Business in the PRC—PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC operating subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business”.
o	Under the Enterprise Income Tax Law, we may be classified as a “Resident Enterprise” of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC stockholders.
o	Since our operations and assets are located in the PRC, shareholders may find it difficult to enforce a U.S. judgment against the assets of our company, our directors and executive officers.
o	If we become directly subject to the recent scrutiny, criticism and negative publicity involving U.S.-listed Chinese companies, we may have to expend significant resources to investigate and resolve the matter which could harm our business operations, this offering and our reputation and could result in a loss of your investment in our stock, especially if such matter cannot be addressed and resolved favorably.
•	Competition for Employees. Due to the location and size of Lishui, professional and technical talent is in short supply, which increases our competition for employees.

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•	Logistical Management Techniques. We have not yet implemented digital logistic management solutions or advanced management techniques, such as ERP planning or any structured logistical system and procedures, which may result in a loss of efficiency and require investment at a later stage.
•	Price Inelasticity. Although bamboo is a renewable supply, inelasticity at any given time will increase likelihood of bidding wars, resulting in an increase in raw material prices.
•	EDLC Product Visibility. Competition in the lucrative international EDLC industry for our company currently lacks product visibility.
•	Competition in EDLC Market. Other EDLC manufacturers may attempt to move up the supply chain and compete with us.
•	EDLC Technology Development. Awareness and applications of EDLC technology in the PRC may not mature or become fully commercialized as quickly as we expect.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the Jumpstart our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

•	the ability to include only two years of audited financial statements and only two years of related management’s discussion and analysis of financial condition and results of operations disclosure; and
•	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002.

We may take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.0 billion in annual revenue, have more than $700 million in market value of our common shares held by non-affiliates or issue more than $1.0 billion of non-convertible debt over a three-year period.

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Corporate Information

We are a British Virgin Islands company limited by shares. Our current corporate structure is as follows prior to completion of this offering:

Following completion of our initial public offering and sale by our selling shareholder, ownership of THL will be as follows:

Post-Offering

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Our first operating companies, Bamboo Tech and Tantech Charcoal were established in 2002. We operate from our modern 39,200 square meter manufacturing facility in Shuige Industrial Zone, located on a 51,400 square meter base located near downtown Lishui, in Zhejiang province.

Our principal executive offices are located at c/o Zhejiang Tantech Bamboo Technology Co., Ltd, No. 10 Cen Shan Road, Shuige Industrial Zone, Lishui City, Zhejiang Province 323000, People’s Republic of China. The telephone number of our principal executive offices is +86-578-226-2305. We maintain a website at www.tantech.cn, on which we will post our key corporate governance documents, including our board committee charters and our code of ethics. We do not incorporate the information on our website into this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus.

Prospectus Conventions

Except where the context otherwise requires and for purposes of this prospectus only, “we,” “us,” “our company,” “our” and “Tantech” refer to

•	Tantech Holdings Ltd, a British Virgin Islands company limited by shares (formerly Sinoport Enterprises Limited) (“THL” when individually referenced);
•	USCNHK Group Limited, a Hong Kong limited company (“USCNHK” when individually referenced), which is a wholly owned subsidiary of THL;
•	Zhejiang Tantech Bamboo Technology Co., Ltd, a PRC company (“Bamboo Tech”), which is a 95%-owned subsidiary of USCNHK, the remaining 5% of Bamboo Tech being held by five individual PRC residents;
•	Zhejiang Tantech Bamboo Charcoal Co., Ltd, a PRC company (“Tantech Charcoal”), which is a wholly owned subsidiary of Bamboo Tech; and
•	Zhejiang Tantech Energy Technology Co., Ltd, a PRC company (“Energy Tech”), which is a wholly owned subsidiary of Bamboo Tech.

This prospectus contains translations of certain RMB amounts into U.S. dollar amounts at a specified rate solely for the convenience of the reader. The exchange rates in effect as of December 31, 2013 and 2012 were RMB1 for $0.1636 and $0.1605, respectively. The average exchange rates for the years ended December 31, 2013 and 2012 were RMB1 for $0.1613 and $0.1585, respectively. We use period-end exchange rates for assets and liabilities and average exchange rates for revenue and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred. Any discrepancies in any table between the amounts identified as total amounts and the sum of the amounts listed therein are due to rounding.

For the sake of clarity, this prospectus follows English naming convention of first name followed by last name, regardless of whether an individual’s name is Chinese or English. For example, the name of our chief executive officer will be presented as “Zhengyu Wang,” even though, in Chinese, Mr. Wang’s name is presented as “Wang Zhengyu.”

We have relied on statistics provided by a variety of publicly-available sources regarding China’s expectations of growth, China’s demand for charcoal and China’s bamboo and charcoal industries. We did not, directly or indirectly, sponsor or participate in the publication of such materials, and these materials are not incorporated in this prospectus other than to the extent specifically cited in this prospectus. We have sought to provide current information in this prospectus and believe that the statistics provided in this prospectus remain up-to-date and reliable, and these materials are not incorporated in this prospectus other than to the extent specifically cited in this prospectus.

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The Offering

Shares Offered by Us:	1,600,000 common shares

Shares Offered by Selling Shareholder	1,600,000 common shares

Shares Outstanding Prior to Completion of Offering:	20,000,000 common shares

Shares to be Outstanding after Offering:	21,600,000 common shares.

Assumed Offering Price per Share:	$5.00

Gross Proceeds to Us before Expenses:	$7,600,000

Gross Proceeds to Selling Shareholder before Expenses:	$7,600,000

Proposed NASDAQ Capital Market Symbol:	“TANH” (CUSIP No. G8675X 107)

Transfer Agent:	VStock Transfer, LLC 77 Spruce Street, Suite 201 Cedarhurst, NY 11516

Risk Factors:	Investing in these securities involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section of this prospectus before deciding to invest in our common shares.

Use of Proceeds:	We plan to devote the net proceeds of this offering to (i) establishing a dedicated research and development center for our EDLC carbon, (ii) increasing our production line capacity for our EDLC carbon, (iii) research, development and promotion for our Charcoal Doctor products and (iv) building production lines for our hand sanitizer and detergent products. We will not receive any of the proceeds from the sale of common shares by the selling shareholder.

Dividend Policy:	We have no present plans to declare dividends and plan to retain our earnings to continue to grow our business.

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Summary Financial Information

In the table below, we provide you with historical selected financial data for the fiscal years ended December 31, 2013 and 2012. This information is derived from our consolidated financial statements included elsewhere in this prospectus. Historical results are not necessarily indicative of the results that may be expected for any future period. When you read this historical selected financial data, it is important that you read it along with the historical financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

(All amounts in thousands of U.S. dollars)

	For the six months ended June 30,	For the year ended December 31,
	2014	2013	2012
Statement of operations data:

Revenues	$27,235	$61,220	$50,519
Gross profit	8,675	17,156	14,003
Operating expenses	(1,720)	(5,323)	(2,216)
Income from operations	6,955	11,833	11,787
Provision for Income taxes	(1,327)	(1,820)	(1,893)
Net income attributable to the noncontrolling interest	(283)	(505)	(521)
Net income attributable to common stockholders	$5,379	$9,581	$9,893

Balance sheet data:

	As of June 30,	As of December 31,
	2014	2013	2012

Working capital	$35,461	$28,614	$32,272
Current assets	51,872	48,780	48,973
Total assets	69,694	68,110	63,763
Current liabilities	16,410	20,166	16,701
Total liabilities	16,410	20,166	20,713
Total equity	$53,284	$47,945	$43,050

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Risk Factors

Before you decide to purchase our common shares, you should understand the high degree of risk involved. You should consider carefully the following risks and other information in this prospectus, including our consolidated financial statements and related notes. If any of the following risks actually occur, our business, financial condition and operating results could be adversely affected. As a result, the trading price of our common shares could decline, perhaps significantly.

Risks Related to Our Business and Industry

A weakening of the Chinese economy (and in particular consumer spending) could hurt demand for our Charcoal Doctor and EDLC carbon products.

Our Charcoal Doctor products are generally considered “household use and decorative items,” meaning that these products are used for beautification and decoration purposes in addition to purification purposes. For example, consumers tend to purchase charcoal products for their value in absorbing odors and tend to purchase some of our bamboo charcoal products for these purposes and also for the perceived attractiveness of our products. We seek to design bamboo charcoal products that our customers want to display throughout their homes.

As such, we have relied on consumer spending to drive sales in this product line. In the past, sales have been increased as Chinese consumers have had more disposable income. Over the last five years, China’s GDP growth rate has slowed from more than 11% to less than 8%. If China’s economy continues to slow, or if customer spending for household items decreases, demand for our products may be reduced, which would negatively affect sales of our Charcoal Doctor products. Similarly, a reduction in spending on automobiles or public transportation could affect the demand for the sort of supercapacitors that are likely to use our EDLC carbon, reducing the demand for products like ours.

If we are unable to develop products that meet the demands of our customers, sales of our products could decrease.

As a company that focuses on consumer products in our Charcoal Doctor line of products, we rely on our ability to predict the needs and desires of customers several months before fulfilling orders for stores. If we are unable to accurately forecast our customers’ preferences, we may lose market share to our competitors.

Our two largest competitors are significantly larger than our company.

Although our company is one of the largest providers of bamboo charcoal-based products of their kind, we compete with companies that make products that have equivalent function but that are not bamboo charcoal-based, and some of these competitors are much larger than we are. Charcoal Doctor’s two largest such competitors are Guangzhou Blue Moon Industry Co., Ltd, which makes Blue Moon branded products (“Blue Moon”), and Shanghai SC Johnson Wax Co., Ltd, which makes Mr. Muscle branded products (“Mr. Muscle”). Blue Moon and Mr. Muscle are substantially larger than Charcoal Doctor. We believe that they have a much greater customer recognition level than Charcoal Doctor. Charcoal Doctor has not historically spent substantial resources on television or print advertising. As a result, we expect that such competitors are likely to continue efforts to improve their brand recognition, while we may be unable to do so without changing our business plan to increase spending on such advertisements.

As a charcoal-based provider of household products, we are subject to supply risks that some of our competitors do not face.

Some of our largest competitors in the provision of household products such as our bamboo vinegar products rely on chemical solutions, rather than charcoal and derivatives of charcoal, to create their products. As a result, we do not believe they are subject to business risk in the event bamboo or wood charcoal supplies are compromised. On the other hand, if we were unable to procure bamboo or wood charcoal products or unable to procure them on attractive terms, our product line could become substantially more expensive or our growth rate could be limited, resulting in us becoming less competitive than others in our industry.

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In summer 2012, we faced a supply shortage based on local government initiatives to reduce the risk of fire caused by charcoal. As a result, the local government in Daxing Anlin, where one of our main suppliers of wood-based OEM BBQ charcoal is located, restricted the production of charcoal during June, July and August 2012. At that time, our stock of OEM BBQ charcoal was insufficient to avoid demand pressures. As a result, our revenues declined during this period. If local governments similarly reduce production of charcoal in the future, we could be negatively impacted by the lack of supply, either as to our ability to obtain suitable product or by our ability to obtain such product at a reasonable price.

We lack product and business diversification. Accordingly, our future revenues and earnings are more susceptible to fluctuations than a more diversified company.

Our primary business activities focus on bamboo-related products. Because our focus is limited in this way, any risk affecting the bamboo industry or consumers’ desire for bamboo- and bamboo charcoal-related products could disproportionately affect our business. Our lack of product and business diversification could inhibit the opportunities for growth of our business, revenues and profits.

Our suppliers’ bamboo is subject to risks related to fire, flooding, disease and pests.

While bamboo is considered a relatively hardy plant, it remains a plant that can be burned in fires or damaged by prolonged flooding or exposure to diseases, fungus and pests. If our suppliers’ bamboo resources were affected by such natural risks, it could be more difficult or expensive to source the bamboo charcoal for our products.

Increases in bamboo charcoal costs may negatively affect our operating results.

While bamboo is a renewable resource (and thus bamboo products like bamboo charcoal may be considered renewable), the price of raw materials may be inelastic when we wish to purchase supplies. While we have attempted to mitigate this risk by taking advantage of decreases in other expenses (due to better transportation infrastructure reducing the cost of bringing materials to our company and from our company to our customers) and improving efficiency, we cannot guarantee that we will be able to control our material expenses. In addition, as we are competing based upon low price, we will risk losing customers by increasing our selling prices. To the extent our expenses increase beyond the price we can charge our customers, our operating results could be harmed.

We may be unable to meet quality requirements for our EDLC carbon products.

We produce our EDLC carbon to our customers’ specifications. Each order requires us to produce EDLC to different tolerances than another order might. Prior to delivering the final product to the customer, we prepare a sample for them to test. As a relatively new producer of EDLC carbon, we had initial challenges in preparing EDLC carbon that met our customers’ demands. While our production process has improved, we cannot guarantee that our product will always meet the requirements of our customers. To the extent our EDLC carbon fails to pass inspection for such customers, they may refuse delivery. In addition, if our final shipment failed inspection after delivery of the initial sample, we could be subject to more substantial loss on such order. Any failures of our products to pass inspection could cause our customers to use different suppliers in the future.

Our EDLC products are not well known.

We have only recently entered into the EDLC carbon industry. At present, our product visibility is low. Although we plan to participate in industry events to improve recognition and drive revenues, we have no guarantee that we will be able to materially increase the market recognition of our EDLC carbon products. To the extent we are unable to increase our product visibility, we may face challenges in increasing revenues or the profit margin for such products.

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If we misjudge the viability of the EDLC market or if technological developments in the industry are not forthcoming at the rate we expect, we may find that we have overextended our growth.

We are seeking to increase our capacity to produce EDLC carbon. Our desire to increase capacity is based on our assumption and belief that demand for EDLC carbon will grow, based on current and anticipated future needs. To the extent demand for EDLCs does not grow as we expect, whether because current demand does not grow or because technology in the industry does not further increase demand for EDLCs, we may find that we have capacity beyond our actual needs. While having excess capacity would allow us to more quickly increase production in the event future EDLC demand increased, it would also result in increased fixed costs (as a percentage of revenues) to our company for such facilities, reducing our profitability and tying up assets that could otherwise be used for more productive purposes.

We face competition from EDLC competitors that seek to increase their products on the supply chain.

To date, carbon for EDLC applications have sold at a premium compared to carbon for other purposes. Our competitors in the bamboo carbon industry may seek to enter the EDLC industry to take advantage of these premiums, and our competitors in the EDLC industry may seek to enter the carbon industry both to reduce their expenses and to capture profits from EDLC carbon. Either action, if successful, could reduce our revenues and profit margin for our EDLC carbon products.

We face competition from smaller competitors that may be able to provide similar products at lower prices.

Our charcoal briquette products are valued primarily for their ability to burn and create heat. As result, our competitors in this line of business do not require the same high technology as our competitors for our EDLC or Charcoal Doctor products. For this reason, our charcoal briquette business is subject to competition from a variety of small producers, which may be able to provide similar product for a much lower price. To the extent our customers discriminate based on price, we may find that we lose market share to such producers. Moreover, it we may be required to reduce our price in order to maintain or slow loss of market share for such products. As charcoal briquette products make up a substantial percentage of revenues, even at a lower profit margin, the reduction of sales of such products could hurt our company.

China’s appreciating currency may make our products more expensive to export to other countries.

While we sell approximately 85% of our products in China, we also export our products to a variety of other countries. Historically, we have relied on favorable exchange rates between China and other countries to drive revenues from products sold abroad. Over the last three years, China’s currency has appreciated against the US dollar, Japanese yen, and Euro. As a result, our products have become more expensive in countries that use these currencies. To the extent the Chinese RMB continues to appreciate, our products could become more expensive and, as a result, less attractive to potential customers in other countries. See “Exchange Rate Information.”

Outstanding bank loans may reduce our available funds

We have approximately $6.2 million in outstanding bank loans as of December 31, 2013. The loans are held at multiple banks, and we used our land and property as the collateral for the debt. While our land and property is worth more than two times the amount of the total loan amount and we also have approximately $1.7 million in cash and approximately $43.0 million of liquid assets available to pay the debt (other than $3.6 million in restricted cash which may not be so used), there can be no guarantee that we will be able to pay all amounts when due or refinance the amounts on terms that are acceptable to us or at all. If we are unable to make our payments when due or to refinance such amounts, our property could be foreclosed and our business could be negatively affected.

While we do not believe they will impact our liquidity, the terms of the debt agreements impose significant operating and financial restrictions on us. These restrictions could also have a negative impact on our business, financial condition and results of operations by significantly limiting or prohibiting us from engaging in certain transactions, including but not limited to: incurring or guaranteeing additional indebtedness; transferring or selling assets currently held by us; and transferring ownership interests in certain of our subsidiaries. The failure to comply with any of these covenants could cause a default under our other debt agreements. Any of these defaults, if not waived, could result in the acceleration of all of our debt, in which case the debt would become immediately due and payable. If this occurs, we may not be able to repay our debt or borrow sufficient funds to refinance it on favorable terms, if any.

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If the value of our property decreases, we may not be able to refinance our current debt.

All of our current debt is secured by mortgages on our real and other business property. If the value of our real property decreases, we may find that banks are unwilling to loan money to us secured by our business property. A drop in property value could also prevent us from being able to refinance that loan when it becomes due on acceptable terms or at all.

We may require additional financing in the future and our operations could be curtailed if we are unable to obtain required additional financing when needed.

We may need to obtain additional debt or equity financing to fund future capital expenditures. While we do not anticipate seeking additional financing in the immediate future, any additional equity may result in dilution to the holders of our outstanding shares of capital stock. Additional debt financing may include conditions that would restrict our freedom to operate our business, such as conditions that:

•	limit our ability to pay dividends or require us to seek consent for the payment of dividends;
•	increase our vulnerability to general adverse economic and industry conditions;
•	require us to dedicate a portion of our cash flow from operations to payments on our debt, thereby reducing the availability of our cash flow to fund capital expenditures, working capital and other general corporate purposes; and
•	limit our flexibility in planning for, or reacting to, changes in our business and our industry.

We cannot guarantee that we will be able to obtain any additional financing on terms that are acceptable to us, or at all.

The loss of any of our key customers could reduce our revenues and our profitability.

Our key customers are principally third party distributors and retail stores in the PRC. For the six months ended June 30, 2014, sales to our seven largest customers amounted in the aggregate to approximately 52% of our total revenue. For the six months ended June 30, 2013, sales to our six largest customers amounted in the aggregate to approximately 52% of our total revenue. For the year ended December 31, 2013, sales to our eight largest customers amounted in the aggregate to approximately 53% of our total revenue. For the year ended December 31, 2012, sales to our four largest customers amounted in the aggregate to approximately 72% of our total revenue. There can be no assurance that we will maintain or improve the relationships with these customers, or that we will be able to continue to supply these customers at current levels or at all. Any failure to pay by these customers could have a material negative effect on our company’s business. In addition, having a relatively small number of customers may cause our quarterly results to be inconsistent, depending upon when these customers pay for outstanding invoices.

During the six and twelve months ended June 30, 2014 and 2013 and December 31, 2013 and 2012, respectively, we had one, two, one and four customers, respectively, that accounted for 10% or more of our revenues:

	Percentage of Revenues in
Purchaser Name	Six months ended June 30, 2014	Six months ended June 30, 2013	Year ended December 31, 2013	Year ended December 31, 2012
Hangzhou Sigma Trading Co., Ltd.	*	13.5%	20.2%	26.3%
Hangzhou Bai De Sheng Ou Ltd.	19.0%	14.8%	*	24.6%
Hangzhou Zaochuan Tech. Co., Ltd.	*	*	*	10.6%
Shanghai Hengguan New Materials Co.	*	*	*	10.5%

*	Less than 10%

If we cannot maintain long-term relationships with these major customers, the loss of our sales to them could have an adverse effect on our business, financial condition and results of operations.

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We rely on third-party distributors for a substantial portion of our sales, which could affect our ability to efficiently and profitably distribute and market our products, maintain our existing markets and expand our business into other geographic markets.

Sales of our products through distributors constituted approximately 52% and 55% of our total sales in the years ended 2013 and 2012, respectively. To the extent our distributors are distracted from selling our products or do not expend sufficient efforts in managing and selling our products, our sales will be adversely affected. Our ability to maintain our distribution network and attract additional distributors will depend on a number of factors. Some of these factors include: (i) the level of demand for our brand and products in a particular market; (ii) our ability to maintain current distribution relationships or establish and maintain successful relationships with distributors in new geographic areas. These factors are partially outside our control because consumers ultimately determine what they purchase and we cannot control the actions of our distributors. Our inability to achieve any of these factors in a geographic distribution area will have a material adverse effect on our relationships with our third party distributors in that particular geographic area, thus limiting our ability to maintain and expand our market, which will likely adversely affect our revenues and financial results.

We buy our supplies from a relatively limited number of suppliers.

During the six months ended June 30, 2014, our two largest suppliers accounted for approximately 71% of our total purchases. During the six months ended June 30, 2013, our three largest suppliers accounted for approximately 51% of our total purchases. During the year ended December 31, 2013, our three largest suppliers accounted for approximately 56% of our total purchases. During the year ended December 31, 2012, our four largest suppliers accounted for approximately 72% of our total purchases. During each of the six months ended June 30, 2014 and 2013 and years ended December 31, 2013 and 2012, respectively, we had two, three, three and four suppliers that accounted for 10% or more of our purchases:

	Percentage of Purchases in
Supplier Name	Six months Ended June 30, 2014	Six months Ended June 30, 2013	Year Ended December 31, 2013	Year Ended December 31, 2012
Tahe Xingzhongda Carbon Co.	22.4%	14.8%	22.8%	27.5%
Zhejiang Longquan Zhixin Trading Co.	48.3%	26.2%	22.6%	15.1%
Harbin Ding Xin Trading Co., Ltd.	*	*	*	15.0%
Zhejiang Hongwen Industrial Co., Ltd.	*	*	*	14.1%
Hangzhou Shencai Trading Co., Ltd.	*	10.3%	10.0%	*

*	Less than 10%

Because we purchase a material amount of our raw materials from these suppliers, the loss of any such suppliers could result in increased expenses for our company and result in adverse impact on our business, financial condition and results of operations.

Our bank accounts are not insured or protected against loss.

We maintain our cash with various banks and trust companies located in the PRC. Our cash accounts are not insured or otherwise protected. Should any bank or trust company holding our cash deposits become insolvent, or if we are otherwise unable to withdraw funds, we would lose the cash on deposit with that particular bank or trust company.

We are subject to risks relating to the banking facilities we use to overcome cash flow issues.

We generate a large proportion of our sales revenue through wholesale channels and distribution networks (supermarkets and chain stores) requiring us to extend net-90 day payment terms in most cases. These payment terms are difficult to negotiate given the significant bargaining power of the counterparties to the agreements. For this reason, we rely on banking facilities to overcome cash flow shortfalls between delivery and payment collection. Although we engage third-party debt collection agencies when required to manage counterparty risk, we cannot guarantee that we will receive payment in a timely fashion from our customers. To the extent we fail to receive payment in time to service our banking facilities, our business to be materially impacted.

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We are substantially dependent upon our senior management and key research and development personnel.

We are highly dependent on our senior management to manage our business and operations and our key research and development personnel for the development of new products and the enhancement of our existing products and technologies. In particular, we rely substantially on our chief executive officer, Mr. Zhengyu Wang, and our chief financial officer, Mr. Ningfang Liang, to manage our operations. Mr. Wang has been involved in the bamboo charcoal industry for more than ten years. Due to his experience in the industry in general and our company in particular for such a long period of time, he would be difficult to replace. In addition, locating a qualified chief financial officer with experience in US GAAP and fluency in English to replace Mr. Liang in a small market like Lishui would be difficult. We also depend on our chief technical officer, Dr. Zaihua Chen, for the development of new technology and products. Dr. Chen is an expert in charcoal in general and, in particular bamboo charcoal and the use of charcoal for EDLC carbon. He would be difficult to replace in a city the size of Lishui.

While we provide the legally required personal insurance for the benefit of our employees, we do not maintain key man life insurance on any of our senior management or key personnel. The loss of any one of them would have a material adverse effect on our business and operations. Competition for senior management and our other key personnel (particularly for those who work with our EDLC products) is intense, and the pool of suitable candidates is limited. We may be unable to quickly locate a suitable replacement for any senior management or key personnel that we lose. In addition, if any member of our senior management or key personnel joins a competitor or forms a competing company, they may compete with us for customers, business partners and other key professionals and staff members of our company. Although each of our senior management and key personnel has signed a confidentiality and non-competition agreement in connection with his employment with us, we cannot assure you that we will be able to successfully enforce these provisions in the event of a dispute between us and any member of our senior management or key personnel.

We compete for qualified personnel with other technology companies and research institutions. Intense competition for these personnel could cause our compensation costs to increase, which could have a material adverse effect on our results of operations. Our future success and ability to grow our business will depend in part on the continued service of these individuals and our ability to identify, hire and retain additional qualified personnel. If we are unable to attract and retain qualified employees, we may be unable to meet our business and financial goals.

We are heavily dependent upon the services of experienced personnel who possess skills that are valuable in our industry, and we may have to actively compete for their services.

We are heavily dependent upon our ability to attract, retain and motivate skilled personnel (particularly those who work with our EDLC products) to serve our customers. Many of our personnel possess skills that would be valuable to all companies engaged in our industry. Consequently, we expect that we will have to actively compete for these employees. Some of our competitors may be able to pay our employees more than we are able to pay to retain them. Our ability to profitably operate is substantially dependent upon our ability to locate, hire, train and retain our personnel. Moreover, our pool of available labor in Lishui is limited, as Lishui is a relatively small city in China. Accordingly, it may be difficult to recruit personnel to move to Lishui to work and to keep talented individuals from moving to other employers who recruit them. There can be no assurance that we will be able to retain our current personnel, or that we will be able to attract and assimilate other personnel in the future. If we are unable to effectively obtain and maintain skilled personnel, the development and quality of our services could be materially impaired.

Failure to manage our growth could strain our management, operational and other resources, which could materially and adversely affect our business and prospects.

Our growth strategy includes building our brand, increasing market penetration of our existing products, developing new products, increasing our targeting of the home respiratory market in China, and increasing our exports. Pursuing these strategies has resulted in, and will continue to result in substantial demands on management resources. In particular, the management of our growth will require, among other things:

•	continued enhancement of our research and development capabilities;
•	information technology system enhancement;
•	stringent cost controls and sufficient liquidity;

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•	strengthening of financial and management controls and information technology systems; and
•	increased marketing, sales and support activities; and hiring and training of new personnel.

If we are not able to manage our growth successfully, our business and prospects would be materially and adversely affected.

We have not yet implemented advanced logistical management techniques, which may hamper our efficiency and growth.

We have not yet implemented digital logistic management solutions and have not applied any advanced management techniques, such as enterprise resource planning or any structured logistical system and procedures, which may result in a loss of efficiency and require investment at a later stage. We have not yet committed to implement such systems and cannot guarantee that we will do so in the near future. To the extent we do not implement such techniques in a timely or efficient manner, we may be at a competitive disadvantage to those of our competitors who do.

If we fail to protect our intellectual property rights, it could harm our business and competitive position.

We rely on a combination of patent, trademark and trade secret laws and non-disclosure agreements and other methods to protect our intellectual property rights. We own ten patents in China covering our bamboo charcoal production technology. We have applied for one additional patent related to methods to process bamboo and bamboo charcoal.

The process of seeking patent protection can be lengthy and expensive, our patent applications may fail to result in patents being issued, and our existing and future patents may be insufficient to provide us with meaningful protection or commercial advantage. Our patents and patent applications may also be challenged, invalidated or circumvented.

We also rely on trade secret rights to protect our business through non-disclosure provisions in employment agreements with employees. If our employees breach their non-disclosure obligations, we may not have adequate remedies in China, and our trade secrets may become known to our competitors.

Implementation of PRC intellectual property-related laws has historically been lacking, primarily because of ambiguities in the PRC laws and enforcement difficulties. Accordingly, intellectual property rights and confidentiality protections in China may not be as effective as in the United States or other western countries. Furthermore, policing unauthorized use of proprietary technology is difficult and expensive, and we may need to resort to litigation to enforce or defend patents issued to us or to determine the enforceability, scope and validity of our proprietary rights or those of others. Such litigation and an adverse determination in any such litigation, if any, could result in substantial costs and diversion of resources and management attention, which could harm our business and competitive position.

We may be exposed to intellectual property infringement and other claims by third parties which, if successful, could disrupt our business and have a material adverse effect on our financial condition and results of operations.

Our success depends, in large part, on our ability to use and develop our technology and know-how without infringing third party intellectual property rights. If we sell our branded products internationally, and as litigation becomes more common in China, we face a higher risk of being the subject of claims for intellectual property infringement, invalidity or indemnification relating to other parties’ proprietary rights. Our current or potential competitors, many of which have substantial resources and have made substantial investments in competing technologies, may have or may obtain patents that will prevent, limit or interfere with our ability to make, use or sell our branded products in either China or other countries, including the United States and other countries in Asia. The validity and scope of claims relating to patents in our industry involve complex scientific, legal and factual questions and analysis and, as a result, may be highly uncertain. In addition, the defense of intellectual property suits, including patent infringement suits, and related legal and administrative proceedings can be both costly and time consuming and may significantly divert the efforts and resources of our technical and management personnel. Furthermore, an adverse determination in any such litigation or proceedings to which we may become a party could cause us to:

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•	pay damage awards;
•	seek licenses from third parties;
•	pay ongoing royalties;
•	redesign our branded products; or
•	be restricted by injunctions,

each of which could effectively prevent us from pursuing some or all of our business and result in our customers or potential customers deferring or limiting their purchase or use of our branded products, which could have a material adverse effect on our financial condition and results of operations.

If we are unable to rent our commercial property, we may experience increased expenses.

We have moved into a new facility on Cen Shan Road in Shuige Industrial Zone of Lishui. We are seeking to rent out the property we own on Tianning Street in Lishui, which formerly served as our headquarters. Although we have rented out part of our Tianning Street property, we have no guarantee that we will be able to rent the rest of this property.

Our charcoal briquette products have relatively low technical requirements; therefore, barriers to entry are minimal.

We expect to face competition for our charcoal briquette products because competitors can create similar products at a relatively low cost because there are minimal barriers of entry. If competitors enter our market to create similar products they may be able to do so for a much lower price. To the extent our customers discriminate based on price, we may find that we lose market share to such producers. Moreover, we may be required to reduce our price in order to maintain or slow loss of market share for such products. As charcoal briquette products make up a substantial percentage of our revenues, even at a lower profit margin, the reduction of sales of such products could hurt our company.

Risks Related to Doing Business in China

Adverse changes in political and economic policies of the PRC government could have a material adverse effect on the overall economic growth of China, which could reduce the demand for our products and materially and adversely affect our competitive position.

Substantially all of our business operations are conducted in China. Accordingly, our business, results of operations, financial condition and prospects are subject to economic, political and legal developments in China. Although the Chinese economy is no longer a planned economy, the PRC government continues to exercise significant control over China’s economic growth through direct allocation of resources, monetary and tax policies, and a host of other government policies such as those that encourage or restrict investment in certain industries by foreign investors, control the exchange between RMB and foreign currencies, and regulate the growth of the general or specific market. These government involvements have been instrumental in China’s significant growth in the past 30 years. In response to the recent global and Chinese economic downturn, the PRC government has adopted policy measures aimed at stimulating the economic growth in China. If the PRC government’s current or future policies fail to help the Chinese economy achieve further growth or if any aspect of the PRC government’s policies limits the growth of our industry or otherwise negatively affects our business, our growth rate or strategy, our results of operations could be adversely affected as a result.

Labor laws in the PRC may adversely affect our results of operations.

On June 29, 2007, the PRC government promulgated the Labor Contract Law of the PRC, which became effective on January 1, 2008. The Labor Contract Law imposes greater liabilities on employers and significantly affects the cost of an employer’s decision to reduce its workforce. Further, it requires certain terminations be based upon seniority and not merit. In the event we decide to significantly change or decrease our workforce, the Labor Contract Law could adversely affect our ability to enact such changes in a manner that is most advantageous to our business or in a timely and cost-effective manner, thus materially and adversely affecting our financial condition and results of operations.

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Imposition of trade barriers and taxes may reduce our ability to do business internationally, and the resulting loss of revenue could harm our profitability.

We may experience barriers to conducting business and trade in our targeted markets, specifically South Korea, Japan and Russia, where we hope to develop demand for our EDLC carbon, in the form of delayed customs clearances, customs duties and tariffs. In addition, we may be subject to substantial taxes on profits, revenues, assets and payroll, as well as value-added tax. The markets in which we plan to operate may impose onerous and unpredictable duties, tariffs and taxes on our business and products, and there can be no assurance that this will not reduce the level of sales that we achieve in such markets, which would reduce our revenues and profits.

Under the Enterprise Income Tax Law, we may be classified as a “Resident Enterprise” of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC stockholders.

China passed the Enterprise Income Tax Law, or the EIT Law, and it is implementing rules, both of which became effective on January 1, 2008. Under the EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. The implementing rules of the EIT Law define de facto management as “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise.

On April 22, 2009, the State Administration of Taxation of China, or the SAT, issued the Circular Concerning Relevant Issues Regarding Cognizance of Chinese Investment Controlled Enterprises Incorporated Offshore as Resident Enterprises pursuant to Criteria of de facto Management Bodies, or the SAT Notice 82, further interpreting the application of the EIT Law and its implementation to offshore entities controlled by a Chinese enterprise or enterprise group. Pursuant to the SAT Notice 82, an enterprise incorporated in an offshore jurisdiction and controlled by a Chinese enterprise or enterprise group will be classified as a “non-domestically incorporated resident enterprise” if (i) its senior management in charge of daily operations reside or perform their duties mainly in China; (ii) its financial or personnel decisions are made or approved by bodies or persons in China; (iii) its substantial assets and properties, accounting books, corporate stamps, board and stockholder minutes are kept in China; and (iv) at least half of its directors with voting rights or senior management often resident in China. After SAT Notice 82, the SAT issued a bulletin, known as SAT Bulletin 45, which took effect on September 1, 2011, to provide more guidance on the implementation of SAT Notice 82 and clarify the reporting and filing obligations of such “non-domestically incorporated resident enterprise.” SAT Bulletin 45 provides procedures and administrative details for the determination of resident status and administration on post-determination matters.

Because THL and USCNHK are controlled (although indirectly) by a foreign individual, rather than by a PRC enterprise or a PRC enterprise group, we do not believe that either THL or USCNHK is a PRC resident enterprise.

However, although both SAT Notice 82 and SAT Bulletin 45 only apply to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreign individuals, the determining criteria set forth in SAT Notice 82 and SAT Bulletin 45 may reflect the SAT’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises, PRC enterprise groups or by PRC or foreign individuals. If the PRC tax authorities determine that THL or USCNHK is a PRC resident enterprise for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, we may be subject to the enterprise income tax at a rate of 25% on our worldwide taxable income as well as PRC enterprise income tax reporting obligations. In our case, this would mean that income such as non-China source income would be subject to PRC enterprise income tax at a rate of 25%. Currently, we do not have any non-China source income, as we complete our sales, including export sales, in China. Second, under the EIT Law and its implementing rules, dividends paid to us from our PRC subsidiaries would be deemed as “qualified investment income between resident enterprises” and therefore qualify as “tax-exempt income” pursuant to the clause 26 of the EIT Law. Finally, it is possible that future guidance issued with respect to the new “resident enterprise” classification could result in a situation in which the dividends we pay with respect to our common stock, or the gain our non-PRC stockholders may realize from the transfer of our common stock, may be treated as PRC-sourced income and may therefore be subject to a 10% PRC withholding tax. The EIT Law and its implementing regulations are, however, relatively new and ambiguities exist with respect to the interpretation and identification of PRC-sourced income, and the application and assessment of withholding taxes. If we are required under the EIT Law and its implementing regulations to withhold PRC income tax on dividends payable to our non-PRC stockholders, or if non-PRC stockholders are required to pay PRC income tax on gains on the transfer of their shares of common stock, our business could be negatively impacted and the value of your investment may be materially reduced. Further, if we were treated as a “resident enterprise” by PRC tax authorities, we would be subject to taxation in both China and such countries in which we have taxable income, and our PRC tax may not be creditable against such other taxes.

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We may be exposed to liabilities under the Foreign Corrupt Practices Act and Chinese anti-corruption law.

In connection with this offering, we will become subject to the U.S. Foreign Corrupt Practices Act (“FCPA”), and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the statute for the purpose of obtaining or retaining business. We are also subject to Chinese anti-corruption laws, which strictly prohibit the payment of bribes to government officials. We have operations, agreements with third parties, and make sales in China, which may experience corruption. Our activities in China create the risk of unauthorized payments or offers of payments by one of the employees, consultants or distributors of our company, because these parties are not always subject to our control. We are in process of implementing an anticorruption program, which prohibits the offering or giving of anything of value to foreign officials, directly or indirectly, for the purpose of obtaining or retaining business. The anticorruption program also requires that clauses mandating compliance with our policy be included in all contracts with foreign sales agents, sales consultants and distributors and that they certify their compliance with our policy annually. It further requires that all hospitality involving promotion of sales to foreign governments and government-owned or controlled entities be in accordance with specified guidelines. In the meantime, we believe to date we have complied in all material respects with the provisions of the FCPA and Chinese anti-corruption law.

However, our existing safeguards and any future improvements may prove to be less than effective, and the employees, consultants or distributors of our Company may engage in conduct for which we might be held responsible. Violations of the FCPA or Chinese anti-corruption law may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition. In addition, the government may seek to hold our Company liable for successor liability FCPA violations committed by companies in which we invest or that we acquire.

Uncertainties with respect to the PRC legal system could adversely affect us.

We conduct all of our business through our subsidiaries in China. Our operations in China are governed by PRC laws and regulations. Our PRC subsidiaries are generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws and regulations applicable to wholly foreign-owned enterprises. The PRC legal system is based on statutes. Prior court decisions may be cited for reference but have limited precedential value.

Since 1979, PRC legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, because these laws and regulations are relatively new, and because of the limited volume of published decisions and their nonbinding nature, the interpretation and enforcement of these laws and regulations involve uncertainties. In addition, the PRC legal system is based in part on government policies and internal rules (some of which are not published on a timely basis or at all) that may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until sometime after the violation. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

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PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC operating subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

In utilizing the proceeds of this offering in the manner described in “Use of Proceeds,” as an offshore holding company of our PRC operating subsidiaries, we may make additional capital contributions to our PRC subsidiaries, or we may make loans to our PRC subsidiaries.

We currently anticipate financing our subsidiaries by means of capital contributions. These capital contributions must be approved by the Ministry of Commerce of China, or MOFCOM, or its local counterpart, which approval process typically takes 30 to 90 days, and sometimes longer, from the time the MOFCOM or its local branches receive all the required application documents. We may not be able to obtain these government approvals on a timely basis, if at all, with respect to future capital contributions by us to our PRC subsidiaries. If we fail to receive such approvals, we will not be able to use the proceeds of this offering and capitalize our PRC operations, which could adversely affect our liquidity and our ability to fund and expand our business.

Any loans to our PRC subsidiaries are subject to PRC regulations. For example, loans by us to our subsidiaries in China, which are foreign invested entities (“FIEs”), to finance their activities cannot exceed statutory limits and must be registered with the State Administration of Foreign Exchange, or SAFE. On August 29, 2008, SAFE promulgated Circular 142, a notice regulating the conversion by a foreign-invested company of foreign currency into RMB by restricting how the converted RMB may be used. The notice requires that RMB converted from the foreign currency-denominated capital of a foreign-invested company may only be used for purposes within the business scope approved by the applicable governmental authority and may not be used for equity investments within the PRC unless such investments are otherwise provided for in the business scope. The foreign currency-denominated capital shall be verified by an accounting firm before converting into RMB. In addition, SAFE strengthened its oversight over the flow and use of RMB funds converted from the foreign currency-denominated capital of a foreign-invested company. To convert such capital into RMB, the foreign-invested company must report the use of such RMB to the bank, and the RMB must be used to the reported purposes. According to Circular 142, change of the use of such RMB without approval is prohibited. In addition, such RMB may not be used to repay RMB loans if the proceeds of such loans have not yet been used. Violations of Circular 142 may result in severe penalties, including substantial fines as set forth in the Foreign Exchange Administration Rules.

Furthermore, SAFE promulgated Circular 59 on November 19, 2010, requiring the governmental authority to closely examine the authenticity of settlement of net proceeds from offshore offerings. In particular, it is specifically required that any net proceeds settled from offshore offerings shall be applied in the manner described in the offering documents.

On May 10, 2013, SAFE released Circular 21, which came into effect on May 13, 2013. According to Circular 21, SAFE has simplified the foreign exchange administration procedures with respect to the registration, account openings and conversions, settlements of FDI-related foreign exchange, as well as fund remittances.

Circular 142, Circular 59 and Circular 21 may significantly limit our ability to convert, transfer and use the net proceeds from this offering and any offering of additional equity securities in China, which may adversely affect our liquidity and our ability to fund and expand our business in the PRC.

Governmental control of currency conversion may affect the value of your investment.

The PRC government imposes controls on the convertibility of the RMB into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our revenues in RMB. Under our current corporate structure, our income is primarily derived from dividend payments from our PRC subsidiaries. Shortages in the availability of foreign currency may restrict the ability of our PRC subsidiaries to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy their foreign currency denominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions can be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. However, approval from appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay dividends in foreign currencies to our security-holders.

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We are a holding company and we rely for funding on dividend payments from our subsidiaries, which are subject to restrictions under PRC laws.

We are a holding company incorporated in the British Virgin Islands, and we operate our core businesses through our subsidiaries in the PRC. Therefore, the availability of funds for us to pay dividends to our shareholders and to service our indebtedness depends upon dividends received from these PRC subsidiaries. If our subsidiaries incur debt or losses, their ability to pay dividends or other distributions to us may be impaired. As a result, our ability to pay dividends and to repay our indebtedness will be restricted. PRC laws require that dividends be paid only out of the after-tax profit of our PRC subsidiaries calculated according to PRC accounting principles, which differ in many aspects from generally accepted accounting principles in other jurisdictions. PRC laws also require enterprises established in the PRC to set aside part of their after-tax profits as statutory reserves. These statutory reserves are not available for distribution as cash dividends. In addition, restrictive covenants in bank credit facilities or other agreements that we or our subsidiaries may enter into in the future may also restrict the ability of our subsidiaries to pay dividends to us. These restrictions on the availability of our funding may impact our ability to pay dividends to our Shareholders and to service our indebtedness.

Our business may be materially and adversely affected if any of our PRC subsidiaries declare bankruptcy or become subject to a dissolution or liquidation proceeding.

The Enterprise Bankruptcy Law of the PRC, or the Bankruptcy Law, came into effect on June 1, 2007. The Bankruptcy Law provides that an enterprise will be liquidated if the enterprise fails to settle its debts as and when they fall due and if the enterprise’s assets are, or are demonstrably, insufficient to clear such debts.

Our PRC subsidiaries hold certain assets that are important to our business operations. If any of our PRC subsidiaries undergoes a voluntary or involuntary liquidation proceeding, unrelated third-party creditors may claim rights to some or all of these assets, thereby hindering our ability to operate our business, which could materially and adversely affect our business, financial condition and results of operations.

According to the SAFE’s Notice of the State Administration of Foreign Exchange on Further Improving and Adjusting Foreign Exchange Administration Policies for Direct Investment, effective on December 17, 2012, and the Provisions for Administration of Foreign Exchange Relating to Inbound Direct Investment by Foreign Investors, effective May 13, 2013, if any of our PRC subsidiaries undergoes a voluntary or involuntary liquidation proceeding, prior approval from the SAFE for remittance of foreign exchange to our shareholders abroad is no longer required, but we still need to conduct a registration process with the SAFE local branch. It is not clear whether “registration” is a mere formality or involves the kind of substantive review process undertaken by SAFE and its relevant branches in the past.

PRC regulation of direct investments and loans by offshore holding companies to PRC entities may delay or limit us from using the proceeds of this Offering to make additional capital contributions or loans to our Company’s PRC subsidiaries.

Any capital contributions or loans that we, as an offshore entity, make to our Company’s PRC subsidiaries, including from the proceeds of this offering, are subject to PRC regulations. For example, any of our loans to our Company’s PRC subsidiaries cannot exceed the difference between the total investment amount and the registered capital of each of our PRC subsidiaries and must be registered with the local SAFE branch. In addition, the total amount of investment in each of our Company’s PRC subsidiaries must be approved by MOFCOM or its local counterpart. We cannot assure you that we will be able to obtain these approvals in a timely manner or at all. If we fail to obtain such approvals or make such registration, our ability to make equity contributions or provide loans to our Company’s PRC subsidiaries or to fund their operations may be negatively affected, which may adversely affect their liquidity and ability to fund their working capital and expansion projects and meet their obligations and commitments.

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Fluctuations in exchange rates could adversely affect our business and the value of our securities.

Changes in the value of the RMB against the U.S. dollar, Euro and other foreign currencies are affected by, among other things, changes in China’s political and economic conditions. Any significant revaluation of the RMB may have a material adverse effect on our revenues and financial condition, and the value of, and any dividends payable on our shares in U.S. dollar terms. For example, to the extent that we need to convert U.S. dollars we receive from our initial public offering into RMB for our operations, appreciation of the RMB against the U.S. dollar would have an adverse effect on RMB amount we would receive from the conversion. Conversely, if we decide to convert our RMB into U.S. dollars for the purpose of paying dividends on our common shares or for other business purposes, appreciation of the U.S. dollar against the RMB would have a negative effect on the U.S. dollar amount available to us. In addition, fluctuations of the RMB against other currencies may increase or decrease the cost of imports and exports, and thus affect the price-competitiveness of our products against products of foreign manufacturers or products relying on foreign inputs.

Since July 2005, the RMB is no longer pegged to the U.S. dollar. Although the People’s Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the RMB may appreciate or depreciate significantly in value against the U.S. dollar in the medium to long term. Moreover, it is possible that in the future PRC authorities may lift restrictions on fluctuations in the RMB exchange rate and lessen intervention in the foreign exchange market.

Our trading business relies heavily on exchange rate fluctuations. We seek to match suppliers and potential purchasers, which may be located in different geographic areas, and to lock in the exchange rates in order to ensure an appropriate profit margin on such sales. To the extent we are unable to obtain favorable exchange rates, we may find lower profits or losses than we expect.

We reflect the impact of currency translation adjustments in our financial statements under the heading “accumulated other comprehensive income (loss).” For years ended December 31, 2013 and 2012, we had adjustments of $928,686 and $816,491, respectively, for foreign currency translations. Very limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions. While we may enter into hedging transactions in the future, the availability and effectiveness of these transactions may be limited, and we may not be able to successfully hedge our exposure at all. In addition, our foreign currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert RMB into foreign currencies.

If we become directly subject to the recent scrutiny, criticism and negative publicity involving U.S.-listed Chinese companies, we may have to expend significant resources to investigate and resolve the matter which could harm our business operations, this offering and our reputation and could result in a loss of your investment in our stock, especially if such matter cannot be addressed and resolved favorably.

Recently, U.S. public companies that have substantially all of their operations in China, have been the subject of intense scrutiny, criticism and negative publicity by investors, financial commentators and regulatory agencies, such as the SEC. Much of the scrutiny, criticism and negative publicity has centered around financial and accounting irregularities, a lack of effective internal controls over financial accounting, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result of the scrutiny, criticism and negative publicity, the publicly traded stock of many U.S. listed Chinese companies has sharply decreased in value and, in some cases, has become virtually worthless. Many of these companies are now subject to shareholder lawsuits and SEC enforcement actions and are conducting internal and external investigations into the allegations. It is not clear what effect this sector-wide scrutiny, criticism and negative publicity will have on our company, our business and this offering. If we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we will have to expend significant resources to investigate such allegations and/or defend the Company. This situation may be a major distraction to our management. If such allegations are not proven to be groundless, our company and business operations will be severely hampered and your investment in our stock could be rendered worthless.

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PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident shareholders to penalties and limit our ability to inject capital into our PRC subsidiary, limit our PRC subsidiary’s ability to distribute profits to us, or otherwise adversely affect us.

On October 21, 2005, the SAFE issued the Notice on Issues Relating to the Administration of Foreign Exchange in Fund-raising and Return Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies, or Notice 75, which became effective as of November 1, 2005. According to Notice 75, prior registration with the local SAFE branch is required for PRC residents to establish or to control an offshore company for the purposes of financing such offshore company with assets or equity interests in an onshore enterprise located in the PRC, or an offshore special purpose company. An amendment to registration or filing with the local SAFE branch by such PRC resident is also required for the injection of equity interests or assets of an onshore enterprise in the offshore special purpose company or overseas funds raised by such offshore company, or any other material change involving a change in the capital of the offshore special purpose company. Moreover, Notice 75 applies retroactively. As a result, PRC residents who have established or acquired control of offshore special purpose companies that have made onshore investments in the PRC in the past are required to have completed the relevant registration procedures with the local SAFE branch by March 31, 2006.

To further clarify the implementation of Circular 75, the SAFE issued Circular 19 on May 20, 2011. Under Circular 19, PRC subsidiaries of an offshore special purpose company are required to coordinate and supervise the filing of SAFE registrations by the offshore holding company’s shareholders or beneficial owners who are PRC residents in a timely manner. However, on May 11, 2013, Circular 19 was annulled by Circular 21, issued by the SAFE. Circular 21 has not yet given clear guidance as to how to complete the relevant registration procedures with the local SAFE branch.

While Ms. Yefang Zhang, a citizen of the Philippines, is not required to register with the SAFE, it is not clear, especially with the annulment of Circular 19 and the absence of replacement guidance, whether Mr. Zhengyu Wang, a PRC resident who presently owns no shares of our company needs to register with the SAFE. In the event Mr. Zhengyu Wang receives any shares in the future and is a PRC resident at such time, he would be required to register with the SAFE. We cannot provide any assurances that such registration will be completed in a timely manner, or at all. As advised by our PRC legal counsel, if any future failure by any of our shareholders who are PRC residents, to comply with relevant requirements under this regulation could subject such shareholders and/or our PRC subsidiaries to fines and legal sanctions and may also limit our ability to contribute additional capital (including using the proceeds from this offering) into our PRC subsidiaries or to provide loans to our PRC subsidiaries, limit our PRC subsidiaries’ ability to distribute dividends to our company, or otherwise adversely affect our business.

Risks Related to Our Corporate Structure and Operation

We will incur additional costs as a result of becoming a public company, which could negatively impact our net income and liquidity.

Upon completion of this offering, we will become a public company in the United States. As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, Sarbanes-Oxley and rules and regulations implemented by the SEC and The NASDAQ Capital Market require significantly heightened corporate governance practices for public companies. We expect that these rules and regulations will increase our legal, accounting and financial compliance costs and will make many corporate activities more time-consuming and costly.

We do not expect to incur materially greater costs as a result of becoming a public company than those incurred by similarly sized U.S. public companies. If we fail to comply with these rules and regulations, we could become the subject of a governmental enforcement action, investors may lose confidence in us and the market price of our common shares could decline.

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We have guaranteed the bank loan of a related party; if this related party fails to pay the bank loan, our property may be subject to foreclosure.

We have guaranteed the bank loan of a related party, Forasen Group, in the amount of RMB19.35 million (approximately $3.1 million) on June 25, 2012 and RMB25 million (approximately $4.1 million) on April 8, 2014. Although we guaranteed certain loans of Forasen Group, we do not intend to guarantee liabilities of related parties in the future once the current loans have matured.

In connection with these loan guarantees, we pledged our building valued at approximately $8.9 million as collateral for Forasen Group's loans. These loans will expire on June 25, 2015 and April 8, 2017, respectively.

At the time we offered these guarantees, we believed Forasen Group would be able to repay (and would in fact repay) such loans based on the following factors:

1. Forasen Group, like our Company, is controlled by Ms. Yefang Zhang and Mr. Zhengyu Wang. For this reason, we are aware that Forasen Group has historically had a strong credit history with the banks with which it does business.

2. As of September 30, 2014, we understand that Forasen Group had approximately RMB15.7 million in cash, RMB383.8 million in current assets and RMB463 million in total assets, compared with approximately RMB306.3 million in current liabilities, RMB36.5 million in loans and RMB34.8 million in notes payable, resulting in a current ratio of 1.51 at such date. Moreover, for the nine months ended September 30, 2014, Forasen Group recorded net income of RMB7.2 million on revenue of RMB437.9 million and gross profit of RMB14 million.

Notwithstanding our perception of Forasen Group’s ability to repay such loans, if it for any reason fails to fully repay these bank loans under its contractual obligation, our buildings may be subject to foreclosure by the bank.

Entities controlled by our employees, officers and/or directors will control a majority of our common shares, decreasing your influence on shareholder decisions.

Upon completion of this offering, entities controlled by our employees, officers and/or directors will, in the aggregate, beneficially own approximately 88.89% of our outstanding shares. As a result, our employees, officers and directors will possess substantial ability to impact our management and affairs and the outcome of matters submitted to shareholders for approval. These shareholders, acting individually or as a group, could exert control and substantial influence over matters such as electing directors and approving mergers or other business combination transactions. This concentration of ownership and voting power may also discourage, delay or prevent a change in control of our company, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and might reduce the price of our common shares. These actions may be taken even if they are opposed by our other shareholders, including those who purchase shares in this offering. See “Principal Shareholders.”

As a “controlled company” under the rules of the NASDAQ Capital Market, we may exempt our company from certain corporate governance requirements that could adversely affect our public shareholders.

Following this offering, our principal shareholder will beneficially own a majority of the voting power of our outstanding common shares. Under the Rule 4350(c) of the NASDAQ Capital Market, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirement that a majority of our directors be independent, as defined in the NASDAQ Capital Market rules, and the requirement that our compensation and nominating and corporate governance committees consist entirely of independent directors. Although we do not intend to rely on the “controlled company” exemption under the NASDAQ Capital Market rules, we could elect to rely on this exemption in the future. If we elected to rely on the “controlled company” exemption, a majority of the members of our board of directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors. Accordingly, while we remain a controlled company relying on the exemption and during any transition period following a time when we are no longer a controlled company, you would not have the same protections afforded to shareholders of companies that are subject to all of the NASDAQ Capital Market corporate governance requirements.

The obligation to disclose information publicly may put us at a disadvantage to competitors that are private companies.

Upon completion of this offering, we will be a publicly listed company in the United States. As a publicly listed company, we will be required to file periodic reports with the Securities and Exchange Commission upon the occurrence of matters that are material to our company and shareholders. In some cases, we will need to disclose material agreements or results of financial operations that we would not be required to disclose if we were a private company. Our competitors may have access to this information, which would otherwise be confidential. This may give them advantages in competing with our company. Similarly, as a U.S.-listed public company, we will be governed by U.S. laws that our competitors, which are mostly private Chinese companies, are not required to follow. To the extent compliance with U.S. laws increases our expenses or decreases our competitiveness against such companies, our public listing could affect our results of operations.

We are a “foreign private issuer,” and our disclosure obligations differ from those of U.S. domestic reporting companies. As a result, we may not provide you the same information as U.S. domestic reporting companies or we may provide information at different times, which may make it more difficult for you to evaluate our performance and prospects.

We are a foreign private issuer and, as a result, we are not subject to the same requirements as U.S. domestic issuers. Under the Exchange Act, we will be subject to reporting obligations that, to some extent, are more lenient and less frequent than those of U.S. domestic reporting companies. For example, we will not be required to issue quarterly reports or proxy statements. We will not be required to disclose detailed individual executive compensation information. Furthermore, our directors and executive officers will not be required to report equity holdings under Section 16 of the Exchange Act and will not be subject to the insider short-swing profit disclosure and recovery regime.

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As a foreign private issuer, we will also be exempt from the requirements of Regulation FD (Fair Disclosure) which, generally, are meant to ensure that select groups of investors are not privy to specific information about an issuer before other investors. However, we will still be subject to the anti-fraud and anti-manipulation rules of the SEC, such as Rule 10b-5 under the Exchange Act. Since many of the disclosure obligations imposed on us as a foreign private issuer differ from those imposed on U.S. domestic reporting companies, you should not expect to receive the same information about us and at the same time as the information provided by U.S. domestic reporting companies.

Our directors’ and executive officers’ other business activities may pose conflicts of interest.

Our directors and executive officers have other business interests outside the company that could potentially give rise to conflicts of interest. For example, our Chairman and Chief Executive Officer, Zhengyu Wang, and his wife and our director, Yefang Zhang, collectively own all of Zhejiang Forasen Group Co., LTD (“Forasen Group”). The Forasen Group’s primary business areas are investment, rubber trading, foodstuff production, and financial management. We also have historically engaged in rubber trading. Although we have significantly reduced our trading in rubber at Tantech to immaterial levels, both businesses were for a time trading similar products. Mr. Wang and Ms. Zhang work with the Forasen Group’s rubber trading department and other advisors to locate opportunities that meet the Forasen Group’s investment criteria. As Tantech has significantly reduced its rubber trading activities, they anticipate that any rubber trading opportunities would be presented to and considered by the Forasen Group rather than by Tantech.

Although his business working time at Forasen Group is flexible, Mr. Wang has historically devoted approximately 30% of his time to matters concerning Forasen Group and approximately 70% of his time to matters for Tantech. Ms. Zhang has historically devoted approximately 95% of her time to matters concerning Forasen Group and approximately 5% of her time to matters for Tantech. As Mr. Wang and Ms. Zhang devote considerable time and effort to Forasen Group, these sort of business activities could both distract them from focusing on Tantech and pose a conflict of interest to the extent their activities at Forasen Group compete with our company in the future. Although Mr. Wang has entered into a non-competition agreement with Tantech, this non-competition agreement contemplates that Mr. Wang will continue to be employed by Forasen Group and that his efforts on behalf of Forasen Group will be permitted. Ms. Zhang does not have a non-competition agreement with Tantech.

In addition, Forasen Group currently occupies approximately 500 square meters of our Tianning Street facility. We have not historically charged Forasen Group for renting this office space, but plan to do so in the near future. Although we believe we engage in sound corporate governance practices, there remains the risk that our company may be negatively affected by our directors’ or executive officers’ conflicts of interest.

An insufficient amount of insurance could expose us to significant costs and business disruption.

While we have purchased insurance to cover our certain assets and property of our business, the amounts and scope of coverage could leave our business inadequately protected from loss. If we were to incur substantial losses or liabilities due to fire, explosions, floods, other natural disasters or accidents or business interruption, our results of operations could be materially and adversely affected.

Risks Related to Our Initial Public Offering and Ownership of Our Common Shares

We are an “emerging growth company,” and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our common shares less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We could be an emerging growth company for up to five years, although we could lose that status sooner if our revenues exceed $1 billion, if we issue more than $1 billion in non-convertible debt in a three year period, or if the market value of our common shares held by non-affiliates exceeds $700 million as of any June 30 before that time, in which case we would no longer be an emerging growth company as of the following December 31. We cannot predict if investors will find our common shares less attractive because we may rely on these exemptions. If some investors find our common shares less attractive as a result, there may be a less active trading market for our common shares and our stock price may be more volatile.

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Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail our company of this exemption from new or revised accounting standards and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

If we are unable to implement and maintain effective internal control over financial reporting in the future, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common shares may decline.

As a public company, we will be required to maintain internal control over financial reporting and to report any material weaknesses in such internal control. In addition, beginning with our 2014 annual report on Form 20-F to be filed in 2015, we will be required to furnish a report by management on the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act. We are in the process of designing, implementing, and testing the internal control over financial reporting required to comply with this obligation, which process is time consuming, costly, and complicated. In addition, our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting beginning with our annual report on Form 20-F following the date on which we are no longer an “emerging growth company,” which may be up to five full years following the date of this offering. If we identify material weaknesses in our internal control over financial reporting, if we are unable to comply with the requirements of Section 404 in a timely manner or assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting when required, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common shares could be negatively affected, and we could become subject to investigations by the stock exchange on which our securities are listed, the Securities and Exchange Commission, or the SEC, or other regulatory authorities, which could require additional financial and management resources.

The requirements of being a public company may strain our resources and divert management’s attention.

As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, the listing requirements of the securities exchange on which we list, and other applicable securities rules and regulations. Despite recent reforms made possible by the JOBS Act, compliance with these rules and regulations will nonetheless increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources, particularly after we are no longer an “emerging growth company.” The Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and operating results.

As a result of disclosure of information in this prospectus and in filings required of a public company, our business and financial condition will become more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and adversely affect our business, brand and reputation and results of operations.

We also expect that being a public company and these rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

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The market price of our common shares may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the initial public offering price.

The initial public offering price for our common shares will be determined through negotiations between the underwriter and us and may vary from the market price of our common shares following our initial public offering. If you purchase our common shares in our initial public offering, you may not be able to resell those shares at or above the initial public offering price. We cannot assure you that the initial public offering price of our common shares, or the market price following our initial public offering, will equal or exceed prices in privately negotiated transactions of our shares that have occurred from time to time prior to our initial public offering. The market price of our common shares may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

•	actual or anticipated fluctuations in our revenue and other operating results;
•	the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;
•	actions of securities analysts who initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our company, or our failure to meet these estimates or the expectations of investors;
•	announcements by us or our competitors of significant products or features, technical innovations, acquisitions, strategic partnerships, joint ventures, or capital commitments;
•	price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;
•	lawsuits threatened or filed against us; and
•	other events or factors, including those resulting from war or incidents of terrorism, or responses to these events.

In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. Stock prices of many companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. In the past, stockholders have filed securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business, and adversely affect our business.

We have broad discretion in the use of the net proceeds from our initial public offering and may not use them effectively.

To the extent (i) we raise more money than required for the purposes explained in the section titled “Use of Proceeds” or (ii) we determine that the proposed uses set forth in that section are no longer in the best interests of our Company, we cannot specify with any certainty the particular uses of such net proceeds that we will receive from our initial public offering. Our management will have broad discretion in the application of such net proceeds, including working capital, possible acquisitions, and other general corporate purposes, and we may not spend or invest these proceeds in a way with which our stockholders agree. The failure by our management to apply these funds effectively could harm our business and financial condition. Pending their use, we may invest the net proceeds from our initial public offering in a manner that does not produce income or that loses value.

We do not intend to pay dividends for the foreseeable future.

We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not expect to declare or pay any dividends in the foreseeable future. As a result, you may only receive a return on your investment in our common shares if the market price of our common shares increases.

There may not be an active, liquid trading market for our common shares.

Prior to this offering, there has been no public market for our common shares. An active trading market for our common shares may not develop or be sustained following this offering. You may not be able to sell your shares at the market price, if at all, if trading in our shares is not active. The initial public offering price was determined by negotiations between us and the underwriter based upon a number of factors which are descried in the “Underwriting” section. The initial public offering price may not be indicative of prices that will prevail in the trading market.

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We will incur increased costs as a result of being a public company.

As a public company, we will incur legal, accounting and other expenses that we did not incur as a private company. For example, we must now engage U.S. securities law counsel and U.S. auditors that we did not require prior to this offering, and we will have annual payments for listing on a stock exchange if we are so listed. In addition, the Sarbanes-Oxley Act, as well as new rules subsequently implemented by the SEC and NASDAQ, have required changes in corporate governance practices of public companies. We expect these new rules and regulations to increase our legal, accounting and financial compliance costs and to make certain corporate activities more time-consuming and costly. In addition, we will incur additional costs associated with our public company reporting requirements. While it is impossible to determine the amounts of such expenses in advance, we expect that we will incur expenses of between $500,000 and $1 million per year that we did not experience prior to commencement of this offering.

Our classified board structure may prevent a change in our control.

Our board of directors is divided into three classes of directors. The current terms of the directors expire in 2015, 2016 and 2017. Directors of each class are chosen for three-year terms upon the expiration of their current terms, and each year the shareholders elect one class of directors. The staggered terms of our directors may reduce the possibility of a tender offer or an attempt at a change in control, even though a tender offer or change in control might be in the best interest of our shareholders. See “Management – Board of Directors and Board Committees.”

Shares eligible for future sale may adversely affect the market price of our common shares, as the future sale of a substantial amount of outstanding common shares in the public marketplace could reduce the price of our common shares.

The market price of our shares could decline as a result of sales of substantial amounts of our shares in the public market, or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future offerings of our common shares. An aggregate of 20,000,000 shares will be outstanding before the consummation of this offering and 21,600,000 shares will be outstanding immediately after this offering. All of the shares sold in the offering will be freely transferable without restriction or further registration under the Securities Act. The remaining shares will be “restricted securities” as defined in Rule 144. These shares may be sold in the future without registration under the Securities Act to the extent permitted by Rule 144 or other exemptions under the Securities Act. In addition, we have agreed to register the resale of a total of 1,600,000 common shares held by the selling shareholder in connection with the offering. Upon registration, such shares will be freely transferable and will not be subject to any form of lock-up. See “Shares Eligible for Future Sale.”

You will experience immediate and substantial dilution.

The initial public offering price of our shares is substantially higher than the pro forma net tangible book value per share of our common shares. Upon the completion of this offering, if you purchase shares in this offering, you will incur immediate dilution of approximately $1.63 or approximately 32.64% in the pro forma net tangible book value per share from the price per share that you pay for the shares. Accordingly, if you purchase shares in this offering, you will incur immediate and substantial dilution of your investment. See “Dilution.”

U.S. tax authorities could treat us as a “passive foreign investment company,” which could have adverse U.S. federal income tax consequences to U.S. shareholders.

A non-U.S. entity treated as a corporation for U.S. federal income tax purposes will be treated as a “passive foreign investment company,” or a PFIC, for any taxable year for which either (i) at least 75% of its gross income consists of certain types of “passive income” or (ii) at least 50% of the average value of the corporation’s assets produce, or are held for the production of, those types of passive income. For purposes of these tests, passive income includes rents and royalties (other than rents and royalties that are received from unrelated parties in connection with the active conduct of a trade or business) and does not include income derived from the performance of services.

If we are treated as a PFIC, U.S. Holders would ordinarily be able to mitigate certain of the negative tax consequences if they are able to make: (i) a timely qualified electing fund (“QEF”) election; (ii) a protective QEF election; or (iii) a mark to market election with respect to the first taxable year in which we are considered a PFIC during the U.S. Holder’s holding period in its shares.

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We are not committing to provide our U.S. Holders with the information required for making a QEF election or protective QEF election. If we fail to provide such information, a QEF election with respect to such entity generally will not be available. In such event, the rules described in the next paragraph generally will apply.

If we are treated as a PFIC, a U.S. Holder that does not make a QEF election generally will be subject to a special tax and an interest charge upon the sale of its shares or receipt of an “excess distribution” with respect to its shares. A U.S. Holder will be treated as receiving an “excess distribution” if the amount of the distributions received by the U.S. Holder in any taxable year is more than 125% of the average annual distributions paid by the Company with respect to its shares during the three preceding taxable years (or the period in which the U.S. Holder held such shares if shorter).

In addition, a portion of any gain recognized by a U.S. Holder upon the sale of our shares may be recharacterized as ordinary income. Further, any dividends received from the Company, if the Company is treated as a PFIC, will not constitute qualified dividend income and will not be eligible for the reduced 20% rate of tax even if such rate would be available otherwise. If a U.S. Holder holds our shares during any taxable year in which we are treated as PFICs, such shares will generally be treated as stock in a PFIC for all subsequent years.

We are subject to liability risks stemming from our foreign status, which could make it more difficult for investors to sue or enforce judgments against our company.

Our operations and assets are located in the PRC. In addition, most of our executive officers and directors are non-residents of the U.S., and substantially all the assets of such persons are located outside the U.S. As a result, it could be difficult for investors to effect service of process in the U.S., or to enforce a judgment obtained in the U.S. against us or any of these persons

In addition, British Virgin Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States. The circumstances in which any such action may be brought, and the procedures and defenses that may be available in respect to any such action, may result in the rights of shareholders of a British Virgin Islands company being more limited than those of shareholders of a company organized in the United States. Accordingly, shareholders may have fewer alternatives available to them if they believe that corporate wrongdoing has occurred. The British Virgin Islands courts are also unlikely to recognize or enforce against us judgments of courts in the United States based on certain liability provisions of U.S. securities law; and to impose liabilities against us, in original actions brought in the British Virgin Islands, based on certain liability provisions of U.S. securities laws that are penal in nature. There is no statutory recognition in the British Virgin Islands of judgments obtained in the United States, although the courts of the British Virgin Islands will generally recognize and enforce the non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits. This means that even if shareholders were to sue us successfully, they may not be able to recover anything to make up for the losses suffered.

Lastly, under the law of the British Virgin Islands, there is little statutory law for the protection of minority shareholders other than the provisions of the BVI Act dealing with shareholder remedies. The principal protection under statutory law is that shareholders may bring an action to enforce the constituent documents of the corporation, our amended and restated memorandum and articles of association. Shareholders are entitled to have the affairs of the company conducted in accordance with the general law and the articles and memorandum.

There are common law rights for the protection of shareholders that may be invoked, largely dependent on English company law, since the common law of the British Virgin Islands for business companies is limited. Under the general rule pursuant to English company law known as the rule in Foss v. Harbottle, a court will generally refuse to interfere with the management of a company at the insistence of a minority of its shareholders who express dissatisfaction with the conduct of the company’s affairs by the majority or the board of directors. However, every shareholder is entitled to have the affairs of the company conducted properly according to law and the constituent documents of the corporation. As such, if those who control the company have persistently disregarded the requirements of company law or the provisions of the company’s memorandum and articles of association, then the courts will grant relief. Generally, the areas in which the courts will intervene are the following: (1) an act complained of which is outside the scope of the authorized business or is illegal or not capable of ratification by the majority; (2) acts that constitute fraud on the minority where the wrongdoers control the company; (3) acts that infringe on the personal rights of the shareholders, such as the right to vote; and (4) where the company has not complied with provisions requiring approval of a special or extraordinary majority of shareholders, which are more limited than the rights afforded minority shareholders under the laws of many states in the United States.

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Special Note Regarding Forward-Looking Statements

This prospectus contains forward-looking statements. All statements contained in this prospectus other than statements of historical fact, including statements regarding our future results of operations and financial position, our business strategy and plans, and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the “Risk Factors” section. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. We are under no duty to update any of these forward-looking statements after the date of this prospectus or to conform these statements to actual results or revised expectations.

Use of Proceeds

After deducting the estimated Underwriting discount and offering expenses payable by us, we expect to receive net proceeds of approximately $6.8 million from this offering. The net proceeds from this offering must be remitted to China before we will be able to use the funds to grow our business. We are permitted under PRC laws and regulations to provide funding to Bamboo Tech, through capital contributions or loans, subject to approvals from or registrations with relevant PRC government authorities. We intend to initiate this process immediately upon completion of this offering. We currently anticipate using approximately 85% of the gross proceeds from this offering to increase the registered capital of Bamboo Tech (after which time Bamboo Tech may apply such funds to the purposes described herein). The increase in registered capital will require prior approval from MOFCOM or its local counterparts. Such approval process typically takes 30 to 90 days, and sometimes longer, from the time the MOFCOM or its local branches receive all the required application documents. The remaining approximately 15% of such gross proceeds will be used to pay expenses related to this offering as well as for other general corporate purposes. If we were to provide funding to Bamboo Tech through loans, the total amount of such loans may not exceed $6,710,080 (RMB41,600,000) which is the difference between $19,614,080 (RMB121,600,000), that is Bamboo Tech’s total investment amount as approved by the foreign investment authorities, and $12,904,000 (RMB80,000,000), that is Bamboo Tech’s registered capital. Such loans must also be registered with the SAFE, which registration usually takes no more than 20 working days after application to complete. The cost for obtaining such approvals and completing such registration is minimal. We cannot assure you that we will be able to complete these government registrations or obtain the relevant approvals on a timely basis, if at all. The procedure to remit funds may take several months after completion of this offering, and we will be unable to use the funds in China until remittance is completed. See “Risk Factors—Risks Related to Doing Business in the PRC—PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC operating subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.”

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We intend to use the net proceeds of this offering as follows after we complete the remittance process, and we have ordered the specific uses of proceeds in order of priority below.

Description of Use	Percentage of Net Proceeds
Charcoal Doctor
Two production lines for hand sanitizers and detergents	18%
Research and Development and Design	12%
Promotion and Advertising	29%
e-Commerce Efforts	1%
Subtotal	60%

EDLC Carbon
Optimize EDLC Production Line Capacity	20%
Establish dedicated EDLC Research and Development Center	20%
Subtotal	40%
Total	100%

Pending use of the net proceeds, we intend to invest our net proceeds in short-term, interest bearing, investment-grade obligations. These investments may have a material adverse effect on the U.S. federal income tax consequences of an investment in our common shares. It is possible that we may become a passive foreign investment company for U.S. federal income taxpayers, which could result in negative tax consequences to you. These consequences are discussed in more detail in “Material Tax Matters Applicable to U.S. Holders of Our Common Shares.”

The foregoing represents our current intentions with respect of the use and allocation of the net proceeds of this offering based upon our present plans and business conditions, but our management will have significant flexibility and discretion in applying the net proceeds of this offering. The occurrence of unforeseen events or changed business conditions may result in application of the proceeds of this offering in a manner other than as described in this prospectus.

We will not receive any of the proceeds from the sale of our common shares by the selling shareholder.

Dividend Policy

On January 21, 2009, our Board of Directors adopted a resolution to declare dividends of RMB5.4 million to our shareholders as of December 31, 2008. As of December 31, 2012, the outstanding unpaid dividend was RMB2,771,096. We do not intend to pay this outstanding dividend at present and will not use any funds from this offering to pay the outstanding dividend. To the extent we wished to declare a new dividend on our common shares, we would be required either to cancel the outstanding dividend or to pay it prior to paying the new dividend.

Other than this dividend, we have never declared or paid any cash dividends on our common shares. We anticipate that we will retain any earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future. Any future determination relating to our dividend policy will be made at the discretion of our Board of Directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions and future prospects and other factors the Board of Directors may deem relevant.

Under British Virgin Islands law, we may only pay dividends from surplus (the excess, if any, at the time of the determination of the total assets of our company over the sum of our liabilities, as shown in our books of account, plus our capital), and we must be solvent before and after the dividend payment in the sense that we will be able to satisfy our liabilities as they become due in the ordinary course of business; and the realizable value of assets of our company will not be less than the sum of our total liabilities, other than deferred taxes as shown on our books of account, and our capital.

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If we determine to pay dividends on any of our common shares in the future, as a holding company, we will be dependent on receipt of funds from our subsidiary, USCNHK. Current PRC regulations permit our PRC subsidiaries to pay dividends to USCNHK only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of our subsidiaries in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Each of such entity in China is also required to further set aside a portion of its after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at the discretion of its board of directors. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation.

In addition, pursuant to the EIT Law and its implementation rules, dividends generated after January 1, 2008 and distributed to us by our PRC subsidiaries are subject to withholding tax at a rate of 10% unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC-resident enterprises are incorporated.

Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval of the State Administration of Foreign Exchange, or SAFE, by complying with certain procedural requirements. Specifically, under the existing exchange restrictions, without prior approval of SAFE, cash generated from operations in China may be used to pay dividends to our company. Bamboo Tech may go to a licensed bank to remit its after-tax profits out of China. Nevertheless, the bank will require Bamboo Tech to produce the following documents for verification before it may transfer the dividends to an overseas bank account of Bamboo Tech’s parent company: (1) tax payment statement and tax return; (2) auditor’s report issued by a Chinese certified public accounting firm confirming the availability of profits and dividends for distribution in the current year; (3) the Board minutes authorizing the distribution of dividends to its shareholders; (4) the foreign exchange registration certificate issued by SAFE; (5) the capital verification report issued by a Chinese certified public accounting firm; (6) if the declared dividends will be distributed out of accumulated profits earned in prior years, Bamboo Tech must appoint a Chinese certified public accounting firm to issue an auditors’ report to the bank to certify Bamboo Tech’s financial position during the years from which the profits arose; and (7) other information as required by SAFE.

Exchange Rate Information

Our financial information is presented in U.S. dollars. Our functional currency is Renminbi (“RMB”), the currency of the PRC. Transactions denominated in currencies other than RMB are translated into RMB at the exchange rate quoted by the People’s Bank of China at the dates of the transactions. Exchange gains and losses resulting from transactions denominated in a currency other than the RMB are included in statements of operations as foreign currency transaction gains or losses. Our financial statements have been translated into U.S. dollars in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 52, “Foreign Currency Translation”, which was subsequently codified within ASC 830, “Foreign Currency Matters”. The financial information is first prepared in RMB and then is translated into U.S. dollars at period-end exchange rates as to assets and liabilities and average exchange rates as to revenue and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred. The effects of foreign currency translation adjustments are included as a component of accumulated other comprehensive income (loss) in shareholders’ equity. The relevant exchange rates are listed below:

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	December 31, 2013		December 31, 2012
US$:RMB exchange rate	Period End	$0.1636	Period End	$0.1605
	Average	$0.1613	Average	$0.1585

We make no representation that any RMB or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or RMB, as the case may be, at any particular rate, or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of RMB into foreign exchange and through restrictions on foreign trade. We do not currently engage in currency hedging transactions.

The following table sets forth information concerning exchange rates between the RMB and the U.S. dollar for the periods indicated (www.oanda.com).

	Midpoint of Buy and Sell Prices for U.S. Dollar per RMB
Period	Period-End	Average	High	Low
2009	6.8272	6.8310	6.8483	6.8130
2010	6.6018	6.7696	6.8344	6.6018
2011	6.3585	6.4640	6.6357	6.3318
2012	6.3086	6.3116	6.3862	6.2289
2013	6.022	6.0720	6.2195	5.9778
2014	6.1552	6.1397	6.1775	6.0860
January	6.1065	6.1003	6.1090	6.0881
February	6.1269	6.1089	6.1274	6.0996
March	6.1619	6.1411	6.1623	6.1220
April	6.1592	6.1694	6.1775	6.1592
May	6.1684	6.1631	6.1724	6.1502
June	6.1552	6.1579	6.1708	6.1418
July	6.1667	6.1687	6.2080	6.1527
August	6.1434	6.1591	6.1716	6.1434
September	6.1547	6.1577	6.1649	6.1377
October	6.1348	6.1403	6.1543	6.1235
November	6.1343	6.1412	6.1467	6.1319
December (through December 12)	6.1272	6.1354	6.1438	6.1272

Over the past several years, the Renminbi has moved from a period of being tightly linked to the US dollar, to a period of revaluation and strengthening against the dollar and into a second period of current relative stability. Our primary sales outside China occur in Japan, the United States, South Korea, the Middle East and Europe, but all such sales outside China are made in U.S. Dollars. Following is a chart showing recent changes in the exchange rates between the Renminbi and U.S. Dollar.

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Capitalization

The following table sets forth our capitalization as of October 31, 2014 on a pro forma as adjusted basis giving effect to the completion of the offering at an assumed public offering price of $5.00 per share and to reflect the application of the proceeds after deducting the estimated underwriting fees. You should read this table in conjunction with our financial statements and related notes appearing elsewhere in this prospectus and “Use of Proceeds” and “Description of Share Capital.”

Post-Offering (1,600,000 Common Shares)

U.S. Dollars

As of October 31, 2014

	Actual	Pro forma(1)	Pro forma As adjusted (2)
Indebtedness:
Short-term debt	$2,192,411	$2,192,411	$2,192,411
Long-term debt	—	—	—
Total indebtedness	2,192,411	2,192,411	2,192,411
Shareholder’s Equity:
Common shares $0.001 par value per share, 50,000,000 shares authorized, issued and outstanding actual; pro forma 50,000,000 shares, $0.001 par value authorized, 20,000,000 shares issued and outstanding as adjusted pre-offering gives effect to a simultaneous 1,000 for 1 share split and repurchase and cancellation of 30,000,000 shares; pro forma as adjusted reflects 21,600,000 shares issued and outstanding	50,000	20,000	21,600

Additional paid-in capital(3)	9,443,230	9,473,230	16,265,393
Statutory reserves	4,001,647	4,001,647	4,001,647
Retained earnings	37,778,384	37,778,384	37,778,384
Accumulated other comprehensive gain	3,555,792	3,555,792	3,555,792
Total shareholders’ equity	54,829,053	54,829,053	61,622,816
Total capitalization	$57,021,464	$57,021,464	$63,815,227

(1)	Gives effect to completion of a simultaneous (a) 1,000-for-1 split of its common shares and (b) pro-rata repurchase for par value and cancellation of 30,000,000 shares. At completion of such transactions and prior to completion of this offering, we were authorized to issue 50,000,000 common shares, $0.001 par value per share, and 20,000,000 such common shares were issued and outstanding. Simultaneous transactions were completed in order to adjust the number of shares authorized, issued and available for issuance and the per-share price and par value of such shares.
(2)	Gives effect to the completion of the offering, at an assumed public offering price of $5.00 per share and to reflect the application of the proceeds after deducting the estimated underwriting discounts and our estimated offering expenses. (See note 3 below.)
(3)	Pro forma adjusted for IPO additional paid in capital reflects the net proceeds we expect to receive, after deducting underwriting discount, underwriter expense allowance and other expenses. We expect to receive net proceeds of approximately $6,793,763 ($8,000,000 offering, less underwriting discount of $400,000, non-accountable expense allowance of $100,000 and offering expenses of approximately $706,237).

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Dilution

If you invest in our common shares, your interest will be diluted to the extent of the difference between the initial public offering price per common share and the pro forma net tangible book value per common share after the offering. Dilution results from the fact that the per common share offering price is substantially in excess of the book value per common share attributable to the existing shareholders for our presently outstanding common shares. Our net tangible book value attributable to shareholders at June 30, 2014 was $50,764,008, or approximately $2.54 per common share outstanding as of December 15, 2014. Net tangible book value per common share represents the amount of total assets less intangible assets and total liabilities, divided by the number of common shares outstanding, giving effect to completion of a simultaneous (a) 1,000-for-1 split of our common shares and (b) pro-rata repurchase for par value and cancellation of 30,000,000 total shares. At completion of such transaction, we had 20,000,000 shares issued and outstanding. We present such net tangible book value per common share based on 20,000,000 shares rather than 50,000,000 as of June 30, 2014 because purchasers in this offering will see dilution based on the number of shares now issued and outstanding, rather than the number issued and outstanding at June 30, 2014.

Upon completion of this offering, we will have 21,600,000 common shares outstanding. Our post offering pro forma net tangible book value, which gives effect to receipt of the net proceeds from the offering and issuance of additional shares in the offering, but does not take into consideration any other changes in our net tangible book value after June 30, 2014, will be approximately $57,557,771 or $2.66 per common share. This would result in dilution to investors in this offering of approximately $2.34 per common share or approximately 46.8% from the assumed offering price of $5.00 per common share. Net tangible book value per common share would increase to the benefit of present shareholders by $2.46 per share attributable to the purchase of the common shares by investors in this offering.

The following table sets forth the estimated net tangible book value per common share after the offering and the dilution to persons purchasing common shares based on the foregoing offering assumptions.

Post-Offering(1)
Assumed offering price per common share	$5.00
Net tangible book value per common share before the offering	$2.54
Increase per common share attributable to payments by new investors	$2.46
Pro forma net tangible book value per common share after the offering	$2.66
Dilution per common share to new investors	$2.34

(1)	Assumes gross proceeds from offering of 1,600,000 common shares.

Post-Offering Ownership

The following chart illustrates our pro forma proportionate ownership, upon completion of the offering, by present shareholders and investors in this offering, compared to the relative amounts paid by each. The charts reflect payment by present shareholders as of the date the consideration was received and by investors in this offering at the offering price without deduction of commissions or expenses. The charts further assume no changes in net tangible book value other than those resulting from the offering.

	Shares Purchased		Total Consideration		Average Price
	Amount	Percent	Amount	Percent	Per Share
Existing shareholders	20,000,000	92.59%	$18,319,500	69.60%	$0.92
New investors	1,600,000	7.41%	$8,000,000	30.40%	$5.00
Total	21,600,000	100.00%	$26,319,500	100.00%	$1.22

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Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes that appear in this prospectus. In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in “Risk Factors.”

Overview of Company

We are a specialized manufacturer of bamboo charcoal based products with primary business focus in household products, EDLC carbon as well as low emission BBQ charcoal. We conduct our operations in China through our wholly owned subsidiary, USCNHK in Hong Kong and its majority-owned Chinese subsidiary, Bamboo Tech. Bamboo Tech is engaged in the production and distribution of household products. Through Bamboo Tech’s wholly-owned Chinese subsidiary, Tantech Charcoal, we conduct trading business, including the export of charcoal products; through Bamboo Tech’s wholly-owned Chinese subsidiary, Energy Tech, we manufacture EDLC carbon and low emission BBQ charcoal.

Our household products include purification and deodorization products, cleaning products and barbecue charcoals designed for domestic market. Purification and deodorization products and cleaning products are sold under the brand name “Charcoal Doctor”. Purification and deodorization products include air purification products, deodorizer and bamboo vinegar. Cleaning products include kitchen and bathroom cleaning products, personal care products and liquid detergents. Household products accounted for 84.1%, 75.2%, 72.6% and 69.1% of total revenue for the six months ended June 30, 2014 and 2013 and the years ended December 31, 2013 and 2012, respectively.

The largest category of our household products is purification and deodorization products. Made from dry distilled carbonized bamboo, our purification and deodorization products have the ability to absorb harmful substances and air-borne odors, including benzene, formaldehyde, ammonia and carbon tetrachloride. These products also come in many shapes and varieties for a multitude of purposes including pillows, cushion insoles, wrist pads, clothes hangers and other products. Bamboo vinegar is an additive that can be used in food processing, medical and hygiene products and fertilizer. Although it currently only accounts for a small portion of our revenue, bamboo vinegar products are crucial for us to maintain close ties with the agricultural industry which we believe will be a key area for growth in the coming years. Cleaning products, including disinfectants, detergents, lotions, specialized soaps and toilet cleaners are relatively new in our household products but provide us another opportunity for growth. Purchased from third parties and sold through our distribution channel, barbecue charcoals designed for China’s domestic market have also been a key source of revenue for us in recent years.

Currently, household products are sold via our sales and distribution networks located in 17 cities (Changsha, Chengdu, Chongqing, Fuzhou, Guangzhou, Hangzhou, Jinan, Jingmen, Lanzhou, Lishui, Nanchang, Shanghai, Shenyang, Taiyuan, Tianjin, Yantai, and Zhengzhou). We do not own or lease locations in Shenyang, Tianjin, Yantai, Taiyuan, Zhengzhou, Jingmen, Changsha, Fuzhou or Lanzhou. In addition, we have logistics centers in Chengdu, Guangzhou, Taiyuan, Yantai and Lishui and relationships with third-party warehousing companies in Jinan, Shanghai and Tianjin.

As of September 2014, Charcoal Doctor products are stocked in over 2,000 supermarkets, department, specialty and convenience stores throughout China. We also own and operate two Charcoal Doctor branded retail stores in Lishui. We plan to expand product lines in the coming years to take advantage of the various uses of bamboo charcoal and bamboo vinegar.

EDLC carbon and BBQ charcoal for international market accounted for 12.9%, 12.6%, 14.3% and 13.2% of revenue for the six months ended June 30, 2014 and 2013 and for the years ended December 31, 2013 and 2012, respectively. We have annual production capacity of 10,000 tons of BBQ charcoal products for international markets and the production lines are fully automated. Major markets for these products are Japan, Europe and the Middle East.

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An area of growing focus for us in the coming years is EDLC carbon. We have invested heavily in research and development efforts in recent years to improve the production process and increase capacity and efficiency, establishing a platform for significant growth potential in the coming years. Our EDLC carbon is mainly sold in China, but we also have plans to increase international exposure by focusing efforts in markets such as the U.S., Japan and South Korea which have large demand for EDLC product and EDLC carbon. To increase our international exposure we plan to attend EDLC product exhibitions such as Canton Fair, China (Shanghai) International Super-Capacitor Industry Fair, China International Battery Fair, and Battery Japan; attend various industry seminars such as Japan Battery Seminar, China Power Energy Storage Technology and Materials Seminar; visit EDLCs and EDLC batteries manufacturers in Russia and South Korea; and enhance our e-commerce marketing through our work with Chinese e-commerce websites such as www.hc360.com and www.1688.com, and www.globalsources.com, an online marketplace that facilitates trade with China. We have signed a letter of intent with a South Korean customer to provide them EDLC carbon and anticipate that we will begin delivery in 2015. Generally our penetration strategy to the potential market is based on service and price advantage.

Our trading business accounted for 3.0% and 12.2% of revenue for the six months ended June 30, 2014 and 2013, respectively. It accounted for 13.1% of revenue for the year ended December 31, 2013 and 17.7% for the year ended December 31, 2012. Our trading business was mainly related to the export of charcoal products and, prior to September 2013, the industrial purchase and sales of rubber. We established Tantech Charcoal as a trading company for the export of our charcoal products in order to avoid mixing our export sales and our production businesses. Production businesses that are combined with export businesses typically have a higher tax rate than we pay by separating these businesses. By separating the trading business from the production business, we enjoy tax incentives and more streamlined operations. Because of our experience in trading charcoal and in order to improve our cash flows, we also engaged in rubber trading through this entity until September 2013. We historically imported rubber from overseas markets and then resold it in local markets shortly thereafter. The fluctuation in the exchange rate between U.S. dollar and RMB affected profitability of our trading business, and we usually mitigated such risk by selling the imported rubber within a short period of time. As our trading business only accounts for a small portion of our total revenue, we believe our exposure to foreign exchange risk is insignificant. The profit of our trading business has been relatively low, and as of September 2013, we started reduce our trades of rubber. While we may have sporadic trades of rubber in the future and while we are still authorized to engage in rubber trading, it will not be a focus of our Company.

We expect our sales of household products will continue to grow in the coming years with the increased brand awareness and growing demand for our bamboo charcoal products. As EDLC devices are increasingly used in the mass transportation and automobile industries, we expect our sales of EDLC carbon will increase. We are otherwise unaware of any specific known trends, uncertainties or events that are reasonably likely to have a material effect on our sales or revenue of household products and EDLC carbon. As we have significantly decreased our trades of rubber starting September 2013, our revenue from our trading segment is likely to decrease in future years. If we cannot increase our household products and EDLC carbon revenues to offset such decreases, our total revenue is likely to decrease.

Factors Affecting Our Results of Operations

Government Policy May Impact our Business and Operating Results

We have not seen any impact of unfavorable government policy upon our business in recent years. However, our business and operating results will be affected by China’s overall economic growth and government policy. Unfavorable changes in government policies could affect the demand for our products and could materially and adversely affect our results of operations. Our bamboo charcoal based consumer products are currently not subject to the government restrictions, however, any future changes in the government’s policy upon bamboo charcoal industry may have a negative effect on the supply of our raw materials. As current demand for our EDLC carbon is mainly from the transportation sector in China, any future changes in the government policy affecting the transportation industry may impact our revenue generated from sales of EDLC carbon.

Price Inelasticity of Raw Materials May Reduce Our Profit

As a specialized manufacturer of bamboo charcoal based products, we rely on the continuous and stable supply of bamboo charcoal to ensure our operation and expansion. Although bamboo (and as a result bamboo charcoal) is a renewable supply, price inelasticity at any given time may increase the likelihood of bidding wars, resulting in an increase in raw material prices and thus reduce our profit. In addition, as we are competing based upon low price, we will risk losing customers by increasing our selling prices.

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Competition in Consumer Product and Energy Segment

Our products face competition from other producers. In our household product segment, we face competition from a number of companies that have similar product portfolios. Many of such competitors’ products are not bamboo-based; instead, we compete based on our products’ functional use. Many such competitors are able to provide functionally similar products without relying on bamboo or bamboo charcoal components.

Although our Charcoal Doctor brand is one of the largest and most famous in the charcoal bag and bamboo charcoal market, the bamboo charcoal based consumer product industry is relatively fragmented and subject to relatively low barriers of entry.

Our Charcoal Doctor air purification products compete with products from charcoal-based competitors such as Zhejiang Maitanweng Ecological Development Co., Ltd, Zhejiang Jiejiegao Charcoal Industry Co., Ltd, and Quzhou Modern Charcoal Industry, Co., Ltd.

Our Charcoal Doctor toilet cleaner competitors include non-charcoal-based competitors such as SC Johnson & Son (Shanghai) Inc. (which makes the Mr. Muscle brand in China), Blue Moon Chinese Co., Ltd., Shanghai White Cat Group Ltd., Beijing Green Umbrella Chemical Co., Ltd. and Weilai (Guangzhou) Household Products Co., Ltd.

Our BBQ charcoals also face competition from similar products that are not made of bamboo-based charcoal. For example, our Algold grand shisha charcoal competes with Henan Universe Charcoal Co. Ltd’s Torch brand shisha charcoal. While our shisha charcoal is a popular bamboo-charcoal based product, the competitor product is more popular but not bamboo-charcoal based. Our other key international competitors in this area include Puyang Univers Charcoal, Co., Ltd, Fujian Zhongyuan Charcoal Industry Co., Ltd., Haiwan International Trading Co., Ltd., Nanxiong Guizhu Charcoal Co., Ltd. In addition to these companies, we compete domestically with Fujian Ouhai Jianou Charcoal Co., Ltd., Jiangshan Green Charcoal Co., Ltd, Pujiang Fuli Bamboo & Wood Co., Ltd, Shangrao Wenhui Machine Charcoal Co., Ltd and Sanhe Senyuan Charcoal Co., Ltd.

There are several manufacturers of EDLC carbon in China and two main international companies competing in the market, although to our knowledge none of them use bamboo as the carbon material. We only started commercial production a short time ago and may not have the resources and marketing strategy to compete in the market. Thus our revenue and profit from EDLC carbon may not be sustainable.

Delays in third party developments in the EDLC industry or weaker-than-expected demand for EDLC products may negatively affect demand for our EDLC carbon.

Awareness and applications of EDLC technology in the PRC may not mature or become fully commercialized as rapidly as we expect. As a result, the demand and wide application of the carbon component used in EDLC are still facing lots of uncertainties. Although we expect the EDLC industry will grow significantly in the coming years and this will provide us great opportunity to gain market share, the development of new technology may also put more pressure on our research efforts.

Some of our Products are Subject to Cyclical Sales.

Our BBQ charcoal products and solid bamboo charcoal products are subject to cyclical sales. We typically see our highest sales of BBQ charcoal products in April and May and then again between August and October. The first peak marks our customers’ preparation for the summer outdoor barbeque season, and the second peak is related to their purchase of our BBQ charcoal products for heating and cooking indoors in the colder months.

The peak season for our solid bamboo charcoal products is between October and November, and sales are lowest in February and March as a result of Chinese New Year, as consumers tend to purchase such products prior to the holiday, rather than after.

While we have seen higher sales near the end of the year for our liquid products, we believe our sales volume for such products is too low to consider such fluctuations cyclical. As such products are primarily for export, demand for our liquid products is most likely to be affected by seasonal and other fluctuations in the purchasing country rather than in China.

Demand for our EDLC carbon (also too new a product line for us to draw conclusions as to cyclical sales) is subject to fluctuation based on economic conditions, primarily government economic policies that provide subsidies to encourage the use of mass transportation and low-pollution vehicles, which rely on EDLCs, which in turn drive demand for EDLC carbon. As such, while we believe EDLC carbon sales may be affected by general economic conditions, such sales have been more affected by governmental policies.

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Notwithstanding the effects of seasonality, we believe the key drivers for us to maintain a competitive position in the market and positive financial performance continue to be brand recognition, product innovation and the application of new technology.

Recent Trends

We have noted the existence of the following trends since the beginning of 2013, all of which are likely to affect our business to the extent they continue in the future:

The bamboo charcoal industry has been growing quickly, both around the world and particularly in China. A recent report by Beijing Guochuangtiancheng Investment Consultant Co. Ltd. notes that worldwide revenues in the bamboo charcoal industry have increased by 8.0% in 2013 and 7.3% in the first quarter of 2014 compared to the respective prior year periods. Moreover, China revenues in the bamboo charcoal industry have increased by 28.5% in 2013 and 27.4% in the first quarter of 2014 compared to the respective prior year periods. The following table taken from this report shows relative worldwide and China growth in bamboo charcoal revenues since 2009:

	World Revenues		China Revenues
Year	(USD Millions)	Worldwide Growth Rate	(USD Millions)	China Growth Rate
2013	4,376	8.0%	787	28.5%
2012	4,050	7.4%	601	26.0%
2011	3,771	6.7%	466	30.0%
2010	3,535	8.6%	342	31.0%
2009	3,254	5.7%	259	21.4%

Raw material inventory levels have been managed to build in the early part of the year to meet second half-year requirements. We have focused on controlling our inventory levels to meet demand for our products, without accumulating too much inventory. In order to do this, we pay attention to the seasonal demands for our products. We have tried to stay near $220 thousand in monthly inventory storage for Bamboo Tech and near $150 thousand for Energy Tech. We typically see our inventories increase between May and August to prepare for our second-half year peak sales.

		Bamboo Tech		Energy Tech
Year	Month	Raw Material	Product	Raw Material	Product
2013	1	172,591	141,944	106,458	127,427
	2	374,216	190,334	117,749	130,653
	3	338,730	167,752	141,944	112,910
	4	340,343	220,981	146,783	174,204
	5	962,961	230,659	150,009	151,622
	6	982,317	232,272	130,653	172,591
	7	1,424,279	267,758	120,975	179,043
	8	1,669,455	240,337	148,396	146,783
	9	651,652	212,916	161,300	117,749
	10	621,005	272,597	153,235	120,975
	11	596,810	267,758	156,461	132,266
	12	358,086	209,690	153,235	146,783
	Total	8,492,445	2,654,998	1,687,198	1,713,006

2014	1	388,733	175,817	140,331	90,328
	2	387,120	187,108	187,108	62,907
	3	374,216	148,396	430,671	100,006
	4	381,942	272,919	653,369	107,723
	5	359,658	186,814	456,814	376,591
	6	409,036	265,893	181,549	319,993
	7	379,659	203,895	188,323	148,406
	8	389,288	259,127	97,100	147,315
	9	373,500	181,762	195,821	164,108

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The number of stores that carry our products has increased most quickly in cities under 500,000; however, such stores tend to be smaller stores. On the other hand, our increases in mid-sized and larger cities have focused on supermarkets and larger stores. We have seen growth from our existing distribution channel also from our new distribution channel. We believe there are a number of untapped markets to sell our products in China, as our national coverage rate is still relatively low. China has more than 2,000 small and mid-sized cities (defined as cities with population of less than 500,000 residents), and our products are sold in approximately 100 cities in China.

Our product prices have generally remained stable, with increases in prices being most common in lower-per-item-priced products, such as automotive air purification accessories, refrigerator deodorants and the like. During 2013 and 2014, our average monthly price for some of our main products as been as follows:

Year	Month	Bamboo charcoal bag (USD/kg)	Indoor decorative air purifiers (USD/kg)	Multi-function deodorizers (USD/kg)	BBQ charcoal (USD/kg)	EDLC carbon (USD/kg)
2013	1	6.46	6.38	3.87	0.77	37.57
	2	6.50	6.26	3.82	0.77	39.98
	3	6.49	6.49	3.76	0.77	30.33
	4	6.50	6.47	3.44	0.77	41.36
	5	5.71	6.46	3.88	0.77	30.34
	6	5.68	6.20	3.69	0.77	30.32
	7	5.71	5.93	3.85	0.77	47.83
	8	5.72	6.41	3.60	0.77	31.02
	9	5.72	6.24	3.87	0.77	30.35
	10	5.72	6.48	3.89	0.77	30.39
	11	5.72	6.50	3.86	0.77	30.34
	12	5.72	6.50	3.89	0.77	30.33
2014	1	5.64	6.47	3.73	0.77	38.49
	2	5.73	6.50	3.89	0.77	41.36
	3	5.72	6.47	3.90	0.77	30.33
	4	5.76	5.10	4.72	0.77	30.71
	5	5.75	5.07	4.61	0.77	30.49
	6	5.77	5.05	4.74	0.77	30.56
	7	5.75	5.07	4.72	0.77	30.67
	8	5.78	5.10	4.74	0.77	30.62
	9	5.76	4.93	4.52	0.77	30.56

Our raw material costs have remained generally stable during the last fiscal year and the first part of 2014. Our primary raw materials in production of our products are charcoal pieces, charcoal granules, charcoal powder, raw bamboo vinegar, fabric (for our charcoal bags and other household products), charcoal additives and caustic potash. Prices for each of such raw materials have fluctuated within a range of only a few percentage points over the course of a year.

Our employee salaries increased by 1.2% from 2012 to 2013, but this increase was offset by increased productivity rates, which caused the percentage of labor costs compared to revenues to decrease. Because we have been able to improve productivity rates among our employees by improved training and production skill, the increased salaries were not accompanied by an increase in labor expenses as a percentage of revenues.

We have seen encouraging policies from the Chinese government for new resources in 2013 and expect to see continued support in 2014. Due to challenges faced in the development in China’s solar energy and wind power industries, we believe EDLCs (and by extension components of EDLCs like our carbon products) are poised for growth in 2014. In the current 12th Five-year Plan, China’s central government set as one of its five main goals the improvement of the environment. In connection with the implementation of the main Five-year Plan, other agencies within the central government further expound upon the ideas from the main Plan. For example, the automotive Five-year Plan states that the country will devote resources to electric cars, and while lithium-ion batteries will receive the primary focus, the automotive Five-year Plan also says that the government will devote research to supercapacitors, which would benefit EDLCs and, as a result, EDLC carbon manufacturers like our company. This goal has been further developed in the 2012-2020 Automobile Industry Plan, which notes that industries that support electric cars, such as the battery industry, will also be supported by the government. To grow the industry, the government sets goals of 500,000 electric vehicles by 2015 and two million by 2020. To this end, China has implemented tax benefits for purchasing electric vehicles. We believe these policies and others that may be developed in response to the main 12th Five-year Plan are likely to benefit environmentally friendly industries; to the extent we are able to position our products effectively, we believe such policies are also likely to benefit our company.

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Results of Operations

Six Months Ended June 30, 2014 and 2013

The following table summarizes the results of our operations during six months ended June 30, 2014 and 2013, respectively, and provides information regarding the dollar and percentage increase or decrease during such periods.

(All amounts, other than percentages, in thousands of U.S. dollars)

	Six-month Ended June 30, 2014		Six-month Ended June 30, 2013
Statement of Operations Data:	Dollars in thousands	As a percentage of sales revenue	Dollars in thousands	As a percentage of sales revenue	Dollar ($) Increase (Decrease)	Percentage Increase (Decrease)
Revenues	$27,235	100.0%	$23,783	100.0%	$3,452	14.5%
Cost of revenues	18,560	68.1%	16,824	70.7%	1,736	10.3%
Gross profit	8,675	31.9%	6,959	29.3%	1,716	24.7%

Operating expenses
Selling expenses	561	2.1%	591	2.5%	(30)	-5.1%
General and administrative expenses	847	3.1%	1,568	6.6%	(721)	-46.0%
Research and development expenses	312	1.1%	98	0.4%	214	218.4%
Total operating expenses	1,720	6.3%	2,257	9.5%	(537)	-23.8%

Income from operations	6,955	25.5%	4,702	19.8%	2,253	47.9%

Other income (expenses)
Interest income	106	0.4%	60	0.3%	46	76.7%
Interest expense	(403)	-1.5%	(384)	-1.6%	(19)	-4.9%
Government subsidy income	0	0.0%	10	0.0%	(10)	-100.0%
Other income	331	1.2%	304	1.3%	27	8.9%
Total other income (expenses)	34	0.1%	(10)	0.0%	44	440.0%

Income before income taxes	6,989	25.7%	4,692	19.7%	2,297	49.0%
Provision for income taxes	1,327	4.9%	724	3.0%	603	83.3%

Net income	5,662	20.8%	3,968	16.7%	1,694	42.7%

Net income attributable to the noncontrolling interest	283	1.0%	198	0.8%	85	42.9%
Net income attributable to common stockholders	$5,379	19.8%	$3,770	15.9%	$1,609	42.7%

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Revenues. Revenues increased approximately $3.5 million, or 14.5%, to approximately $27.2 million in the six months ended June 30, 2014 from approximately $23.8 million in the same period in 2013. The increase was primarily attributable to the increased sales from our consumer product segment and energy segment which were partially offset by the decreased sales from our trading segment.

In our consumer product segment, revenues increased to approximately $22.9 million in the six months ended June 30, 2014 from approximately $17.9 million in the same period of 2013. The increase in revenue was primarily attributable to the increased sales of our purification and deodorization products, especially the air purification products and the barbecue charcoal. While the quantities of air purification products sold remained little changed, our customers’ shifting preference for higher-cost premium products increased the average selling price per product. As a result, our sales of air purification products increased 50.7% to approximately $7.3 million year over year. Our sales of barbecue charcoal increased 26.8% to approximately $6.0 million in the six months ended June 30, 2014 compared with the same period in 2013 as the demand from restaurants and families continued to be strong.

In our trading segment, revenues were approximately $834,000 in the six months ended June 30, 2014, a decrease of 71.2% compared with approximately $2.9 million in the same period in 2013. The decrease was attributable to our reduction of rubber trades in 2014. We sold approximately $2.5 million worth of rubber in the six months ended June 30, 2013.

In our energy segment, we realized sales of approximately $3.5 million in the six months ended June 30, 2014, an increase of approximately $498,000 compared with the same period in 2013. The increase in sales revenue was primarily attributable to the increased sales of EDLC carbon. We continued to sell EDLC carbon through two main distributors in 2014 and we sold 105 tons of EDLC carbon in the first six months in 2014, compared with 91 tons sold in the same period in 2013. The average selling price of our EDLC carbon was approximately $30,088 per ton as compared with approximately $30,209 per ton in the same period in 2013.

Cost of revenues. Our cost of revenues increased by approximately $1.7 million or 10.3% to approximately $18.6 million in the six months ended June 30, 2014 from approximately $16.8 million in the same period in 2013. As a percentage of revenue, the cost of revenues decreased by approximately 2.6% to 68.1% in the six months ended June 30, 2014 from 70.7% in the same period in 2013. The decrease in cost of revenues as a percentage of revenues was primarily attributable to the change in our product mix in the six months ended June 30, 2014. In specific, we reduced sales of lower gross profit margin industrial rubber in our trading segment while increased sales of products with higher gross profit margin, such as the air purification products in consumer product segment and EDLC carbon in our energy segment in the first half of 2014.

Gross profit. Our gross profit increased by approximately $1.7 million, or 24.7% to approximately $8.7 million in the six months ended June 30, 2014 from approximately $7.0 million in the same period in 2013. Gross profit margin was 31.9% in the six months ended June 30, 2014, as compared with 29.3% in the same period in 2013. The increase of 2.6 percentage points in gross profit margin was primarily attributable to the increased sales of purification and deodorization products and EDLC carbon products in the first half of 2014.

Selling expenses.  Selling expenses decreased by approximately $30,000 or 5.1% to approximately $561,000 in the six months ended June 30, 2014 compared with approximately $591,000 in the same period in 2013. As a percentage of sales, our selling expenses decreased to 2.1% of revenues in the six months ended June 30, 2014, as compared with 2.5% of revenues in the same period in 2013. The decrease in selling expenses was primarily attributable to a decrease of approximately $77,000 in travel and other sales-related expenses as we reduced rubber trading business, which has historically carried higher sales-related expenses, in the first half of 2014. The decrease was partially offset by an increase of approximately $46,000 in salary expenses and expenses related to (i) participating trade exhibitions; and (ii) expanding sales space in retail stores.

General and administrative expenses. Our general and administrative expenses decreased by approximately $721,000 or 46.0%, to approximately $847,000 in the six months ended June 30, 2014 from approximately $1.6 million in the same period in 2013. As a percentage of revenues, general and administrative expenses decreased 3.5% to 3.1% in the six months ended June 30, 2014, compared with 6.6% in the same period in 2013. The decrease was primarily attributable to the following factors:

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(a)       There was no provision for doubtful accounts necessary for the six months ended June 30, 2014, compared with approximately $228,000 related to other receivables and approximately $21,000 related to accounts receivable in the six months ended June 30, 2013. .

As a percentage of accounts receivable, our reserve balance decreased 0.4% to 5.1% as of June 30, 2014 from 5.5% as of December 31, 2013. The decrease in reserve balance as a percentage of accounts receivable in the six months ended June 30, 2014 was primarily attributable to the increase in the balances of accounts receivable that had short aging;

As a percentage of advances to suppliers, our reserve balance increased to 1.4% as of June 30, 2014 from 1.2% as of December 31, 2013. The increase in reserve balance as a percentage of advances to suppliers in the six months ended June 30, 2014 was primarily attributable to the decrease in advances to suppliers balances; and

(b)       a decrease of approximately $239,000 related to the financial and legal consulting services received in the six months ended June 30, 2014 compared with the same period in 2013; and

(c)       a decrease in property tax of approximately $129,000 and maintenance expenses of approximately $56,000 related to our new office buildings and a decrease in administrative expenses of approximately $48,000 in the six months ended June 30, 2014 compared with the same period in 2013.

Research and development expenses. Our research and development expenses increased approximately $214,000 to approximately $312,000 in the six months ended June 30, 2014 compared with approximately $98,000 in the same period in 2013 as we increased our research and development activities, especially those related to our EDLC carbon products.

Interest expenses. Our interest expenses increased by approximately $19,000, or 4.9% to approximately $403,000 in the six months ended June 30, 2014, from approximately $384,000 in the same period in 2013. The increase in interest expenses was primarily attributable to higher discount rate associated with our discounting of bankers acceptance notes in 2014.

Government subsidy income. We did not have government subsidy income in the six months ended June 30, 2014, as compared with subsidy income of approximately $10,000 in the same period in 2013. Our government subsidy income in the six months ended June 30, 2013 was all granted by local governments in recognizing our achievements in different areas. All subsidies we received in the six months ended June 30, 2013 were one-time grants and may not occur again in the future. We cannot predict the likelihood or amount of any future subsidies.

In the six months ended June 30, 2013, we received discretionary subsidies from various agencies within Lishui City, as described in more detail above in our full-year discussion of such government subsidies. See “Management Discussion and Analysis of Financial Condition and Results of Operations - Years Ended December 31, 2013 and 2012 - Government subsidy income.”

Other Income. Other income was approximately $331,000 and approximately $304,000 in the six months ended June 30, 2014 and 2013, respectively. Other income was primarily related to the consulting fees that we charged to a third party company using our patent in its production of doors with air treatment functionality. The increase year over year was primarily attributable to higher fees we received in the first six months ended June 30, 2014 compared with the same period in 2013.

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Income before income taxes. Our income before income taxes was approximately $7.0 million in the six months ended June 30, 2014, an increase of approximately $2.3 million or 49.0% compared with approximately $4.7 million in the same period in 2013. The increase was primarily attributable to an increase of approximately $1.7 million in the gross profit and a decrease of approximately $721,000 in general and administrative expenses in the six months ended June 30, 2014 compared with the same period in 2013.

Provision for income taxes. Our provision for income taxes was approximately $1.3 million in the six months ended June 30, 2014, an increase of approximately $603,000 or 83.3% from approximately $724,000 in the same period in 2013. The increase was primarily attributable to (i) an increase of approximately $2.3 million in income before income tax in the six months ended June 30, 2014 compared with the same period in 2013; and (ii) our effective income tax rate increased 4% year over year due to the prior year true-up adjustments in the first half of 2014. A common local practice in our region is to pay a portion of anticipated taxes on a quarterly basis and then, upon the year-end calculation of total taxes due, to make a catch-up payment in order to ensure that the total required tax rate is paid.

Bamboo and Energy are subject to a preferential income tax rate of 15% as Bamboo was granted High Tech Industry Enterprise Certificate in 2008 and Energy was granted the Certificate in 2013. Bamboo is currently in the process of renewing its Certificate and we anticipate it will continue to be qualified for the Certificate. Bamboo may be subject to the unified income tax rate of 25% if it fails to renew the Certificate.

Net income attributable to common stockholders. Our net income attributable to common stockholders in the six months ended June 30, 2014 was approximately $5.4 million, an increase of approximately $1.6 million from approximately $3.8 million in the same period in 2013. The increase was attributable to the factors described above.

Segment Information

The following table sets forth sales information about our product mix in the six months ended June 30, 2014 and 2013, respectively.

(All amounts, other than percentages, in thousands of U.S. dollars)

	Six Months Ended June 30,
	2014		2013
	Revenue	Percentage of Net Revenue	Revenue	Percentage of Net Revenue
Consumer Products	$22,896	84.1%	$17,878	75.2%
Trading	834	3.0%	2,898	12.2%
Energy	3,505	12.9%	3,007	12.6%
	$27,235	100.0%	$23,783	100.0%

Consumer Product Segment

Our consumer product segment is the largest among our three segments. Revenue from the consumer product segment was approximately $22.9 million and $17.9 million in the six months ended June 30, 2014 and 2013, respectively. Our revenue from consumer products was primarily generated through sales of our purification and deodorization products and cleaning products under “Charcoal Doctor” brand and barbecue charcoals designed for China’s domestic market. Revenue increased approximately $5.0 million in the six months ended June 30, 2014 compared with the same period in 2013.

Cost of revenues mainly includes costs of raw materials, inbound freight costs, cost of direct labor, depreciation expenses and other overhead. Cost of revenue for consumer product increased approximately $3.4 million to approximately $15.1 million in the six months ended June 30, 2014 compared with approximately $11.7 million in the same period in 2013. Gross profit increased approximately $1.6 million to approximately $7.8 million in the six months ended June 30, 2014 from approximately $6.2 million in the same period in 2013. Gross profit margin was 34.0% in the six months ended June 30, 2014 compared with 34.5% in the same period in 2013. The small decrease in gross profit margin was primarily attributable to relatively higher sales tax in the six months ended June 30, 2014.

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Profit in our consumer product segment increased approximately $933,000 to approximately $5.7 million in the six months ended June 30, 2014 compared with approximately $4.8 million in the same period in 2013. The increase in segment profit was primarily attributable to approximately $1.6 million increase in gross profit in the six months ended June 30, 2014. The increase was partially offset by (i) an increase in general and administrative expenses of approximately $162,000 and (iii) an increase in income tax expenses of approximately $487,000 in the six months ended June 30, 2014 as a result of increased sales.

Trading Segment

Our trading segment generated approximately $834,000 in sales revenue in the six months ended June 30, 2014 compared with approximately $2.9 million in the same period in 2013. The revenue from trading segment was primarily related to our export of charcoal products and the wholesale purchase and resale of imported rubber in local market. As we started to reduce trades of rubber from September 2013, the revenue from our trading segment decreased accordingly in 2014. Our revenue from trading segment decreased approximately $2.1 million or 71.2% in the six months ended June 30, 2014 from the same period in 2013. While we may have sporadic trades of rubber in the future and while we are still authorized to engage in rubber trading, it will not be a focus of us.

Cost of revenue was approximately $836,000 in the six months ended June 30, 2014 compared with approximately $2.7 million in the same period in 2013. The gross loss was approximately $2,000 in the six months ended June 30, 2014 compared with a gross profit of approximately $160,000 in the same period in 2013. Gross profit margin was a negligible loss in the six months ended June 30, 2014 and 5.5% in the same period in 2013. The decrease in gross profit margin was primarily attributable to the higher costs related to the export of our bamboo charcoal products.

We recorded a loss of approximately $265,000 in the trading segment in the six months ended June 30, 2014, compared with a loss of approximately $407,000 in the same period in 2013. The decrease in segment loss was primarily attributable to a decrease of approximately $279,000 in general and administrative expenses and a decrease of approximately $52,000 in selling expenses as we reduced our rubber trades in the first half of 2014.

The interest expenses in the trading segment were primarily related to the discounting of bankers acceptance notes. We can either ask our banks to issue bankers acceptance notes to pay our vendors directly or to factor these notes through discounting agents before they become due. Starting from 2013, all our bankers acceptance notes were discounted through discounting agents.

Our trading segment discounted RMB30 million (approximately $4.9 million) of bankers acceptance notes with a maturity of six months in May 2014 and RMB30 million (approximately $4.9 million) in May 2013. The interest expenses were approximately $149,000 and approximately $128,000 related to the discounting of bankers acceptance notes in the six months ended June 30, 2014 and 2013, respectively.

Energy Segment

Our energy segment consists of BBQ charcoal for international market and EDLC carbon. The revenue from BBQ charcoal was approximately $361,000 in the six months ended June 30, 2014 compared with approximately $246,000 in the same period in 2013. Our self-produced BBQ charcoal was mainly sold in overseas markets where the demand for our products increased slightly in the first half of 2014, leading to an increase in our revenue. The cost for BBQ charcoal for international markets was approximately $430,000 in the six months ended June 30, 2014 compared with approximately $351,000 in the same period in 2013. The losses were approximately $69,000 in the six months ended June 30, 2014 and approximately $105,000 in the same period in 2013.

We invested heavily in the production of EDLC carbon, which has wide applications and higher gross margin. The commercial production of EDLC carbon started in late 2011. In the six months ended June 30, 2014, our sales revenue of EDLC carbon was approximately $3.1 million, an increase of approximately $383,000 or 13.9% compared with sales revenue of approximately $2.8 million in the same period in 2013. The gross profit was approximately $950,000 in the six months ended June 30, 2014 compared with approximately $743,000 in the same period in 2013. The increase in gross profit in the six months ended June 30, 2014 was primarily attributable to economy of scale because the unit production cost decreased as we improved the production efficiency by implementing new technologies.

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We have recently developed two technology improvements in our production process. One of these improvements allows us to improve voltage resistance in one of our EDLC carbon products from 2.5-2.6V to more than 2.85V, which allows a supercapacitor to increase its energy density by 20%. This process innovation required us to invest approximately RMB 600,000 (in addition to approximately RMB 300,000 invested by the Lishui Science and Technology Bureau) to research and refine the process, but no additional costs or equipment to implement. The technique has been well received by our customers in trial runs started in November and December 2013. Based on feedback from customers through March 2014, we began to market it in April 2014 for sales commencing in May 2014.

We have also developed a coating technique for our EDLC carbon at an estimated total cost of approximately RMB 870,000, including payments to a co-developer and resources expended on our own account. In the past, most EDLC production lines and techniques in China relied on EDLC carbon from Japan. As a result, technical production parameters have been based on Japanese companies’ models, especially the coating technique, one of the fundamental aspects of producing EDLC. In cooperation with the Harbin Institute of Technology, we developed a coating technique that suits our products and allows us to provide both products and technical support for our EDLC products. Pursuant to our cooperation with Harbin Institute of Technology, we own the intellectual property rights to the coating technique We plan to work with local government bureau to conduct technical seminars and initial training to introduce this technology in early 2015.

With the development of these technologies used in the production process, we believe our EDLC carbon products will become an important source of revenue growth and profitability.

We recorded profit of approximately $217,000 in the first six months ended June 30, 2014 compared with a loss of approximately $284,000 in the same period in 2013 in our energy segment. The increase in profit was primarily attributable to (i) an increase in gross profit of approximately $242,000; and (ii) a decrease of approximately $487,000 in general and administrative expenses as we incurred lower bad debt expenses and consulting expenses in the six months ended June 30, 2014 compared with the same period in 2013. The increase in profit was partially offset by an increase of approximately $221,000 in research and development expenses as we conducted more research and development activities related to our EDLC carbon production in the first six months of 2014.

Years Ended December 31, 2013 and 2012

The following table summarizes the results of our operations during the fiscal years ended December 31, 2013 and 2012, respectively, and provides information regarding the dollar and percentage increase or (decrease) during such years.

(All amounts, other than percentages, in thousands of U.S. dollars)

	2013		2012
Statement of Operations Data:	Dollars in thousands	As a percentage of sales revenue	Dollars in thousands	As a percentage of sales revenue	Dollar ($) Increase (Decrease)	Percentage Increase (Decrease)
Revenues	$61,220	100.00%	$50,519	100.0%	$10,701	21.2%
Cost of revenues	44,064	72.0%	36,516	72.3%	7,548	20.7%
Gross profit	17,156	28.0%	14,003	27.7%	3,153	22.5%

Operating expenses
Selling expenses	1,451	2.4%	1,094	2.2%	357	32.6%
General and administrative expenses	3,140	5.1%	948	1.9%	2,192	231.2%
Research and development expenses	732	1.2%	174	0.3%	558	320.7%
Total operating expenses	5,323	8.7%	2,216	4.4%	3,107	140.2%

Income from operations	11,833	19.3%	11,787	23.3%	46	0.4%

Other income (expenses)
Interest income	200	0.3%	84	0.2%	116	138.1%
Interest expense	(867)	(1.4)%	(200)	(0.4)%	(667)	333.5%
Government subsidy income	49	0.1%	371	0.7%	(322)	(86.8)%
Other income	691	1.1%	265	0.5%	426	160.8%
Total other income (expenses)	73	0.1%	520	1.0%	(447)	(86.0)%

Income before income taxes	11,906	19.4%	12,307	24.4%	(401)	(3.3)%
Provision for income taxes	(1,820)	(3.0)%	(1,893)	(3.7)%	73	(3.9)%

Net income	10,086	16.5%	10,414	20.6%	(328)	(3.1)%

Net income attributable to the noncontrolling interest	(505)	(0.8)%	(521)	(1.0)%	16	(3.1)%
Net income attributable to common stockholders	$9,581	15.7%	$9,893	19.6%	$(312)	(3.2)%

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Revenues. Revenues increased approximately $10.7 million, or 21.2%, to approximately $61.2 million in 2013 from approximately $50.5 million in 2012. The increase was primarily attributable to the increased sales from our consumer product segment and energy segment which were partially offset by the decreased sales from our trading segment.

In our consumer product segment, revenue increased to approximately $44.5 million in 2013 from approximately $34.9 million in 2012. The increase was primarily attributable to the increased sales in purification and deodorization products in 2013 as the demand for our products was strong, especially in the fourth quarter of 2013 as air pollution intensified in some large cities in China. We sold approximately 4.3 million pieces of air purification products in 2013 compared to approximately 2.8 million pieces in 2012 while the average selling price remained little changed year over year.

In our trading segment, the revenue was approximately $8.0 million in 2013, a decrease of 11.1% compared with approximately $9.0 million in 2012. The decrease was attributable to the decreased rubber wholesale business in 2013 as we started to reduce our trades of rubber significantly in the fourth quarter of 2013.

In our energy segment, we realized sales of approximately $8.7 million, an increase of approximately $2.1 million as compared with 2012. The increase in sales revenue was primarily attributable to the increased sales of EDLC carbon in 2013. As the demand for our EDLC carbon continued to grow, we increased EDLC carbon sales through one of our main customers. We sold 272 tons of EDLC carbon in 2013 compared to 224 tons sold in 2012. The average selling price of our EDLC carbon increased 7.9% to approximately $30,106 per ton from approximately $27,895 per ton in 2012.

Cost of revenues. Our cost of revenues increased by approximately $7.5 million or 20.7% to approximately $44.1 million in 2013 from approximately $36.5 million in 2012. As a percentage of revenues, the cost of revenue decreased by approximately 0.3% to 72.0% in 2013 from 72.3% in 2012. The decrease in cost of revenues as a percentage of revenues was primarily due to the increased revenues from EDLC carbon, which carries a higher profit margin.

Gross profit. Our gross profit increased by approximately $3.2 million, or 22.5% to approximately $17.2 million in 2013 from approximately $14.0 million in 2012. Gross profit margin was 28.0% in 2013, as compared with 27.7% in 2012. The increase of 0.3 percentage points was primarily attributable to the increased gross profit margin in EDLC carbon sales in our energy segment in 2013.

Selling expenses.  Selling expenses increased by approximately $357,000 to approximately $1.45 million in 2013 compared to approximately $1.1 million in 2012. As a percentage of sales, our selling expenses increased to 2.4% of revenues in 2013, as compared with 2.2% of revenues in 2012. The increase in selling expenses was primarily attributable to an increase of approximately $103,000 in salary expenses at our sales department, an one-time expenses of approximately $161,000 related to the opening of our new sales office and an increase of approximately $93,000 of transportation expenses and other sales related expenses in 2013 as we continued to expand sales network in our consumer products. Our shipping and handling expenses increased approximately $54,000 to approximately $272,000 in 2013 as shipments of our products increased.

General and administrative expenses. Our general and administrative expenses increased by approximately $2.2 million or 231.2%, to approximately $3.1 million in 2013 from approximately $948,000 in 2012. As a percentage of revenues, general and administrative expenses increased 3.2% to 5.1% in 2013, compared to 1.9% in 2012. The increase was primarily attributable to the following factors:

(a)       an increase in bad debt expenses related to our accounts receivable of approximately $201,000 in 2013. Based on results of aging analysis performed in 2013, we set aside approximately $1.0 million as allowance for potentially uncollectable accounts receivable balances. Approximately $723,000 of the accounts receivable balances that we had recorded allowances in prior years were collected in 2013. We reversed the allowance by the same amount and recorded bad debt expenses related to accounts receivable of approximately $290,000 in 2013. As a result, our bad debt expenses related to accounts receivable increased approximately $201,000 in 2013, compared to the bad debt expenses related to accounts receivable of approximately $89,000 in 2012.

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As a percentage of accounts receivable, our reserve balance decreased 0.7% to 5.5% as of December 31, 2013 from 6.2% as of December 31, 2012; and

(b)       a decrease in bad debt expenses related to our advance to suppliers of approximately $88,000 in 2013. Based on results of our aging analysis and consideration of specific information related to each individual account, we recorded approximately $139,000 in bad debt expenses related to our advances to suppliers in 2013. While approximately $459,000 of advances to suppliers that we previously recorded allowances were either utilized by receiving delivery from our vendors or returned to us, we reversed the allowance by the same amount and recorded a net decrease in bad debt expenses related to our advances to suppliers of approximately $320,000 in 2013. As a result, our bad debt expenses related to advances to suppliers decreased approximately $88,000 in 2013, compared to a net decrease in bad debt expenses related to advances to suppliers of approximately $232,000 in 2012.

As a percentage of advances to suppliers, our reserve balance decreased to 1.2% as of December 31, 2013 from 9.2% as of December 31, 2012. The decrease in reserve balance as a percentage of advances to suppliers in 2013 was primarily attributable to the reversal of allowances as explained above and the increase in advances which had short aging; and

(c)       an increase in bad debt expenses related to other receivables of approximately $229,000 in 2013 based on our analysis of collectability of individual accounts; and

(d)       an increase in depreciation expenses of approximately $480,000, property tax of approximately $422,000 and repair expenses of approximately $232,000 related to our new office building which was put into use at the end of 2012; and

(e)       an increase of approximately $293,000 related to the financial and legal consulting services received in 2013; an increase in personnel and administrative expenses of approximately $282,000; and

(f)       included in the general and administrative expenses in 2012 was an one-time recovery of prior year VAT write-off of approximately $195,000 which reduced general and administrative expenses by the same amount.

Research and development expenses. Our research and development expenses increased approximately $558,000 to approximately $732,000 in 2013 compared with approximately $174,000 in 2012 as we continued to increase research and development activities, especially those related to our EDLC carbon products in 2013.

Interest expense. Our interest expense increased by approximately $667,000, or 333.5% to approximately $867,000 in 2013, from approximately $200,000 in 2012. In 2012, interest expenses of long-term loans related to the construction of our new office building was capitalized. After our new office building was put into use at the end of 2012, the interest expenses incurred were no longer capitalized. The increase in interest expense was also caused by discounting more bankers acceptance notes payable in 2013.

Government subsidy income. Our government subsidy income was approximately $49,000 in 2013 compared to approximately $371,000 in 2012. Our government subsidy income in 2013 was all granted by local governments in recognizing our achievements in different areas. The government’s subsidy income in 2012 was primarily related to the subsidy income of approximately $241,000 granted by local government for our EDLC carbon production and approximately $90,000 subsidy income granted by the Zhejiang Province government. All subsidies we received in 2013 and 2012 were one-time grants and may not occur again in the future. We cannot predict the likelihood or amount of any future subsidies.

In 2012, we received discretionary subsidies from various agencies within Zhejiang Province, Lishui City and Liandu District of Lishui. We received $371,510 in the aggregate in grants in 2012. Our 2012 subsidies consisted of the following grants:

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Recipient	Bamboo Tech
Date of grant	6/6/12	8/31/12	9/10/12
Amount (USD)	$90,330	$45,165	$1,585
Government entity making the grant	Zhejiang Province Science & Technology Bureau	Lishui Science & Technology Bureau	Lishui Government
Reason for grant	Fund for bamboo activated carbon project for tobacco use (province level grant)	Fund for bamboo activated carbon project for tobacco use (local funds equal to half of the amount of province level grant)	Grant for recruiting highly skilled employees to come to Lishui

Recipient	Tantech Charcoal
Date of grant	11/06/12
Amount (USD)	$12,139
Government entity making the grant	Liandu District Treasury
Reason for grant	Grant for establishing and operating export-related foreign trade company in Lishui

Recipient	Energy Tech
Date of grant	9/10/12	12/19/12
Amount (USD)	$213,939	$8,352
Government entity making the grant	Lishui Economic Development Zone	Lishui Economic Development Zone
Reason for grant	Locally administered provincial grant made for reaching annual reaching capacity of 3,000 tons of EDLC carbon	Grant for establishing and operating export-related foreign trade company in Lishui

In 2013, we received discretionary subsidies from various agencies within Zhejiang Province, Lishui City and Liandu District of Lishui. We received $48,659 in the aggregate in grants in 2013. Our 2013 subsidies consisted of the following grants:

Recipient	Bamboo Tech
Date of grant	2/4/13	11/14/13	12/26/13
Amount (USD)	$1,613	$4,840	$24,201
Government entity making the grant	Lishui Government	Lishui Science & Technology Bureau	Lishui Science & Technology Bureau
Reason for grant	Grant for recruiting highly skilled employees to come to Lishui	Role Model Enterprise Award in recognition of receipt of numerous patents	Grant for high level talent training program

Recipient	Energy Tech
Date of grant	1/30/13
Amount (USD)	$8,341
Government entity making the grant	Lishui Economic Development Zone
Reason for grant	Grant for establishing and operating export-related foreign trade company in Lishui

Recipient	Tantech Charcoal
Date of grant	11/18/13
Amount (USD)	$9,664
Government entity making the grant	Liandu District Treasury
Reason for grant	Grant for small and mid-sized enterprise development

Other Income. Other income was approximately $691,000 and $265,000 in 2013 and 2012, respectively. Other income was primarily related to the consulting fee that we charged to a third party company using our patent in its production of doors with air treatment functionality. The increase was primarily due to higher fees we received in 2013 compared to 2012.

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Income before income taxes. Our income before income taxes was approximately $11.9 million in 2013, a decrease of approximately $401,000 compared with approximately $12.3 million in 2012. The decrease was primarily attributable to higher general and administrative expenses, interest expenses and research and development expenses in 2013.

Provision for income taxes. Our provision for income taxes was approximately $1.8 million in 2013, a decrease of approximately $73,000 or 3.9% from approximately $1.9 million in 2012. The decrease was primarily attributable to lower income before income taxes while our effective income tax rate stayed unchanged from 2012 to 2013.

Net income attributable to common stockholders. Our net income attributable to common stockholders in 2013 was approximately $9.6 million, a decrease of approximately $312,000 from approximately $9.9 million in 2012. The decrease was attributable to the factors described above.

Segment Information

The following tables set forth sales information about our product mix in the years ended December 31, 2013 and 2012, respectively.

(All amounts, other than percentages, in thousands of U.S. dollars)

	Year Ended December 31,
	2013		2012
	Revenue	Percentage of Net Revenue	Revenue	Percentage of Net Revenue
Consumer Product	$44,477	72.6%	$34,907	69.1%
Trading	7,995	13.1%	8,962	17.7%
Energy	8,748	14.3%	6,650	13.2%
	$61,220	100.0%	$50,519	100.0%

Consumer Product Segment

Our consumer product segment is the largest among our three segments. Revenue from the consumer product segment was approximately $44.5 million and $34.9 million in the year ended December 31, 2013 and 2012, respectively. Our revenue from consumer products was primarily generated through the sales of our purification and deodorization products and cleaning products under “Charcoal Doctor” brand and barbecue charcoals designed for domestic market. Revenue increased approximately $9.6 million in 2013 compared to 2012. Our consumer products are considered to be environmentally friendly not only because of the lifespan and fast growth rate of bamboo, but also the minimum waste in the process of producing our products. In addition, our products feature a high raw material utilization rate and have met the standards set for designation of “environmentally friendly” enterprises by the Chinese Society for Environmental Sciences. Moreover, our facilities have received ISO 14001:2004 certification, which reflects our focus on measuring and managing our environmental impact.

A recent study conducted in Shanghai’s Lianhua Supermarket found that, given equivalent products, 85% of the consumers preferred environmentally friendly products and were willing to pay prices up to 5% higher than traditional products. We anticipate that growing consumer preferences for environmentally friendly products over traditional household cleaning products and increasing consumer awareness of our brand as an “environmentally friendly” enterprise will drive revenue from our consumer products in the coming years.

Cost of revenues mainly includes costs of raw materials, inbound freight costs, cost of direct labor, depreciation expenses and other overhead. Cost of revenue for consumer product increased approximately $7.5 million to approximately $30.1 million in 2013 compared to $22.6 million in 2012. Gross profit increased approximately $2.1 million to approximately $14.4 million in 2013 from approximately $12.3 million in 2012. Gross profit margin was 32.4% in 2013 compared 35.2% in 2012. The decrease was primarily the result of decreased gross profit in our air purification products as the freight costs and cost of direct labor increased in 2013.

Profit for our consumer product segment increased approximately $2.0 million to approximately $11.5 million in 2013 compared to approximately $9.5 million in 2012. The increase in segment profit was primarily attributable to approximately a $2.1 million increase in gross profit and approximately $452,000 increase in other income in our consumer product segment in 2013. The increase was partially offset by higher selling expenses of approximately $287,000 and an increase of approximately $217,000 in tax expenses in 2013.

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Trading Segment

Our trading segment generated approximately $8.0 million sales revenue in 2013 compared to approximately $9.0 million in 2012. The revenue from trading segment was primarily related to our wholesale purchase and resale of imported rubber in local market and the export of charcoal products. As we started reduce our trades of rubber starting from September 2013, the revenue from our trading segment decreased approximately $1.0 million or 10.8% in 2013. While we may have sporadic trades of rubber in the future and while we are still authorized to engage in rubber trading, it will not be a focus of our company.

Cost of revenue was approximately $7.9 million in 2013 compared to approximately $8.4 million in 2012. The gross profit was approximately $142,000 in 2013 compared to approximately $603,000 in 2012. Gross profit margin was 1.8% in 2013 and 6.7% in 2012. The decrease in gross profit was primarily attributable to the lower profit in our rubber business as the weaker demand in market reduced our average selling price.

We recorded a loss of approximately $718,000 for the trading segment in 2013, compared to a profit of approximately $157,000 in 2012. The decrease in segment profit was primarily attributable to a decrease of approximately $461,000 in gross profit, an increase of approximately $319,000 in interest expenses and higher selling expenses in our trading segment in 2013 compared to 2012.

Such interest expenses in the trading segment were primarily related to the discounting of bankers acceptance notes. We usually asked our banks to issue bankers acceptance notes to pay our vendors directly or to factor these notes through discounting agents before they become due. As all of bankers acceptance notes at our trading segment were used for direct payments to our vendors before 2013, there was no interest expenses associated with these notes. However, starting from 2013, all our bankers acceptance notes were discounted through discounting agents and resulted in an increase in our interest expenses.

Our trading segment discounted RMB30 million (approximately $4.9 million) of bankers acceptance notes with a maturity of six months in May 2013 and RMB30 million in November 2013. The interest expenses were approximately RMB 1.9 million (approximately $319,000) related to the discounting of notes in 2013. Our trading segment did not incur discounting interests related to bankers acceptance notes in 2012.

Energy Segment

Our energy segment consists of BBQ charcoal for the international market and EDLC carbon. The revenue from BBQ charcoal was approximately $559,000 in 2013 compared to approximately $962,000 in 2012. Our self-produced BBQ charcoal was mainly sold in overseas markets where the demand for our products decreased in the fourth quarter of 2013, leading to a decrease in our revenue for the whole year of 2013. The cost for BBQ charcoal for international markets was approximately $786,000 in 2013 compared to approximately $654,000 in 2012, which resulted in a loss of approximately $227,000 in 2013 and a profit of approximately $308,000 in 2012.

We invested heavily in the production of EDLC carbon, which has wide applications and higher gross margin. The commercial production of EDLC carbon started in late 2011. Our sales revenue of EDLC carbon was approximately $8.2 million in 2013, an increase of approximately $2.5 million or 32.3% compared to sales revenue of approximately $6.2 million in 2012. The gross profit was approximately $2.8 million in 2013 compared to approximately $1.4 million in 2012. The increase in gross profit in 2013 was primarily attributable to the economy of scale as unit production cost was lowered with the increase in production volume.

We recorded a loss of approximately $561,000 in 2013 compared to profit of approximately $740,000 in 2012 in our energy segment. Although we recorded approximately $1.5 million increase in gross profit in 2013 compared to 2012, the increase in gross profit was partially offset by (a) increased bad debt expenses of approximately $754,000; (b) increase in depreciation expenses and repair expenses of approximately $690,000 related to the new office building; (c) increased research and development expenses of approximately $505,000 as we incurred more research and development activities in 2013; (d) increase in interest expenses of approximately $289,000 compared to 2012 as the interest expenses related to the current portion of long-term bank loans was no longer capitalized in 2013; and (e) a one-time recovery of prior year VAT write-off of approximately $195,000 recorded in 2012, which decreased G&A expenses for the same amount; and (f) a decrease of approximately $214,000 in government grant income in 2013 compared to 2012 as the government grant income was one-time and may not occur again in the future.

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Liquidity and Capital Resources

We are a holding company incorporated in the British Virgin Islands. We may need dividends and other distributions on equity from our PRC subsidiaries to satisfy our liquidity requirements. Current PRC regulations permit our PRC subsidiaries to pay dividends to us only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, our PRC subsidiaries are required to set aside at least 10% of their respective accumulated profits each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of their respective registered capital. Our PRC subsidiaries may also allocate a portion of its after-tax profits based on PRC accounting standards to employee welfare and bonus funds at their discretion. These reserves are not distributable as cash dividends. As of the date of this prospectus, one of our PRC subsidiary, Tantech Charcoal incurred a loss of approximately $265,000 for the six months ended June 30, 2014 and may not be allowed to pay dividends to us. We have relied on direct payments of expenses by our subsidiaries (which generate revenues), to meet our obligations to date. To the extent payments are due in US Dollars, we have occasionally paid such amounts in RMB to an entity controlled by our management capable of paying such amounts in US dollars. Such transactions have been made at prevailing exchange rates and have resulted in immaterial losses or gains on currency exchange but no other profit.

Bamboo Tech has incurred debt of approximately $2.1 million in a loan from Bank of China Ltd. Lishui Branch. To secure this debt, Bamboo Tech has granted a mortgage on property and land use rights valued at approximately $3.3 million. Tantech Charcoal incurred debt of approximately $73,000 in a loan from Bank of China Ltd. Lishui Branch. To secure this debt, Tantech Charcoal pledged deposit of RMB 500,000 (equivalent of $81,250) as collateral for the loan. Bamboo Tech and Tantech Charcoal have incurred short term debts through use of several six-month bankers acceptance notes payable.

Further, although instruments governing the current debts incurred by our PRC subsidiaries do not have restrictions on their abilities to pay dividend or make other payments to us, the lender may impose such restriction in the future. As a result, our ability to distribute dividends largely depends on earnings from our PRC subsidiaries and its ability to pay dividends out of its earnings. We cannot assure you that our PRC subsidiaries will generate sufficient earnings and cash flows in the near future to pay dividends or otherwise distribute sufficient funds to enable us to meet our obligations, pay interest and expenses or declare dividends.

Six Months Ended June 30, 2014 and 2013

As of June 30, 2014, we had cash and cash equivalents of approximately $72,000 and restricted cash of approximately $3.7 million. As of June 30, 2014, we did not have any foreign cash and short-term investments. Our current assets were approximately $51.9 million and our current liabilities were approximately $16.4 million, which resulted in a current ratio of 3.16:1. Total shareholders’ equity as of June 30, 2014 was approximately $50.6 million. The following table sets forth summary of our cash flows for the periods indicated:

(All amounts in thousands of U.S. dollars)

	Six Months Ended June 30, 2014	Six Months Ended June 30, 2013
Net cash provided by (used in) operating activities	$5,093	$(3,585)
Net cash provided by (used in) investing activities	(2,600)	670
Net cash provided by (used in) financing activities	(4,073)	11,611
Effect of exchange rate changes on cash	(7)	99
Net increase (decrease) in cash	(1,587)	8,795
Cash, beginning of period	1,659	618
Cash, end of period	$72	$9,413

Operating Activities

Net cash provided by operating activities was approximately $5.1 million in the six months ended June 30, 2014, compared with net cash used in operating activities of approximately $3.6 million in the same period in 2013. The increase in net cash provided by operating activities was primarily attributable to the following factors:

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•	Net income increased by approximately $1.7 million in the six months ended June 30, 2014 compared with the same period in 2013;

•	Advances to suppliers decreased by approximately $1.7 million in the six months ended June 30, 2014 compared with an increase of approximately $8.5 million in the same period in 2013. In the first half of 2013, we increased prepayments to one of our main suppliers in order to ensure the stable supply of raw material, bamboo charcoal. As our purchase stabilized and inventory management continued to improve, our advances to suppliers decreased in the first six months in 2014. However, our advances to suppliers balance may still experience fluctuations in the future as we may need to make more prepayments in order to secure our supply of bamboo charcoal, especially during peak time in production.

•	Inventory decreased by approximately $817,000 in the six months ended June 30, 2014 compared with an increase of approximately $5.1 million in the same period in 2013. In the first half of 2013, our inventory level increased because of the rubber trading business. As we reduced our rubber trading business, our inventory level decreased accordingly in the six months ended June 30, 2014.

The increase in net cash provided by operating activities was partially offset by:

•	Accounts receivable increased by approximately $2.3 million in the six months ended June 30, 2014 compared with a decrease of approximately $4.6 million in the same period in 2013. In the first half of 2014, we continued to increase sales of consumer products to large supermarket chains nationwide and our accounts receivable balances increased accordingly compared with the same period in 2013 when we saw a decrease in accounts receivable balances. As our sales continue to increase and our customer basis becomes more diversified, we anticipate that our accounts receivable balance may increase in the coming years.

•	A decrease of accounts payable of approximately $856,000 in the six months ended June 30, 2014 compared with a decrease of approximately $2.1 million in the same period in 2013; and a decrease of tax payable of approximately $250,000 in the six months ended June 30, 2014 compared with a decrease of approximately $1.0 million in the same period in 2013.

Investing Activities

Net cash used in investing activities was approximately $2.6 million in the six months ended June 30, 2014, an increase of approximately $3.3 million from net cash provided by investing activities of approximately $670,000 in the same period in 2013. The increase in net cash used in investing activities in the six months ended June 30, 2014 was primarily attributable to a an increase of loans made to a related party of approximately $2.6 million compared with repayments of loans to related parties of approximately $1.7 million in the same period in 2013. The largest aggregate amount outstanding at any point during 2014 was approximately $3.4 million. The balance of $2.6 million loans made to related party as of June 30, 2014 was repaid in full in October 2014. The increase in net cash used in investing activities was partially offset by the return of advance payment of approximately $814,000 in the first half of 2014. The advance payment was made in 2013 to develop software related to the improvement of our EDLC carbon manufacturing process and the payment was returned to us in May 2014.

Financing Activities

Net cash used in financing activities was approximately $4.1 million in the six months ended June 30, 2014, compared with net cash provided by financing activities of approximately $11.6 million in the same period in 2013. The increase in net cash used in financing activities in the six months ended June 30, 2014 was primarily attributable to the repayment of approximately $4.1 million long-term bank loan in April 2014. In the six months ended June 30, 2013, we obtained approximately $11.0 million related party loans and had a net borrowing of approximately $1.2 million from bankers acceptance notes.

Our material cash requirements in the next twelve months include

(i)	Investments of approximately $2.0 million in the new production lines and manufacturing facilities to increase the production capacity of household products and the continuing investments in the upgrade of manufacturing techniques involved in the production of EDLC carbon. As the demand for our products continues to grow in the coming years, we need to add production lines and improve the efficiency of production, which will require capital expenditures on these projects.

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(ii)	Approximately $1.2 million for marketing activities related to our household products, specifically the advertising expenditures on our “Charcoal Doctor” brand in local and national media.

Our primary source of cash is currently generated from the sales of our products and bank borrowings. Our cash balances decreased significantly in the six months ended June 30, 2014. As explained above, the primary reason for the decrease was the repayment of a long-term bank loan of approximately $4.1 million in April 2014. The long-term bank loan was related to the construction of our new factory buildings and was expired in April. We repaid the loan fully and did not ask for a renewal as we believe that we can meet our cash requirements by utilizing cash generated from our operating activities in the next twelve months. We may increase our bank borrowings when deemed necessary in the future and we will consider the cash requirements and financing costs before making any decision on bank borrowings.

In the coming years, we will be looking to other sources, such as raising additional capital by issuing shares of stock to meet our cash needs. While facing uncertainties in regards to the size and timing of capital raise, we are confident that we can meet cash requirements only by cash flows generated from our operating activities.

Loan Facilities

We repaid approximately $6.2 million in bank loans and borrowed approximately $2.2 million in bank loans for our working capital needs during the six months ended June 30, 2014. We also repaid approximately $7.2 million of bankers acceptance notes and secured approximately $7.2 million of bankers acceptance notes in the six months ended June 30, 2014. As a result, the balance of all our bank loans and bankers acceptance notes payable as of June 30, 2014 was approximately $9.3 million, which includes short-term bank loans of approximately $2.2 million and bankers acceptance notes payable of approximately $7.1 million.

As of June 30, 2014, the details of all our short-term bank loans and bankers acceptance notes payable are as follows:

(All amounts are in U.S. dollars)

No	Type	Contracting Party	Valid Date	Duration	Amount
1	Short-term Bank Loan	Bank of China	2014-01-08 to 2015-01-07	1 year	$2,112,500
2	Short-term Bank Loan	Bank of China	2014-06-27 to 2014-12-26	6 months	$73,125
3	Bankers acceptance notes payable	Bank of China	2014-01-09 to 2014-07-09	6 months	$1,137,500
4	Bankers acceptance notes payable	Bank of China	2014-01-09 to 2014-07-09	6 months	$1,137,500
5	Bankers acceptance notes payable	Bank of China	2014-05-19 to 2014-11-19	6 months	$1,137,500
6	Bankers acceptance notes payable	Bank of China	2014-05-19 to 2014-11-19	6 months	$1,137,500
7	Bankers acceptance notes payable	Bank of China	2014-05-26 to 2014-11-26	6 months	$1,300,000
8	Bankers acceptance notes payable	Bank of China	2014-05-27 to 2014-11-27	6 months	$1,300,000

Expired loans and bankers acceptance notes payable were all repaid as of the date of this filing.

Although we currently do not have any material unused sources of liquidity, giving effect to the foregoing bank loans and other financing activities, including the discounting of bankers acceptance notes, we believe that our currently available working capital should be adequate to sustain our operations at our current levels through the next twelve months. We are not dependent upon this initial offering to meet our liquidity needs for the next twelve months. We will consider additional borrowing based on our working capital needs and capital expenditure requirements. There is no seasonality of our borrowing activities.

We collected the loans to related party of approximately $2.6 million and as a result, our cash balance was approximately $2.7 million as of October 27, 2014.

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Credit and Mortgage Agreements

On January 8, 2014, Bamboo Tech entered into a Liquidity Capital Loan Contract with Bank of China Ltd. Lishui Branch. Under this agreement, Bamboo Tech borrowed RMB 13 million (approximately $2.1 million) for 12 months at 6.9% interest. Bamboo Tech is required to make quarterly interest payments on the 21st day of the last month of each quarter and to repay the principal on the loan on January 7, 2015. Under the loan, Bamboo Tech has agreed to joint liability with Mr. Dexian Zhang and Mr. Zhengyu Wang. To secure the rights of the lender under this and a previous similar agreement, Bamboo Tech entered into a Maximum Mortgage Contract dated January 29, 2013. Under this mortgage agreement, Bamboo Tech grants a mortgage to Bank of China Ltd. Lishui Branch for debts up to RMB 20 million (approximately $3.3 million). The mortgage covers all debts and obligations existing between the parties prior to January 29, 2013 and all new obligations arising from January 29, 2013 through July 29, 2014. The property securing this mortgage consists of our Tianning Street facility and land use rights for such property, collectively valued at RMB 20 million (approximately $3.3 million).

Obligations Under Material Contracts

Below is a table setting forth all of our contractual obligations as of June 30, 2014, which consists of our short-term and long-term loan agreements, loans from third parties and due to related parties:

	Payment Due by Period
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Short-Term Debt Obligations	$2,185,625	$2,185,625	-	-	-
Long-Term Debt Obligations	-	-	-	-	-
Bankers acceptance notes payable	7,150,000	7,150,000	-	-	-
Capital Lease Obligations	-	-	-	-	-
Operating Lease Obligations	-	-	-	-	-
Purchase Obligations	-	-	-	-	-
Other Long-Term Liabilities Reflected on the Registrant’s Balance Sheet under GAAP	-	-	-	-	-
Loans from Third Parties	38,829	38,829	-	-	-
Due to Related Parties	126,154	126,154	-	-	-
Total	$9,500,608	$9,500,608	-	-	-

Statutory Reserves

Under PRC regulations, all our subsidiaries in the PRC may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC GAAP. In addition, these companies are required to set aside at least 10% of their after-tax net profits each year, if any, to fund the statutory reserves until the balance of the reserves reaches 50% of their registered capital. The statutory reserves are not distributable in the form of cash dividends to the Company and can be used to make up cumulative prior year losses.

Restrictions on net assets also include the conversion of local currency into foreign currencies, tax withholding obligations on dividend distributions, the need to obtain State Administration of Foreign Exchange approval for loans to a non-PRC consolidated entity. We did not have these restrictions on our net assets as of June 30, 2014 and December 31, 2013. We are also party to certain debt agreements that are secured with mortgages on our real property, but such debt agreements do not restrict our net assets and instead only impose restrictions on the mortgaged property. To the extent we wish to transfer mortgaged property, we are able to do so subject to the obligation that we settle or transfer such mortgage in connection with such transfer; accordingly, we deduct the amount of such mortgage from the value of the underlying property and reflect the balance in our net assets.

The following table provides the amount of our statutory reserves, the amount of restricted net assets, consolidated net assets, and the amount of restricted net assets as a percentage of consolidated net assets, as of June 30, 2013 and December 31, 2013.

	As of June 30, 2014	As of December 31, 2013
Statutory reserves	$4,001,647	$4,001,647
Total restricted net assets	$4,001,647	$4,001,647
Consolidated net assets	$53,283,728	$47,944,856
Restricted net assets as percentage of consolidated net assets	7.5%	8.4%

Total restricted net assets accounted for approximately 7.5% of our consolidated net assets as of June 30, 2014. As our subsidiaries usually set aside only 10% of after-tax net profits each year to fund the statutory reserves and are not required to fund the statutory reserves when they incur losses, we believe the potential impact of such restricted net assets on our liquidity is limited.

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Capital Expenditures

We had capital expenditures of approximately $9,000 and $37,000 for the six months ended June 30, 2014 and 2013, respectively for the addition and renovation of our workshops and office buildings; purchasing of equipment in connection with our business activities. As of June 30, 2014, we had advance payment balance of approximately $3.3 million for the purchase of equipment related to the production of EDLC carbon. We expect to complete the installation of this equipment before the end of 2014.

In 2015 and 2016, our capital expenditures are expected to be approximately $3.2 million and $4.8 million, respectively, and will be primarily related to the construction of new production lines for our household products, to improve the technology used in the production of EDLC carbon and to establish R&D center to develop new applications for EDLC carbon. Specifically, we will continue to

•	purchase equipment to expand our household products;
•	grow our research and development staff;
•	upgrade equipment to support the production of EDLC carbon; and
•	use EDLC carbon in conventional batteries.

We expect that our capital expenditures will increase in the future as our business continues to develop and expand. We have used cash generated from our subsidiaries’ operations to fund our capital commitments in the past and anticipate using such funds and proceeds received from our initial public offering to fund capital expenditure commitments in the future.

Years Ended December 31, 2013 and 2012

As of December 31, 2013, we had cash and cash equivalents of approximately $1.7 million and restricted cash of approximately $3.6 million. As of December 31, 2013, we did not have any foreign cash and short-term investments. Our current assets were approximately $48.8 million and our current liabilities were approximately $20.2 million, which resulted in a current ratio of 2.42:1. Total shareholders’ equity as of December, 31 2013 was approximately $45.5 million. The following table sets forth summary of our cash flows for the periods indicated:

The following table sets forth summary of our cash flows for the periods indicated:

(All amounts in thousands of U.S. dollars)

	2013	2012
Net cash provided by (used in) operating activities	$(1,948)	$11,115
Net cash provided by (used in) investing activities	3,958	(3,299)
Net cash used in financing activities	(995)	(7,316)
Effect of exchange rate changes on cash	26	9
Net increase in cash	1,041	509
Cash, beginning of year	618	109
Cash, end of year	$1,659	$618

Operating Activities

Net cash used in operating activities was approximately $1.9 million in 2013, compared to cash provided by operating activities of approximately $11.1 million in 2012. The increase in net cash used in operating activities was primarily attributable to the following factors:

•	Net income decreased by approximately $328,000 in 2013 compared to 2012;

•	Accounts receivable increased by approximately $7.9 million in 2013 compared to a decrease of approximately $9.5 million in 2012. In 2013, we increased sales of consumer products to supermarket chains by offering them longer credit terms in order to ensure our products can reach customers in most regions in China. As a result, the balance of accounts receivable increased in 2013 compared to 2012. In addition, as our sales continue to grow and customer basis becoming more diversified, we anticipate our accounts receivable balance will grow in the coming year.

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•	Advances to suppliers increased by approximately $6.4 million in 2013 compared to an increase of approximately $3.6 million in 2012. In 2013, we continue to increase the prepayments to some of our main suppliers in order to ensure the stable supply of our raw material, bamboo charcoal. The decrease in net cash provided by operations was partially offset by the decrease in inventory of approximately $270,000 in 2013 compared to an increase of approximately $915,000 in 2012, an increase in accounts payable of approximately $141,000 in 2013 compared to a decrease of approximately $3.5 million in 2012 and an increase in taxes payable of approximately $496,000 compared to a decrease of approximately $842,000 in 2012.

Investing Activities

Net cash provided by investing activities was approximately $4.0 million in 2013, an increase of approximately $7.3 million from net cash used in investing activities of approximately $3.3 million in 2012. The increase in net cash provided by investing activities in 2013 was primarily attributable to the net collection of loans to related parties and loans to third parties of approximately $9.1 million in 2013 compared to net loans to related parties and third parties of approximately $1.3 million in 2012. As of the filing date, all loans to related parties have been repaid. The increase in net cash provided by investing activities was partially offset by a) the increase in the long-term prepayments of approximately $4.0 million we made to purchase equipments related to the production of EDLC carbon and to develop software related to the improvement of manufacturing process; b) the addition of intangible assets of approximately $774,000 in 2013.

Financing Activities

Net cash used in financing activities was approximately $995,000 in 2013, compared to approximately $7.3 million in 2012. The decrease in net cash used in financing activities in 2013 was primarily attributable to the lower net repayments of banks acceptance notes payable and bank loans compared to 2012.

Our material cash requirements in the next twelve months include (i) Investments of approximately $5.8 million in the new production lines and manufacturing facilities to increase the production capacity of household products and the continuing investments in the upgrade of manufacturing techniques involved in the production of EDLC carbon. As the demand for our products continues to grow in the coming years, we need to add production lines and improve the efficiency of production, which will require capital expenditures on these projects. (ii) Approximately $2.0 million for marketing activities related to our household products, specifically the advertising expenditures on our “Charcoal Doctor” brand in local and national media.

Our primary source of cash is currently generated from the sales of our products and bank borrowings. In the coming years, we will be looking to other sources, such as raising additional capital by issuing shares of stock to meet our cash needs. While facing uncertainties in regards to the size and timing of capital raise, we are confident that we can meet cash requirements only by cash flows generated from our operating activities.

Loan Facilities

We repaid approximately $2.1 million in bank loans and borrowed approximately $2.1 million in bank loans for our working capital needs during the year ended December 31, 2013. We also repaid approximately $20.0 million of bankers acceptance notes payable and secured approximately $20.0 million of bankers acceptance notes payable in 2013. As a result, the balance of all our bank loans and bankers acceptance notes payable as of December 31, 2013 was approximately $13.4 million, which includes long-term bank loans – current portion of approximately $4.1 million, short-term bank loans of approximately $2.1 million and bankers acceptance notes payable of approximately $7.2 million.

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As of December 31, 2013, the details of all our short-term bank loans and bankers acceptance notes payable are as follows:

(All amounts are in U.S. dollars)

No	Type	Contracting Party	Valid Date	Duration	Amount
1	Long-term Bank Loan – current portion	Shanghai Pudong Development Bank	2011-04-14 to 2014-04-13	3 years	$4,088,976
2	Short-term Bank Loan	Bank of China	2013-01-16 to 2014-01-13	1 year	$2,126,268
3	Bankers acceptance notes payable	Bank of China	2013-07-15 to 2014-01-15	6 months	$1,144,913
4	Bankers acceptance notes payable	Bank of China	2013-07-16 to 2014-01-16	6 months	$1,144,913
5	Bankers acceptance notes payable	Bank of China	2013-11-21 to 2014-05-20	6 months	$2,289,827
6	Bankers acceptance notes payable	Bank of China	2013-11-26 to 2014-05-25	6 months	$2,616,945

Expired loans and bankers acceptance notes payable were all repaid as of the date of this filing.

Although we currently do not have any material unused sources of liquidity, giving effect to the foregoing bank loans and other financing activities, including the discounting of bills receivable, we believe that our currently available working capital should be adequate to sustain our operations at our current levels through at least for the next twelve months. We are not dependent upon this initial offering to meet our liquidity needs for the next twelve months. We will consider additional borrowing based on our working capital needs and capital expenditure requirements. There is no seasonality of our borrowing activities.

Credit and Mortgage Agreements

On April 14, 2010, Energy Tech entered into a Fixed Assets Loan Contract with Shanghai Pudong Development Bank Co., Ltd. Lishui Branch. Under the agreement, Energy Tech borrowed RMB 25 million (approximately $4.2 million) for four years at an interest rate to float according to rates set by the People’s Bank of China. As of the date of the loan agreement, the interest rate was 6.336%. The interest rate is set on January 1 of each year, and interest is payable quarterly, on the 20th day of the last month of each quarter. Under the loan, Bamboo Tech, the Forasen Group Co. Ltd., Ms. Yefang Zhang and Mr. Zhengyu Wang have agreed to jointly guarantee performance, and Energy Tech has agreed to grant a mortgage. To secure the rights of the lender under this and a previous similar agreement, Energy Tech entered into a Maximum Mortgage Contract dated June 25, 2012. Under this mortgage agreement, Energy Tech grants a mortgage to Shanghai Pudong Development Bank Co., Ltd. Lishui Branch for debts up to RMB 62.37 million (approximately $10.5 million). The mortgage covers all debts and obligations existing between the parties prior to June 25, 2012 and all new obligations arising from June 25, 2012 through June 25, 2015. The property securing this mortgage consists of our Shuige Industrial Zone facility, valued at RMB 62.73 million.

On January 8, 2014, Bamboo Tech entered into a Liquidity Capital Loan Contract with Bank of China Ltd. Lishui Branch. Under this agreement, Bamboo Tech borrowed RMB 13 million (approximately $2.2 million) for 12 months at 6.9% interest. Bamboo Tech is required to make quarterly interest payments on the 21st day of the last month of each quarter and to repay the principal on the loan on January 7, 2015. Under the loan, Bamboo Tech has agreed to joint liability with Mr. Dexian Zhang and Mr. Zhengyu Wang. To secure the rights of the lender under this and a previous similar agreement, Bamboo Tech entered into a Maximum Mortgage Contract dated January 29, 2013. Under this mortgage agreement, Bamboo Tech grants a mortgage to Bank of China Ltd. Lishui Branch for debts up to RMB 20 million (approximately $3.3 million). The mortgage covers all debts and obligations existing between the parties prior to January 29, 2013 and all new obligations arising from January 29, 2013 through July 29, 2014. The property securing this mortgage consists of our Tianning Street facility and land use rights for such property, collectively valued at RMB 20 million.

Obligations Under Material Contracts

Below is a table setting forth all of our contractual obligations as of December 31, 2013, which consists of our short-term and long-term loan agreements, loans from third parties and due to related parties:

	Payment Due by Period
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Short-Term Debt Obligations	$2,126,268	$2,126,268	-	-	-
Long-Term Debt Obligations	4,088,976	4,088,976	-	-	-
Bankers acceptance notes payable	7,196,598	7,196,598	-	-	-
Capital Lease Obligations	-	-	-	-	-
Operating Lease Obligations	-	-	-	-	-
Purchase Obligations	-	-	-	-	-
Other Long-Term Liabilities Reflected on the Registrant’s Balance Sheet under GAAP	-	-	-	-	-
Loans from Third Parties	39,082	39,082	-	-	-
Due to Related Parties	120,000	120,000	-	-	-
Total	$13,570,924	$13,570,924	-	-	-

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Statutory Reserves

Under PRC regulations, all our subsidiaries in the PRC may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC GAAP. In addition, these companies are required to set aside at least 10% of their after-tax net profits each year, if any, to fund the statutory reserves until the balance of the reserves reaches 50% of their registered capital. The statutory reserves are not distributable in the form of cash dividends to the Company and can be used to make up cumulative prior year losses.

Restrictions on net assets also include the conversion of local currency into foreign currencies, tax withholding obligations on dividend distributions, the need to obtain State Administration of Foreign Exchange approval for loans to a non-PRC consolidated entity. We did not have these restrictions on our net assets as of December 31, 2013 and December 31, 2012. We are also party to certain debt agreements that are secured with mortgages on our real property, but such debt agreements do not restrict our net assets and instead only impose restrictions on the mortgaged property. To the extent we wish to transfer mortgaged property, we are able to do so subject to the obligation that we settle or transfer such mortgage in connection with such transfer; accordingly, we deduct the amount of such mortgage from the value of the underlying property and reflect the balance in our net assets.

The following table provides the amount of our statutory reserves, the amount of restricted net assets, consolidated net assets, and the amount of restricted net assets as a percentage of consolidated net assets, as of December 31, 2013 and December 31, 2012.

	As of December 31, 2013	As of December 31, 2012
Statutory Reserves	$4,001,647	$2,853,314
Total Restricted Net Assets	$4,001,647	$2,853,314
Consolidated Net Assets	$47,944,856	$43,049,994
Restricted Net Assets as Percentage of Consolidated Net Assets	8.4%	6.6%

Total restricted net assets accounted for approximately 8.4% of our consolidated net assets as of December 31, 2013. As our subsidiaries usually set aside only 10% of after-tax net profits each year to fund the statutory reserves and are not required to fund the statutory reserves when they incur losses, we believe the potential impact of such restricted net assets on our liquidity is limited.

Capital Expenditures

We had capital expenditures of approximately $1.2 million and $2.0 million for the years ended December 31, 2013 and 2012, respectively for the addition and renovation of our workshops and office buildings; purchasing of equipment in connection with our business activities.

In 2014 and 2015, our capital expenditures are expected to be approximately $5.8 million and $3.2 million, respectively, and will be primarily related to the construction of two new production lines for our household products, to increase the capacity and improve the technology used in the production of EDLC carbon and to establish R&D center for EDLC carbon. Specifically, we will continue to

•	purchase equipment to expand our household products;

•	grow our research and development staff; and

•	upgrade equipment to support the production of EDLC carbon.

We expect that our capital expenditures will increase in the future as our business continues to develop and expand. We have used cash generated from our subsidiaries’ operations to fund our capital commitments in the past and anticipate using such funds and proceeds received from our initial public offering to fund capital expenditure commitments in the future.

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Off-balance Sheet Commitments and Arrangements

We provided guaranty on behalf of Forasen Group’s bank loan of RMB19.35 million (approximately $3.1 million) on June 25, 2012 and RMB25 million (approximately $4.1 million) on April 8, 2014 by pledging our building valued at approximately $8.9 million as collateral for these loans. These loans will expire on June 25, 2015 and April 8, 2017, respectively.

Forasen uses proceeds from these loans to supplement its working capital needs. If Forasen Group fails to fully repay these bank loans under its contractual obligation, our buildings may be subject to foreclosure by the bank. We believe these guarantees would not impose significant restrictions on our liquidity and capital resources and has no impact on our revenues, expenses and cash flows. There is no other obligations or liabilities arising from the guarantees.

Except for the above-mentioned guaranty, we have not entered into any other financial guarantees or other commitments to guarantee the payment obligations of any third parties. In addition, we have not entered into any derivative contracts that are indexed to our own shares and classified as shareholder’s equity, or that are not reflected in our consolidated financial statements.

Critical Accounting Policies

We prepare our financial statements in conformity with accounting principles generally accepted by the United States of America (“U.S. GAAP”), which requires us to make judgments, estimates and assumptions that affect our reported amount of assets, liabilities, revenue, costs and expenses, and any related disclosures. Although there was no material changes made to the accounting estimates and assumptions in the past three years, we continually evaluate these estimates and assumptions based on the most recently available information, our own historical experience and various other assumptions that we believe to be reasonable under the circumstances. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from our expectations as a result of changes in our estimates.

We believe that the following accounting policies involve a higher degree of judgment and complexity in their application and require us to make significant accounting estimates. Accordingly, these are the policies we believe are the most critical to understanding and evaluating our consolidated financial condition and results of operations.

Revenue recognition

Our revenue is generated from the sale of our products to wholesalers and retailers. We recognize revenue when all of the following have occurred: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the price is fixed or determinable, and (iv) the ability to collect is reasonably assured. These criteria are generally satisfied at the time of delivery for sales, which is the point when risk of loss and title passes to the customer.

We sell our products either under free on board (“FOB”) warehouse term or under FOB destination term. For sales under free on board (“FOB”) warehouse term, we recognize revenue when product leaves our warehouse or production facility. Product delivery is evidenced by warehouse shipping log as well as signed shipping bills from the shipping company. For sales under FOB destination term, we recognize revenue when product is delivered and accepted by customer. Product delivery is evidenced by signed receipt document and title transfers upon delivery.

Revenue recognized under FOB destination term accounted for approximately 75% and 70% of our total revenue for the six months ended June 30, 2014 and 2013, respectively. For the years ended December 31, 2013 and 2012, revenue recognized under such method accounted for approximately 80% and 75% of our total revenue, respectively.

Revenue is reported net of all value added taxes. We do not routinely permit customers to return products and historically, customer returns have been immaterial.

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Allowance for accounts receivable and advance to suppliers

We establish an allowance for doubtful accounts based on management’s assessment of the collectability of accounts receivable and advance to suppliers. A considerable amount of judgment is required in assessing the amount of the allowance.

We consider the historical level of credit losses and apply percentages to aged receivable categories when we decide the allowance for accounts receivable. Additional specific provision is made against accounts receivable to the extent which they are considered to be doubtful. Bad debts are written off when identified and we do not accrue interest on trade receivables. Collectability conditions are assessed on individual receivable accounts when we determine an allowance is necessary.

As a significant portion of our accounts receivable balances as of December 31, 2013 were from a few large customers who have good payment records and credit history with us, we evaluated the collectability of these accounts and determined whether the allowance was reasonable based on the analysis of these individual accounts.

We have not granted special payment terms to large customers and we review our allowance levels periodically in order to ensure our methodology used to determine allowances is reasonable. Our most recent review of collection information indicated that approximately 92.8% of the accounts receivable balances as of December 31, 2013 have been collected by the end of August 2014. Of the remaining 7.2% (equivalent to approximately $2.2 million), approximately $1.1 million is from our two largest customers who have made commitments to pay us. We expect these two customers’ accounts to be brought back within normal parameters by the end of 2014. Based on the results of the review, we believe that our allowance for accounts receivable as of December 31, 2013 is reasonable.

The allowance for advances to suppliers represents prepayment to our supplier(s) that are deemed partially or wholly unrecoverable based on management’s evaluation of the credibility of the supplier. Our decision on whether to set aside allowance and the percentage of allowance is based on our evaluation of the credit worthiness, financial information and payment history of individual supplier. We generally apply the result of aging analysis to the determination of allowance for advances to suppliers. We usually set aside 50% of the balance of advances with an aging greater than six months but within one year as the allowance and 100% of the balance of advances with an aging greater than one year as the allowance based on our past experience and analysis on the collection history. In addition to the general allowance policy, we also consider specific information related to each individual supplier and utilize regular evaluation performed by our purchasing department to determine whether to record an allowance for an individual supplier. If an advance deemed uncollectable is returned to us or goods are delivered later, we record a reversal of the allowance.

Our advances to suppliers balances continued to grow in recent years as we increased raw materials purchases from a few large suppliers. Since these large suppliers have good on-time delivery record and lower credit risks, our allowance for advances to suppliers decreased accordingly. We evaluate our allowance level periodically in order to ensure our methodology used to determine allowances is reasonable.

Our most recent review of utilization information indicated that approximately 97.2% of the advance balances as of December 31, 2013 have been utilized or is expected to be utilized before the year-end. Based on the results of the review, we believe that our allowance for advances to suppliers as of December 31, 2013 is reasonable.

While our credit losses have historically been insignificant, we may experience higher credit loss rates in the future than we had in the past. Our accounts receivable are concentrated in relatively few customers, with two of our customers in the aggregate accounting for approximately 29% of our total accounts receivable, net as of June 30, 2014 and one customer accounting for approximately 10% of our total accounts receivable, net as of December 31, 2013. A significant change in the liquidity or financial position of our significant customer would require us to increase our allowance for doubtful accounts and negatively affect our working capital.

Income Tax

We account for income taxes in accordance with ASC 740, “Income Taxes”. ASC 740 requires an asset and liability approach for financial accounting and reporting for income taxes and allows recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or future deductibility is uncertain.

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Our subsidiaries in China are subject to the income tax laws of the PRC. We believe that our tax return positions are fully supported, but tax authorities in China may challenge certain positions. Therefore, the amount ultimately paid could be materially different from the amounts previously included in income tax expense and therefore could have a material impact on our tax provision, net income and cash flows.

Recently Issued Accounting Pronouncements

In May 2014, FASB issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers: Topic 606. This Update affects any entity that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets, unless those contracts are within the scope of other standards. The guidance in this Update supersedes the revenue recognition requirements in Topic 605, Revenue Recognition and most industry-specific guidance. The core principle of the guidance is that an entity should recognize revenue to illustrate the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The new guidance also includes a cohesive set of disclosure requirements that will provide users of financial statements with comprehensive information about the nature, amount, timing, and uncertainty of revenue and cash flows arising from a reporting organization’s contracts with customers. This ASU is effective retrospectively for fiscal years, and interim periods within those years beginning after December 15, 2016 for public companies and 2017 for non-public entities. We are currently evaluating the effect, if any, on our financial position and results of operations.

Our management believes that other accounting standards that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on our consolidated financial statements upon adoption.

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Business

Overview

We develop and manufacture bamboo-based charcoal products for industrial energy applications and household cooking, heating, purification, agricultural and cleaning uses. We have grown over the past decade to become a pioneer in charcoal products industry made from carbonized bamboo. We are a highly specialized high-tech enterprise producing, researching and developing bamboo charcoal based products with an established domestic and international sales and distribution network.

We provide our charcoal products in the following areas:

We oversee a national sales network that has a presence in 17 cities throughout China. We sell approximately 85% of our products in China, and the remaining 15% of products are sold internationally. We sell products in Japan, South Korea, the United States, and Europe.

In addition to our bamboo charcoal products, we also derive revenues from our trading activities, which primarily relate to industrial purchases and sales of charcoal.

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We are headquartered in the bamboo rich southwest of Zhejiang Province, in the city of Lishui. Zhejiang province, located in southeastern coastal China, is China’s tenth largest province in population, with 54.5 million residents, and eighth in terms of population density. The first province in China without any counties in the poverty-county list of the central government, Zhejiang has become one of the wealthiest and most commercial provinces in China. Its province-wide GDP of approximately RMB3.5 trillion in 2012 places it as the fourth highest in China in absolute amount and sixth per capita.

Lishui is a prefecture-level city located in southwest Zhejiang province. Approximately 2.5 million residents live in the city, and city-wide GDP is approximately RMB50.6 billion. Lishui’s primary industries include wood and bamboo production, ore smelting, textile, clothes making, construction materials, pharmaceutical chemistry, electronic machinery and food processing. As to wood and bamboo production, approximately 69% of Lishui prefecture is covered with forest, giving it the nickname “The Foliage Ocean of Zhejiang.”

Zhejiang Province	City of Lishui

We have relocated all of our production, research and development (“R&D”) and management facilities a newly built production facility in the Shuige Industrial Zone, 20 kilometers from downtown Lishui. The facility covers a land area of 37,248 square meters (9.7 acres) and includes two dormitories, a large office and R&D building, two buildings housing Charcoal Doctor production and storage facilities, a five story building for charcoal briquette production, four buildings housing a complete EDLC carbon production line and one inventory warehouse for EDLC carbon raw materials. Facilities boast an array of sophisticated and automated production machinery and a water treatment plant. Gross floor area stands at 51,419 square meters (12.7 acres).

We rely on a combination of patent, trademark and trade secret laws and non-disclosure agreements and other methods to protect our intellectual property rights. We own nine patents in China covering our bamboo charcoal production technology. We have applied for one additional patent related to methods to process bamboo and bamboo charcoal.

During the year ended December 31, 2013, our three largest suppliers accounted for approximately 56% of our total purchases. During the year ended December 31, 2012, our four largest suppliers accounted for approximately 72% of our total purchases. Because we purchase a material amount of our raw materials from these suppliers, the loss of any such suppliers could result in increased expenses for our company and result in adverse impact on our business, financial condition and results of operations.

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Corporate Information

Overview

Bamboo Tech was established in October 2002 under the trading name “Lishui Zhonglin High Tech Co., Ltd.” by its incumbent owner. Following the establishment of the Forasen Green Energy Group, later renamed Forasen Group Ltd. (“Forasen Group”), in May 2003, 60% of THL’s shares were acquired by the Forasen Group. A second subsidiary, Tantech Charcoal, was acquired in September 2006 to manage the Forasen Group’s export business. In September 2008 a third subsidiary, Energy Tech, was established to research and develop bamboo charcoals application as a carbon component for EDLCs. Following the renaming of the Forasen Group to its current name, 95% of Bamboo Tech’s shares were acquired by USCNHK, a Hong Kong registered company, in December 2010.

Historical Timeline

Below is a brief timeline of key dates in our Company’s history since its formation.

•	September 2001: Tantech Charcoal is established.
•	October 2002: Bamboo Tech is established as “Lishui Zhonglin High Tech Co., Ltd.” with registered capital of RMB3.15 million.
•	April 2003: Lishui Forasen Green Industry Group (“Forasen Group”) was established.
•	May 2003: Forasen Group acquires 60% of Bamboo Tech.
•	December 2005: (1) Bamboo Tech reorganizes its structure (a) from a limited company to a shareholder company and (b) to increase registered capital to RMB21 million, resulting in a decrease of Forasen Group’s interest to 41.24%; (2) Bamboo Tech is renamed “Zhejiang Tantech Bamboo Technology Co., Ltd”; (3) Zhengyu Wang becomes legal representative of Bamboo Tech.
•	September 2006: Bamboo Tech acquires Tantech Charcoal by transferring shares from Forasen Group and natural shareholders to Bamboo Tech. As a subsidiary, Tantech Charcoal’s business scope is exporting Forasen Group’s products to a multitude of countries worldwide.
•	September 2007: Forasen Group’s interest in Bamboo Tech increases to 44.25%.
•	January 2008: Bamboo Tech increases its registered capital to RMB27 million, decreasing Forasen Group’s interest to 34.41%.
•	July 2008 through April 2009: Several shareholders of Bamboo Tech transfer their interests to Forasen Group, increasing its interest in Bamboo Tech to 51.45%.
•	September 2008: Energy Tech is established and operates as subsidiary of Bamboo Tech.
•	October 2008: USCNHK is established as “Raymond & O/B Raysucess Co., Limited”.
•	October 2009: Forasen Group is renamed “Forasen Group”
•	November 2010: THL is established as “Sinoport Enterprises Limited.”
•	December 2010: (1) USCNHK is renamed “USCNHK Group Limited”; (2) Bamboo Tech increases its registered capital to RMB80 million, increasing Forasen Group’s interest to 95%; (3) Forasen Group transfers all of its interest in Bamboo Tech to USCNHK.
•	April 2013: THL is renamed “Tantech Holdings Ltd.”

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Corporate Structure

Below is a chart representing our current corporate structure:

In the above chart, we provide the Chinese names of our corporate entities. As to THL and USCNHK, both the English and Chinese names are legal corporate names. As to Bamboo Tech, Tantech Charcoal and Energy Tech, only our Chinese names are legal corporate names, and the English translations are provided as courtesy translations.

Our registered agent in the British Virgin Islands is Offshore Incorporations Limited. Our registered office and our registered agent’s office in the British Virgin Islands are both located at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.

THL

THL was incorporated on November 9, 2010 under the BVI Companies Act, 2004 as a company limited by shares under the name “Sinoport Enterprises Limited.” On April 15, 2013, Sinoport Enterprises Limited changed its name to “Tantech Holdings Ltd.” At the time of its formation, THL was authorized to issue 50,000 common shares with a par value of $1.00 per share. On November 19, 2010, THL issued 50,000 shares to its sole shareholder, Forasen Energy Co., Ltd, now named “Tanbsok Group Limited.”

On November 25, 2014, in contemplation of the initial public offering of its common shares, THL effected a simultaneous (a) 1,000-for-1 split of its common shares and (b) pro-rata redemption for par value and cancellation of 600 of such shares (30,000,000 in total). This transaction was accomplished in this way for several business reasons: (1) we wanted to maintain $50,000 in aggregate share capital; (2) in anticipation of this offering, we desired to increase the total number of common shares and reduce their per-share price to a level consistent with the targeted offering price in this offering; and (3) prior to completion of the recapitalization, we had issued all of the shares we were authorized to issue and needed to create authorized but unissued shares by repurchasing a portion of such authorized and outstanding shares.

Upon completion of these transactions, THL was authorized to issue 50,000,000 common shares, $0.001 per share, of which 20,000,000 are issued and outstanding. At formation, THL had one director, Dehong Zhang, a citizen of the Philippines. On June 21, 2013, Yefang Zhang, a citizen of the Philippines, was also appointed as a director of THL. In June 2014, THL appointed three independent directors, all citizens of the PRC: Hongdao Qian, Shudong Wang and Wencai Pan.

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USCNHK

USCNHK was formed on October 17, 2008 under the Companies Ordinance (Chapter 32) of Hong Kong under the name “Raymond & O/B Raysucess Co., Limited.” On December 2, 2010, Raymond & O/B Raysucess Co., Limited changed its name to “USCNHK Group Limited.” USCNHK’s authorized share capital is HKD10,000, and the company has issued 10,000 shares, par value HKD1.00 per share, to its sole shareholder, THL. USCNHK has one director, Dehong Zhang, a citizen of the Philippines. On June 21, 2013, Yefang Zhang, a citizen of the Philippines, was also appointed as a director of USCNHK.

Bamboo Tech

Bamboo Tech was formed on October 23, 2002 under the name “Lishui Zhonglin High-Tech Co., Ltd.” (Chinese: 丽水中林高科有限公司). On December 31, 2005, Bamboo Tech changed its name to “Zhejiang Tantech Bamboo Technology Co., Ltd.” Bamboo Tech’s authorized share capital is RMB80 million, of which USCNHK owns 95% and five individual PRC residents own the remaining 5%. Bamboo Tech is organized and qualified as a Sino-foreign joint venture enterprise under PRC law. Bamboo Tech has five directors, Zhengyu Wang, Yefang Zhang, Dexian Zhang, Xiaolin Chen and Yaqing Ye, all of whom are PRC citizens other than Yefang Zhang, who is a citizen of the Philippines.

Tantech Charcoal

Tantech Charcoal was formed on September 5, 2002. Tantech Charcoal’s authorized share capital is RMB 3.5 million, of which Bamboo Tech owns 100%. Tantech Charcoal is organized as a limited liability company under PRC law. Tantech Charcoal has one director, Zhengyu Wang, who is a PRC citizen.

Energy Tech

Energy Tech was formed on September 24, 2008. Energy Tech’s authorized share capital is RMB 30 million, of which Bamboo Tech owns 100%. Energy Tech is organized as a limited liability company under PRC law. Energy Tech has one director, Zhengyu Wang, who is a PRC citizen.

Bamboo and Bamboo Charcoal

As a company focused on bamboo charcoal, our business is in a sub-part of China’s bamboo industry. Government policies that encourage the use of bamboo also benefit the bamboo charcoal industry. Accordingly, we provide a brief overview of bamboo and those elements of China’s bamboo industry, insofar as they have an effect on the bamboo charcoal industry in general and our company in particular.

Bamboo

Bamboo plants are some of the fastest growing plants in the world, with some varieties growing more than three feet per day. Moreover, Bamboo can be re-grown quickly following harvesting, ensuring high frequency utilization without shortages. Unlike trees, individual bamboo culms emerge from the ground at their full diameter and grow to their full height in a single growing season of three to four months. Over the next 2–5 years, fungus begins to form on the outside of the culm, which eventually penetrates and overcomes the culm. Eventually the fungal growths cause the culm to collapse and decay. As a result, bamboo culms generally have life cycles of up to ten years, at which point they must be cut down in order to preserve the environment of the surrounding forest. Optimal quality bamboo culms for carbonization are cut at five years of age. Additional bamboo can be grown in the same area where previous culms grew.

Bamboo is considered environmentally friendly because it takes in substantial amounts of carbon dioxide and gives off oxygen as it grows. Indeed, bamboo sequesters more carbon dioxide than an equivalent region of plantation trees. Moreover, harvesting of bamboo is considered more environmentally friendly than allowing it to live through the full life cycle, as such harvesting maximizes the amount of carbon dioxide the bamboo can sequester because of the effects of fungus noted above.

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A 2013 report notes that the Chinese bamboo industry’s output value reached $19.5 billion. It employs 7.75 million people and has become a pillar industry of development of economic society of China’s bamboo main producing area and major income source of peasants’ families. Given bamboo’s importance in China, we believe that favorable government policies and regulations encouraging the advancement of bamboo technology in China generally will create an environment favorable to our increased production of bamboo-based charcoal products. The Chinese government is also working to develop its bamboo industry to meet its goals in environmental protection and green economic development, as planting bamboo is both profitable and environmentally-friendly, according to the International Network for Bamboo and Rattan (“INBAR”). Moreover, given the central government’s goal to reduce carbon dioxide emissions per unit of GDP by 40 to 45 percent by 2020 compared to 2005, we expect the bamboo technology industry to continue to be important to the country’s long-term planning.

China now produces approximately 80% of the world’s bamboo and consumes approximately 60% of that production. According to statistics from INBAR, China has more than 6 million hectares for bamboo production and over 500 bamboo species. In 2012, the domestic industry was worth $19.5 billion and employed more than 7.75 million people.

During a period of rampant deforestation, China put in place restrictions on harvesting of natural wood and encouraged the country to make more use of bamboo. Under the National Forest Protection Program (“NFPP”), China implemented natural forest logging bans that covered 17 provinces in China. These bands required consumers of charcoal to look to other sources for creation of charcoal than the natural trees they were most familiar with using. During this time, bamboo charcoal became a viable alternative in the country.

Bamboo has many desirable characteristics compared to timber based products:

•	Culms are ideally allowed to reach 5-7 years of maturity prior to full capacity harvesting. The clearing out or thinning of culms, particularly older decaying culms, helps to ensure adequate light and resources for new growth.
•	Commercial growers can annually harvest between one-quarter and one-third of a bamboo grove that is at least three years old. Harvesting at such rates allows continuous, sustainable harvesting.
•	Bamboo will re-grow from same rootstalk (rhizome);
•	Plant tends to be drought tolerant
•	Bamboo minimizes carbon dioxide gases and generates up to 35% more oxygen than an equivalent area of trees. One hectare of bamboo can sequester 62 tons of CO2/year, while one hectare of young forest can sequester 15 tons of CO2/year.

The physical and environmental properties of bamboo make it an exceptional economic resource for a wide range of uses. It grows quickly and can be harvested annually without depletion of the parent plant and without causing harvesting damage or deterioration in soil quality; in addition bamboo is very versatile and has many uses in the construction, culinary, furniture, pulp, pharmaceutical, and textiles industries. New uses for bamboo are being developed as we understand its biological, chemical and physical characteristics.

According to the United Nations’ Food and Agriculture Organization the bamboo industry affects the lives of about 1.5 billion people around the world. About 2.5 billion people in the world depend economically on bamboo, and the international trade in bamboo amounts to between $5 and $10 billion. With the growth of demand for environmentally friendly green products, the world bamboo market is expected to double by 2015 (from USD 10 billion to USD 20 billion). The growth of the global bamboo market is expected to reach up to USD 15-20 Billion/year in 2017.

There are about 39 genera of bamboo and more than 590 species in China with 5.38 million hectares of pure bamboo forest, which accounts for 25% of the bamboo area in the world. With 5.38 million hectares of bamboo plantations and an annual increase of 100,000 hectares, China is leading the world’s bamboo industry in its number of varieties, amount of bamboo reserves, as well as production output, said Zehui Jiang, co-chair of INBAR’s board of trustees.

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Zhejiang province is situated on the shore of the East China Sea, and has about thirty genera and four hundred varieties of bamboo. . Bamboo products made there are sold all around the world, with an annual output of RMB 28 billion Yuan ($4.5 billion) in 2010. Zhejiang province has almost one fifth of the whole bamboo forest area in China. Moreover, approximately 69% of Lishui prefecture is covered with forest, giving it the nickname “The Foliage Ocean of Zhejiang.”

Bamboo Charcoal

Bamboo charcoal has been documented in China as early as 1486 AD during the Ming Dynasty in China. Bamboo charcoal has traditionally been used as a heating source, in replacement of wood, coal or wood charcoal. As a source of heat, bamboo charcoal has a calorific value approximately half that of an equivalent weight of oil, and similar to the calorific value of wood. In addition to being an efficient source of heat, bamboo charcoal is considered less polluting than wood charcoal, because it burns more cleanly due to a lower percentage of volatile matter. Smoke and pollution in charcoal burning relate largely to moisture content and volatile matter. While careful processing can control the moisture content, the ratio of volatile matter is affected by the source of charcoal. Traditional wood charcoals may range between 5-40% volatile matter free of moisture, depending on the type of wood and the temperature at which it is carbonized. Bamboo heating charcoal tends to be between 13-17% volatile matter free of moisture.

Because of the relatively higher pollution levels in wood charcoal, it is estimated that the burning of wood fuel claims the lives of an estimated 2 million people every year who inhale the smoke. Moreover, it takes between seven and ten tons of wood to produce one ton of wood charcoal, compared with four tons of bamboo to produce one ton of bamboo charcoal.

In addition to use as a heating source, bamboo charcoal has applications as an adsorbent, deodorizer, dehumidifier, purifier and electrical conductor. Nonactivated bamboo charcoal is a versatile mineral matter with great porosity and consequently high absorption ability. Bamboo charcoal’s porous surface area makes it an ideal air and water purifying agent, odor absorbent, additive, dehumidifier and electromagnetic wave absorber (electromagnetic waves from computers, mobile telephones and other electronics can be conducted through bamboo charcoal to dissipate their energy in the charcoal pores). While wood charcoal’s surface area may be as low as 20 m2/g, bamboo charcoal generally ranges from 200-600 m2/g, and our company’s EDLC carbon has achieved 2,200 m2/g.

While bamboo charcoal has a high absorptive capacity after carbonization, it becomes even more effective after activation. Activated bamboo carbon is bamboo charcoal that has been taken through an extra step greatly increasing its absorptive abilities. Activated bamboo charcoal can be used for cleaning the environment, absorbing excess moisture and producing medicines.

The carbonization process occurs in the absence of oxygen and produces a brown-black liquid containing more than 200 organic compounds known as bamboo vinegar, or pyroligneous acid. Following sedimentation two distinct layers appear: a light yellow-brown liquid (clarified bamboo vinegar) which can be refined to produce acetic acid, propionic acid, butyric acid, carbinol and organic solvents, and a viscid oily liquid (bamboo tar) containing large amounts of phenol substances. Bamboo vinegar is found in sanitary and health products as well as a range of horticultural fertilizers and organic solutions.

EDLC Carbon

Bamboo charcoal is beginning to be used for applications in hi-tech industries. Due to the range of possible uses, there are a variety of essential qualities of bamboo charcoal required among various hi-tech industries. Bamboo charcoal is used in related research and to develop items such as baseboard material for supercapacitor research, high-capacity battery manufacturing, fiber synthesis mixed with bamboo charcoal in textiles, special coatings manufacture, enzyme fixing in biochemical technology, porous carbon materials manufacturing, nano-carbon tube research in biomedical sciences.

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Supercapacitors refer to high capacitance electrochemical batteries or capacitors. These devices can store more energy (energy density) than a traditional capacitor (but less than a battery) and more power (power density) than a battery bringing significant benefits to both “peak-assist” and “power-assist” applications. Some of the advantages of supercapacitors include:

•	They can be used in conjunction with batteries to increase voltage and energy.
•	There is no chemical reaction, which increases total lifespan and decreases risk of overcharging.
•	They have very low per-cycle costs.
•	Unit costs have decreased significantly in recent years, with 3,000 Farad supercapacitor that cost $5,000 in 2000 decreasing to $50 by 2011.

While existing supercapacitors have energy densities that are approximately 10% of a conventional battery, their power density is generally 10 to 100 times greater. As a result, supercapacitors are used in applications that require significant amounts of power, both in quick bursts and also for sustained periods.

Compared to traditional batteries, EDLCs can be charged and discharged many hundreds of thousands of times without any degradation or damage. This is due to the absence of chemical reactions. Additionally, EDLCs have much shorter charge/discharge times and can operate in a much wider temperature range. These qualities are made possible by the absorption/desorption processes that govern EDLCs as opposed to chemical reactions. EDLCs are constructed from a number of components, namely electrodes, electrolytes, separators, collection fluid, lead and packaging materials. The electrode, electrolyte and membrane composition are critical in the performance and quality and will influence the basic properties of the final product.

Electrode charcoal is a porous and amorphous carbon material. This special charcoal has a very highly developed and complex pore structure and a large surface area making it an ideal electrode fuel cell material for EDLCs.

The main uses of supercapacitors include:

•	Electric/Hybrid electric vehicle power supply (including cars, motorcycles and golf carts);
•	Immediate high power supply; high power energy storage, electric pulse power supply;
•	Renewable (solar/wind) energy storage buffer systems;
•	Utility meters: Electric meter, water meter, gas meter auxiliary power supply;
•	Uninterruptable power supply (“UPS”) systems, mainly for vital-use machines;
•	Backup power supply systems;
•	Direct current (“DC”) control power transformer and distribution stations and DC panels;
•	Military maintenance systems; and
•	Electric toys, electric tools, automatic flashlights and other types of power systems

Due to perceived favorable prospects in the industry, more than 50 domestic manufacturers are engaged in research and development of large and super capacity capacitors. However, only approximately 10 manufacturers are capable of mass production and have reach the utilization level. We believe the supercapacitors for vehicle use developed by Shanghai Aowei Technology Co., Ltd. are leading the industry in terms of technology. Through comparison with products made by foreign manufacturers, the electrical performance and physical performance of Aowei are equivalent to similar products made by foreign companies.

At present, domestic manufacturers mainly produce electric double-layer capacitors. The main companies include Jinzhou Kam Company, Beijing Supreme Power Systems Co., Ltd, Shanghai Aowei Technology Co., Ltd. and etc. Jinzhou Kam Company is the largest supercapacitor manufacturer in China. Domestically made supercapacitors are believed to occupy 60-70% of China’s supercapacitor market share.

In addition, there are also several other domestic supercapacitor suppliers, such as Haerbin Jurong Newpower Co., Ltd., and Chaoyang Liyuan New Energy Co., Ltd. Meanwhile, provinces and cities like Jiangxi, Jiangsu, Henan, Shanxi and Tianjin have also launched relevant policies to support enterprises in their own territory to march into the newly-emerging energy storage component market of supercapacitor. For instance, Jiangxi Xinda Electronics Company, one of the top 100 electronic components companies in China, is seeking to cooperate with partners to produce supercapacitors. In 2011, the industry realized a total scale of $3.122 billion, an annual increase of 50% over 2010.

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Japan is the main producer of carbon for EDLCs and has led the industry for 30 years. The main manufacturing companies include Calgon Mitsubishi Chemical Corporation, Futamura Chemical Co., Ltd, Kuraray Chemical, Japan Enviro Chemicals. Ltd, Takeda Pharmaceutical Company Limited, Osaka Gas Co., Ltd., Kansai Coke and Chemicals Co., Ltd., Kureha Chemical and Nippon Oil. Such companies take biomass such as coconut shells, or chemical raw materials such as phenolic resin or petroleum as raw material, and use water vapor or alkali to activate the carbon.

South Korea is also a leader in terms of supercapacitor production and research. In July 2008, GS Caltex from South Korea and Nippon Oil founded the joint venture Power Carbon Technology, which is engaged in production of activated supercapacitor carbon. The joint venture’s factory is predicted to reach 900 tons annual capacity by 2015, making it the largest manufacturer of activated supercapacitor carbon. Suntel Co., Ltd. was founded in 2001; it is a subsidiary under Heung-A Suntel. In 2008, it started to produce active carbon for supercapacitor; in 2010, the annual productivity reached 30 tons, making it the second largest manufacturer of activated supercapacitor carbon in South Korea.

The main domestic manufacturers of active carbon for supercapacitor include our company, Chaoyang Senyuan Activated Carbon Co., Ltd, Henan Huaxian Active Carbon Factory, Nanjing Zhengsen Environment Protection Technology Co., Ltd., Nanjing Linda Active Carbon Co., Ltd., Daying Juneng Technology and Development Co., Ltd., Fujian Xinsen Carbon Industry Co., Ltd. and Shanghai Heda Carbon Material Co., Ltd. At a current annual capacity of 500 tons, our company has more than twice the annual production capacity of the closest of these domestic competitors.

Bamboo Charcoal Production Process

The process of making bamboo charcoal consists of the following steps, which we and/or our suppliers perform, as indicated:

1.            Suppliers Prepare Raw Materials

Our suppliers select bamboo culms that are between 5 and 8 years old, which we consider the optimal range for our needs. They then prepare the raw bamboo for pyrolysis, heating organic material in the absence of oxygen to cause them to decompose. The absence of oxygen causes bamboo to convert into charcoal rather than to catch on fire. At this stage, our suppliers shape the bamboo culm into the appropriate shape, depending upon the ultimate use of the charcoal product. Because the density, cavity structure and tissue composition of bamboo culms differ from top to bottom, and based on the age, soil and climate conditions in which the bamboo is grown, it is common to divide bamboo accordingly. The cut bamboo is typically air or smoke dried until moisture content is between 15 to 20%.

2.            Suppliers Carbonize the Bamboo into Bamboo Charcoal

The carbonization process consists of first loading the mechanical furnace with the prepared bamboo. Bamboo is then dried, to the extent it is not already dry, by heating at 120 to 150°C until the desired moisture content is reached. Pre-carbonization (150-280°C) then follows, paying attention to keep the temperature below the autoignition point of bamboo. The carbonization phase (280-450°C) is brief and exceeds the flash point of bamboo, releasing heat in an exothermic reaction. As the bamboo carbonizes, bamboo vinegar and tar pyrolyze and flow out of the bamboo. The specific amount of bamboo vinegar that recovered depends on carefully coordinating the temperature and rate of temperature increase.

Next, high-temperature refining occurs between 600 and 1,100°C. During this stage, volatile matter discharges due to the high temperature, and the fixed carbon content in the charcoal increases as a result. The characteristics of the bamboo charcoal depend on choices made at this stage. For instance, electrical resistance decreases as carbonization temperature increases, while density increases. Techniques matter even in non-EDLC bamboo charcoal: bamboo carbonized at 500°C excels at filtering ammonia, while bamboo carbonized at 1,000°C is better at filtering benzene and toluene.

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Finally, at the completion of refining, the bamboo charcoal naturally cools. Once the temperature in the furnace is below 60°C, the charcoal may be unloaded.

3.            Suppliers and our Company Process the Bamboo Charcoal

After the carbonization process is completed, our suppliers sort the bamboo charcoal according to grade and type. They then complete their processing, check the quality and deliver it to our company for further processing. The amount of processing performed by the suppliers will vary depending on the product. For example, we purchase some wood-based OEM BBQ charcoal in essentially finished form and then prepare it for resale domestically. On the other hand, for our self-produced BBQ charcoal, we purchase pre-briquette charcoal and complete the steps needed to form briquettes, described below.

As to briquette charcoal, the process for finishing involves disintegrating the charcoal into an appropriate size, combining the charcoal with a binding agent and pressing the charcoal into the desired briquette shape. As noted, for our OEM BBQ charcoal, our suppliers perform all of these steps. For our self-produced BBQ charcoal, we receive small pieces and complete the disintegration, combination, binding and pressing steps on our production line.

As to charcoal to be used for ornamental purposes, the charcoal may be left whole or ground to an appropriate size for the desired purpose. Our suppliers deliver such bamboo charcoal to us per our specifications as to size of charcoal pieces, and we complete final processing and packaging in order to prepare such charcoal for sale. Among other steps, we prepare and fill our charcoal bags and mix any formulas specific to given products such as our silver ion nano products.

We first activate charcoal to be used for EDLC carbon purposes and then crush it to an appropriate size for the desired applications. We perform all of these steps in-house on un-activated bamboo charcoal delivered to us. The specific size and characteristics of the charcoal, including porosity, depends on the use intended by the EDLC manufacturer. To produce activated bamboo carbon, we subject carbonized bamboo to a further process involving granulation and high pressure steam injection, which further exposes pores. The surface area to mass ratio of the bamboo charcoal can more than double after activation, and we have achieved a surface area to mass ratio of 2,200 m2/g for our EDLC carbon.

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Our Processing Workflow

We develop and manufacture our bamboo charcoal products using the following processing workflow:

Our Products

We produce and sell three categories of products, all of which are produced from bamboo charcoal and bamboo charcoal byproducts. Because of the lifespan and fast growth rate of bamboo, our products are considered environmentally friendly. Moreover, our facilities have received ISO 14001:2004 certification, which reflects our focus on measuring and managing our environmental impact.

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Samples of Charcoal Doctor solid products from our exhibition hall	Samples of Charcoal Doctor liquid products from our exhibition hall.

BBQ Products

We sell pressed and formed charcoal briquettes for use in grills, incense burners, and other applications for which the primary purpose of the charcoal is burning for heat or fuel. These products are sold in China and internationally under the Algold brand.

BBQ Charcoal Briquettes	Hookah Coals

Refined BBQ Charcoal	Disposable BBQ Grill

Our charcoal briquettes are processed from carbonized bamboo (as to our self-produced BBQ charcoal) and wood (as to our OEM BBQ charcoal) into charcoal and pressed into shapes appropriate for our customers’ preferred use. These products include barbecue grill briquettes, disposable all-in-one barbecue grills (including charcoal), and fuel for incense and tobacco burners.

We expect revenues generated from our charcoal briquette products will stabilize as we continue to focus on higher margin EDLC and Charcoal Doctor branded products. We expect a decline in comparison to these other segments, but no decline in absolute terms. We currently have annual production capacity of 10,000 tons from three fully automated mold and furnace production lines. The major markets for our briquette products are Europe, the Middle East and the US.

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Charcoal Doctor Products

Our primary consumer brand is Charcoal Doctor (“炭博士”, “Tan Boshi” or “Dr. Tan” in Chinese). In processing our charcoal products, the primary byproducts are solid charcoal and charcoal vinegar. We make use of both the solid and liquid byproducts in our Charcoal Doctor products.

Our Charcoal Doctor brand products have been the primary source of our revenue over the last few years. Charcoal Doctor products are sold throughout China and stocked by many supermarkets and specialty shops in Zhejiang Province and other provinces. We seek to protect and grow our market share pricing our products aggressively, often as much as 10-15% below our competitors’ prices. Our Charcoal Doctor gross profit margins average 35%, largely due to our industrialized and automated production processes. We plan to expand product lines in the coming years to take advantage of the many uses of bamboo charcoal and vinegar. Charcoal Doctor products can be categorized according to their physical state: liquid or solid:

Our solid charcoal products are primarily used for purification and deodorization. These consumer products are made from dry distilled carbonized bamboo, and have the ability to absorb harmful substances and foul odors from the air, including benzene, toluene, ammonia and carbon tetrachloride. The primary ingredient of these products, activated charcoal, is an adsorbent. Our solid Charcoal Doctor products generally fit within three categories: (1) charcoal bags, primarily used as air purifiers and humidifiers, (2) charcoal deodorants and (3) toilet cleaning disks. Our primary Charcoal Doctor solid products include the following:

•	Air purifiers and humidifiers
•	Automotive accessories for air purification
•	Underfloor humidity control
•	Pillows and mattresses
•	Wardrobe deodorizers
•	Mouse pads and wrist mats
•	Refrigerator deodorant
•	Charcoal toilet cleaner disks
•	Liquid charcoal cleaner
•	Shoe insoles
•	Decorative charcoal gifts

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Samples of the range of solid Charcoal Doctor products are pictured below.

Flat Health Pillow	Memory Foam Back Rest	Mesh Charcoal Insole

Clothes Hanger	Rod Charcoal Head Pillow	Air Purifier/Humidifier

Wardrobe Strips	Liquid Toilet Cleaner	Bottle Bag

Toilet Cleaner Disks	Car Air Purifiers	Refrigerator Deodorants

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In addition to providing solid charcoal, the carbonization process also results in a liquid byproduct called bamboo vinegar. Bamboo vinegar is used in disinfectants, detergents, lotions, specialized soaps, toilet cleaners and fertilizers. We have also adapted our bamboo vinegar for use in a variety of agricultural applications:

•	Fruit, vegetable, and other plant fertilizers
•	Soil conditioners and sweeteners
•	Flower nutrients
•	Toilet cleaning liquid detergent and solid disks
•	Hand washing sanitation

Samples of the range of liquid Charcoal Doctor products are pictured below.

Horticultural Additive	Melon Fertilizer	Red Fruit Fertilizer

First Stage Conditioner	Plant Sweetener	Flower of God Fluid

Strawberry Fertilizer	Bamboo Vinegar Paste	Bamboo Vinegar Soap

We believe liquid products are crucial to maintaining close ties with the agricultural industry, which we expect will be a key area for growth in the coming years. We plan to expand in this area by adding production lines for daily health products, such as toilet-cleaning products, hand washing products, as well as other everyday household items based on silver ion anti-bacterial nano technology.

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We use this silver ion nano technology for sterilization to improve the effectiveness of our sanitation and purification products. We purchase silver ion nano powder from third parties to add into our products. We use our own formulas for the purification and sanitation products that incorporate such powder.

We have developed two kinds of products that use our silver ion nano technology. Our detergent products are based on bamboo vinegar and are supplemented by the introduction of silver ion nano powder. These products are used for washing clothes and are in the trial stage. We began trial sales of our silver nano detergent products in Yantai (Shangdong Province), Lishui (Zhejiang Province), Chengdu (Sichuan Province) and Zhengzhou (Henan Province) in November 2012. We have concluded our trial sales in Lishui and Chengdu (and plan to conclude sales in Yantai upon the exhaustion of current trial sales inventory), and our preliminary conclusions are that customers liked the product but were less enthusiastic about the packaging. As a result, we adjusted our packaging in preparation for full-scale sales. Given the investment required to improve brand awareness for our silver ion nano detergent, we will focus first on Zhengzhou before beginning to plan either the expansion plan or the timeline for such expansion into other cities in China. At the same time as we are selling such products under our Charcoal Doctor brand name in China, we are also in discussions to sell such products to one distributor in Dubai, who would then re-brand the products for resale in local markets in Africa and the Middle East.

Our silver ion bamboo charcoal bag products are used for odor absorption and air purification. We combine our charcoal powder products with silver ion nano powder to achieve a charcoal bag that may be stored in a wider variety of locations. If our traditional bags are stored in conditions that are too damp and warm, mold or mildew may grow. Our silver ion nano products are able to fight the growth of mold and mildew, allowing them to be used in damp conditions without problem. We have begun to promote and sell limited numbers of such bags in connection with our sales of traditional charcoal bags. We are promoting these bags in anticipation of adding such products to our portfolio of products for sale in supermarkets and other stores. Our customer stores typically invite us to apply in June or July to update the products we will offer for sale in their stores, and we are required to pay a fee for shelf space at such time. Accordingly we plan to increase demand for our silver ion nano products in anticipation for adding them to the list of products we sell this year. As we will make these silver ion nano charcoal bags available everywhere we offer our traditional charcoal bags, we will leverage our existing sales and distribution channels to introduce these products to the market.

EDLC Carbon

We have recently begun to produce bamboo carbon for use in EDLCs. Our product serves as the industrial carbon compound for the EDLC and is responsible for conducting electricity in the battery. Activated charcoal is extremely porous and has a high specific surface area, so it provides a useful electrode material. Because the surface area of such a material is many times greater than a traditional material like aluminum, many more charge carriers (ions or radicals from the electrolyte) can be stored in a given volume, allowing for a higher energy density.

Because this is an area of growing focus for our Company, we have invested heavily in R&D efforts in recent years to improve our production process and increase our capacity and efficiency. We only began developing EDLC carbon in 2008 with initial samples being sent to customers in May 2010; it was not until November 2011 that our products were ready for public sale. Thus far our EDLC products have had limited exposure in a market dominated by imports. Our EDLC penetration strategy is based on service and price. We seek to maintain our prices are at a discount of up to 20% from import prices for products of at least equivalent quality. We currently develop three activated carbon compounds:

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Product		FCA		FCO		FEC
		FCA-10	FCA-15	FCO-20	FCO-25	FEC-15	FEC-20
Description		Activated Carbon for Aqueous solution type EDLC		Activated Carbon for Organic solution type EDLC		Super Activated Carbon
Application		Ultra-low resistance for high current/ power applications mainly used in box type EDLC and dynamoelectric power supplies		High capacitance & energy density for button type, cylindrical, laminar and box type EDLC and lithium-ion EDLC		Molecular sieve, food decoloring, pharmaceuticals, precious metal recycling, cigarette filters, gas masks
Standards (National Standards are prefixed by GB/T, all others are Enterprise Standards)		Q/LCF 0017-2006		Q/LCF 0018-2007		GB/T12496.3, GB/T12496.8, GB/T19587
Configuration	Formulation	Powder		Powder		Powder
	Average Size (um)	5-15	5-15	5-10	5-10	10-100	10-100
Physical Properties	Specific Area (BET m2/g)	900-	1300-	1800-	>2200	1500-	≥200
	Total Pore Volume (cm3/g)	0.8-1.0	1.1-1.3	1.0-1.4	≥1.4	-	-
	Micro Pore Size (nm)	0.5-2	1-2	1.5-3.5	1.5-4	-	-
	Bulk Density	≥0.45	≥0.4	≥0.35	≥0.25	-	-
	Ash Content (%)	≤0.5	≤0.5	≤0.3	≤0.2	≤0.5	≤0.5
	Iodine Absorption (mg/g)	-	-	-	-	≥1500	≥1700
Electrochemical Characteristics	Specific Capacitance (F/g)	≥80	≥90	≥30	≥36	-	-
	Capacitance per Volume (F/cm3)	≥60	≥55	≥15	≥14	-	-

Raw Materials

Our primary raw material is bamboo charcoal. Each year, we purchase bamboo charcoal that has been prepared to our specifications from between 15 and 20 suppliers located in and around Lishui. The majority of such purchases comes from approximately five suppliers. As the technical demands of preparing such bamboo into bamboo charcoal are relatively low, we do not anticipate any difficulties in obtaining raw materials to produce our bamboo charcoal products.

In addition to bamboo charcoal, we also purchase bamboo charcoal powder for use in our EDLC carbon products. The suppliers for bamboo charcoal powder are more limited in number, and the technical requirements of producing such powder are higher, than those for producing bamboo charcoal. We rely on three suppliers for bamboo charcoal powder, one of which is also a major supplier of bamboo charcoal. Because of the technical demands of producing bamboo charcoal powder for use in our EDLC carbon products, we expect that in the event of unavailability, we would experience difficulty in replacing bamboo charcoal powder suppliers. While we expect that we could instruct existing bamboo charcoal providers to produce bamboo charcoal powder, we could experience temporary lack of availability until such suppliers are able to produce to our specifications.

We also purchase bamboo vinegar for use in our liquid products. Our bamboo vinegar suppliers in some but not all cases are the same as our bamboo charcoal suppliers. As the supply of bamboo vinegar is directly related to the supply of bamboo charcoal, we believe we have a steady supply of bamboo vinegar given the prevalence of bamboo in the Lishui area. Accordingly, we do not anticipate any lack of availability of bamboo vinegar for our liquid products.

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We purchase wood charcoal briquettes from a supplier in Heilongjiang province for use in our OEM BBQ charcoal products. As such products have low technical requirements and are typically used for heating and cooking purposes, we have found that competing on price makes purchasing wood-based charcoal for such purposes suit our customers’ requirements. Our primary source for wood charcoal briquettes, which we rebrand under our Algold brand for sale in China, is Tahe Xingzhongda Carbon Co. in Daxing Anling, Heilongjiang province. We experienced a temporary lack of availability of wood charcoal briquettes between June and August 2012 due to a local government moratorium on charcoal production as a result to fire danger concerns. While we have adjusted our purchasing strategies to require this supplier to prepare briquettes further in advance in order to reduce the likelihood of negative impact from adverse government actions, we cannot guarantee that we will avoid future periods of unavailability.

In addition to our primary raw materials, we also purchase small amounts of other raw materials, such as silver ion nano powder, fabric for charcoal bags, packaging materials, and coconut charcoal. We do not anticipate any difficulty in replacing the suppliers of any of such minor raw materials.

The prices of our primary raw materials have not historically been volatile. We have generally experienced differences in price of less than 5% over the course of a year for our primary raw materials.

Distribution Channels and Methods of Competition

International Markets and Customers

Products from all three categories of our products (although not all of our products) are sold directly or indirectly through distributors to international markets. Such exported products include bamboo vinegar, bamboo charcoal purification products, and EDLC carbon. The majority of export items are for non-energy use. We plan to increase our exports globally, particularly for our EDLC carbon. Target markets for EDLC carbon include the United States, Japan, South Korea and Europe, as these markets are more mature with regards to EDLC items. Less than 2% of our direct sales are currently international. Including business conducted with domestic distributors, however, we estimate that the percentage of goods sold for export is approximately 15%, with the majority destined for Japan, South Korea and Taiwan.

The following is a list of selected international customers, their respective nations and products sold:

Country	Company	Product
Japan	IBR LTD.	Air Purification Charcoal Pieces
	Hyonen Kogyo Co., Ltd.	Bamboo Charcoal Powder; Bamboo Charcoal Pieces; Bamboo Charcoal Granules
	Takeda Corporation Co., Ltd.	Ceramic Balls, Eye patches
	Hokushin Shoji Co., Ltd.	Fertilizer; Wood Vinegar
	Fuji Chikusan Co., Ltd.	EDLC Carbon
South Korea	SeoKwang Labware Sales Co.	EDLC Carbon
	BF Korea Co., Ltd.	BBQ Charcoal; Disposable BBQ Charcoal
Taiwan	Longyuan Co., Ltd.	Deodorant Granules
	Mang Ga Industrial Corp.	Bamboo Charcoal
	Fay-Li Enterprises Co., Ltd.	Charcoal Keyboard Mats; Bamboo Charcoal Pieces; EDLC Carbon
Hong Kong	Active Trading Company Co., Ltd.	Disposable BBQ Charcoal
Germany	Alaa El Din Waterpipes & More	BBQ Charcoal; Shisha Tobacco Charcoal
Israel	Intersun, Ltd.	BBQ Charcoal

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Domestic Markets and Customers

We have sales departments and conduct marketing and distribution operations in Chongqing, Fujian, Gansu, Guangdong, Hubei, Hunan, Henan, Jiangxi, Liaoning, Shaanxi, Shandong, Shanghai, Sichuan, Tianjin and Zhejiang provinces in China. From these departments, our sales network has a presence in 17 cities throughout China. We conduct marketing and distribution operations in Changsha, Chengdu, Chongqing, Fuzhou, Guangzhou, Hangzhou, Jinan, Jingmen, Lanzhou, Lishui, Nanchang, Shanghai, Shenyang, Taiyuan, Tianjin, Yantai, and Zhengzhou. We do not own or lease locations in Shenyang, Tianjin, Yantai, Taiyuan, Zhengzhou, Jingmen, Changsha, Fuzhou or Lanzhou; instead, our representatives in such cities conduct business without a dedicated office and spend significant amounts of time making calls on customers and potential customers. In addition, we have logistics centers in Chengdu, Guangzhou, Taiyuan, Yantai and Lishui and relationships with third-party warehousing companies in Jinan, Shanghai and Tianjin. Below is a map of our current network.

Our Charcoal Doctor brand has been successful in the domestic market, and is sold through many specialty stores and large chain stores and supermarkets.

The following is a list of selected stores and shops that stock our products in China:

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Store name	Total Stores	Estimated Number of Stores Carrying Product
Hongqi Chain	1,200	800
Wal-Mart	390	350
Carrefour	229	150
Tesco Supermarket	136	136
RT-Mart (HuaDong)	109	109
Fujian Yonghui Supermarket	98	98
Hangzhou Lianhua	90	70
Meet All	68	68
Jingmen Dongfang Store	56	56
Yantai Zhenhua	50	50
Zhengzhou Dennis	42	42
Shandong Jiajiayue Group	40	40
RT-Mart (Jinan)	33	33
Qingdao Lotte Mart	9	9
Xin Parkson	4	4
Chengdu Rainbow	2	1
Total		2,016

We are in the process of expand our product line to include toilet cleaning and hand washing products, among others. We believe there will be a high demand for these types of products because of growing awareness of cleanliness and environmental protection, as well as antibacterial products and disinfectants. These products will help lead us into developing and marketing other consumer products and will help increase our market share of carbon products in China.

Geographic Distribution of Revenues

Following is a summary of our total revenues by category of activity and geographic market for each of our last three fiscal years. As all of our sales are completed in China, with title transferring to our customers in the country, the below tables reflect our understanding of where our customers are ultimately reselling our products. All such figures are presented in thousands of US Dollars.

BBQ Charcoal

We sell our BBQ charcoal both domestically and in a variety of international locations.

	China	Japan	Middle East	Germany	Taiwan	South Korea	Czech Republic	Russia	Other
2011	$16,379	$383	$104	$58	$45	$68	$-	$19	$54
2012	$12,248	$229	$71	$63	$31	$5	$-	$-	$1
2013	$13,272	$187	$212	$68	$77	$-	$15	$-	$-

Charcoal Doctor

We sell our Charcoal Doctor products both domestically and in a variety of international locations.

	China	Japan	Middle East	Germany	Taiwan	South Korea	Other
2011	$24,434	$134	$-	$-	$17	$21	$-
2012	$23,059	$179	$108	$59	$44	$38	$13
2013	$28,188	$1,594	$99	$-	$666	$1,499	$-

EDLC Carbon

We sell substantially all of our EDLC carbon products in China and South Korea.

	China	South Korea
2011	$1,593	$-
2012	$6,248	$-
2013	$1,328	$6,861

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Rubber

Although we have no plans to trade rubber products in the immediate future, we have historically sold all such products in China.

China
2011	$4,383
2012	$8,119
2013	$7,155

Methods of Competition

The primary market for our Charcoal Doctor line of products is household hygiene use. Our air purification, deodorizing, and other health promoting products such as our charcoal pillow, cater to a niche but growing market of health-conscious customers. Customers in this sector have a particular affinity to brands. Notwithstanding this loyalty, product-switching costs are low, so manufacturers must compete on price.

We conducted a marketing survey in Guangzhou in October 2013 for our charcoal bag products. According to the survey, we found that a decrease in package weight of 10% or an increase in price of 5% resulted in a loss of sales of less than 1%, showing that the market could absorb minor changes. By contrast, when the price increase reached 10% or the package weight decrease reached 15%, we saw that 30% of respondents were willing to choose alternate brands or forego a purchase. We further found that for cleaning and purification products, 85% of respondents cared about design attractiveness and approximately 65% made purchasing decisions based on attractiveness, causing us to conclude that demand for our products is more heavily influenced by such products than by minor (but not major) economic fluctuations.

Because the household hygiene sector has enjoyed relatively strong growth in the last few years as a result of increases in disposable urban income and an increased awareness of healthy lifestyle products, we have focused on growing our market share in this industry. In order to do this, compete by pricing our products aggressively, often at a discount of 10-20% below our competitors. In addition, we pride ourselves on providing a high quality product, so that our customers believe they have received value for the price they pay.

With regards to household carbonized bamboo products, the Charcoal Doctor brand is one of the largest and most famous. Our Charcoal Doctor brand name has been recognized as a “China Well-known Brand” by the China Brand Strategy Management Association, and our products have been recognized as a “Zhejiang Famous Forest Product” by the Zhejiang Famous Forest Product Affirmation Committee and have been awarded “The Fifth China Yiwu International Forestry Product Expo Gold Award” by the Fifth China Yiwu International Forestry Product Expo Committee. Moreover, the 2014-2018 China Bamboo Charcoal Products Market Research and Corporate Strategy Analysis Report notes high brand recognition for Charcoal Doctor products in China.

The industry is geographically concentrated in the South East of China in the provinces of Anhui, Zhejiang and Fujian where bamboo is more prominent, the bamboo charcoal industry is also fragmented since it is subject to relatively low barriers of entry; low initial capital expenditure, low technical requirements (excluding high end EDLC carbon compounds), highly homogenous products and few substitutes.

We face competition from a number of companies operating in the vicinity. Many of these companies have similar profiles in terms of size, number of employees and product ranges. One of the largest competitors is Zhejiang Maitanweng Ecology Development Co. Ltd., a local company also from Zhejiang Province. Zhejiang Maitanweng has the largest franchise in the industry with a presence in over 100 cities in China. Like our Company, Zhejiang Maitanweng has an extensive product portfolio of 200 household, automotive and health related bamboo charcoal-based products.

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Jie Jie Gao Charcoal is another company with a similar product portfolio. Also located in the Lishui vicinity, it also holds many awards, and its products are stocked by Walmart, Hualian, Century Mart and other supermarkets like our products are. Jie Jie Gao is also one of the founding members of INBAR - International Network for Bamboo and Rattan.

Due to product homogeneity and low barriers to entry branding is an important differentiator in the industry. We are not aware of any foreign competitors in this specific segment.

Awards and Recognition

The Company is fully ISO 9000 and ISO 14000 certified and has received a number of national, provincial and local honors, awards and certifications for its quality products and scientific research efforts:

2004

•	Lishui High-Tech Product Company Certification for its Bamboo Vinegar

2005

•	Zhejiang Province High Tech Product Award for its Bamboo Vinegar
•	Zhejiang Science and Technology Award (Third Class) for R&D of a continuous distillation process during the bamboo carbonization process

2006

•	Zhejiang Science and Technology Award (Third Class) for its Liquid Bamboo Vinegar Products
•	Forestry Industry Award for Excellence in Forestry – Liquid Bamboo Vinegar Products (6th Anniversary)
•	Lishui City Forestry Industry Key Enterprise in Forestry Award
•	Liandu District High Tech Prize (Second Class) for R&D in Carbonization of Bamboo

2007

•	Zhejiang New Forestry High Tech Company Industrialization Project Award for R&D efforts in super capacitors using bamboo charcoal
•	Zhejiang Provincial-Level Key Enterprise in Forestry Award
•	Lishui Science and Technology Award (First Class) for its Liquid Bamboo Vinegar Products

2008

•	Official China High Tech Industry Enterprise Certificate (this award entitles the company to preferential enterprise income tax rates of 15% rather than 25%)

2009

•	National Torch Plan Project Certificate for Liquid Bamboo Products
•	National Science and Technology Progress Award (Second Class) for Bamboo Carbonization

2011

•	Zhejiang Science and Technology Award (Second Class) for its Activated Carbon Production Technology and Equipment Research
•	Garden Unit Recognition for beautification and ecological efforts

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2012

•	Lishui City Recognition for Patent Grants

2013

•	Zhejiang Province High Technology Enterprise Recognition

Research and Development

We are committed to researching and developing applications of bamboo charcoal and activated bamboo charcoal. We believe scientific and technological innovations will help our Company achieve its long-term strategic objectives. R&D is an integral part of our operations and the crux of its competitive advantage and differentiation strategy.

Led by our Chief Technical Officer, Dr. Zhaihua Chen, our R&D team is well educated and has far-reaching research capabilities. Dr. Chen is a graduate of Chiba University in Japan and is one of China’s one-thousand talent plan experts, with particular expertise in carbon for supercapacitors.

The R&D team has 13 dedicated researchers and analysts focusing Charcoal Doctor product development and applications as well as EDLC formulations. Quality control is an important aspect of the teams work and ensuring quality at every stage of the process has been a key driver in maintaining and developing brand value for the Company.

We regularly collaborate with a number of top domestic universities and institutions for the advancement of bamboo charcoal research and process technology. Current efforts and collaborations cover a wide range of areas including but not limited to; bamboo vinegar applications, bamboo yield and quality improvements, bamboo’s natural characteristics, bamboo carbonization process optimization and engineering initiatives to optimize and integrate production processes. It is through these collaborations that the company has managed to secure important breakthroughs resulting in proprietary knowledge and patents. Research has been carried out in cooperation with the following notable institutions:

•	China National Bamboo Research and Development Center
•	Zhejiang University of Agriculture and Forestry
•	Zhejiang Academy of Forestry & Zhejiang Forestry Institute

Our Research Projects

We have led or participated in numerous scientific projects that have led to important technological breakthroughs and advances.

Project Description	Time Period	Project Level
Technological innovations to achieve productive annual capacity of 3,000 metric tons of EDLC carbon	12/08 – present	Central Government funded high-tech industrial project
Bamboo carbonization technology R&D for tobacco product manufacturing	12/07 – 6/10	Zhejiang Provincial Government funded scientific agricultural project
Development of dry distillation of bamboo wood	6/07-5/09	Central government funded high-tech agricultural project
Technological innovations to be able to produce bamboo vinegar in a continuous process	4/06-4/08	Zhejiang Provincial Government funded scientific agricultural project
Technological innovations to achieve productive annual capacity of 300 metric tons of EDLC carbon	1/06-12/07	Central Government funded high-tech industrial project
Bamboo vinegar spontaneous combustion automation production technology	8/04-12/06	Central Government funded high-tech agricultural project
Bamboo R&D for lithium-ion battery anodes	8/04-2/06	Zhejiang Provincial Government funded scientific project

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During the years ended December 31, 2013 and 2012, we spent $731,720 and $174,347, respectively, on R&D. R&D expenditures in each year were for the following purposes

	Six Months Ended June 30,		Year Ended December 31,
Purpose	2014	2013	2013	2012

Salaries	$60,676	$60,923	$122,988	$106,606
Materials	196,345	16,841	516,397	27,846
Other	54,914	19,865	92,335	39,895
Total	$311,936	$97,630	$731,720	$174,347

Purpose	Amount
Year Ended December 31, 2013
Salaries	$122,988
Materials	516,397
Other	92,335

Year Ended December 31, 2012
Salaries	$106,606
Materials	27,846
Other	39,895

In the coming year, we will continue our R&D efforts in our Charcoal Doctor and EDLC lines. In 2014, we expect to spend approximately $1 million on R&D projects to continue and further understanding of bamboo charcoal applications and improve efficiency in the value chain. We aim to research and develop five new products annually. Moreover, we plan to establish and develop a dedicated EDLC carbon R&D facility, which will allow for greater efficiency and effectiveness in research efforts than the current shared-use facility.

The increase in planned R&D expenses is related to the following initiatives:

Purpose	Anticipated Amount
New R&D projects and expansion of R&D team, including new hires and testing expenses	$650,000
Purchase of new testing equipment	250,000
Other expenses	100,000
Total	$1,000,000

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Our Patents

We rely on our technology patents to protect our domestic business interests and ensure our position as a bamboo carbon technology pioneer in our industry. We have placed a high priority on the management of our intellectual property. Some products that are material to our operating results incorporate patented technology. Patented technology is critical to the continued success of our products. However, we do not believe that our business, as a whole, is dependent on, or that its profitability would be materially affected by the revocation, termination, expiration or infringement upon any particular patent. We currently hold ten issued patents, and one patent is pending:

Patent Description	Holder	Patent Type	Approval	Expiration	Patent Number
Methods and equipment for combustion and distillation	Bamboo Tech	Invention	Mar. 22, 2006	Aug. 25, 2024	ZL 200410075047.0
Methods and equipment for water and bamboo vinegar refining	Bamboo Tech	Invention	Mar. 7, 2007	Apr. 15, 2023	ZL 03108978.X
Biomass acaricide with gasified tar for organic pesticides	Bamboo Tech	Invention	Nov. 18, 2009	Jan. 24, 2026	ZL 200610049234.0
A door with air treatment function	Bamboo Tech	Invention	June 15, 2011	Sep. 4, 2028	2008101204443
Method of using biomass as raw materials in manufacturing organic carbon electrodes	Tantech Charcoal	Invention	May 30, 2012	Oct. 20, 2028	200810121556.0
Titanium dioxide manufacturing method	Tantech Charcoal	Invention	July 18, 2012	Dec. 11, 2028	200810162826.2
Aqueous solution EDLC electrode materials performance measurement methodology	Energy Tech	Invention	Dec. 5, 2012	Aug. 20, 2029	200910101640.0
Supercapacitor electric car batteries	Energy Tech	Utility Model	Dec. 31, 2008	Nov. 21, 2017	ZL 200720191201.X
Surface with fiber material in the perforated carbon plate	Bamboo Tech	Utility Model	July 14, 2010	May 21, 2019	200920120429.9
Aqueous solution EDLC electrode materials performance measurement unit apparatus	Energy Tech	Utility model	May 19, 2010	Aug. 20, 2019	200920191752.5
Method for washing electrode active carbon	Energy Tech	Invention	Sept. 25, 2013	Sept. 24, 2033	CN101723359B

Regulations

We are subject to a variety of PRC and foreign laws, rules and regulations across a number of aspects of our business. This section summarizes the principal PRC laws, rules and regulations relevant to our business and operations. Areas in which we are subject to laws, rules and regulations outside of the PRC include intellectual property, competition, taxation, anti-money laundering and anti-corruption.

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Foreign Investment Restrictions Regulations

On March 27, 2011, the National Development and Reform Commission (“NDRC”) has issued the Guidance Catalogue for Industrial Structure Adjustments (2011 edition), which was amended on February 16, 2013. This Guidance Catalogue is an important basis for the government to guide investment direction, promote technology innovation and industrial upgrading. Pursuant to relevant laws and regulations, in line with the promotion of energy conservation and green industry initiatives, the approval authorities will strictly control energy-intensive, polluting and natural resources industries, such as projects in low-end, capacity-redundant and over-expansion projects. Environmental protection departments and other departments with jurisdiction will also review such projects for compliance with applicable criteria.

The Catalogue divides industries into three categories — “encouraged,” “restricted,” and “eliminated” for foreign investment. Industries not listed in the Catalogue are generally deemed as falling into a fourth category, “permitted.”

According to the Guidance Catalogue, development of bamboo byproducts (竹副产品开发) like our products falls in the encouraged category while activated carbon production using raw material of woods or chopped roots (以木材、伐根为主要原料的活性炭生产) (as opposed to our methods, which use neither) falls in the eliminated category. As a result, government initiatives favor our carbon production methods over methods using wood and wood products.

Given the Chinese government’s move toward more environmentally friendly initiatives, we believe the bamboo industry, and in particular, the bamboo charcoal industry, are poised to grow, both for heating and cooking purposes and also for use as carbon in super capacitors.

Intellectual Property Rights Regulations

Patents in the PRC are principally protected under the Patent Law of the PRC. The duration of a patent right is either 10 years or 20 years from the date of application, depending on the type of patent right.

Registered trademarks are protected under the Trademark Law of the PRC and related rules and regulations. Trademarks are registered with the Trademark Office of the SAIC. Where registration is sought for a trademark that is identical or similar to another trademark which has already been registered or given preliminary examination and approval for use on the same or similar commodities or services, the application for registration of such trademark may be rejected. Trademark registrations are effective for a renewable ten-year period, unless otherwise revoked.

Regulations on Tax

Our business operations are governed primarily by tax laws in the PRC. A description of the material tax consequences applicable to holders of our common shares may be found in the section titled “Material Tax Consequences Applicable to U.S. Holders of Our Common Shares.” For more information regarding the impact of the PRC Enterprise Income Tax Law, see “Risk Factors - Under the Enterprise Income Tax Law, we may be classified as a “Resident Enterprise” of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC stockholders.”

Foreign Exchange Regulation

The principal regulations governing foreign currency exchange in China are the Foreign Exchange Administration Regulations. Under the PRC foreign exchange regulations, payments of current account items, such as profit distributions and trade and service-related foreign exchange transactions, may be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. By contrast, approval from or registration with appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of foreign currency-denominated loans or foreign currency is to be remitted into China under the capital account, such as a capital increase or foreign currency loans to our PRC subsidiaries.

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In August 2008, SAFE issued the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises, or SAFE Circular 142, regulating the conversion by a foreign-invested enterprise of foreign currency-registered capital into RMB by restricting how the converted RMB may be used. In addition, SAFE promulgated Circular 45 on November 9, 2011 in order to clarify the application of SAFE Circular 142. Under SAFE Circular 142 and Circular 45, the RMB capital converted from foreign currency registered capital of a foreign-invested enterprise may only be used for purposes within the business scope approved by the applicable government authority and may not be used for equity investments within the PRC. In addition, SAFE strengthened its oversight of the flow and use of the RMB capital converted from foreign currency registered capital of foreign-invested enterprises. The use of such RMB capital may not be changed without SAFE’s approval, and such RMB capital may not in any case be used to repay RMB loans if the proceeds of such loans have not been used. Furthermore, SAFE promulgated Circular 59 in November 2010, which tightens the regulation over settlement of net proceeds from overseas offerings, such as our initial public offering, and requires, among other things, the authenticity of settlement of net proceeds from offshore offerings to be closely examined and the net proceeds to be settled in the manner described in the offering documents or otherwise approved by our board. Violations of these SAFE regulations may result in severe monetary or other penalties, including confiscation of earnings derived from such violation activities, a fine of up to 30% of the RMB funds converted from the foreign invested funds or in the case of a severe violation, a fine ranging from 30% to 100% of the RMB funds converted from the foreign-invested funds.

In November 2012, SAFE promulgated the Circular of Further Improving and Adjusting Foreign Exchange Administration Policies on Foreign Direct Investment, which substantially amends and simplifies the current foreign exchange procedure. Pursuant to this circular, the opening of various special purpose foreign exchange accounts, such as pre-establishment expenses accounts, foreign exchange capital accounts and guarantee accounts, the reinvestment of RMB proceeds by foreign investors in the PRC, and remittance of foreign exchange profits and dividends by a foreign-invested enterprise to its foreign shareholders no longer require the approval or verification of SAFE, and multiple capital accounts for the same entity may be opened in different provinces, which was not possible previously. In addition, SAFE promulgated the Circular on Printing and Distributing the Provisions on Foreign Exchange Administration over Domestic Direct Investment by Foreign Investors and the Supporting Documents in May 2013, which specifies that the administration by SAFE or its local branches over direct investment by foreign investors in the PRC shall be conducted by way of registration and banks shall process foreign exchange business relating to the direct investment in the PRC based on the registration information provided by SAFE and its branches.

We typically do not need to use our offshore foreign currency to fund our PRC operations. In the event we need to do so, we will apply to obtain the relevant approvals of SAFE and other PRC government authorities as necessary.

SAFE Circular 75

Under the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Financing and Roundtrip Investment Through Offshore Special Purpose Vehicles, or SAFE Circular 75, issued by SAFE on October 21, 2005 and its implementation rules, a PRC resident (whether a natural or legal person) is required to complete an initial registration with its local SAFE branch before incorporating or acquiring control of an offshore special purpose vehicle, or SPV, with assets or equity interests in a PRC company, for the purpose of offshore equity financing. The PRC resident is also required to amend the registration or make a filing upon (1) the injection of any assets or equity interests in an onshore company or undertaking of offshore financing, or (2) the occurrence of a material change that may affect the capital structure of a SPV. SAFE also subsequently issued various guidance and rules regarding the implementation of SAFE Circular 75, which imposed obligations on PRC subsidiaries of offshore companies to coordinate with and supervise any PRC-resident beneficial owners of offshore entities in relation to the SAFE registration process.

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Share Option Rules

Under the Administration Measures on Individual Foreign Exchange Control issued by the PBOC on December 25, 2006, all foreign exchange matters involved in employee share ownership plans and share option plans in which PRC citizens participate require approval from SAFE or its authorized branch. In addition, under the Notices on Issues concerning the Foreign Exchange Administration for Domestic Individuals Participating in Share Incentive Plans of Overseas Publicly-Listed Companies, or the Share Option Rules, issued by SAFE on February 15, 2012, PRC residents who are granted shares or share options by companies listed on overseas stock exchanges under share incentive plans are required to (i) register with SAFE or its local branches, (ii) retain a qualified PRC agent, which may be a PRC subsidiary of the overseas listed company or another qualified institution selected by the PRC subsidiary, to conduct the SAFE registration and other procedures with respect to the share incentive plans on behalf of the participants, and (iii) retain an overseas institution to handle matters in connection with their exercise of share options, purchase and sale of shares or interests and funds transfers. Once we implement an incentive plan following completion of our initial public offering, we will make efforts to comply with these requirements.

Regulation of Dividend Distribution

The principal laws, rules and regulations governing dividend distribution by foreign-invested enterprises in the PRC are the Company Law of the PRC, as amended, the Wholly Foreign-owned Enterprise Law and its implementation regulations and the Equity Joint Venture Law and its implementation regulations. Under these laws, rules and regulations, foreign-invested enterprises may pay dividends only out of their accumulated profit, if any, as determined in accordance with PRC accounting standards and regulations. Both PRC domestic companies and wholly-foreign owned PRC enterprises are required to set aside as general reserves at least 10% of their after-tax profit, until the cumulative amount of such reserves reaches 50% of their registered capital. A PRC company is not permitted to distribute any profits until any losses from prior fiscal years have been offset. Profits retained from prior fiscal years may be distributed together with distributable profits from the current fiscal year.

Labor Laws and Social Insurance

Pursuant to the PRC Labor Law and the PRC Labor Contract Law, employers must execute written labor contracts with full-time employees. All employers must comply with local minimum wage standards. Violations of the PRC Labor Contract Law and the PRC Labor Law may result in the imposition of fines and other administrative and criminal liability in the case of serious violations.

In addition, according to the PRC Social Insurance Law, employers in China must provide employees with welfare schemes covering pension insurance, unemployment insurance, maternity insurance, work-related injury insurance, medical insurance and housing funds.

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Our Employees

As of December 15, 2014, we employed a total of 178 full-time and 1 part time employees in the following functions:

	Number of Employees
Department	December 15, 2014	December 31, 2013	December 31, 2012	December 31, 2011
Senior Management	6	6	6	5
Human Resource & Administration	22	23	23	17
Finance	13	15	15	14
Research & Development	15	10	10	9
Production & Procurement	76	99	99	139
Sales & Marketing	47	29	29	29
Total	179	182	182	213

Our employees are not represented by a labor organization or covered by a collective bargaining agreement. We have not experienced any work stoppages.

We are required under PRC law to make contributions to employee benefit plans at specified percentages of our after-tax profit. In addition, we are required by PRC law to cover employees in China with various types of social insurance. In 2013 and 2012, we contributed approximately $132,000 and $116,000 to the employee benefit plans and social insurance. The effect on our liquidity by the payments for these contributions is immaterial. We believe that we are in material compliance with the relevant PRC employment laws.

Description of Property

There is no private land ownership in China. Individuals and entities are permitted to acquire land use rights for specific purposes. We were granted land use rights for our facilities in Lishui City, which extend until between 2051 and 2058. Following is a list of our properties:

Property	Land Use Expiration	Space	Ground Floor Area
No. 10 Cen Shan Road, Shuige Industrial Zone, Lishui City, Zhejiang Province 323000, People’s Republic of China (headquarters)	September 23, 2058	51,419 m2	37,248 m2
No. 508 Wen San Road, Room 1106, Hangzhou City, Zhejiang Province, People’s Republic of China	June 7, 2051	357 m2	118 m2
No. 888 Tianning Street, Lishui City, Zhejiang Province, People’s Republic of China	December 18, 2052	15,208 m2	13,755 m2
Total		66,984 m2	51,120 m2

Currently, we have a sales and distribution network with presence in 17 cities (Changsha, Chengdu, Chongqing, Fuzhou, Guangzhou, Hangzhou, Jinan, Jingmen, Lanzhou, Lishui, Nanchang, Shanghai, Shenyang, Taiyuan, Tianjin, Yantai, and Zhengzhou) and logistics presence in 8 cities (Chengdu, Guangzhou, Jinan, Shanghai, Taiyuan, Tianjin, Yantai and Lishui).

We do not own or lease locations in Shenyang, Tianjin, Yantai, Taiyuan, Zhengzhou, Jingmen, Changsha, Fuzhou or Lanzhou; instead, our representatives in such cities conduct business without a dedicated office and spend significant amounts of time making calls on customers and potential customers. Such efforts require them to travel frequently between storage facilities (both ours and third party facilities) and distributors’ offices; accordingly, we have determined at present that our efforts in these cities do not yet require a standalone office.

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We use logistics services in Tianjin, Jinan and Shanghai to warehouse our products in those markets, but we do not own warehouses in such cities. Instead, we pay third parties to store our products based on the extent to which we use their facilities and services in any period.

The following is a list of our sales and distribution networks and logistic center locations.

Location	Lease Expiration	Area
Jinan 2-2-1702. A district, Shangpinqinghe, 18# Luoan Rd. Tianqiaoqu, Jinan	December 2015	99 m2
Shanghai Suite 202, No 9, Lane 36, Fangcao Rd. Shanghai	January 2015	110 m2
Hangzhou 11F, T3 West, Ruihe Technology Park, No 475 Changhe Rd. Bingjiangqu, Hangzhou	December 2017	300 m2
Nanchang 13-1808, Jingyumingdu, Hongdu Avenue Middle, Donghuqu, Nanchang	June 2015	42 m2
Lishui No 888, Tianning St., Lianduqu, Lishui	Company-owned property described above
Guangzhou Rm 223, F. 94# Liwang Rd. Guangzhou	January 2015	25 m2
Chengdu 16-1001, The Second, Glamor City of Wanke, Chengdu	April 2015	147 m2
Chongqing 1-27 Qingfeng Mansion, Mawangpingzhengjie, Bananqu, Chongqing	November 2015	70 m2

Logistics Centers
Taiyuan Warehouse, Nanpan Village Xiaodian Economy Technology Develoment Zone, Taiyuan	July 2015	100 m2
Yantai Zhujiang Industry and Trading Co., Ltd, 3-112, Times New City, Zhifuqu Wangwu, Yantai	May 2015	70 m2
Guangzhou Yihui Logistic Warehouse, Chenjialin Rd. Xintang Town, Zengcheng, Guangzhou	December 2015	150 m2
Chengdu Zhongchu Jinshang Court, A-21, Goose Industry Zoon, Baohexiang, Chenghuaqu, Chengdu	December 2015	100 m2
Lishui No 888, Tianning St., Lianduqu, Lishui	Company-owned property described above

Fixed assets at our properties consist of office equipment at all of our locations and, at our Lishui properties, equipment for the carbonization and processing of charcoal, both for our household goods products and for our EDLC carbon. This equipment includes furnaces, boilers, mixers, kilns/ovens, jet mills, pulverizers, chemical analytic equipment, generators, briquette hydraulic powder molding machines, carbon activation and pickling tanks, belt dryers, air compressors, bamboo vinegar refining equipment, container production lines, hot acid/water washing equipment and automatic packing machines.

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All of our real property and fixed assets are encumbered by secured loans from our creditors. Bamboo Tech granted the encumbrances on our properties at the Tianning Industrial Zone facility. Energy Tech granted the encumbrances on our land use right at our Shuige Industrial Zone facility. We have relocated our facilities from our facility on Tianning Street to a new, larger facility on Cen Shan Road. Forasen Group currently occupies approximately 500 square meters of our Tianning Street facility as its office. We have not historically charged Forasen Group for renting this office space. Following the completion of this Offering, we will refer the matter to our corporate governance committee to determine an appropriate rental fee for this office space. We will base the rental fee on comparable rental spaces in the Lishui area. We have rented approximately 4,922 square meters of our Tianning Street property, leaving 10,769 square meters vacant and available for rental. As of the date hereof, we have contracted rents of approximately $140,603 (RMB 885,888) per year. Although we estimate that current contracted rents will be sufficient to cover the costs to maintain the Tianning property (approximately $19,179 (RMB 121,000) per year), we have no guarantee at this point that we will be able rent the remainder of the property.

None of our property is affected by any environmental issues that may affect our use of the property. At present, our plans to further develop, expand or improve these properties will be funded either through proceeds from this Offering if it is successful or through our operating cash flows. The estimated costs for such efforts, along with the description of the purposes for such expenditures, are described in “Use of Proceeds.”

Images of our facilities are presented below:

Carbon capacitance department workshops	Cen Shan Road office building

Productive Capacity

We currently produce all of our products at our Shuige Industrial Zone facility in Lishui. Our facilities in Hangzhou and our Tianning facility in Lishui are used for general office and administration purposes.

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Shuige Industrial Zone facility

The following is a map of our Shuige Industrial Zone facility, which displays the building numbers referred to in the below tables describing the productive uses of such facility.

Non-production properties:

Functional uses and location	Area (m²)	Actual used area (m²)	Reserved area (m²)	Space utilization	Reserved purpose
Office administration, training, product display and so on (First through fourth floors of building No. 1)	4,478	3,359	1,120	75%	Additional offices
Research and development center (Fifth and sixth floors of building No. 1 and building 11)	4,027	1,120	2,907	27.8%	New product development team, EDLC research and development center
Employee dorms (Building No. 9, 10)	7,182	7,182	None	100%	N/A
Other (boiler room, guard room, waste water processing and so on) (Building No. 13 through 16)	218	218	None	100%	N/A

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We currently reserve 4,478 m² for office administration, training and product display purposes, of which 3,359 m² are currently used. We have reserved 1,120 m² for additional office space.

Our research and development center consists of 4,027 m², of which we use 1,120 m² at present. We plan to use the additional space on the sixth floor of our Shuige Industrial Zone facility for our new product development team when our needs exceed the space provided on the fifth floor, but we do not have a specific time or plan in place for expanding such team. We plan to use the balance of space devoted to this purpose to implement an EDLC research and development center.

We use 218 m² for general facility purposes, including our boiler room, guard room and other similar purposes.

Our employee dorms cover 7182 m², all of which is in use.

Production properties:

Functional uses and location	Area (m²)	Actual used area (m²)	Reserved area (m²)	Space utilization	Current capacity (metric tons)(1)	2013 actual productivity (metric tons)	Capacity utilization		Reserved purpose
Barbecue charcoal production line (Building No. 2)	11,854	5,927	5,927	50%	1,000	309	30.9%		Installation of equipment for production expansion
Solid deodorant and purification product production line (Building No. 3, half of building No. 4)	10,984	10,984	0	100%	20,000	20,949	104.7	%(2)	N/A
Liquid household hygiene product and bamboo vinegar product production line (Half of building No. 4)	3,440	1,720	1,720	50%	5,000	4,091	82.0%		Installation of a new production line
EDLC carbon production line (Building No. 5, 6, 7, 8, 9)	9,098	3,473	5,625	38.2%	500	304	60.8%		Build a production line for 1,000 additional tons of EDLC carbon capacity

(1)	All of our production capacity rates assume 250 working days per year, 8 hours per day. We believe we can increase the number of days worked per year or number of hours worked per day to increase our production capacities if we choose to do so in the future.
(2)	We exceeded 100% utilization rate by operating this production line in excess of the assumed capacity rates.

We have reserved 11,854 m² of our Shuige Industrial Zone facility for our barbecue charcoal production line, and currently use 5,927 m² of this area. The remaining 5,927 m² is reserved for a future production line. In our existing barbecue charcoal production line, we have a current capacity of approximately 1,000 tons per year, and we produced 309 tons of BBQ charcoal in 2013, a capacity utilization rate of 30.9%.

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We have reserved 10,984 m² of our Shuige Industrial Zone facility for our solid deodorant and purification product production line. We currently use all of the space. In our existing Charcoal Doctor solid product production line, we have a current capacity of approximately 20,000 tons per year, and we produced 20,949 tons of Charcoal Doctor solid product in 2013, a capacity utilization rate of 104.7%. We exceeded 100% utilization by operating this production line in excess of the assumed capacity rates. If we choose to increase our production capacity in the future, we would need to replace existing production lines with more efficient lines or to expand our space, as we have not reserved space for additional production lines.

We have reserved 3,440 m² of our Shuige Industrial Zone facility for our liquid household hygiene product and bamboo vinegar product production line, of which we currently use 1,720 m². The remaining 1,720 m² is reserved for installation of a new production line. In the existing production line, we have a current capacity of approximately 5 million units per year, and we produced 4,098,800 units of our liquid products in 2013, a capacity utilization rate of 82.0%.

We have reserved 9,098 m² of our Shuige Industrial Zone facility for an EDLC carbon production line, of which we currently use 3,473 m². The remaining 5,625 m² is reserved for building another production line to increase capacity by 1,000 tons of EDLC carbon per year. In our existing EDLC carbon production line, we have a current capacity of approximately 500 tons per year, and we produced 304 tons of EDLC carbon product in 2013, a capacity utilization rate of 60.8%.

Recent Capital Expenditures and Divestitures

The following table sets forth our principal capital expenditures and divestitures (including interests in other companies) for the years ended December 31, 2013 and 2012:

	Year ended December 31,
	2013	2012
Investments in building	$6,416	$803,275
Investments in machinery and production equipment	173,231	1,202,883
Investment in electronic equipment	97,464	8,018
Investment in office equipment	15,351	1,109
Investment in automobiles	121.135	18,913
Investment in software	774,422	-
Total capital expenditures	$1,188,019	$2,034,198

All of these capital expenditures have been made at our facilities in Lishui city in Zhejiang province for the construction of new workshops and office buildings and purchases of equipment in connection with the expansion of our production facilities. These expenditures were funded by cash flow from operations. We made the following expenditures in the period following December 31, 2013:

Through September 30, 2014
Investments in building	$0
Investments in machinery and production equipment	10,718
Investment in electronic equipment	5,342
Investment in office equipment	1,756
Investment in automobiles	0
Total capital expenditures	$17,816

Moving forward, in 2014 and 2015, we expect to use capital expenditures primarily for the construction of two new production lines for our household products (specifically our hand sanitizer and liquid detergent products) and to increase the capacity and improve the technology used in the production of EDLC carbon. Specifically, we will continue to

•	purchase equipment to expand our household products;
•	grow our research and development staff; and

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•	upgrade equipment to support the production of EDLC carbon.

We expect that our capital expenditures will increase in the future as our business continues to develop and expand. We plan to use the proceeds of this Offering to fund these capital expenditures, as described in more detail in “Use of Proceeds.” If we are unable to complete the Offering, we plan to fund these capital expenditures through our operating cash flow.

Management

Executive Officers and Directors

The following table provides information regarding our executive officers and directors as of December 15, 2014:

Name	Age	Position(s)

Zhengyu Wang	46	Chairman of Board of Directors and Chief Executive Officer

Zaihua Chen	50	Chief Technical Officer

Jianming Wu	46	Chief Operating Officer

Ningfang Liang	41	Chief Financial Officer

Qingsong Dong	40	Treasurer

Yefang Zhang	48	Director

Wencai Pan	37	Director (Independent)

Hongdao Qian	50	Director (Independent)

Shudong Wang	64	Director (Independent)

Zhengyu Wang is a seasoned veteran in business and high-tech agricultural products. He founded Bamboo Tech in October 2002 (then known as Lishui Zhonglin High Tech Co., Ltd.) and he has served as Chairman and CEO ever since. From November 1998 until April 2003, he was General Manager of Lishui Forasen Foodstuff Co., Ltd. Prior to that, from 1994 to 1997, he served as General Manager of Lishui Jingning Huali, Co., Ltd. From 1990 to 1994, he served as a board member of the Lishui Farmer’s Economic Committee. In addition to his efforts with our Company, Mr. Wang also manages the business operations of Forasen Group, a company he owns with his wife and our director, Ms. Yefang Zhang. Forasen Group is a PRC company with several subsidiaries that are engaged in a variety of businesses, including without limitation rubber trading, mushroom sales, biomass power generation, and marketing. He earned his Bachelor’s Degree in Biology from Zhejiang University in Hangzhou, China in June 1990. He earned an Executive MBA from Shanghai’s Fudan University, one of China’s top business schools, in July 2006. He has been appointed as a director because, as our founder, he has significant experience in leading and advising our Company and understands our industry.

Zaihua Chen is an academic in the field of general science, physics and chemistry, and has spent almost two decades in Japan. He joined Bamboo Tech in August 2008 where he has served as Technology Director and CTO. From 2006 to 2008, he served as Technology Director at Japan KANAC Co., Ltd, also in Takamatsu, Japan. From April 2001 to March 2006, he served as leader of R&D in Research Institute for Solvothermal Technology at the Japan Research Institute in Takamatsu, Japan. He graduated in 1985 from Fuzhou University with a degree in Chemistry, in Fuzhou, Fujian Province. In March 1994, he earned his Master’s Degree from Chiba University (Japan), in Education. He earned his Ph.D. at Chiba University in Natural Science Research in March 2000 from the Graduate School of Science and Technology, and extended his experience with Postdoctoral research at Yokohama National University in 2001 in Yokohama, Japan, focusing on Eco-Technology.

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Jianming Wu joined Bamboo Tech in Feb. 2011 and has since served as our Chief Operating Officer. From June 2005 to February 2011, he worked in the Zhejiang WeiKang Pharmaceutical Co., Ltd. as General Manager. Prior to that, he was a Deputy Manager during June 2003 to May 2005. He worked for Zhejiang Ruixin Pharmaceutical Co., Ltd. as a Manager of Technical Department and Quality Control Department during March 2000 and May 2003. From September 1990 to February 2000, he served for Zhenan Pharmaceutical Co., Ltd. as a technician and manager. He graduated from Hangzhou University in June 1998 in Hangzhou, Zhejiang Province with a Bachelor’s Degree in Biology. He joined an Executive MBA program in China People’s University during 2006 and 2008, and once joined a Pharmaceutical DBA program in Beijing University during 2009 and 2011.

Ningfang Liang became our Chief Financial Officer on March 7, 2013. Prior to joining our Company, Mr. Liang worked as the Chief Financial Officer at China GengSheng Minerals, Inc. from July 2011 to January 2013. Mr. Liang has over 17 years of finance and accounting experience, including over eight years at U.S. public companies, where he managed SEC reporting, internal controls, U.S. GAAP compliance, internal auditing, financial analysis and management reporting activities. He was the Finance Manager at White Mountains Re Ltd, the reinsurance subsidiary of White Mountains Insurance Group, Ltd. from December 2008 to June 2011. Additionally, he has held senior finance and accounting positions at American International Group, Inc. from December 2006 to December 2008, Celgene Corporation from January 2005 to December 2006, and China Construction Bank from July 1993 to May 2002. Mr. Liang is a licensed CPA in the states of New Jersey and Illinois and is a member of the American Institute of Certified Public Accountants. He holds a Bachelor’s degree in finance from Shanghai University of Finance and Economics, and an MBA from the University of Illinois Urbana-Champaign.

Qingsong Dong joined Bamboo Tech in March 2010 and has since served as Company Treasurer. From September 2003 to February 2010, he worked in the Kangchao Group Guangzhou Motorcycle Manufacturing Co., Ltd. as an Accountant and Finance Manager. From February 2003 to September, he worked for Zhejiang Kangli Metal Products Co., Ltd., a subsidiary of Kangchao Group, as an accountant in Hangzhou. From 1998 to 2002, he worked as Assistant Accountant at Dexing Credit Union, in Dexing City, Jiangxi Province. He graduated from the Jiangxi Academy of Finance in June 1998 in Nanchang, Jiangxi Province with a Bachelor’s Degree in Accounting.

Yefang Zhang has been in leadership roles for over a dozen years. She then helped to found Zhejiang Forasen Group Co., LTD in October 2002 and has served as a Board Member since then. From 1997 until 2002, she worked as General Manager at Zhejiang Forasen Food and Stuff Co., LTD. From 1994 to 1997, she served as Vice GM of Lishui Jingning Huali Co., Ltd. From 1991 to 1994, she was a teacher at Wenzhou Huangtan Middle School. From 1990 to 1994, she served on the board of Lishui Farmer’s Economic Committee. In addition to her efforts with our Company, Ms. Zhang also manages the business operations of Forasen Group, a company she owns with her husband and our director and Chief Executive Officer, Mr. Zhengyu Wang. Forasen Group is a PRC company with several subsidiaries that are engaged in a variety of businesses, including without limitation rubber trading, mushroom sales, biomass power generation, and marketing. She earned her Bachelor’s Degree in Geography from Wenzhou Teacher’s College in July 1991. She earned an Executive MBA from Zhejiang University of Industrial Management in Hangzhou in July 2005. We have appointed Ms. Zhang to be a director due to her strong understanding of our industry and business.

Wencai Pan has served as the CFO of Shandong Xiangrui Pharmacy Co. Ltd., which was listed in the US under SMSA Treemont Acquisition Corp. from 2011 through present. From 2007 through 2010, Mr. Pan was the China controller for Aramex Express Logistics Services (Shanghai) Co. Ltd., a global logistics and transportation company from 2007 to 2010, as controller for its China operations and was based out of Shanghai. During 2006, Mr. Pan had been employed as a consultant by the Centergate Securities Bankruptcy Committee, which was set up by the China Securities Regulatory Commission, where he assisted on bankruptcy audits on Centergate Securities Ltd. Co. Previously, Mr. Pan served as the finance manager for Shera International Limited, a technology product development, production and distribution company, from 2004 until the end of 2005 and was based out of Shanghai. Mr. Pan was employed as an internal auditor by Valley National Bank, located in Wayne, New Jersey, U.S., from 2003 to 2004. None of Mr. Pan’s previous employers is a parent, subsidiary or other affiliate of the Company. Mr. Pan obtained a Masters in Professional Accountancy from The University of Utah, in 2003. In 1998, Mr. Pan received a bachelor’s degree in Economics from The University of International Business & Economics, Beijing, China. Mr. Pan passed the Chinese CPA exams in 1997 and passed the Uniform CPA exams in the United States in 2002. We have chosen Mr. Pan to serve as a director because of his experience with US GAAP and with United States compliance issues.

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Hongdao Qian has been a Professor on the faculty of the Guanghua Law School at Zhejiang University since September 2005. His research, writing and teaching focuses on corporate governance, economic analysis of law and Western jurisprudence. Prior to joining Guanghua Law School, Mr. Qian was a Professor at the Institute of Law, China Academy of Social Sciences; a Lecturer in Economics at Peking University and a Prosecutor in the People’s Procuratorate of Zhejiang Province. Mr. Qian has been a visiting scholar at Waseda University in Japan, Stanford University in California and both Oxford and Cambridge Universities in England. He currently serves as Vice Chairman of the Chinese Society of Comparative Law, Executive Subeditor of the China Academic Yearbook and President of the China Rule of Law Research Institute, where he has organized a team of scholars to create China’s first Rule of Law index using empirical methods. Mr. Qian earned his bachelor of law from Jilin University in 1986, his master of law from North-West University of Politics and Law in 1994 and his doctor of law from Peking University in 1997. We have chosen Mr. Qian to serve on our Board of Directors because of his expertise in economics and law.

Shudong Wang was the department director at the China National Bamboo Research Center from 1996 through his retirement in 2012. He earned his bachelor’s degree in forestry from Northeast Forestry University in Heilongjiang in 1976. He once served as deputy director of Bamboo Branch of the Academic Committee of China Forestry. He has also served as executive director of South-South Cooperation Association and the Center of China International Exchange. He is a science advisor to the State Forestry Bureau. We selected Mr. Wang to serve on our Board of Directors because of his expertise in the bamboo industry in China.

Election of Officers

Our executive officers are elected by, and serve at the discretion of, our board of directors. Our CEO and chairman of the Board of Directors, Zhengyu Wang is married to one of our other directors, Yefang Zhang. Other than this relationship, there are no familial relationships among any members of the Board of Directors.

Board of Directors and Board Committees

Our board of directors currently consists of five (5) directors. We expect that all current directors will continue to serve after this offering. A majority of our Board of Directors is independent, as such term is defined by The NASDAQ Capital Market.

The directors are divided into three classes, as nearly equal in number as the then total number of directors permits. Class I directors shall face re-election at our annual general meeting of shareholders in 2015 and every three years thereafter. Class II directors shall face re-election at our annual general meeting of shareholders in 2016 and every three years thereafter. Class III directors shall face re-election at our annual general meeting of shareholders in 2017 and every three years thereafter.

If the number of directors changes, any increase or decrease will be apportioned among the classes so as to maintain the number of directors in each class as nearly as possible. Any additional directors of a class elected to fill a vacancy resulting from an increase in such class will hold office for a term that coincides with the remaining term of that class. Decreases in the number of directors will not shorten the term of any incumbent director. These board provisions could make it more difficult for third parties to gain control of our company by making it difficult to replace members of the Board of Directors.

A director may vote in respect of any contract or transaction in which he is interested, provided, however that the nature of the interest of any director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote on that matter. A general notice or disclosure to the directors or otherwise contained in the minutes of a meeting or a written resolution of the directors or any committee thereof of the nature of a director’s interest shall be sufficient disclosure and after such general notice it shall not be necessary to give special notice relating to any particular transaction. A director may be counted for a quorum upon a motion in respect of any contract or arrangement which he shall make with our company, or in which he is so interested and may vote on such motion.

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Mr. Zhengyu Wang currently holds both the positions of Chief Executive Officer and Chair of the Board. These two positions have not been consolidated into one position; Mr. Wang simply holds both positions at this time. We do not have a lead independent director, and we do not anticipate having a lead independent director because we will encourage our independent directors to freely voice their opinions on a relatively small company board. We believe this leadership structure is appropriate because we are a relatively small company in the process of listing on a public exchange; as such we deem it appropriate to be able to benefit from the guidance of Mr. Wang as both our principal executive officer and Chair of the Board. Our Board of Directors plays a key role in our risk oversight. The Board of Directors makes all relevant Company decisions. As a smaller company with a small board of directors, we believe it is appropriate to have the involvement and input of all of our directors in risk oversight matters.

Board Committees

We currently do not have standing audit, nominating or compensation committees. Our board of directors handles the functions that would otherwise be handled by each of the committees. In connection with our initial public offering, we will establish three standing committees under the board: the audit committee, the compensation committee and the nominating committee. The audit committee will be responsible for overseeing the accounting and financial reporting processes of our company and audits of the financial statements of our company, including the appointment, compensation and oversight of the work of our independent auditors. The compensation committee of the board of directors will review and make recommendations to the board regarding our compensation policies for our officers and all forms of compensation, and will also administer our incentive compensation plans and equity-based plans (but our board will retain the authority to interpret those plans). The nominating committee of the board of directors will be responsible for the assessment of the performance of the board, considering and making recommendations to the board with respect to the nominations or elections of directors and other governance issues. The nominating committee will consider diversity of opinion and experience when nominating directors.

Upon the establishment of an audit committee, the board will determine which of the directors qualifies as an audit committee financial expert.

Duties of Directors

Under British Virgin Islands law, our directors have a duty to act honestly, in good faith and with a view to our best interests. Our directors also have a duty to exercise the care, diligence and skills that a reasonably prudent person would exercise in comparable circumstances. See “Description of Share Capital—Differences in Corporate Law” for additional information on our directors’ fiduciary duties under British Virgin Islands law. In fulfilling their duty of care to us, our directors must ensure compliance with our amended and restated memorandum and articles of association. We have the right to seek damages if a duty owed by our directors is breached.

The functions and powers of our board of directors include, among others:

•	appointing officers and determining the term of office of the officers;
•	authorizing the payment of donations to religious, charitable, public or other bodies, clubs, funds or associations as deemed advisable;
•	exercising the borrowing powers of the company and mortgaging the property of the company;
•	executing checks, promissory notes and other negotiable instruments on behalf of the company; and
•	maintaining or registering a register of mortgages, charges or other encumbrances of the company.

Interested Transactions

A director may vote, attend a board meeting or sign a document on our behalf with respect to any contract or transaction in which he or she is interested. We require directors to promptly disclose the interest to all other directors after becoming aware of the fact that he or she is interested in a transaction we have entered into or are to enter into. A general notice or disclosure to the board or otherwise contained in the minutes of a meeting or a written resolution of the board or any committee of the board that a director is a shareholder, director, officer or trustee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company will be sufficient disclosure, and, after such general notice, it will not be necessary to give special notice relating to any particular transaction.

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Remuneration and Borrowing

The directors may receive such remuneration as our board of directors may determine from time to time. Each director is entitled to be repaid or prepaid all traveling, hotel and incidental expenses reasonably incurred or expected to be incurred in attending meetings of our board of directors or committees of our board of directors or shareholder meetings or otherwise in connection with the discharge of his or her duties as a director. The compensation committee will assist the directors in reviewing and approving the compensation structure for the directors. Our board of directors may exercise all the powers of the company to borrow money and to mortgage or charge our undertakings and property or any part thereof, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the company or of any third party.

Qualification

There are no membership qualifications for directors. Further, there are no share ownership qualifications for directors unless so fixed by us in a general meeting. There are no other arrangements or understandings pursuant to which our directors are selected or nominated.

Director Compensation

All directors hold office until the next annual meeting of shareholders at which their respective class of directors is re-elected and until their successors have been duly elected and qualified. Our CEO, Zhengyu Wang is married to our Director, Yefang Zhang. Officers are elected by and serve at the discretion of the Board of Directors. Employee directors do not receive any compensation for their services. Non-employee directors will be entitled to receive $30,000 per year for serving as directors and may receive incentive security grants from our company. In addition, non-employee directors will be entitled to receive reimbursement of their actual travel expenses for each Board of Directors meeting attended.

Limitation of Director and Officer Liability

Under British Virgin Islands law, each of our directors and officers, in performing his or her functions, is required to act honestly and in good faith with a view to our best interests and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. British Virgin Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the British Virgin Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Under our memorandum and articles of association, we may indemnify our directors, officers and liquidators against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with civil, criminal, administrative or investigative proceedings to which they are party or are threatened to be made a party by reason of their acting as our director, officer or liquidator. To be entitled to indemnification, these persons must have acted honestly and in good faith with a view to the best interest of the company and, in the case of criminal proceedings, they must have had no reasonable cause to believe their conduct was unlawful. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. These provisions will not limit the liability of directors under United States federal securities laws.

We may indemnify any of our directors or anyone serving at our request as a director of another entity against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings. We may only indemnify a director if he or she acted honestly and in good faith with the view to our best interests and, in the case of criminal proceedings, the director had no reasonable cause to believe that his or her conduct was unlawful. The decision of our board of directors as to whether the director acted honestly and in good faith with a view to our best interests and as to whether the director had no reasonable cause to believe that his or her conduct was unlawful, is in the absence of fraud sufficient for the purposes of indemnification, unless a question of law is involved. The termination of any proceedings by any judgment, order, settlement, conviction or the entry of no plea does not, by itself, create a presumption that a director did not act honestly and in good faith and with a view to our best interests or that the director had reasonable cause to believe that his or her conduct was unlawful. If a director to be indemnified has been successful in defense of any proceedings referred to above, the director is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the director or officer in connection with the proceedings.

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We may purchase and maintain insurance in relation to any of our directors or officers against any liability asserted against the directors or officers and incurred by the directors or officers in that capacity, whether or not we have or would have had the power to indemnify the directors or officers against the liability as provided in our amended and restated memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers or persons controlling our company under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, nor has any been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement. Except as set forth in our discussion below in “Related Party Transactions,” our directors and officers have not been involved in any transactions with us or any of our affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Code of Business Conduct and Ethics

We current do not have a code of business conduct and ethics applicable to our directors, officers and employees, however, we intend to adopt one in the near future in connection with our application to list on the Nasdaq Capital Market.

 Executive Compensation

We currently do not have a compensation committee approving our salary and benefit policies. Our board of directors determined the compensation to be paid to our executive officers based on our financial and operating performance and prospects, and contributions made by the officers’ to our success. Each of the named officers will be measured by a series of performance criteria by the board of directors, or the compensation committee on a yearly basis. Such criteria will be set forth based on certain objective parameters such as job characteristics, required professionalism, management skills, interpersonal skills, related experience, personal performance and overall corporate performance.

Our board of directors has not adopted or established a formal policy or procedure for determining the amount of compensation paid to our executive officers. The board of directors will make an independent evaluation of appropriate compensation to key employees, with input from management. The board of directors has oversight of executive compensation plans, policies and programs.

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Summary Compensation Table

The following table presents summary information regarding the total compensation awarded to, earned by, or paid to each of the named executive officers for services rendered to us for the year ended December 31, 2013 and 2012.

Name and Principal Position	Fiscal Year	Salary ($)(1)	All Other Compensation ($)(2)	Total ($)
Zhengyu Wang	2013	38,721	1,307	40,028
Chief Executive Officer	2012	38,040	1,189	39,229

Jianming Wu	2013	29,041	1,307	30,348
Chief Operating Officer	2012	28,530	1,189	29,719

Ningfang Liang(3)	2013	44,604	—	44,604
Chief Financial Officer	2012	—	—	—

Zaihua Chen	2013	48,401	1,307	49,708
Chief Technical Officer	2012	68,948	1,189	70,136

Qingsong Dong	2013	19,361	871	20,332
Treasurer	2012	19,020	856	19,876

(1)	Salaries for all individuals in the above table other than Mr. Chen were identical in 2012 and 2013 but were paid in RMB. As a result of changes in exchange rate, the U.S. Dollar amounts appear different. Social security payments varied each year. None of these employees received a bonus in 2012 or 2013.
(2)	Consists of social security payments required under Chinese law. Although we also reimburse the referenced individuals for reasonable expenses, such reimbursements do not, in the aggregate, exceed $10,000 for any individual in any year presented and are not considered perquisites because they are integrally and directly related to the performance of such recipients’ jobs.
(3)	Mr. Liang became an officer in 2013 and received no compensation in 2012. Mr. Liang did not receive social security payments as he does not reside full time in Lishui.

Employment Agreements

Each employee is required to enter into an employment agreement. Accordingly, all of our employees, including management, have executed their employment agreements. Our employment agreements with our executives provide the amount of each executive officer’s salary and establish their eligibility to receive a bonus.

Our employment agreements with our executive officers generally provide for a salary to be paid monthly. The agreements also provide that executive officers are to work full time for our company and are entitled to all legal holidays as well as other paid leave in accordance with PRC laws and regulations and our internal work policies. The employment agreements also provide that we will pay for all mandatory social security programs for our executive officers in accordance with PRC regulations. Our executive officers are subject to keep trade secrets confidential. In addition, our employment agreements with our executive officers prevent them from rendering services for our competitors for so long as they are employed.

Other than the salary, bonuses, equity grants and necessary social benefits required by the government, which are defined in the employment agreements, we currently do not provide other benefits to the officers. Our executive officers are not entitled to severance payments upon the termination of their employment agreement or following a change in control.

We have not provided retirement benefits (other than a state pension scheme in which all of our employees in China participate) or severance or change of control benefits to our named executive officers.

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Under Chinese law, we may terminate an employment agreement without penalty by providing the employee thirty days’ prior written notice or one month’s wages in lieu of notice if the employee is incompetent or remains incompetent after training or adjustment of the employee’s position in other limited cases. If we wish to terminate an employment agreement in the absence of cause, then we are obligated to pay the employee one month’s salary for each year we have employed the employee. We are, however, permitted to terminate an employee for cause without penalty to our company, where the employee has committed a crime or the employee’s actions or inactions have resulted in a material adverse effect to us.

Zhengyu Wang

We entered into an employment agreement with our chief executive officer, Mr. Zhengyu Wang, effective January 1, 2011. Under the terms of Mr. Wang’s employment, Mr. Wang is entitled to the following:

•	Base compensation of approximately RMB300,000 per year.
•	Reimbursement of reasonable expenses incurred by Mr. Wang.

Mr. Wang’s employment has no expiration date but may be terminated at any time by either party upon presentation of 30 days’ prior notice or immediately for cause.

Ningfang Liang

We entered into an employment agreement with our chief financial officer, Mr. Ningfang Liang, effective March 7, 2013. Under the terms of that employment agreement, Mr. Liang is entitled to the following:

•	Base compensation of $60,000, payable in 12 equal monthly installments of $5,000 each. Upon completion of this Offering, Mr. Liang’s salary will increase to $90,000 per year, and he will be granted an as-yet-undetermined number of options to purchase shares of our company.
•	Reimbursement of reasonable expenses incurred by Mr. Liang.

Mr. Liang’s employment agreement is scheduled to expire on March 6, 2014. Mr. Liang’s agreement may be terminated at any time by either party upon presentation of 30 days’ prior notice or immediately for cause.

Zaihua Chen

We entered into an employment agreement with our chief technical officer, Mr. Zaihua Chen, effective June 30, 2013. Under the terms of that employment agreement, Mr. Chen is entitled to the following:

•	Base compensation of approximately RMB500,000.
•	Reimbursement of reasonable expenses incurred by Mr. Chen.

Mr. Chen’s employment agreement is scheduled to expire on June 30, 2018. Mr. Chen’s agreement may be terminated at any time by either party upon presentation of 30 days’ prior notice or immediately for cause.

Jianming Wu

We entered into an employment agreement with our chief operating officer, Mr. Jianming Wu, effective February 25, 2011, as extended on February 25, 2014. Under the terms of that employment agreement, Mr. Wu is entitled to the following:

•	Base compensation of approximately RMB15,000 per month, with increases to be implemented according to applicable law.
•	Reimbursement of reasonable expenses incurred by Mr. Wu.

Mr. Wu’s employment agreement is scheduled to expire on February 24, 2017. Mr. Wu’s agreement may be terminated at any time by either party upon presentation of 30 days’ prior notice or immediately for cause.

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Qingsong Dong

We entered into an employment agreement with our treasurer, Mr. Qingsong Dong, effective February 28, 2013. Under the terms of that employment agreement, Mr. Dong is entitled to the following:

•	Base compensation of approximately RMB80,000 per year with increases to be implemented according to company policies.
•	Reimbursement of reasonable expenses incurred by Mr. Dong.

Mr. Dong’s employment agreement is scheduled to expire on February 28, 2016. Mr. Dong’s agreement may be terminated at any time by either party upon presentation of 30 days’ prior notice or immediately for cause.

Director Compensation—Fiscal 2013

The following section presents information regarding the compensation paid during fiscal 2013 to members of our Board of Directors who are not also our employees (referred to herein as “Non-Employee Directors”). As of December 31, 2013, we had only one such director, Ms. Yefang Zhang. Since December 31, 2013, we have appointed three additional such directors: Wencai Pan, Shudong Wang and Hongdao Qian. None of such new directors received any compensation in 2013.

Non-Employee Directors

Historically, we have not paid our directors, as they have consisted of our Chief Executive Officer and his spouse. Upon completion of this offering, we plan to pay our independent directors an annual cash retainer of $30,000. We may also provide stock, option or other equity-based incentives to our directors for their service. We also plan to reimburse our directors for any out-of-pocket expenses incurred by them in connection with their services provided in such capacity.

The following table presents information regarding the compensation of our non-employee directors for fiscal 2013. Compensation for our Chief Executive Officer, Mr. Zhengyu Wang, is reflected above in the Summary Compensation Table rather than below.

Name	Fees earned or paid in cash ($)	Stock Awards ($)	Option Awards ($)	Non-equity Incentive Plan Compensation ($)	Changes in Pension Value and Nonqualified Deferred Compensation ($)	All other Compensation ($)	Total ($)
Yefang Zhang	$0	$0	$0	$0	$0	$0	$0

Related Party Transactions

In addition to the executive officer and director compensation arrangements discussed in “Executive Compensation,” below we describe transactions since January 1, 2011, to which we have been a participant, in which the amount involved in the transactions is material to us or the related party.

Since the beginning of 2011, we have had transactions with the following related parties:

•	Zhengyu Wang
•	Yefang Zhang
•	Wangfeng Yan
•	Dexian Zhang
•	Dehong Zhang
•	Yamin Jin
•	Shihua Ye

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•	Shiyang Zhang
•	LiShui JiuAnJu Commercial Trade Co., LTD
•	Zhejiang Forasen Group Co., LTD
•	Zhejiang Forasen Import & Export Co., LTD
•	Hangzhou Forasen Industry & Trade Co., LTD
•	Zhejiang Green Valley Charcoal’s Products Co., LTD
•	Zhejiang Forasen Food and Stuff Co., LTD
•	Zhejiang Forasen Wooden and Bamboo Products Co., LTD
•	Daxinganling (Forasen) Energy Technology Co., Ltd.
•	Hangzhou Forasen E-Commerce Co., LTD
•	Forasen Group Research Co., LTD
•	China Wooden and Bamboo Products Marketing Co.
•	Hangzhou Nanlin Forasen Co.
•	Hong Kong Clean Energy LTD

Summary of Status of Related Party Transactions

Given the number of related transactions, we believe it is helpful to provide an overview of the largest amount outstanding for each of the related party transactions described here during the periods covered that is material to us or the related party. For more detail, please refer to note 14 of the accompanying financial statements for the years ended December 31, 2013 and 2012 and note 12 of the accompanying financial statements for the six months ended June 30, 2014 and 2013. As described in more detail below, as of the date of this filing, there is no related party balance outstanding other than $120,000 payable to Hong Kong Clean Energy Ltd.

As to all related party transactions that are loans, we disclose them below without regard to whether such loans is material. All such related party loans carried no interest and were repayable upon demand, with no periodic payments required. The other details regarding such loans are described for each such loan.

These related parties fall within two categories: those who are shareholders, officers and directors of THL and/or Bamboo Tech, and those who are related to Zhejiang Forasen Group Co., LTD. All amounts described in this section are unsecured, interest-free and due on demand.

Shareholders, Officers, Directors and Employees of THL and Bamboo Tech

THL is owned entirely by Tanbsok Group Ltd., the sole shareholder of which is Ms. Yefang Zhang, the spouse of our Chief Executive Officer and the Chairman of our Board of Directors, Mr. Zhengyu Wang.

Yefang Zhang has the following relatives who have had transactions with our company in the last two years. Dexian Zhang and Dehong Zhang are Yefang Zhang’s brothers. Shihua Ye is Yefang Zhang’s mother, and Shiyang Zhang is her father.

THL owns 100% of USCNHK, which in turn owns 95% of Bamboo Tech. The remaining 5% of Bamboo Tech is owned by five individual PRC resident shareholders, each of whom owns 1% of Bamboo Tech. Those shareholders are Wangfeng Yan, Xiaozhong Lin, Dexian Zhang (mentioned above as the brother of Yefang Zhang), Yaqing Ye and Xiaolin Chen.

All of these shareholders of Bamboo Tech invested cash for their interests in Bamboo Tech and, with the exception of Mr. Lin, are employed by our company and/or our subsidiaries. Mr. Lin was previously employed by Bamboo Tech. All of the shares of Bamboo Tech held by these five individual shareholders are encumbered by a right of first refusal that gives the remaining shareholders the right to acquire a pro rata interest in such shares in the event such shareholder wishes to sell.

The largest outstanding amount Zhengyu Wang owed our company in 2013, 2012 and 2011 was approximately RMB 1.5 million (approximately $245,000), approximately RMB 1.7 million (approximately $279,000) and approximately RMB 344,000 million (approximately $54,000), respectively, representing loans made to Mr. Wang for his business related expenses. As of December 31, 2013, all such amounts have been repaid. The largest outstanding amount our company owed Mr. Wang in the six months ended June 30, 2014 was RMB37,870 (equivalent to $6,154), representing a payment made by Mr. Wang on the company’s behalf. As of the date of filing, such amount has been reimbursed to Mr. Wang.

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The largest outstanding amount Yefang Zhang owed our company in 2013, 2012 and 2011 was approximately RMB 2.7 million (approximately $430,000), approximately RMB 2.4 million (approximately $385,000) and approximately RMB 2.8 million (approximately $446,000), respectively, representing loans made to Ms. Zhang for her business related expenses. As of December 31, 2013, all such amounts have been repaid

The largest outstanding amount Dehong Zhang owed our company in 2013, 2012 and 2011 was RMB47,116 (approximately $8,000), representing loans made to Mr. Zhang for his business related expenses. As of December 31, 2013, all such amounts have been repaid.

The largest outstanding amount Dexian Zhang owed our company in 2013, 2012 and 2011 was RMB355,479 (approximately $57,000), representing loans made to Mr. Zhang for his business related expenses. As of December 31, 2013, all such amounts have been repaid.

The largest outstanding amount Wangfeng Yan owed our company in 2013, 2012 and 2011 was approximately RMB 576,000 (approximately $93,000), approximately RMB 2.1 million (approximately $329,000) and approximately RMB 3.3 million (approximately $526,000), respectively, representing loans made to Mr. Yan for his business related expenses. As of December 31, 2013, all such amounts have been repaid.

Lishui JiuAnJu Commercial Trade Co.,

Wangfeng Yan and Dexian Zhang each own 50% of the equity of Lishui JiuAnJu Commercial Trade Co., Ltd. (“LJC”). Although LJC’s name shares “JiuAnJu” in common with a third-party debtor, ZheJiang JiuAnJu Environment Protection Co., LTD, this entity is unrelated to LJC or its shareholders. Prior to September 11, 2011, LJC was an unrelated party owned by Yonghong Wu. At that time, LJC was a customer of our company and distributed our products for sale. Although the terms of such sales were generally interest-free 60 days net payment, LJC became delinquent in its payments to our company and accrued a significant account payable to our company. In order to protect our company from the risk of default by LJC, Zhengyu Wang personally loaned Mr. Zhang and Mr. Yan RMB 10 million to purchase all of the equity of LJC from Ms. Wu and assume the liabilities of LJC. In the event Mr. Zhang and Mr. Yan fail to repay Mr. Wang upon demand, Mr. Wang has the right to obtain ownership of LJC.

The largest outstanding amount LJC owed our company in 2013, 2012 and 2011 was approximately RMB44.0 million (approximately $7.1 million), approximately RMB 49.3 million (approximately $7.9 million) and approximately RMB 43.3 million (approximately $6.8 million), respectively, representing trade accounts receivable for sales made to LJC by our company and further loans from our company to LJC for its operational needs. As of December 31, 2013, all such amounts have been repaid. In the year ended December 31, 2011, we purchased $4,636,966 from LJC, representing purchases of packaging materials and product components made prior to the acquisition of LJC by Mr. Zhang and Mr. Yan. Since Mr. Zhang and Mr. Yan acquired LJC on September 11, 2011, we have sold no further products to LJC.

Forasen Companies

Mr. Zhengyu Wang and Ms. Yefang Zhang each own 50% of the equity of Zhejiang Forasen Group Co., LTD (“Forasen Group”). Moreover, 95% of Bamboo Tech was previously owned by Forasen Group, rather than USCNHK. Forasen Group owns part of the equity of Daxinganling (Forasen) Energy Technology Co., Ltd. (“DXA”) and Zhejiang Forasen Food and Stuff Co., LTD (“ZFF”). Forasen Group previously owned part or all of the equity of Zhejiang Forasen Import & Export Co., LTD (“ZFI”), Hangzhou Forasen Industry & Trade Co., LTD (“HFI”), Hangzhou Forasen E-Commerce Co., LTD (“HFE”), Forasen Group Research Co., LTD (“FGR”), China Wooden and Bamboo Products Marketing Co. (“CWB”), Hangzhou Nanlin Forasen Co. (“HNF”) and Zhejiang Forasen Wooden and Bamboo Products Co., LTD (“ZFW”) prior to their respective sales to separate third parties. Bamboo Tech acquired Zhejiang Green Valley Charcoal’s Products Co., LTD (“ZGV”) in 2010 and sold to a third party in 2011.

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The largest outstanding amount Forasen Group owed our company in 2013, 2012 and 2011 was approximately RMB 83.8 million (approximately $13.6 million), approximately RMB 36.6 million (approximately $5.9 million) and nil respectively, representing loans made to support the rubber and mushroom trading activities of Forasen Group. As of December 31, 2013, all such amounts have been repaid or settled through offsetting our payables to the shareholder. In 2012 and 2011, our company had sales to Forasen Group of $677,238 and $3,680,762, respectively. Prior to 2012, we exported our BBQ products through Forasen Group, as we lacked the appropriate export approvals. In 2012, we established Tantech Charcoal for purposes of exporting BBQ products to foreign markets. As a result, sales to Forasen Group decreased significantly in 2012. In 2013, we purchased $3,622,905 in raw materials from Forasen Group based on market terms to use in our normal production process. The raw materials purchased from Forasen Group were primarily charcoal powder used in our EDLC carbon production, and market terms were set at prevailing commodity rates. Purchases were made on credit, without an interest rate and were due on demand.

The largest outstanding amount Forasen Group owed our company in the six months ended June 30, 2014 was approximately RMB 20.6 million (approximately $3.4 million), representing loans made to support the rubber and mushroom trading activities of Forasen Group. As of the date of filing, all outstanding amounts have been repaid. In the six months ended June 30, 2014 and 2013, we purchased $780,631 and $2,185,735, respectively in raw materials from Forasen Group based on market terms to use in our normal production process. The raw materials purchased from Forasen Group were primarily charcoal powder used in our EDLC carbon production, and market terms were set at prevailing commodity rates. Purchases were made on credit, without an interest rate and were due on demand.

The largest outstanding amount ZFF owed our company in 2013, 2012 and 2011 was approximately RMB 19.0 million (approximately $3.1 million), approximately RMB 18.4 million (approximately $2.9 million) and approximately RMB 18.3 million (approximately $2.9 million), respectively, representing loans made to support the rubber and mushroom trading activities of Forasen Group. We understand that ZFF made such funds available to Forasen Group. As of December 31, 2013, all such amounts have been repaid.

The largest outstanding amount ZFI owed our company in 2013, 2012 and 2011 was approximately RMB 2.7 million (approximately $440,000), representing loans made to support the import and export business of Forasen Group. As of December 31, 2013, all such amounts have been repaid.

The largest outstanding amount HFE owed our company in 2013, 2012 and 2011 was RMB169,192, RMB169,192 and RMB178,460 (approximately $28,000) respectively, representing loans made to pay for working capital needs of HFE. As of December 31, 2013, all such amounts have been repaid.

The largest outstanding amount FGR owed our company in 2013, 2012 and 2011 was approximately RMB4,400 (approximately $700), representing loans made to pay for working capital needs of FGR. As of December 31, 2013, all such amounts have been repaid.

The largest outstanding amount CWB owed our company in 2011 was RMB302,000 (approximately $47,000), representing loans made to pay for working capital needs of CWB. CWB was no longer a related party of our company after 2011.

The largest outstanding amount ZGV owed our company in 2013 and 2012 was approximately RMB1.4 million (approximately $224,000), representing loans made to pay for working capital needs of ZGV. As of December 31, 2013, all such amounts have been repaid.

Other Related Parties

Yamin Jin was previously a shareholder of Forasen Group. In 2012, our company owed Yamin Jin an insignificant amount, representing personal loans made from Yamin Jin to our company. As of the date of this filing, all such amounts have been repaid.

Hong Kong Clean Energy LTD (“HKCE”) is a company registered in Hong Kong and is wholly owned by Mr. Zhengyu Wang. In 2013, our company owed HKCE $120,000, representing the payment made by HKCE on the company’s behalf.

Settlement of Related Party Balances

On March 20, 2013, USCNHK paid RMB 115,520,000 (approximately $18.5 million) to Forasen Group for the acquisition of Tantech Bamboo. Among the amount being paid, RMB 37,635,136 (equivalent of approximately $6.1 million) was borrowed from Mr. Zhengyu Wang. On September 20, 2013, USCNHK, Mr. Wang and Forasen Group reached an agreement in which Mr. Wang forgave the borrowing from USCNHK and the Company agreed to offset such borrowing against the receivables from Forasen Group for RMB 37,635,136 (equivalent of approximately $6.1 million). The settlement decreased the Company’s “due from related parties” balances by approximately $6.1 million and decreased its additional paid-in capital account by the same amount.

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As of December 31, 2013 and the date of filing, the Company settled all related party balances except a payable of $120,000 to Hong Kong Clean Energy Ltd. Except the above-mentioned approximately $6.1 million settlement on September 20, 2013, all other outstanding related party balances were settled in cash.

Future Related Party Transactions

After completion of this Offering, the Corporate Governance Committee of our Board of Directors (which we will establish and which will consist solely of independent directors) must approve all related party transactions. All material related party transactions will be made or entered into on terms that are no less favorable to use than can be obtained from unaffiliated third parties. Related party transactions that we have previously entered into were not approved by independent directors, as we had no independent directors at that time. In particular, following completion of this Offering, we will request that the Corporate Governance Committee of our Board of Directors review the proposed terms for rental of our office by Forasen Group to ensure that the terms of such rental are no less favorable than could be obtained from unaffiliated third parties.

Principal and Selling Shareholders

The following table sets forth information with respect to beneficial ownership of our common shares as of December 15, 2014 by:

•	Each person who is known by us to beneficially own 5% or more of our outstanding common shares;
•	Each selling shareholder;
•	Each of our directors and named executive officers; and
•	All directors and named executive officers as a group.

The number and percentage of common shares beneficially owned before the offering are based on 20,000,000 common shares outstanding as of December 15, 2014. Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of 5% or more of our common shares. Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to securities. In computing the number of common shares beneficially owned by a person listed below and the percentage ownership of such person, common shares underlying options, warrants or convertible securities held by each such person that are exercisable or convertible within 60 days of December 15, 2014 are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated in the footnotes to this table, or as required by applicable community property laws, all persons listed have sole voting and investment power for all common shares shown as beneficially owned by them. Unless otherwise indicated in the footnotes, the address for each principal shareholder is in the care of our Company at Zhejiang Tantech Bamboo Technology Co., Ltd, No. 10 Cen Shan Road, Shuige Industrial Zone, Lishui City, Zhejiang Province 323000, People’s Republic of China. As of the date of the Prospectus, we have one (1) shareholder of record.

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	Common shares beneficially owned prior to this offering(1)		Common shares being sold in this offering		Common shares beneficially owned after this offering
Named Executive Officers and Directors	Number	Percent	Number	Percent	Number	Percent
Directors and Named Executive Officers:
Zhengyu Wang(2)	20,000,000	100.0%	1,600,000	8.0%	18,400,000	85.2%
Zaihua Chen	—	0.0%	—	0.0%	—	0.0%
Jianming Wu	—	0.0%	—	0.0%	—	0.0%
Qingsong Dong	—	0.0%	—	0.0%	—	0.0%
Yefang Zhang(2)	20,000,000	100.0%	1,600,000	8.0%	18,400,000	85.2%
Wencai Pan	—	0.0%	—	0.0%	—	0.0%
Shudong Wang	—	0.0%	—	0.0%	—	0.0%
Hongdao Qian	—	0.0%	—	0.0%	—	0.0%
All directors and executive officers as a group (five (5) persons)	—	0.0%	—	0.0%	—	0.0%

5% or greater Beneficial Owners:
Tanbsok Group Ltd(2)	20,000,000	100.0%	1,600,000	8.0%	18,400,000	85.2%

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the common shares.
(2)	Tanbsok Group Ltd holds one hundred percent of our issued and outstanding shares prior to commencement of this Offering. The sole shareholder of Tanbsok Group Ltd is Ms. Yefang Zhang, who is a director of our company and the spouse of our Chief Executive Officer and founder, Mr. Zhengyu Wang. By virtue of this relationship, Mr. Wang may be deemed to share beneficial ownership of the shares of our company held by Tanbsok Group Ltd with Ms. Zhang.

The selling shareholder named above acquired its shares in an offering that was exempt from registration under the Securities Act pursuant to Regulation S because it involved a private placement the offer and sale of securities and offshore sale to a non-U.S. person. There was no placement agent for this offering. Newbridge Securities Corporation did not act as placement agent and did not receive any commission or compensation for this offering.

Description of Share Capital

THL was incorporated on November 9, 2010 under the BVI Companies Act, 2004 as a company limited by shares under the name “Sinoport Enterprises Limited.” On April 15, 2013, Sinoport Enterprises Limited changed its name to “Tantech Holdings Ltd.” As of the date of this prospectus, we have authorized 50,000,000 common shares, of $0.001 par value per share. Other than the completion on November 25, 2014 of the simultaneous (a) 1,000-for-1 split of its common shares and (b) pro-rata redemption for par value and cancellation of 600 of such shares (30,000,000 in total), there has been no change in the amount of issued capital or the number and classes of shares which it composed during the last three years.

The following are summaries of the material provisions of our amended and restated memorandum and articles of association that will be in force at the time of the closing of this offering and the BVI Act, insofar as they relate to the material terms of our common shares. The forms of our amended and restated memorandum and articles of association are filed as exhibits to the registration statement of which this prospectus is a part.

Options

Incentive Securities Pool

We intend to establish a pool for shares and share options for our employees following the completion of this offering. This pool will contain shares and options to purchase our common shares equal to 10% of the number of common shares outstanding at the conclusion of this offering. This pool will contain shares and options to purchase 2,160,000 of our common shares subject to outstanding share options or reserved for issuance under our share incentive plan. We may grant options or shares in any percentage determined for a particular grant.

Any options granted will vest at a rate of 20% per year for five years and have a per share exercise price equal to the fair market value of one of our common shares on the date of grant. We expect to grant shares and/or options under this pool to certain employees as of the closing of this offering. Any options granted as of the closing of this offering will have an exercise price per common share equal to the offering price. We have not yet determined the recipients of any such grants.

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Common Shares

General

All of our issued common shares are fully paid and non-assessable. Certificates representing the common shares are issued in registered form. Our shareholders who are non-residents of the British Virgin Islands may freely hold and vote their common shares.

At the completion of this offering, there will be 21,600,000 (assuming the sale of 1,600,000 newly issued shares of our common stock) common shares issued and outstanding. Shares sold in this offering will be delivered against payment upon the closing of the offering in New York, New York, on or about ___, 2014. The offering will remain open until the earlier of (i) a date mutually acceptable to us and our underwriter or (ii) January 31, 2015, subject to extension upon agreement with the underwriter.

Listing

We have applied to list the common shares on the Nasdaq Capital Market under the symbol “TANH.”

Transfer Agent and Registrar

The transfer agent and registrar for the common shares is expected to be VStock Transfer, LLC, 77 Spruce Street, Suite 201, Cedarhurst, NY 11516.

Distributions

The holders of our common shares are entitled to such dividends as may be declared by our board of directors subject to the BVI Act.

Voting rights

Any action required or permitted to be taken by the shareholders must be effected at a duly called annual or special meeting of the shareholders entitled to vote on such action and may not be effected by a resolution in writing. At each general meeting, each shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative) will have one vote for each common share which such shareholder holds.

Election of directors

Delaware law permits cumulative voting for the election of directors only if expressly authorized in the certificate of incorporation. The laws of the British Virgin Islands, however, do not specifically prohibit or restrict the creation of cumulative voting rights for the election of our directors. Cumulative voting is not a concept that is accepted as a common practice in the British Virgin Islands, and we have made no provisions in our memorandum and articles of association to allow cumulative voting for elections of directors.

Meetings

We must provide written notice of all meetings of shareholders, stating the time, place and, in the case of a special meeting of shareholders, the purpose or purposes thereof, at least 10 days before the date of the proposed meeting to those persons whose names appear as shareholders in the register of members on the date of the notice and are entitled to vote at the meeting. Our board of directors shall call a special meeting upon the written request of shareholders holding at least 30% of our outstanding voting shares. In addition, our board of directors may call a special meeting of shareholders on its own motion. A meeting of shareholders may be called on short notice: (a) if it is so agreed by shareholders holding not less than 90% of the common shares entitled to vote on the matters to be considered at the meeting, or 90% of the common shares of each class or series entitled to vote together as a class or series, together with not less than 90% of the remaining votes; or (b) if all shareholders holding common shares entitled to vote on the matters to be considered at the meeting have waived notice of the meeting, and presence at the meeting shall be deemed to constitute waiver for this purpose.

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At any meeting of shareholders, a quorum will be present if there are shareholders present in person or by proxy representing not less than 50% of the issued common shares entitled to vote on the resolutions to be considered at the meeting. Such quorum may be represented by only a single shareholder or proxy. If no quorum is present within two hours of the start time of the meeting, the meeting shall be dissolved if it was requested by shareholders. In any other case, the meeting shall be adjourned to the next business day, and if shareholders representing not less than one-third of the votes of the common shares or each class of shares entitled to vote on the matters to be considered at the meeting are present within one hour of the start time of the adjourned meeting, a quorum will be present. If not, the meeting will be dissolved. No business may be transacted at any general meeting unless a quorum is present at the commencement of business. If present, the chair of our board of directors shall be the chair presiding at any meeting of the shareholders.

A corporation that is a shareholder shall be deemed for the purpose of our memorandum and articles of association to be present in person if represented by its duly authorized representative. This duly authorized representative shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were our individual shareholder.

Protection of minority shareholders

We would normally expect British Virgin Islands courts to follow English case law precedents, which permit a minority shareholder to commence a representative action, or derivative actions in our name, to challenge (1) an act which is ultra vires or illegal, (2) an act which constitutes a fraud against the minority by parties in control of us, (3) the act complained of constitutes an infringement of individual rights of shareholders, such as the right to vote and pre-emptive rights and (4) an irregularity in the passing of a resolution which requires a special or extraordinary majority of the shareholders.

Pre-emptive rights

There are no pre-emptive rights applicable to the issue by us of new common shares under either British Virgin Islands law or our memorandum and articles of association.

Transfer of common shares

Subject to the restrictions in our memorandum and articles of association, the lock-up agreements with our underwriter described in “Shares Eligible for Future Sale— Lock-Up Agreements” and applicable securities laws, any of our shareholders may transfer all or any of his or her common shares by written instrument of transfer signed by the transferor and containing the name and address of the transferee. Our board of directors may resolve by resolution to refuse or delay the registration of the transfer of any common share. If our board of directors resolves to refuse or delay any transfer, it shall specify the reasons for such refusal in the resolution. Our directors may not resolve or refuse or delay the transfer of a common share unless: (a) the person transferring the shares has failed to pay any amount due in respect of any of those shares; or (b) such refusal or delay is deemed necessary or advisable in our view or that of our legal counsel in order to avoid violation of, or in order to ensure compliance with, any applicable, corporate, securities and other laws and regulations.

Liquidation

If we are wound up and the assets available for distribution among our shareholders are more than sufficient to repay all amounts paid to us on account of the issue of shares immediately prior to the winding up, the excess shall be distributable pari passu among those shareholders in proportion to the amount paid up immediately prior to the winding up on the shares held by them, respectively. If we are wound up and the assets available for distribution among the shareholders as such are insufficient to repay the whole of the amounts paid to us on account of the issue of shares, those assets shall be distributed so that, to the greatest extent possible, the losses shall be borne by the shareholders in proportion to the amounts paid up immediately prior to the winding up on the shares held by them, respectively. If we are wound up, the liquidator appointed by us may, in accordance with the BVI Act, divide among our shareholders in specie or kind the whole or any part of our assets (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as the liquidator deems fair upon any property to be divided and may determine how such division shall be carried out as between the shareholders or different classes of shareholders.

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Calls on common shares and forfeiture of common shares

Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their common shares in a notice served to such shareholders at least 14 days prior to the specified time of payment. The common shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption of common shares

Subject to the provisions of the BVI Act, we may issue shares on terms that are subject to redemption, at our option or at the option of the holders, on such terms and in such manner as may be determined by our memorandum and articles of association and subject to any applicable requirements imposed from time to time by, the BVI Act, the SEC, the Nasdaq Capital Market, or by any recognized stock exchange on which our securities are listed.

Modifications of rights

All or any of the special rights attached to any class of shares may, subject to the provisions of the BVI Act, be amended only pursuant to a resolution passed at a meeting by a majority of the votes cast by those entitled to vote at a meeting of the holders of the shares of that class.

Changes in the number of shares we are authorized to issue and those in issue

We may from time to time by resolution of our board of directors:

•	amend our memorandum of association to increase or decrease the maximum number of shares we are authorized to issue;
•	subject to our memorandum, divide our authorized and issued shares into a larger number of shares; and
•	subject to our memorandum, combine our authorized and issued shares into a smaller number of shares.

Untraceable shareholders

We are entitled to sell any shares of a shareholder who is untraceable, provided that:

•	all checks or warrants in respect of dividends of these shares, not being less than three in number, for any sums payable in cash to the holder of such shares have remained uncashed for a period of twelve years prior to the publication of the notice and during the three months referred to in the third bullet point below;
•	we have not during that time received any indication of the whereabouts or existence of the shareholder or person entitled to these shares by death, bankruptcy or operation of law; and
•	we have caused a notice to be published in newspapers in the manner stipulated by our memorandum and articles of association, giving notice of our intention to sell these shares, and a period of three months has elapsed since such notice.

The net proceeds of any such sale shall belong to us, and when we receive these net proceeds we shall become indebted to the former shareholder for an amount equal to the net proceeds.

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Inspection of books and records

Under British Virgin Islands Law, holders of our common shares are entitled, upon giving written notice to us, to inspect (i) our memorandum and articles of association, (ii) the register of members, (iii) the register of directors and (iv) minutes of meetings and resolutions of members, and to make copies and take extracts from the documents and records. However, our directors can refuse access if they are satisfied that to allow such access would be contrary to our interests. See “Where You Can Find Additional Information.”

Rights of non-resident or foreign shareholders

There are no limitations imposed by our memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Issuance of additional common shares

Our memorandum and articles of association authorizes our board of directors to issue additional common shares from authorized but unissued shares, to the extent available, from time to time as our board of directors shall determine.

Differences in Corporate Law

The BVI Act and the laws of the British Virgin Islands affecting British Virgin Islands companies like us and our shareholders differ from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the material differences between the provisions of the laws of the British Virgin Islands applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and similar arrangements

Under the laws of the British Virgin Islands, two or more companies may merge or consolidate in accordance with Section 170 of the BVI Act. A merger means the merging of two or more constituent companies into one of the constituent companies and a consolidation means the uniting of two or more constituent companies into a new company. In order to merge or consolidate, the directors of each constituent company must approve a written plan of merger or consolidation, which must be authorized by a resolution of shareholders.

While a director may vote on the plan of merger or consolidation even if he has a financial interest in the plan, the interested director must disclose the interest to all other directors of the company promptly upon becoming aware of the fact that he is interested in a transaction entered into or to be entered into by the company.

A transaction entered into by our company in respect of which a director is interested (including a merger or consolidation) is voidable by us unless the director’s interest was (a) disclosed to the board prior to the transaction or (b) the transaction is (i) between the director and the company and (ii) the transaction is in the ordinary course of the company’s business and on usual terms and conditions.

Notwithstanding the above, a transaction entered into by the company is not voidable if the material facts of the interest are known to the shareholders and they approve or ratify it or the company received fair value for the transaction.

Shareholders not otherwise entitled to vote on the merger or consolidation may still acquire the right to vote if the plan of merger or consolidation contains any provision which, if proposed as an amendment to the memorandum or articles of association, would entitle them to vote as a class or series on the proposed amendment. In any event, all shareholders must be given a copy of the plan of merger or consolidation irrespective of whether they are entitled to vote at the meeting to approve the plan of merger or consolidation.

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The shareholders of the constituent companies are not required to receive shares of the surviving or consolidated company but may receive debt obligations or other securities of the surviving or consolidated company, other assets, or a combination thereof. Further, some or all of the shares of a class or series may be converted into a kind of asset while the other shares of the same class or series may receive a different kind of asset. As such, not all the shares of a class or series must receive the same kind of consideration.

After the plan of merger or consolidation has been approved by the directors and authorized by a resolution of the shareholders, articles of merger or consolidation are executed by each company and filed with the Registrar of Corporate Affairs in the British Virgin Islands.

A shareholder may dissent from a mandatory redemption of his shares, an arrangement (if permitted by the court), a merger (unless the shareholder was a shareholder of the surviving company prior to the merger and continues to hold the same or similar shares after the merger) or a consolidation. A shareholder properly exercising his dissent rights is entitled to a cash payment equal to the fair value of his shares.

A shareholder dissenting from a merger or consolidation must object in writing to the merger or consolidation before the vote by the shareholders on the merger or consolidation, unless notice of the meeting was not given to the shareholder. If the merger or consolidation is approved by the shareholders, the company must give notice of this fact to each shareholder within 20 days who gave written objection. These shareholders then have 20 days to give to the company their written election in the form specified by the BVI Act to dissent from the merger or consolidation, provided that in the case of a merger, the 20 days starts when the plan of merger is delivered to the shareholder.

Upon giving notice of his election to dissent, a shareholder ceases to have any shareholder rights except the right to be paid the fair value of his shares. As such, the merger or consolidation may proceed in the ordinary course notwithstanding his dissent.

Within seven days of the later of the delivery of the notice of election to dissent and the effective date of the merger or consolidation, the company must make a written offer to each dissenting shareholder to purchase his shares at a specified price per share that the company determines to be the fair value of the shares. The company and the shareholder then have 30 days to agree upon the price. If the company and a shareholder fail to agree on the price within the 30 days, then the company and the shareholder shall, within 20 days immediately following the expiration of the 30-day period, each designate an appraiser and these two appraisers shall designate a third appraiser. These three appraisers shall fix the fair value of the shares as of the close of business on the day prior to the shareholders’ approval of the transaction without taking into account any change in value as a result of the transaction.

Shareholders’ suits

There are both statutory and common law remedies available to our shareholders as a matter of British Virgin Islands law. These are summarized below:

Prejudiced members

A shareholder who considers that the affairs of the company have been, are being, or are likely to be, conducted in a manner that is, or any act or acts of the company have been, or are, likely to be oppressive, unfairly discriminatory or unfairly prejudicial to him in that capacity, can apply to the court under Section 184I of the BVI Act, inter alia, for an order that his shares be acquired, that he be provided compensation, that the Court regulate the future conduct of the company, or that any decision of the company which contravenes the BVI Act or our memorandum and articles of association be set aside.

Derivative actions

Section 184C of the BVI Act provides that a shareholder of a company may, with the leave of the Court, bring an action in the name of the company to redress any wrong done to it.

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Just and equitable winding up

In addition to the statutory remedies outlined above, shareholders can also petition for the winding up of a company on the grounds that it is just and equitable for the court to so order. Save in exceptional circumstances, this remedy is only available where the company has been operated as a quasi partnership and trust and confidence between the partners has broken down.

Indemnification of directors and executive officers and limitation of liability

British Virgin Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any provision providing indemnification may be held by the British Virgin Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Under our memorandum and articles of association, we indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings for any person who:

•	is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was our director; or
•	is or was, at our request, serving as a director or officer of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise.

These indemnities only apply if the person acted honestly and in good faith with a view to our best interests and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Anti-takeover provisions in our memorandum and articles of association

Some provisions of our memorandum and articles of association may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that provide for a staggered board of directors and prevent shareholders from taking an action by written consent in lieu of a meeting. However, under British Virgin Islands law, our directors may only exercise the rights and powers granted to them under our memorandum and articles of association, as amended and restated from time to time, as they believe in good faith to be in the best interests of our company.

Directors’ fiduciary duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a transaction that is material to the company. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.

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Under British Virgin Islands law, our directors owe the company certain statutory and fiduciary duties including, among others, a duty to act honestly, in good faith, for a proper purpose and with a view to what the directors believe to be in the best interests of the company. Our directors are also required, when exercising powers or performing duties as a director, to exercise the care, diligence and skill that a reasonable director would exercise in comparable circumstances, taking into account without limitation, the nature of the company, the nature of the decision and the position of the director and the nature of the responsibilities undertaken. In the exercise of their powers, our directors must ensure neither they nor the company acts in a manner which contravenes the BVI Act or our memorandum and articles of association, as amended and re-stated from time to time. A shareholder has the right to seek damages for breaches of duties owed to us by our directors.

Shareholder action by written consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. British Virgin Islands law provides that shareholders may approve corporate matters by way of a written resolution without a meeting signed by or on behalf of shareholders sufficient to constitute the requisite majority of shareholders who would have been entitled to vote on such matter at a general meeting; provided that if the consent is less than unanimous, notice must be given to all non-consenting shareholders. However, our memorandum and articles of association do not permit shareholders to act by written consent.

Shareholder proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings. British Virgin Islands law and our memorandum and articles of association allow our shareholders holding not less than 30% of the votes of the outstanding voting shares to requisition a shareholders’ meeting. We are not obliged by law to call shareholders’ annual general meetings, but our memorandum and articles of association do permit the directors to call such a meeting. The location of any shareholders’ meeting can be determined by the board of directors and can be held anywhere in the world.

Cumulative voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under British Virgin Islands law, our memorandum and articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our memorandum and articles of association, directors can be removed from office, with cause, by a resolution of shareholders or by a resolution of directors passed at a meeting of directors called for the purpose of removing the director or for purposes including the removal of the director.

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Transactions with interested shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or group who or which owns or owned 15% or more of the target’s outstanding voting shares within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target’s board of directors. British Virgin Islands law has no comparable statute. However, our memorandum and articles of association expressly provide for the same protection afforded by the Delaware business combination statute.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under the BVI Act and our memorandum and articles of association, we may appoint a voluntary liquidator by a resolution of the shareholders or by resolution of directors.

Variation of rights of shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our memorandum and articles of association, if at any time our shares are divided into different classes of shares, the rights attached to any class may only be varied, whether or not our company is in liquidation, by a resolution passed at a meeting by a majority of the votes cast by those entitled to vote at a meeting of the holders of the issued shares in that class.

Amendment of governing documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by British Virgin Islands law, our memorandum and articles of association may be amended by a resolution of shareholders and, subject to certain exceptions, by a resolution of directors. Any amendment is effective from the date it is registered at the Registry of Corporate Affairs in the British Virgin Islands.

Quantitative and Qualitative Disclosures about Market Risk

Our exposure to interest rate risk primarily relates to excess cash invested in short-term instruments with original maturities of less than a year and long-term held-to-maturity securities with maturities of greater than a year. Investments in both fixed rate and floating rate interest earning instruments carry a degree of interest rate risk. Fixed rate securities may have their fair market value adversely impacted due to a rise in interest rates, while floating rate securities may produce less income than expected if interest rates fall. Due in part to these factors, our future investment income may fall short of expectations due to changes in interest rates, or we may suffer losses in principal if we have to sell securities that have declined in market value due to changes in interest rates. We have not been, and do not expect to be, exposed to material interest rate risks, and therefore have not used any derivative financial instruments to manage our interest risk exposure.

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We had no short-term investments and long-term held-to-maturity investments as of December 31, 2013.

Foreign Exchange Risk

Our functional currency is the RMB, and our financial statements are presented in U.S. dollar. The RMB appreciated by 1.01% against U.S. dollar in 2012 and 2.9% in 2013. The appreciation in the value of RMB relative to the U.S. dollar may affect our financial results reported in the U.S, dollar terms without giving effect to any underlying change in our business or results of operation.

Currently, all of our assets, liabilities, revenues and costs are denominated in RMB. However, we may generate revenues denominated in U.S. dollar, and our offering will be in U.S. dollar. Therefore, a portion of our cash and cash equivalents and short-term financial assets may be denominated in U.S. dollar in the future. Our exposure to foreign exchange risk will primarily relate to those financial assets denominated in U.S. dollars. Any significant revaluation of RMB against U.S. dollar may materially affect our earnings and financial position, and the value of, and any dividends payable on, our common shares in U.S. dollars in the future. See “Risk Factors—Risks Related to Doing Business in China—Fluctuations in exchange rates could adversely affect our business and the value of our securities.

Commodity Risk

As a developer and manufacturer of bamboo-based charcoal products, our Company is exposed to the risk of an increase in the price of raw bamboo and, as a result, bamboo charcoal. We historically have lacked an ability to pass on price increases to customers, but we have not entered into any contract to hedge any specific commodity risk. Moreover, our Company does not purchase or trade on commodity instruments or positions; instead, it purchases commodities (bamboo charcoal and wood-based charcoal) for use.

In summer 2012, we faced a supply shortage based on local government initiatives to reduce the risk of fire caused by charcoal. As a result, the local government in Daxing Anlin, where one of our main wood-based OEM BBQ charcoal suppliers is located, restricted the production of charcoal during June, July and August 2012. At that time, our stock of OEM BBQ charcoal was insufficient to avoid demand pressures. We have viewed this temporary shortage as an isolated event and do not expect it to recur in the future. If, however, this belief is incorrect, the absence of hedging could exacerbate our commodity risk.

Shares Eligible for Future Sale

Before our initial public offering, there has not been a public market for our common shares. Future sales of substantial amounts of shares of our common shares in the public market after our initial public offering, or the possibility of these sales occurring, could cause the prevailing market price for our common shares to fall or impair our ability to raise equity capital in the future.

The 18,400,000 common shares that were neither offered and sold in our initial public offering nor registered in our concurrently registered resale registration statement, are “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which are summarized below.

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Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person is entitled to sell those shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

•	1% of the number of common shares then outstanding, which will equal 144,000 shares immediately after our initial public offering, or
•	the average weekly trading volume of the common shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

In general, under Rule 701 as currently in effect, any of our employees, consultants or advisors who purchase shares from us in connection with a compensatory stock or option plan or other written agreement in a transaction before the effective date of our initial public offering that was completed in reliance on Rule 701 and complied with the requirements of Rule 701 will be eligible to resell such shares 90 days after the date of this prospectus in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.

Resale Registration

We are also concurrently registering for resale under a separate prospectus up to 1,600,000 shares of our common stock held by the selling shareholders named under the prospectus. None of the shares is being offered by us, and we will not receive any proceeds from the sale of the shares.

Registration on Form S-8

We intend to file a registration statement on Form S-8 under the Securities Act as soon as practicable after the closing of this offering to register up to 2,160,000 of our common shares subject to outstanding stock options or reserved for issuance under our stock incentive plan, such amount being equal to 10% of the number of common shares issued and outstanding after the closing of the offering. This registration will permit the resale of these common shares by nonaffiliates in the public market without restriction under the Securities Act. Common shares registered pursuant to the Form S-8 held by affiliates will be subject to Rule 144 volume limitations. As of the date of this Prospectus, we have not issued any options to purchase our common shares.

Lock-up Agreements

We, our directors and executive officers and existing stockholders who own in the aggregate 20,000,000 common shares, will enter into lock-up agreements with the representative prior to the commencement of this offering pursuant to which each of these persons or entities, for a period of six (6) months from the effective date of the registration statement of which this prospectus is a part, agree not to, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our securities or any securities convertible into or exercisable or exchangeable for shares of our common stock owned or acquired on or prior to the closing date of this offering (including any shares of common stock acquired after the closing date of this offering upon the conversion, exercise or exchange of such securities); (2) file or caused to be filed any registration statement relating to the offering of any shares of our capital stock; or (3) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in clause (1), (2) or (3) above is to be settled by delivery of common stock or such other securities, in cash or otherwise. Notwithstanding the foregoing, we are concurrently registering for resale 1,600,000 shares held by Tanbsok Group Ltd, which is owned by our director Ms. Yefang Zhang, who is married to our Chief Executive Officer and director, Mr. Zhengyu Wang. Accordingly, of the 20,000,000 shares currently owned by Tanbsok Group Ltd, 18,400,000 shares will be subject to the lock-up agreement described in this paragraph, and 1,600,000 shares will be registered for resale.

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Summary of Shares Available for Future Sale

The following table summarizes the total shares potentially available for future sale.

Post-Offering

Shares	Date Available for Sale
Currently Outstanding Common Shares Subject to Lock-Up Agreements: 18,400,000	After six (6) months from the date of effectiveness or commencement of sales of the public offering
Currently Outstanding Common Shares Not Subject to Lock-Up Agreements and Registered for Resale: 1,600,000	After the date of this prospectus, these shares will be freely tradable.
Common Shares in Incentive Securities Pool: 2,160,000	From vesting dates through expiration of grants
Shares Offered in this Offering: 1,600,000	After the date of this prospectus, these shares will be freely tradable.

Material Tax Consequences Applicable to U.S. Holders of Our Common Shares

The following sets forth the material British Virgin Islands, Chinese and U.S. federal income tax consequences related to an investment in our common shares. It is directed to U.S. Holders (as defined below) of our common shares and is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This description does not deal with all possible tax consequences relating to an investment in our common shares, such as the tax consequences under state, local and other tax laws.

The following brief description applies only to U.S. Holders (defined below) that hold common shares as capital assets and that have the U.S. dollar as their functional currency. This brief description is based on the tax laws of the United States in effect as of the date of this prospectus and on U.S. Treasury regulations in effect or, in some cases, proposed, as of the date of this prospectus, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below.

The brief description below of the U.S. federal income tax consequences to “U.S. Holders” will apply to you if you are a beneficial owner of shares and you are, for U.S. federal income tax purposes,

•	an individual who is a citizen or resident of the United States;
•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia;
•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or
•	a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

WE URGE POTENTIAL PURCHASERS OF OUR SHARES TO CONSULT THEIR OWN TAX

ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX

CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR SHARES.

People’s Republic of China Enterprise Taxation

The following brief description of Chinese enterprise laws is designed to highlight the enterprise-level taxation on our earnings, which will affect the amount of dividends, if any, we are ultimately able to pay to our shareholders. See “Dividend Policy.” Our company pays a 17% value added tax and EIT rates of 15% for Bamboo Tech and 25% for each of Tantech Charcoal and Energy Tech. Bamboo Tech pays a lower EIT rate than Tantech Charcoal and Energy Tech because Bamboo Tech has been certified as a high technology company and thus enjoys a preferable rate. If this favorable EIT rate were to be terminated or Bamboo Tech were to fail to qualify to receive these rate, it would be subject to taxation at the standard EIT rate of 25% for enterprise income taxes, unless we were otherwise to qualify for a decreased tax rate.

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British Virgin Islands Taxation

Under the BVI Act as currently in effect, a holder of common shares who is not a resident of the British Virgin Islands is exempt from British Virgin Islands income tax on dividends paid with respect to the common shares and all holders of common shares are not liable to the British Virgin Islands for income tax on gains realized during that year on sale or disposal of such shares. The British Virgin Islands does not impose a withholding tax on dividends paid by a company incorporated or re-registered under the BVI Act.

There are no capital gains, gift or inheritance taxes levied by the British Virgin Islands on companies incorporated or re-registered under the BVI Act. In addition, shares of companies incorporated or re-registered under the BVI Act are not subject to transfer taxes, stamp duties or similar charges.

There is no income tax treaty or convention currently in effect between the United States and the British Virgin Islands or between China and the British Virgin Islands.

United States Federal Income Taxation

The following does not address the tax consequences to any particular investor or to persons in special tax situations such as:

•	banks;
•	financial institutions;
•	insurance companies;
•	regulated investment companies;
•	real estate investment trusts;
•	broker-dealers;
•	traders that elect to mark-to-market;
•	U.S. expatriates;
•	tax-exempt entities;
•	persons liable for alternative minimum tax;
•	persons holding our common shares as part of a straddle, hedging, conversion or integrated transaction;
•	persons that actually or constructively own 10% or more of our voting shares;
•	persons who acquired our common shares pursuant to the exercise of any employee share option or otherwise as consideration; or
•	persons holding our common shares through partnerships or other pass-through entities.

Prospective purchasers are urged to consult their tax advisors about the application of the U.S. Federal tax rules to their particular circumstances as well as the state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our common shares.

Taxation of Dividends and Other Distributions on our Common Shares

Subject to the passive foreign investment company rules discussed below, the gross amount of distributions made by us to you with respect to the common shares (including the amount of any taxes withheld therefrom) will generally be includable in your gross income as dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). The dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

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With respect to non-corporate U.S. Holders, including individual U.S. Holders, for taxable years beginning before January 1, 2011, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) the common shares are readily tradable on an established securities market in the United States, or we are eligible for the benefits of an approved qualifying income tax treaty with the United States that includes an exchange of information program, (2) we are not a passive foreign investment company (as discussed below) for either our taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. Under U.S. Internal Revenue Service authority, common shares are considered for purpose of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on the NASDAQ Capital Market. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our common shares, including the effects of any change in law after the date of this prospectus.

Dividends will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by the reduced rate divided by the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to our common shares will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.”

To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your common shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

Taxation of Dispositions of Common Shares

Subject to the passive foreign investment company rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a share equal to the difference between the amount realized (in U.S. dollars) for the share and your tax basis (in U.S. dollars) in the common shares. The gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the common shares for more than one year, you will be eligible for reduced tax rates of 0% (for individuals in the 10% or 15% tax brackets) or 15% for all other individuals, assuming the renewal of current capital gains rates prior to their scheduled expiration at the end of 2010. If capital gains preferential rates are not renewed, such gains would be taxable at the personal income rates then in place. The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize will generally be treated as United States source income or loss for foreign tax credit limitation purposes.

Passive Foreign Investment Company

Based on our current and anticipated operations and the composition of our assets, we do not expect to be a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for our current taxable year ending December 31, 2014. Our actual PFIC status for the current taxable year ending December 31, 2014 will not be determinable until the close of such taxable year and, accordingly, there is no guarantee that we will not be a PFIC for the current taxable year. Because PFIC status is a factual determination for each taxable year which cannot be made until the close of the taxable year. A non-U.S. corporation is considered a PFIC for any taxable year if either:

•	at least 75% of its gross income is passive income; or
•	at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

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We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock.

We must make a separate determination each year as to whether we are a PFIC. As a result, our PFIC status may change. In particular, because the value of our assets for purposes of the asset test will generally be determined based on the market price of our common shares, our PFIC status will depend in large part on the market price of our common shares. Accordingly, fluctuations in the market price of the common shares may cause us to become a PFIC. In addition, the application of the PFIC rules is subject to uncertainty in several respects and the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering. If we are a PFIC for any year during which you hold common shares, we will continue to be treated as a PFIC for all succeeding years during which you hold common shares. However, if we cease to be a PFIC, you may avoid some of the adverse effects of the PFIC regime by making a “deemed sale” election with respect to the common shares.

If we are a PFIC for any taxable year during which you hold common shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the common shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the common shares will be treated as an excess distribution. Under these special tax rules:

•	the excess distribution or gain will be allocated ratably over your holding period for the common shares;
•	the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and
•	the amount allocated to each other year will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the common shares cannot be treated as capital, even if you hold the common shares as capital assets.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the tax treatment discussed above. If you make a mark-to-market election for the common shares, you will include in income each year an amount equal to the excess, if any, of the fair market value of the common shares as of the close of your taxable year over your adjusted basis in such common shares. You are allowed a deduction for the excess, if any, of the adjusted basis of the common shares over their fair market value as of the close of the taxable year. However, deductions are allowable only to the extent of any net mark-to-market gains on the common shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the common shares, are treated as ordinary income. Ordinary loss treatment also applies to the deductible portion of any mark-to-market loss on the common shares, as well as to any loss realized on the actual sale or disposition of the common shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such common shares. Your basis in the common shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us, except that the lower applicable capital gains rate for qualified dividend income discussed above under “—Taxation of Dividends and Other Distributions on our Common shares” generally would not apply.

The mark-to-market election is available only for “marketable stock”, which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market (as defined in applicable U.S. Treasury regulations), including the NASDAQ Capital Market. If the common shares are regularly traded on the NASDAQ Capital Market and if you are a holder of common shares, the mark-to-market election would be available to you were we to be or become a PFIC.

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Alternatively, a U.S. Holder of stock in a PFIC may make a “qualified electing fund” election with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder who makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. However, the qualified electing fund election is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. We do not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election. If you hold common shares in any year in which we are a PFIC, you will be required to file U.S. Internal Revenue Service Form 8621 regarding distributions received on the common shares and any gain realized on the disposition of the common shares.

You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in our common shares and the elections discussed above.

Information Reporting and Backup Withholding

Dividend payments with respect to our common shares and proceeds from the sale, exchange or redemption of our common shares may be subject to information reporting to the U.S. Internal Revenue Service and possible U.S. backup withholding at a current rate of 28%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on U.S. Internal Revenue Service Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on U.S. Internal Revenue Service Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the U.S. Internal Revenue Service and furnishing any required information.

 Enforceability of Civil Liabilities

We are incorporated under the laws of the British Virgin Islands with limited liability. We are incorporated in the British Virgin Islands because of certain benefits associated with being a British Virgin Islands corporation, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of exchange control or currency restrictions and the availability of professional and support services. However, the British Virgin Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a lesser extent. In addition, British Virgin Islands companies may not have standing to sue before the federal courts of the United States.

Substantially all of our assets are located outside the United States. In addition, a majority of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons’ assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or such persons or to enforce against them or against us, judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof.

We have appointed CT Corporation System as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any State of the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

Deheng Law Offices, our counsel as to Chinese law, has advised us that there is uncertainty as to whether the courts of China would (1) recognize or enforce judgments of United States courts obtained against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or (2) be competent to hear original actions brought in each respective jurisdiction, against us or such persons predicated upon the securities laws of the United States or any state thereof.

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Deheng Law Offices has advised us that the recognition and enforcement of foreign judgments are provided for under the Chinese Civil Procedure Law. Chinese courts may recognize and enforce foreign judgments in accordance with the requirements of the Chinese Civil Procedure Law based either on treaties between China and the country where the judgment is made or in reciprocity between jurisdictions. China does not have any treaties or other agreements with the British Virgin Islands or the United States that provide for the reciprocal recognition and enforcement of foreign judgments. As a result, it is uncertain whether a Chinese court would enforce a judgment rendered by a court in either of these two jurisdictions.

We have been advised by Kaufman & Canoles, our counsel as to British Virgin Islands law, that the United States and the British Virgin Islands do not have a treaty providing for reciprocal recognition and enforcement of judgments of courts of the United States in civil and commercial matters and that a final judgment for the payment of money rendered by any general or state court in the United States based on civil liability, whether or not predicated solely upon the U.S. federal securities laws, is unlikely to be enforceable in the British Virgin Islands. We have also been advised by Kaufman & Canoles that a final and conclusive judgment obtained in U.S. federal or state courts under which a sum of money is payable as compensatory damages (i.e., not being a sum claimed by a revenue authority for taxes or other charges of a similar nature by a governmental authority, or in respect of a fine or penalty or multiple or punitive damages) may be the subject of an action on a debt in the court of the British Virgin Islands under the common law doctrine of obligation. A British Virgin Islands court may impose civil liability on us or our directors or officers in a suit brought in the British Virgin Islands against us or these persons with respect to a violation of U.S. federal securities laws, provided that the facts surrounding any violation constitute or give rise to a cause of action under British Virgin Islands law.

 Underwriting

Newbridge Securities Corporation is acting as the representative of the underwriters of the offering. We and the selling shareholder, Tanbsok Group Ltd, have entered into an underwriting agreement dated         , 2014 with the representative. Subject to the terms and conditions of the underwriting agreement, we and the selling shareholder have agreed to sell to each underwriter named below and each underwriter named below has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of common shares listed next to its name in the following table:

Name	Number of Shares
Newbridge Securities Corporation	_____________
_____________	_____________
_____________	_____________
Total:	32,200,000

The underwriters are offering the common shares subject to their acceptance of the shares from the selling shareholder and us. The underwriters are obligated to purchase all the shares of common stock offered by the selling shareholder and us in this prospectus if they purchase any shares. Pursuant to the underwriting agreement, the underwriters’ obligations to pay for and accept delivery of the common shares offered by the selling shareholder and us in this prospectus are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as the listing of our common shares on the NASDAQ Capital Market, receipt by the underwriters of officers’ certificates and legal opinions. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. The underwriters do not have over-allotment option.

We  and the selling shareholder have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject any orders in whole or in part.

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The underwriters propose to offer part of the common shares directly to the public at the initial public offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $0.1375 a share under the initial public offering price. The underwriting discount of $0.25 per share (assuming a public offering price of $5.00 per share) is equal to five percent (5%) of the initial public offering price. After the initial offering of the common shares offered by the selling shareholder and us, the representative may change the public offering price and other selling terms. Investors must pay for any shares purchased on or before the earlier of the closing date or January 31, 2015, subject to extension upon agreement between the underwriter, selling shareholder and our company.

We have applied to have our shares of common stock listed on the NASDAQ Capital Market under the symbol “TANH.”

Discounts, Commissions and Expense Reimbursement

The following table shows the per-share and total underwriting discounts and commissions to be paid to the underwriter by us and the selling shareholder.

Paid by Us

	Per Common Share	Total
Assumed public offering price of shares offered by us	$5.00	$8,000,000
Discounts and commissions paid by us	$0.25	$400,000
Proceeds to us, before expenses	$4.75	$7,600,000

Paid by Selling Shareholder

	Per Common Share	Total
Assumed public offering price of shares offered by selling shareholder	$5.00	$8,000,000
Discounts and commissions paid by the selling shareholder	$0.25	$400,000
Proceeds to selling shareholder, before expenses	$4.75	$7,600,000

We will also pay to the underwriters by deduction from the net proceeds of the offering contemplated herein, a non-accountable expense allowance equal to one and one-quarter percent (1.25%) of the gross proceeds received by us from the sale of the shares.

We have paid an expense deposit of $25,000 to the representative for out-of-pocket-accountable expenses, including those set forth below. The underwriting agreement, however, provides that in the event the offering is terminated, the $25,000 expense deposit paid to the representative to date will be returned to us to the extent such out-of-pocket accountable expenses are not actually incurred in accordance with FINRA Rule 5110(f)(2)(C).

We have agreed to pay the underwriters’ expenses relating to the offering, including but not limited to (i) all filing fees and communication expenses relating to the registration of the Shares to be sold in the Offering with the Commission and the filing of the offering materials with FINRA; (ii) all fees and expenses relating to the listing of such Shares on the NASDAQ Capital Market; (iii) all fees, expenses and disbursements relating to background checks of the Company’s officers and directors; (iv) all fees, expenses and disbursements relating to the registration or qualification of such Shares under the “blue sky” securities laws of such states and other jurisdictions as Newbridge may reasonably designate (including, without limitation, all filing and registration fees, and the reasonable fees and disbursements of Newbridge’s counsel, it being agreed that if the Offering is commenced on a national securities exchange the Company will make a payment of $0 to such counsel at the closing of the Offering, or if the Offering is commenced on a quotation system (such as the Over-the-Counter Bulletin Board or OTC Markets) the Company will make a payment of $10,000 to such counsel upon commencement of “blue sky” work by such counsel and an additional $5,000 at closing of the Offering); (v) the costs of all mailing and printing of the underwriting documents (including the Underwriting Agreement, and, if appropriate, any blue sky surveys, any Agreement Among Underwriters, Selected Dealers’ Agreement, Underwriters’ Questionnaire and Power of Attorney), Registration Statements, Prospectuses and all amendments, supplements and exhibits thereto and as many preliminary and final Prospectuses as Newbridge may reasonably deem necessary; (vi) the costs of preparing, printing and delivering certificates representing such Shares; fees and expenses of the transfer agent for such Shares; (vii) stock transfer taxes, if any, payable upon the transfer of securities from the Company to Newbridge; (viii) the fees and expenses of the Company’s accountants and the fees and expenses of the Company’s legal counsel and other agents and representatives; and (ix) the costs associated with commemorative Lucite tombstones in such quantities as Newbridge may reasonably request, not to exceed $5,000. In addition, we have agreed to pay the legal fees for underwriter counsel, provided that such fees do not exceed $75,000.

We estimate that the total expenses of the offering payable by us, excluding the total underwriting discount, commissions and expense allowance will be approximately $706,237.

Pricing of the Offering

Prior to this offering, there has been no public market for our common shares. The initial public offering price is determined by negotiations between us and the representative. Among the factors considered in determining the initial public offering price are the future prospects of our company and our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to those of our company. The estimated initial public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors.

Discretionary Accounts

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of shares of common stock offered by them.

Lock-Up Agreements

Pursuant to certain “lock-up” agreements, we, our directors and executive officers and existing stockholders who own in the aggregate 20,000,000 common shares, will enter into lock-up agreements with the representative prior to the commencement of this offering pursuant to which each of these persons or entities, for a period of six months from the effective date of the registration statement of which this prospectus is a part, agree not to, without the prior written consent of the representative, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our securities or any securities convertible into or exercisable or exchangeable for shares of our common stock owned or acquired on or prior to the closing date of this offering (including any shares of common stock acquired after the closing date of this offering upon the conversion, exercise or exchange of such securities); (2) file or caused to be filed any registration statement relating to the offering of any shares of our capital stock; or (3) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in clause (1), (2) or (3) above is to be settled by delivery of common stock or such other securities, in cash or otherwise. Notwithstanding the foregoing, we are concurrently registering for resale 1,600,000 shares held by Tanbsok Group Ltd, which is owned by our director Ms. Yefang Zhang, who is married to our Chief Executive Officer and director, Mr. Zhengyu Wang. Accordingly, of the 20,000,000 shares currently owned by Tanbsok Group Ltd, 18,400,000 shares will be subject to the lock-up agreement described in this paragraph, and 1,600,000 shares will be registered for resale.

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The lock-up period described in the preceding paragraphs will be automatically extended if: (1) during the last 17 days of the restricted period, we issue an earnings release or announce material news or a material event; or (2) prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the date of the earnings release.

Electronic Offer, Sale and Distribution of Securities

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, the underwriters may be facilitating internet distribution for this offering to certain of their internet subscription customers. An electronic prospectus may be available on the internet websites maintained by the underwriters. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Stabilization

In connection with this offering, the underwriters may engage in stabilizing transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales.

●	Stabilizing transactions permit bids to purchase securities so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the securities while the offering is in progress.
●	Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. These activities may raise or maintain the market price of the common shares above independent market levels or prevent or retard a decline in the market price of the common shares.
●	Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the s securities originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of our securities. As a result, the price of our securities in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our securities. These transactions may be effected on The NASDAQ Capital Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making

In connection with this offering, underwriters and selling group members may engage in passive market making transactions in our common stock on The NASDAQ Capital Market or on the OTC QB in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Potential Conflicts of Interest

The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of our company. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

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The principal business address of Newbridge Securities Corporation is 1451 West Cypress Creek Road, Ft. Lauderdale, FL 33309.

Selling Restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a product disclosure statement, prospectus or other type of disclosure document for the purposes of Corporations Act 2001 (Commonwealth of Australia) (the “Act”) and does not purport to include the information required of a product disclosure statement, prospectus or other disclosure document under Chapter 6D.2 of the Act. No product disclosure statement, prospectus, disclosure document, offering material or advertisement in relation to the offer of the common shares has been or will be lodged with the Australian Securities and Investments Commission or the Australian Securities Exchange.

Accordingly, (1) the offer of the common shares under this prospectus may only be made to persons: (i) to whom it is lawful to offer the common shares without disclosure to investors under Chapter 6D.2 of the Act under one or more exemptions set out in Section 708 of the Act; and (ii) who are “wholesale clients” as that term is defined in section 761G of the Act; (2) this prospectus may only be made available in Australia to persons as set forth in clause (1) above; and (3) by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (1) above, and the offeree agrees not to sell or offer for sale any of the common shares sold to the offeree within 12 months after their issue except as otherwise permitted under the Act.

Canada

The common shares may not be offered, sold or distributed, directly or indirectly, in any province or territory of Canada or to or for the benefit of any resident of any province or territory of Canada, except pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer, sale or distribution is made, and only through a dealer duly registered under the applicable securities laws of that province or territory or in accordance with an exemption from the applicable registered dealer requirements.

Cayman Islands

This prospectus does not constitute an invitation or offer to the public in the Cayman Islands of the common shares, whether by way of sale or subscription. The underwriters have not offered or sold, and will not offer or sell, directly or indirectly, any common shares to the public in the Cayman Islands.

Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (DFSA). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

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European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, with effect from and including the date on which the Prospectus Directive is implemented in that Member State, an offer of securities may not be made to the public in that Member State, other than:

(a) to any legal entity that is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 100 or, if that Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive) subject to obtaining the prior consent of the representative; or

(c) in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive; provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the above, the expression an “offer of securities to the public” in relation to any securities in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in that Member State), and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in that Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571 Laws of Hong Kong) and any rules made thereunder.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (SFA), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

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Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (SIX) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (CISA). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the shares.

United Kingdom

This prospectus and any other material in relation to the shares described herein is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospective Directive (“qualified investors”) that also (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, (ii) who fall within Article 49(2)(a) to (d) of the Order or (iii) to whom it may otherwise lawfully be communicated (all such persons together being referred to as “relevant persons”). The shares are only available to, and any invitation, offer or agreement to purchase or otherwise acquire such shares will be engaged in only with, relevant persons. This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus or any of its contents.

Expenses Relating to this Offering

Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, that we expect to incur in connection with this offering. With the exception of the SEC registration fee, the FINRA filing fee and the NASDAQ listing fee, all amounts are estimates.

Securities and Exchange Commission Registration Fee	$2,475
NASDAQ Capital Market Listing Fee	75,000
FINRA	5,000	*
Legal Fees and Expenses	300,000	*
Accounting Fees and Expenses	250,000	*
Printing and Engraving Expenses	25,000	*
Miscellaneous Expenses	48,762	*
Total Expenses	$706,237	*

*	Estimated

In addition, we will pay our underwriter an aggregate underwriting equal to $400,000 (5% of our aggregate offering) and a non-accountable expense allowance equal to $100,000 (1.25% of our offering). The selling shareholder will pay underwriting expenses and commissions in proportion to the number of shares sold by such selling shareholder.

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Legal Matters

The validity of the common shares offered hereby will be passed upon for us by Kaufman & Canoles, P.C. Szaferman Lakind Blumstein & Blader, PC is acting as counsel to the underwriter. Certain legal matters as to PRC law will be passed upon for us by Deheng Law Offices. Kaufman & Canoles, P.C. may rely upon Deheng Law Offices with respect to matters governed by PRC law.

The current address of Kaufman & Canoles, P.C. is Two James Center, 14th Floor, 1021 E. Cary St., Richmond, Virginia 23219. The current address of Deheng Law Offices is 07, 08A, 16/F, CBD International Mansion, No. 16 Yongan Dongli, Chaoyang District, Beijing, China 100022.

Experts

Friedman LLP, independent registered public accounting firm, has audited our consolidated financial statements for each of the years ended December 31, 2013 and 2012, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Friedman LLP’s report, given on their authority as experts in accounting and auditing.

The current address of Friedman LLP is 1700 Broadway, New York, New York 10019.

Interests of Named Experts and Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant. Nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Disclosure of Commission Position on Indemnification

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to our directors, officers or persons controlling us, we have been advised that it is the SEC’s opinion that such indemnification is against public policy as expressed in such act and is, therefore, unenforceable.

Where You Can Find Additional Information

We have filed with the SEC a registration statement on Form F-1 under the Securities Act with respect to the common shares offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed therewith. For further information about us and the common shares offered hereby, reference is made to the registration statement and the exhibits filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and in each instance we refer you to the copy of such contract or other document filed as an exhibit to the registration statement. We currently do not file periodic reports with the SEC. Upon closing of our initial public offering, we will be required to file periodic reports (including an annual report on Form 20-F, which we will be required to file within 120 days from the end of each fiscal year), and other information with the SEC pursuant to the Exchange Act. A copy of the registration statement and the exhibits filed therewith may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, NE, Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from that office. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.	Indemnification of Directors and Officers

British Virgin Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the British Virgin Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Under the memorandum and articles of association of the Registrant, the Registrant may indemnify its directors, officers and liquidators against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with civil, criminal, administrative or investigative proceedings to which they are party or are threatened to be made a party by reason of their acting as our director, officer or liquidator. To be entitled to indemnification, these persons must have acted honestly and in good faith with a view to the best interest of the Registrant and, in the case of criminal proceedings, they must have had no reasonable cause to believe their conduct was unlawful.

The Underwriting Agreement, the form of which will be filed as Exhibit 1.1 to this registration statement, will also provide for indemnification of the Registrant and its officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Recent Sales of Unregistered Securities

The Registrant was founded on November 9, 2010. In connection with its founding, Forasen Energy Co., Ltd (now Tanbsok Group Ltd) received 50,000 shares, par value $1.00 per share, in return for payment of $50,000 and contribution of its interest in USCNHK. On November 25, 2014, we completed a 1,000-for-1 split of our common shares and a simultaneous redemption for par value and cancellation 600 of such split shares on a pro rata basis. As a result, at completion of these transactions, Tanbsok Group Ltd now holds 20,000,000 of our common shares, par value $0.001 per share.

The above transaction was not registered under the Securities Act in reliance on an exemption from registration set forth in Section 4(2) thereof, Regulation D and Regulation S promulgated hereunder as a transaction by the Registrant not involving any public offering, the purchasers met the “accredited investor” criteria and had adequate information about the Registrant as required by the rules and regulations promulgated under the Securities Act. These securities may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements under the Securities Act.

Part II - 1

Item 8.	Exhibits and Financial Statement Schedules

(a) Exhibits. The following exhibits are included herein or incorporated herein by reference:

The following documents are filed as part of this registration statement:

1.1(3)	Form of Underwriting Agreement.
3.1(3)	Articles of Association of Tantech Holdings Ltd
3.2.1(2)	Memorandum of Association of Tantech Holdings Ltd
3.2.2(3)	First Amended and Restated Memorandum of Association of Tantech Holdings Ltd
4.1(3)	Specimen Common Share Certificate
5.1(2)	Form of opinion of Kaufman & Canoles, P.C., counsel of Tantech Holdings Ltd, as to the validity of the common shares.
8.1(3)	Opinion of Kaufman & Canoles, P.C., counsel of Tantech Holdings Ltd, as to tax matters.
10.1(2)	Translation of Employment Agreement with Zhengyu Wang
10.2(2)	Translation of Employment Agreement with Ningfang Liang
10.3(2)	Translation of Employment Agreement with Zaihu Chen
10.4(2)	Translation of Employment Agreement with Jianming Wu
10.5(2)	Translation of Employment Agreement with Qingsong Dong
10.6(2)	Summary Translation of Agreement with Hangzhou Sigma Trading Co., Ltd.
10.7(2)	Summary Translation of Agreement with Hangzhou Bai De Sheng Ou Ltd.
10.8(2)	Summary Translation of Agreement with Hangzhou Zaochuan Tech. Co., Ltd.
10.9(2)	Summary Translation of Agreement with Shanghai Hengguan New Materials Co.
10.10(2)	Summary Translation of Agreement with Lishui JiuAnJu Commercial Trade Co., LTD
10.11(2)	Summary Translation of Agreement with Tahe Xingzhongda Carbon Co.
10.12(2)	Summary Translation of Agreement with Zhejiang Longquan Zhixin Trading Co.
10.13(2)	Summary Translation of Agreement with Harbin Ding Xin Trading Co., Ltd.
10.14(2)	Summary Translation of Agreement with Zhejiang Hongwen Industrial Co., Ltd.
10.15(2)	Summary Translation of Agreement with Hangzhou Bai De Sheng Ou Ltd.
10.16(2)	Translation of Short Term Liquidity Loan Agreement between Bamboo Tech and Bank of China Ltd. Lishui Branch
10.17(2)	Translation of Mortgage Agreement between Bamboo Tech and Bank of China Ltd. Lishui Branch
10.18(2)	Translation of Long Term Loan Agreement between Bamboo Tech and Shanghai Pudong Development Bank Co., Ltd. Lishui Branch
10.19(2)	Translation of Mortgage Agreement between Bamboo Tech and Shanghai Pudong Development Bank Co., Ltd. Lishui Branch
10.20(2)	Summary translation of Agreement with Harbin Institute of Technology
21.1(2)	List of subsidiaries.
23.1(3)	Consent of Friedman LLP
23.2(2)	Consent of Kaufman & Canoles, P.C., counsel of Tantech Holdings Ltd (included in Exhibit 5.1).
23.3(2)	Consent of Deheng Law Offices
24.1(2)	Powers of attorney (included on signature page to the registration statement).
99.1(3)	Incentive Securities Plan

(1) To be filed by amendment.

(2) Previously filed.

(3) Filed herewith.

(b) Financial Statement Schedules. All financial statement schedules are omitted because they are not applicable or the information is included in the Registrant’s consolidated financial statements or related notes.

Item 9.	Undertakings

(a)      The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b)      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant under the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)      The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Part II - 2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lishui, People’s Republic of China, December 15, 2014.

TANTECH HOLDINGS LTD

/s/ Zhengyu Wang
Zhengyu Wang
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Zhengyu Wang	Chairman and Chief Executive Officer	December 15, 2014
Zhengyu Wang	(Principal Executive Officer)

/s/ Ningfang Liang	Chief Financial Officer (Principal Financial and Accounting	December 15, 2014
Ningfang Liang	Officer) and Authorized Representative in the United States

*	Director	December 15, 2014
Yefang Zhang

*
Wencai Pan	Director	December 15, 2014

*
Hongdao Qian	Director	December 15, 2014

*
Shudong Wang	Director	December 15, 2014

* By Zhengyu Wang, attorney in fact

Part II - 3

TANTECH HOLDINGS LTD AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2013 AND 2012

AND

REPORT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

TANTECH HOLDINGS LTD AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Tantech Holdings Ltd.

We have audited the accompanying consolidated balance sheets of Tantech Holdings Ltd. and subsidiaries (the “Company”) as of December 31, 2013 and 2012, and the related consolidated statements of income and comprehensive income, changes in equity and cash flows for each of the two years in the period ended December 31, 2013. The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2013 and 2012, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2013 in conformity with accounting principles generally accepted in the United States of America.

Friedman LLP

New York, NY

June 26, 2014, except for Note 2, 10, and 14, as to which the date is September 15, 2014 and Note 20, as to which the date is December 2, 2014.

F-1

Tantech Holdings Ltd and Subsidiaries

Consolidated Balance Sheets

(In US Dollars)

	December 31,	December 31,
	2013	2012
Assets
Current Assets
Cash and cash equivalents	$1,659,059	$618,002
Restricted cash	3,598,299	3,530,563
Accounts receivable, net	28,459,889	20,397,692
Inventory, net	1,343,710	1,629,988
Due from related parties	-	15,693,583
Loans to third parties, net	1,761,531	1,584,044
Advances to suppliers, net	11,390,529	4,482,759
Other receivables	92,235	657,004
Deferred tax assets	474,991	379,460
Total current assets	48,780,243	48,973,095

Property, plant and equipment, net	12,568,707	12,919,403

Other Assets
Deferred tax assets	23,162	-
Intangible assets, net	2,649,328	1,870,080
Deposits	4,088,976	-
Total Assets	$68,110,416	$63,762,578

Liabilities and Shareholders' Equity
Current Liabilities
Short-term bank loans	$2,126,268	$2,086,242
Long-term bank loans payable Long-term bank loans —current portion	4,088,976	-
Bankers acceptance notes payable	7,196,598	7,061,127
Accounts payable	3,151,425	2,952,191
Due to related parties	120,000	940,045
Loans from third parties	39,082	205,567
Customer deposits	1,206,845	1,339,962
Taxes payable	1,839,600	1,311,563
Accrued liabilities and other payable	396,766	803,883
Total current liabilities	20,165,560	16,700,580

Long-term bank loans - net of current portion	-	4,012,004
Total Liabilities	20,165,560	20,712,584

Equity
Common stock, $0.001 par value, 50,000,000 shares authorized, issued and outstanding at December 31, 2013 and 2012	50,000	50,000
Additional paid-in capital	9,443,230	15,562,703
Statutory reserves	4,001,647	2,853,314
Retained earnings	28,330,179	19,897,145
Accumulated other comprehensive income	3,691,123	2,808,871
Total Stockholders' Equity	45,516,179	41,172,033
Noncontrolling interest	2,428,677	1,877,961
Total Equity	47,944,856	43,049,994
Total Liabilities and Equity	$68,110,416	$63,762,578

The accompanying notes are an integral part of these consolidated financial statements.

F-2

Tantech Holdings Ltd and Subsidiaries

Consolidated Statements of Income and Comprehensive Income

(In US Dollars)

	For the Years Ended December 31,
	2013	2012
Revenues
Sales to third parties	$61,220,518	$49,841,714
Sales to related parties	-	677,238
Total revenue	61,220,518	50,518,952

Cost of revenues	44,064,389	36,516,118

Gross Profit	17,156,129	14,002,834

Operating expenses
Selling expenses	1,451,368	1,093,606
General and administrative expenses	3,139,690	947,632
Research and development expenses	731,720	174,347
Total operating expenses	5,322,778	2,215,585

Income from operations	11,833,351	11,787,249

Other income (expenses)
Interest income	200,303	84,353
Interest expense	(867,295)	(200,495)
Government subsidy income	48,659	371,510
Other income, net	691,112	264,518
Total other income	72,779	519,886

Income before income taxes	11,906,130	12,307,135

Provision for income taxes	1,820,481	1,893,470

Net income	10,085,649	10,413,665

Net income attributable to the noncontrolling interest	(504,282)	(520,683)

Net income attributable to stockholders	$9,581,367	$9,892,982

Net income	10,085,649	10,413,665
Other comprehensive income:
Foreign currency translation gains	928,686	816,491

Comprehensive income	11,014,335	11,230,156

Less: Comprehensive income attributable to noncontrolling interest	(550,716)	(561,508)

Comprehensive income attributable to stockholders	$10,463,619	$10,668,648

Earnings Per share -Basic and Diluted	$0.19	$0.20

Weighted Average Shares Outstanding - Basic and diluted	50,000,000	50,000,000

The accompanying notes are an integral part of these consolidated financial statements.

F-3

Tantech Holdings Ltd and Subsidiaries

Consolidated Statements of Changes in Equity

For the Years Ended December 31, 2012 and 2013

(In US Dollars)

				Accumulated
			Additional	Other			Non
	Common Stock		Paid in	Comprehensive	Statutory	Retained	Controlling	Total
	Shares	Amount	Capital	Income	Reserves	Earnings	Interest	Equity
Balance at January 1, 2012	50,000,000	$50,000	$15,562,703	$2,033,205	$1,808,419	$11,049,058	$1,316,453	$31,819,838

Appropriation of retained earnings to statutory reserve fund	-	-	-	-	1,044,895	(1,044,895)	-	-
Foreign currency translation gains	-	-	-	775,666	-	-	40,825	816,491
Net income for the year	-	-	-	-	-	9,892,982	520,683	10,413,665

Balance at December 31, 2012	50,000,000	$50,000	$15,592,703	$2,808,871	$2,853,314	$19,897,145	$1,877,961	$43,049,994

Offset loans to related party	-	-	(6,119,473)	-	-	-	-	(6,119,473)
Appropriation of retained earnings to statutory reserve fund	-	-	-	-	1,148,333	(1,148,333)	-	-
Foreign currency translation gains	-	-	-	882,252	-	-	46,434	928,686
Net income for the year	-	-	-	-	-	9,581,367	504,282	10,085,649

Balance at December 31, 2013	50,000,000	$50,000	$9,443,230	$3,691,123	$4,001,647	$28,330,179	$2,428,677	$47,944,856

The accompanying notes are an integral part of these consolidated financial statements.

F-4

Tantech Holdings Ltd and Subsidiaries

Consolidated Statements of Cash Flows

(In US Dollars)

	For the Years Ended
	December 31,
	2013	2012
Cash flows from operating activities
Net income	$10,085,649	$10,413,665
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Changes in allowances - accounts receivable	290,033	88,755
Changes in allowances - advance to suppliers	(319,607)	(231,609)
Changes in allowances - loans to third parties	229,205	-
Inventory reserve	43,062	-
Depreciation expense	986,686	462,771
Deferred income tax provision (benefit)	(109,900)	99,986
Amortization of intangible asset	41,147	42,609
Gain from disposal of property, plant and equipment	(48,806)	-
Changes in operating assets and liabilities:
Accounts receivable	(7,856,721)	9,522,994
Advances to suppliers	(6,409,521)	(3,580,961)
Inventory	270,175	(914,594)
Other receivables	340,328	(154,879)
Accounts payable	140,659	(3,472,078)
Customer deposits	(156,668)	(74,199)
Taxes payable	496,045	(841,784)
Accrued liabilities and other payables	30,281	(245,396)
Net cash provided by (used in) operating activities	(1,947,953)	11,115,280

Cash flows from investing activities
Additions to property, plant and equipment	(413,597)	(2,034,198)
Proceeds from disposal of property, plant and equipment	66,149	-
Additions to intangible assets	(774,422)	-
Loans to related parties	9,258,408	(4,655,663)
Repayments of loan to third parties	(145,099)	3,391,251
Deposits for asset acquisition	(4,033,449)	-
Net cash provided by (used in) investing activities	3,957,990	(3,298,610)

Cash flows from financing activities
Restricted cash	-	1,338,309
Repayment of loans from third party	(168,114)	(104,910)
Borrowings from Bankers acceptance notes payable	20,032,361	11,714,015
Repayments of Bankers acceptance notes payable	(20,032,361)	(16,128,182)
Borrowings from bank loans	2,097,393	2,060,157
Repayments of bank loans	(2,097,393)	(5,229,628)
Repayments of loans from related parties	(826,700)	(966,435)
Net cash used in financing activities	(994,814)	(7,316,674)

Effect of exchange rate changes on cash and cash equivalents	25,834	8,683

Net increase in cash and cash equivalents	1,041,057	508,679

Cash and cash equivalents, beginning of year	618,002	109,323

Cash and cash equivalents, end of year	$1,659,059	$618,002

Supplemental disclosure information:
Income taxes paid	$1,687,931	$2,340,238
Interest paid	$836,250	$585,457

Supplemental non-cash investing activity:
Offset loans to related parties against borrowing from shareholder	$6,071,975	$-
Offset loans to related parties against dividend payable	$444,706	$-

The accompanying notes are an integral part of these consolidated financial statements.

F-5

TANTECH HOLDINGS LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Organization and nature of business

Tantech Holdings Ltd. (“Tantech BVI”, formerly known as Sinoport Enterprises Ltd.) is a limited liability company established under the laws of the British Virgin Islands on November 19, 2010 as a holding company to develop business opportunities in the People’s Republic of China (“PRC” or “China”).

Tantech BVI owns 100% interest of USCNHK Group Limited (“USCNHK”), a limited liability company established in Hong Kong.

On December 31, 2010, USCNHK entered into an equity transfer agreement with Zhejiang Forasen Group Co., Ltd. ("Forasen Group”), in which USCNHK agreed to acquire 95% ownership interest of Zhejiang Tantech Bamboo Technology Co., Ltd. ("Tantech Bamboo" or “Bamboo”) from Forasen Group for the consideration of RMB115,520,000 (approximately $18.5 million). The consideration was fully paid on March 20, 2013. Five other individuals own the remaining 5% equity interest of Tantech Bamboo. Jointly owned by Mr. Zhengyu Wang, the CEO of Tantech BVI and his wife, Ms. Yefang Zhang, the board director of Tantech BVI, Forasen Group is a related party to the Company.

On March 20, 2013, USCNHK completed payments of RMB 115,520,000 (equivalent of approximately $18.5 million) to Forasen Group for the acquisition of Tantech Bamboo. USCNHK borrowed RMB 37,635,136 (equivalent of approximately $6.1 million) from Mr. Zhengyu Wang in order to complete the transaction. On September 20, 2013, USCNHK, Mr. Wang and Forasen Group reached an agreement to offset the amount of borrowing against the receivables from Forasen Group for RMB 37,635,136 (equivalent of approximately $6.1 million).

For accounting purposes, the above mentioned transactions were accounted for in a manner similar to a recapitalization. Tantech BVI and its wholly-owned subsidiary USCNHK, who own 95% interest of Tantech Bamboo, were effectively controlled by the same majority shareholders of Tantech Bamboo. Therefore, Tantech BVI, USCNHK and Tantech Bamboo are all considered under common control. The consolidation of Tantech Bamboo and its subsidiaries into Tantech BVI has been accounted for at historical cost and prepared on the basis as if the aforementioned reorganization had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements.

Incorporated in the City of Lishui, Zhejiang Province of China on December 5, 2005, Tantech Bamboo is engaged in the research and development, production and distribution of various bamboo products. In addition, Tantech Bamboo also has two wholly-owned subsidiaries: Zhejiang Tantech Bamboo Charcoal Co., Ltd. (“Tantech Charcoal” or “Charcoal”) and Zhejiang Tantech Energy Tech Co., Ltd. (“Tantech Energy” or “Energy”).

Note 2 – Summary of significant accounting policies

Principal of Consolidation

The consolidated financial statements include the financial statements of Tantech BVI and its subsidiaries, USCNHK, Tantech Bamboo as well as Tantech Bamboo’s wholly owned subsidiaries, Tantech Charcoal and Tantech Energy, (collectively, the “Company”). All significant inter-company balances and transactions are eliminated upon consolidation.

Use of Estimates

In preparing the consolidated financial statements in conformity with U.S. GAAP, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the consolidated financial statements, as well as the reported amounts of revenues and expenses during the reporting year. Significant items subject to such estimates and assumptions include the useful lives of property and equipment; valuation allowances pertaining to the allowance for doubtful accounts, advances to related parties and suppliers; the valuation of inventories, land use rights and property, plant and equipment; and accruals for income tax uncertainties, valuation of deferred tax assets and other contingencies when applicable.

F-6

TANTECH HOLDINGS LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 – Summary of significant accounting policies (continued)

Fair Value of Financial Instruments

The Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 820, “Fair Value Measurements”, defines fair value, establishes a three-level valuation hierarchy for fair value measurements and enhances disclosure requirements.

The three levels are defined as follows:

Level 1 - inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 - inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, quoted market prices for identical or similar assets in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3 - inputs to the valuation methodology are unobservable.

Unless otherwise disclosed, the fair value of the Company’s financial instruments including cash, restricted cash, accounts receivable, due from related parties, loans to third parties, advances to suppliers, accounts payable, due to related parties, loans from related parties, customer deposits, accrued expenses, short term bank loans and bankers acceptance notes payable approximates their recorded values due to their short-term maturities. The carrying value of the Company’s long-term loan approximates fair value based on current market rates for loans of similar terms.

Cash and cash equivalents

For purposes of the statements of cash flows, the Company considers all highly liquid instruments purchased with an original maturity of three months or less and money market accounts to be cash equivalents. All cash balances are in bank accounts in PRC and are not insured by the Federal Deposit Insurance Corporation or other programs.

Restricted Cash

Restricted cash represents required cash deposits as a part of collateral for bankers acceptance notes payable and letters of credit. The Company is required to maintain 50% of the balance of the bankers acceptance notes payable to ensure future credit availability. The Company earns interest at a variable rate per month on this restricted cash.

Concentrations of credit risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and trade accounts receivable. All of the Company’s cash is maintained with banks within the People’s Republic of China of which no deposits are covered by insurance. The Company has not experienced any losses in such accounts. A significant portion of the Company's sales are credit sales which are primarily to customers whose ability to pay is dependent upon the industry economics prevailing in these areas. The Company also performs ongoing credit evaluations of its customers to help further reduce credit risk.

F-7

TANTECH HOLDINGS LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 – Summary of significant accounting policies (continued)

Accounts receivable

Accounts receivable are presented net of an allowance for doubtful accounts. The Company maintains an allowance for doubtful accounts for estimated losses. The Company reviews its accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. In evaluating the collectability of individual receivable balances, the Company considers many factors, including the age of the balance, customer’s historical payment history, its current credit-worthiness and current economic trends. Accounts are written off after efforts at collection prove unsuccessful.

The Company values its inventory at the lower of cost or market, determined on a weighted average basis, or net realizable value. The Company reviews its inventories periodically to determine if any reserves are necessary for potential obsolescence or if a write-down is necessary if the carrying value exceeds net realizable value.

Advances to Suppliers

In order to ensure a steady supply of raw materials, the Company is required from time to time to make cash advances when placing its purchase orders. The Company reviews its advances to suppliers on a periodic basis and makes general and specific allowances when there is doubt as to the ability of a supplier to refund an advance to the Company.

Property and Equipment and Construction in Progress

Property and equipment are stated at cost less accumulated depreciation. The cost of an asset comprises its purchase price and any directly attributable costs of bringing the asset to its present working condition and location for its intended use.

Depreciation is computed on a straight-line basis over the estimated useful lives of the related assets. The estimated useful lives for significant property and equipment are as follows:

Buildings	20 years
Machinery and equipment	5-10 years
Transportation equipment	4 years
Office equipment	4 - 5 years
Electronic equipment	3 years

Repairs and maintenance costs are normally charged to earnings in the year in which they are incurred. In situations where it can be clearly demonstrated that the expenditure has resulted in an increase in the future economic benefits expected to be obtained from the use of the asset, the expenditure is capitalized as an additional cost of the asset.

Construction in progress includes direct costs of construction or acquisition of equipment, interest expense associated with the loans used for the construction and design fees incurred. Capitalization of these costs ceases and the construction in progress is transferred to plant and equipment when substantially all the activities necessary to prepare the assets for their intended use are completed. No depreciation is provided until it is completed and ready for its intended use. Capitalized interest amounted to nil and $463,084 for the years ended December 31, 2013 and 2012, respectively.

Customer Deposits

Customer deposits represent amounts received from customers in advance of shipments relating to the sales of the Company’s products. The Company recognizes these funds as a current liability until the revenue can be recognized.

F-8

TANTECH HOLDINGS LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 – Summary of significant accounting policies (continued)

Non-controlling interest

Non-controlling interest represents the minority stockholders’ proportionate share of 5% of the equity of Tantech Bamboo.

Revenue Recognition

The Company recognizes revenues under FAS Codification Topic 605 (“ASC 605”). Revenue is recognized when all of the following have occurred: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the price is fixed or determinable, and (iv) the ability to collect is reasonably assured. These criteria are generally satisfied by the Company at the time of delivery for sales, which is the point when risk of loss and title passes to the customer.

The delivery of goods either occurred when (a) goods leave the Company’s warehouses or production facilities or (b) goods are delivered and accepted by customer, usually at a location outside the Company. For sales under free on board (“FOB”) warehouse or production facilities term, the Company recognizes revenue when product leaves the Company’s warehouse or production facility. Product delivery is evidenced by warehouse shipping log as well as signed shipping bills from the shipping company. For sales under FOB destination term, the Company recognizes revenue when product is delivered and accepted by customer. Product delivery is evidenced by signed receipt document upon delivery. Revenue recognized under such method accounted for approximately 80% and 75% of our total revenue for the years ended December 31, 2013 and 2012, respectively.

Under both cases, the risk of loss and/or title of goods have been passed to customer at the time of delivery. The Company does not recognize any revenue for any sale arrangement that do not transfer title and/or risk of loss. The Company’s sales cutoff for both methods is evidenced by the receipt of goods delivery either signed by the shipping company or the customer acknowledging the receipt of goods. Such document is used as the proof of transfer of title and/or risk of loss.

Revenue is reported net of all value added taxes. The Company does not routinely permit customers to return products and historically, customer returns have been immaterial.

Cost of revenues

Cost of revenues includes cost of raw materials purchased, inbound freight cost, cost of direct labor, depreciation expense and other overhead. Cost of revenues also includes the cost of raw materials and utility purchased from related parties. Write-down of inventory for lower of cost or market adjustments is also recorded in cost of revenues.

Subsidy Income

The Company periodically receives various government grants such as “High Technology Projects Subsidy” and “Scientific Research Grant”. There is no guarantee the Company will continue to receive such grants in the future.

Foreign Currency Translation

The Company’s financial information is presented in U.S. dollars. The functional currency of the Company’s subsidiaries in the PRC is the RMB, the currency of the PRC.  Any subsidiary transactions, which are denominated in currencies other than RMB, are translated into RMB at the exchange rate quoted by the People’s Bank of China prevailing at the dates of the transactions, and exchange gains and losses are included in the statements of operations as foreign currency transaction gain or loss. The consolidated financial statements of the Company have been translated into U.S. dollars in accordance with ASC 830, “Foreign Currency Matters”. The financial information is first prepared in RMB and then is translated into U.S. dollars at period-end exchange rates for assets and liabilities and average exchange rates for revenue and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred. The effects of foreign currency translation adjustments are included as a component of accumulated other comprehensive income (loss) in stockholders’ equity. Cash flows from the Company’s operations are calculated based upon the local currencies using the average translation rate. As a result, amounts related to assets and liabilities reported on the statements of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheets.

F-9

TANTECH HOLDINGS LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 – Summary of significant accounting policies (continued)

The exchange rates in effect as of December 31, 2013 and December 31, 2012 were RMB1 for $0.1636 and $0.1605 respectively. The average exchange rates for the years ended December 31, 2013 and 2012 were RMB1 for $0.1613 and $0.1585 respectively.

Income Taxes

The Company’s subsidiaries in China are subject to the income tax laws of the PRC. No taxable income was generated outside the PRC for the years ended December 31, 2013 and 2012. The Company accounts for income taxes in accordance with ASC 740, “Income Taxes”. ASC 740 requires an asset and liability approach for financial accounting and reporting for income taxes and allows recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or future deductibility is uncertain.

ASC 740-10-25 prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. It also provides guidance on the recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, years open for tax examination, accounting for income taxes in interim periods and income tax disclosures. There were no material uncertain tax positions as of December 31, 2013 and December 31, 2012. All tax returns since the Company’s inception are subject to examination by tax authorities.

Value Added Tax

The Company is subject to VAT for selling merchandise. The applicable VAT rate is 13% or 17% (depending on the type of goods involved) for products sold in the PRC. The amount of VAT liability is determined by applying the applicable tax rate to the invoiced amount of goods sold (output VAT) less VAT paid on purchases made with the relevant supporting invoices (input VAT). Under the commercial practice of the PRC, the Company pays VAT based on tax invoices issued. The tax invoices may be issued subsequent to the date on which revenue is recognized, and there may be a considerable delay between the date on which the revenue is recognized and the date on which the tax invoice is issued. In the event the PRC tax authorities dispute the date on which revenue is recognized for tax purposes, the PRC tax office has the right to assess a penalty based on the amount of taxes which is determined to be late or deficient, with any penalty being expensed in the period when a determination is made by the tax authorities that a penalty is due. During the reporting periods, the Company had no dispute with PRC tax authorities and there was no tax penalty incurred.

Comprehensive Income

Comprehensive income consists of two components, net income and other comprehensive income. Other comprehensive income refers to revenue, expenses, gains and losses that under GAAP are recorded as an element of shareholder’s equity but are excluded from net income. Other comprehensive income consists of foreign currency translation adjustment from those subsidiaries not using the U.S. dollar as their functional currency.

F-10

TANTECH HOLDINGS LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 – Summary of significant accounting policies (continued)

Earnings Per Share

The Company computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share” (“ASC 260”), and SEC Staff Accounting Bulletin No. 98 (“SAB 98”). ASC 260 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average common shares outstanding for the period. Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of potential common shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS.

Statement of Cash Flows

In accordance with ASC 230, “Statement of Cash Flows,” cash flows from the Company’s operations are calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statements of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheets.

Risks and Uncertainties

The operations of the Company are located in the PRC. Accordingly, the Company’s business, financial condition, and results of operations may be influenced by the political, economic, and legal environments in the PRC, in addition to the general state of the PRC economy. The Company’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

The Company’s sales, purchases and expense transactions are denominated in RMB, and all of the Company’s assets and liabilities are also denominated in RMB. The RMB is not freely convertible into foreign currencies under the current law. In China, foreign exchange transactions are required by law to be transacted only by authorized financial institutions at exchange rates set by the People’s Bank of China, the central bank of China. Remittances in currencies other than RMB may require certain supporting documentation in order to effect the remittance.

The Company does not carry any business interruption insurance, products liability insurance or any other insurance policy except for a limited property insurance policy. As a result, the Company may incur uninsured losses, increasing the possibility that investors would lose their entire investment in the Company.

Research and development costs

Research and development costs are expensed to operations as incurred.

Shipping and handling

All shipping and handling costs are expensed as incurred and included in selling expenses. Total shipping and handling expenses were $272,220 and $218,593 for the years ended December 31, 2013 and 2012, respectively.

F-11

TANTECH HOLDINGS LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 – Summary of significant accounting policies (continued)

Advertising expense

Advertising expenses included in selling expenses were $55,019 and $19,152 for the years ended December 31, 2013 and 2012, respectively.

Recently issued accounting pronouncements

In April 2014, the FASB issued ASU 2014-08, “Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity”. The amendments in the ASU change the criteria for reporting discontinued operations while enhancing disclosures in this area. The new guidance requires expanded disclosures about discontinued operations that will provide financial statement users with more information about the assets, liabilities, income, and expenses of discontinued operations. The new guidance also requires disclosure of the pre-tax income attributable to a disposal of a significant part of an organization that does not qualify for discontinued operations reporting. The amendments in the ASU are effective in the first quarter of 2015 for public organizations with calendar year ends. Early adoption is permitted. The adoption of ASU 2014-08 is not expected to have a material impact on the Company’s consolidated financial statements.

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers: Topic 606. This Update affects any entity that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets, unless those contracts are within the scope of other standards. The guidance in this Update supersedes the revenue recognition requirements in Topic 605, Revenue Recognition and most industry-specific guidance. The core principle of the guidance is that an entity should recognize revenue to illustrate the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The new guidance also includes a cohesive set of disclosure requirements that will provide users of financial statements with comprehensive information about the nature, amount, timing, and uncertainty of revenue and cash flows arising from a reporting organization’s contracts with customers. This ASU is effective retrospectively for fiscal years, and interim periods within those years beginning after December 15, 2016 for public companies and 2017 for non-public entities. Management is evaluating the effect, if any, on the Company’s financial position and results of operations.

Other accounting standards that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

Subsequent events

The Company evaluated all events or transactions that occurred after the balance sheet date through June 26, 2014, the date when the consolidated financial statements were issued. The management of the Company determined that there were no material recognizable or reportable subsequent events or transactions to be disclosed except for the transactions described below.

Reclassification

Certain amounts as of December 31, 2012 were reclassified for comparative presentation purposes.

F-12

TANTECH HOLDINGS LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 – Accounts receivable

Accounts receivable consisted of the following:

	December 31, 2013	December 31, 2012

Accounts receivable	$30,119,170	$21,737,248
Allowance for doubtful accounts	(1,659,281)	(1,339,556)

Accounts receivable, net	$28,459,889	$20,397,692

An analysis of the allowance for doubtful accounts for the years ended December 31, 2013 and 2012 is as follows:

	Years ended December 31,
	2013	2012

Balance at beginning of year	$1,339,556	$1,223,370
Addition to doubtful accounts expense	1,013,100	552,665
Deduction – collection of doubtful accounts	(723,068)	(463,925)
Translation adjustments	29,693	27,446
Balance at end of year	$1,659,281	$1,339,556

Note 4 – Inventory

Inventory consisted of the following:

	December 31, 2013	December 31, 2012

Raw materials	$518,855	$524,162
Finished products	665,993	973,460
Work in process	202,518	158,959
Subtotal	1,387,366	1,656,581

Inventory reserve	(43,656)	(26,593)

Total	$1,343,710	$1,629,988

Inventory included raw materials, packaging materials and finished goods. Finished goods include direct material costs, direct labor costs and manufacturing overhead.

F-13

TANTECH HOLDINGS LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 – Advances to suppliers, net

Advances to Suppliers consisted of the following:

	December 31, 2013	December 31, 2012

Advances to Suppliers	$11,529,362	$4,936,887
Allowance for doubtful accounts	(138,834)	(454,128)

Advances to Suppliers, net	$11,390,529	$4,482,759

Advances to Suppliers represent prepayments made to assure continuous supply, high quality and favorable payment terms.

An analysis of the allowance for doubtful accounts for the years ended December 31, 2013 and 2012 is as follows:

	Years ended December 31,
	2013	2012

Balance at beginning of year	$454,128	$674,149
Addition to doubtful accounts expense	139,085	50,865
Deduction – utilization or return of advances	(458,692)	(282,459)
Translation adjustments	4,313	11,573
Balance at end of year	$138,834	$454,128

Note 6 – Intangible assets, net

	December 31, 2013	December 31, 2012

Software	$798,267	$12,936
Land use rights	2,110,121	2,070,399

Total	2,908,388	2,083,335
Less: Accumulated amortization	(259,060)	(213,255)

Intangible assets, net	$2,649,328	$1,870,080

There is no private ownership of land in China. Land is usually owned by the local government and the government grants land use rights for specified terms. The Company acquired two land use rights from the local government in December 2002 and September 2008 for periods of 50 years. As of December 31, 2013 and December 31, 2012, land use rights with net book value of $1,859,295 and $1,862,788, respectively, which are pledged as collateral for the Company’s loans.

The land use rights are amortized over fifty years and the software is amortized over 5 years. Amortization expenses for intangible assets for the years ended December 31, 2013 and 2012 were $41,147 and $42,609, respectively. Amortization expense for each of the next five years will approximate $200,000.

F-14

TANTECH HOLDINGS LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7 – Property, plant and equipment, net

Property, plant and equipment stated at cost less accumulated depreciation consisted of the following:

	December 31, 2013	December 31, 2012

Building	$11,983,833	$10,993,751
Machinery and Production equipment	2,991,424	3,668,074
Electronic equipment	237,522	136,105
Office equipment	50,905	34,678
Automobiles	281,531	155,740

Subtotal	15,545,215	14,988,348
Accumulated depreciation	(2,976,508)	(2,098,712)

Construction in progress	-	29,767

Total	$12,568,707	$12,919,403

Construction in progress as of December 31, 2012 primarily related to the addition and renovation of the Company’s manufacturing facilities.

Note 8 – Deposits

As of December 31, 2013, the Company’s non-current advance payments of $4,088,976 included deposits of $3,271,181 for purchase of equipment and deposits of $817,795 for development of software.

As further discussed in Note 20, deposits of $817,795 for development of software was returned to the Company on May 8, 2014 as the Company decided to postpone the software development based on updated production plan.

Note 9 – Short-term bank loans

On July 25, 2012, the Company entered into a short-term loan agreement with Bank of China, Lishui Branch to borrow RMB 13 million (equivalent of $2,086,242) for working capital needs. The loan was due on January 24, 2013 with an annual interest rate of 7.34%. The Company pledged the factory buildings and land use rights with carrying amount of approximately $2.0 million as collateral for the loan. The loan was repaid on January 16, 2013.

On January 16, 2013, the Company entered into a loan agreement with Bank of China, Lishui Branch to borrow RMB 13 million (equivalent of $2,126,268) for working capital needs. The one-year loan is due on January 13, 2014 with an annual interest rate of 6.9%. The Company pledged the factory buildings and land use rights of $2.3 million as collateral for the loan. The loan was also guaranteed by two related party individuals. The loan was repaid on January 8, 2014.

Note 10 – Bankers acceptance notes payable

Bankers acceptance notes payable do not carry a stated interest rate, but have a specific due date usually for a period of six months. These notes are negotiable documents issued by financial institutions on the Company’s behalf to vendors. These notes can either be endorsed by the vendor to other third parties as payment, or can be factored to other financial institutions before becoming due. These notes are short-term in nature. As collateral security for financial institutions’ undertakings, the Company is required to maintain deposits with such financial institutions in amount equals to 30% to 50% of the balances of the bankers acceptance notes. As of December 31, 2013 and December 31, 2012, deposits of $3,598,299 and $3,530,563 were reported as restricted cash on balance sheet.

F-15

TANTECH HOLDINGS LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10 – Bankers acceptance notes payable (continued)

Bankers acceptance notes payable consisted of the following:

	December 31, 2013	December 31, 2012

Bankers acceptance notes payable issued by Bank of China, for six months (7/15/2013 – 1/15/2014), repaid in full in 2014	$1,144,913	$-
Bankers acceptance notes payable issued by Bank of China, for six months (7/16/2013 – 1/16/2014), repaid in full in 2014	1,144,913	-
Bankers acceptance notes payable issued by Bank of China, for six months (11/21/2013 – 5/20/2014), repaid in full in 2014	2,289,827	-
Bankers acceptance notes payable issued by Bank of China, for six months (11/26/2013 – 5/25/2014), repaid in full in 2014	2,616,945	-
Bankers acceptance notes payable issued by Bank of China, for six months (7/31/2012 – 1/30/2013), repaid in full in 2013	-	2,246,722
Bankers acceptance notes payable issued by Bank of China, for six months (11/22/2012 – 5/22/2013), repaid in full in 2013	-	2,246,722
Bankers acceptance notes payable issued by Bank of China, for six months (11/28/2012 – 5/28/2013), repaid in full in 2013	-	2,567,683

Total	$7,196,598	$7,061,127

The Company has historically either received the proceeds of bankers acceptance notes through discounting with commercial agents or had such bankers acceptance notes paid directly to vendors, in which case, the Company received no proceeds. In 2013, the Company started to discount all its bankers acceptance notes with commercial agents and then use such proceeds to fund its working capital needs, including making payments to various vendors. The proceeds from bankers acceptance notes sent directly to vendors for payment of goods were nil and $9,495,385 for years ended December 31, 2013 and 2012, respectively; and the net proceeds from bankers acceptance notes discounted to fund working capital needs were $19,636,541 and $2,181,717 for years ended December 31, 2013 and 2012, respectively.

For the years ended December 31, 2013 and 2012, the Company incurred interest expenses of $395,820 and $36,913 from discounting bankers acceptance notes, respectively. Interest expense was related to the discounting of these notes, rather than the imputation of interest on these notes. The discount rate is usually in line with the prevailing short-term bank loan rate at the time of discounting.

Note 11- Long-term bank loans

Long-term bank loans consisted of the following:

	December 31, 2013	December 31, 2012

Loan payable to Shanghai Pudong Development Bank, for three years (4/14/2010 – 4/13/2014) with annual interest rate of 6.84%	$4,088,976	$4,012,004

	4,088,976	4,012,004

Less: Current portion	(4,088,976)	-

Total	$-	$4,012,004

The Company pledged its land use rights and factory buildings with carrying amount of approximately $3.9 million as collateral for short-term and long-term bank loans and bankers acceptance notes payable.

The Company incurred interest expense of $440,430 and $626,666 related to the bank loans for years ended December 31, 2013 and 2012, respectively, of which, nil and $463,084 were capitalized in construction in progress for the years ended December 31, 2013 and 2012, respectively.

F-16

TANTECH HOLDINGS LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11 – Long-term bank loans (continued)

The average loan balance was $6,130,842 in 2013 and $7,607,598 in 2012 while the average annual interest rate was 6.87% in 2013 and 7.02% in 2012.

Note 12 – Accrued liabilities and other payable

Accrued liabilities consisted of:

	December 31, 2013	December 31, 2012

Wages and benefits	$93,058	$118,942
Dividends payable	-	444,706
Accrued expenses	82,246	73,746
Other payables	221,462	166,489

Total	$396,766	$803,883

On January 21, 2009, the Company’s Board of Directors adopted a resolution to declare dividends of RMB 5,400,000 (equivalent to $789,372) to its shareholders of record as of December 31, 2008. On May 27, 2013, the unpaid balance of the dividends payable in the amount of $444,706 was used to offset receivables from an affiliated company owned by the same shareholders.

The Company may choose not to make additional distributions in the future. Any decision as to the payment of dividends will depend on available earnings, the capital requirements of the Company, the Company’s general financial condition and other factors deemed pertinent by the Board of Directors.

Note 13 – Third party loans

Loans to third parties and loans from third parties consisted of:

	December 31, 2013	December 31, 2012

ZheJiang JiuAnJu Environment Protection Co., Ltd.	$996,075	$1,146,575
Harbin Ding Xin Trading Co., Ltd.,	765,456	-
Tahe Xingzhongda Charcoal’s products Co., Ltd.	-	437,469

Total loans to third parties	$1,761,531	$1,584,044

Total loans from third parties	$(39,082)	$(205,567)

Loans to (from) third parties were unsecured, interest-free and due upon demand. None of these third parties are related parties to the Company.

F-17

TANTECH HOLDINGS LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14 – Related party transactions

The relationships and the nature of related party transactions are summarized as follow:

Name of Related Parties	Relationship to the Company	Nature of Transactions
Zhejiang Forasen Group Co., Ltd.	Controlled by a same shareholder group	Customer/Working capital loan

Zhejiang Forasen Import & Export Co., Ltd.	Controlled by a same shareholder group	Customer

Hangzhou Forasen Industry & Trade Co., Ltd.	Controlled by a same shareholder group	Customer

Zhejiang Green Valley Charcoal’s products Co., Ltd.	Controlled by a same shareholder group	Customer/ Supplier

Zhejiang Forasen Food and Stuff Co., Ltd.	Controlled by a same shareholder group	Working capital loan

Zhejiang Forasen Wooden and Bamboo Products Co., Ltd.	Controlled by a same shareholder group	Supplier

LiShui JiuAnJu Commercial Trade Co., Ltd.	Controlled by a same shareholder group	Supplier/Working capital loan

Wang, Zhengyu	CEO of Tantech Bamboo	Personal loan

Zhang, Yefang	Wang, Zhengyu’s wife, Director	Personal loan

Yan, Wangfeng	A shareholder	Personal loan

Hong Kong Clean Energy Ltd.	Controlled by a same shareholder group	Working capital loan

Due from related parties consisted of the following:

	December 31, 2013	December 31, 2012

Zhejiang Forasen Group Co., Ltd.	$-	$4,230,147
Zhejiang Green Valley Charcoal’s products Co., Ltd.	-	114,702
Zhang, Yefang	-	383,250
Zhejiang Forasen Import & Export Co., Ltd.	-	408,382
Wang, Zhengyu	-	214,265
Zhejiang Forasen Food and Stuff Co., Ltd.	-	2,967,390
Yan, Wangfeng	-	61,641
LiShui JiuAnJu Commercial Trade Co., Ltd.	-	7,223,907
Other related parties	-	89,899

Total due from related parties	$-	$15,693,583

F-18

TANTECH HOLDINGS LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14 – Related party transactions (continued)

Due to related parties consisted of the following:

	December 31, 2013	December 31, 2012
Hangzhou Forasen Industry & Trade Co., Ltd.	$-	$676,989
Zhejiang Forasen Wooden and Bamboo Products Co., Ltd.	-	179,726
Hong Kong Clean Energy Ltd.	120,000	-
Other related parties	-	83,330

Total due to related parties	$120,000	$940,045

The balances of due from related parties and due to related parties were unsecured, interest-free and due upon demand.

On March 20, 2013, USCNHK paid RMB 115,520,000 (approximately $18.5 million) to Forasen Group for the acquisition of Tantech Bamboo. Among the amount being paid, RMB 37,635,136 (equivalent of approximately $6.1 million) was borrowed from Mr. Zhengyu Wang. On September 20, 2013, USCNHK, Mr. Wang and Forasen Group reached an agreement in which Mr. Wang forgave the borrowing from USCNHK and the Company agreed to offset such borrowing against the receivables from Forasen Group for RMB 37,635,136 (equivalent of approximately $6.1 million). The settlement decreased the Company’s “due from related parties” balances by approximately $6.1 million and decreased its additional paid-in capital account by the same amount.

As of December 31, 2013, the Company settled all related party balances with related parties except a payable of $120,000 to Hong Kong Clean Energy Ltd. Except the above-mentioned approximately $6.1 million settlement on September 20, 2013 and $444,706 settlement described in Note 12, all other outstanding related party balances were settled in cash.

Purchases from related parties

The Company periodically purchases merchandise or raw materials from its affiliates during the ordinary course of business. The purchase made to related parties consists of the following:

	Years ended December 31,
	2013	2012

Zhejiang Forasen Group Co., LTD	$3,622,905	$-

Note 15 – Commitments and Contingencies

Guaranty provided for related party

The Company provided a guaranty on behalf of Forasen Group’s bank loan of RMB19,350,000 (approximately $3,164,868) on June 25, 2012 by pledging the Company’s building with a net book value of $8,601,894 as collateral for the loan. The loan will expire on June 25, 2015.

F-19

TANTECH HOLDINGS LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16 – Shareholders’ equity

Statutory reserve

The Company is required to make appropriations to certain reserve funds, comprising the statutory surplus reserve and the discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the PRC (“PRC GAAP”). Appropriations to the statutory surplus reserve are required to be at least 10% of the after-tax net income determined in accordance with PRC GAAP until the reserve is equal to 50% of the entity’s registered capital. Appropriations to the discretionary surplus reserve are made at the discretion of the Board of Directors.

The statutory surplus reserve fund is non-discretionary other than during liquidation and can be used to fund previous years’ losses, if any, and may be utilized for business expansion or converted into share capital by issuing new shares to existing shareholders in proportion to their shareholding or by increasing the par value of shares currently held by them, provided the remaining statutory surplus reserve balance after such issue is not less than 25% of the registered capital before the conversion.

Pursuant to the Company’s articles of incorporation, the Company is to appropriate 50% of the entity’s registered capital as the statutory surplus reserve.

The Company made appropriations of $1,095,638 and $1,044,895 in 2013 and 2012, respectively.

Note 17 – Taxes

Taxes Payable

Taxes payable at December 31, 2013 and December 31, 2012 consist of the following:

	December 31, 2013	December 31, 2012

VAT tax payable	$434,891	$120,054
Corporation income tax payable	1,244,778	1,050,407
Other tax payable	159,931	141,102

Total	$1,839,600	$1,311,563

Corporation Income Tax (“CIT”)

Tantech BVI was incorporated in the BVI and is not subject to income taxes under the current laws of BVI.

USCNHK is a holding company registered in Hong Kong and has no operating profit for tax liabilities.

Tantech Bamboo was registered in the PRC and is subject to corporate income tax at unified rate of 15% starting from 2008 when it was approved by local government as a high-tech company.

Tantech Charcoal and Tantech Energy were registered in the PRC and are currently subject to corporate income tax at unified rate of 25%.The following table reconciles PRC statutory rates to the Company’s effective tax rates for the years ended December 31, 2013 and 2012:

F-20

TANTECH HOLDINGS LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17 – Taxes (continued)

	Year ended December 31,
	2013	2012

Statutory PRC income tax rate	25%	25%
Favorable tax rate impact (a)	(11)%	(8)%
Permanent difference	2%	(2)%
Changes of deferred tax assets allowances	(1)%	-
Total	15%	15%

(a) One of the Company’s subsidiaries, Tantech Bamboo is subject to a tax rate of 15%.

The provision for income tax consists of the following:

	Years ended December 31,
	2013	2012

Current	$1,930,382	$1,793,484
Deferred	(109,901)	99,986
Total	$1,820,481	$1,893,470

Significant components of deferred tax assets are as follows:

	December 31,
	2013	2012

Inventory reserve	$10,914	$6,648
Allowance for doubtful accounts and other reserves	440,915	372,812
Accumulated depreciation	23,162	-
Operating loss carry forward	137,133	-
Allowance for operating loss carry forward	(137,133)	-
Total	$474,991	$379,460

Note 18 – Major customers and suppliers

For the year ended December 31, 2013, one major customer accounted for approximately 20% of the Company’s total sales. For the year ended December 31, 2012, four major customers accounted for approximately 26%, 25%, 11% and 11% of the Company’s total sales, respectively.

As one customer accounted for approximately 20% of the Company’s total sales for the year ended December 31, 2013, any decrease in sales to this customer will negatively impact the Company’s operations and cash flows if the Company fails to increase its sales to other customers.

As of December 31, 2013, one customer accounted for approximately 10% of the Company’s accounts receivable balance.

As of December 31, 2012, four customers accounted for approximately 27%, 24%, 18% and 16% of the Company’s accounts receivable balance, respectively.

F-21

TANTECH HOLDINGS LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 18 – Major customers and suppliers (continued)

For the year ended December 31, 2013, three major suppliers accounted for approximately 23%, 23%, and 10% of the total purchases, respectively. For the year ended December 31, 2012, four major suppliers accounted for approximately 28%, 15%, 15% and 14% of the total purchases, respectively.

Note 19 – Segment information

The Company uses the “management approach” in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker for making operating decisions and assessing performance as the source for determining the Company’s reportable segments. Management, including the chief operating decision maker, reviews operation results by the revenue of consumer products, trading and biofuel energy products. As such, the Company has determined that it has three operating segments as defined by ASC 280, “Segment Reporting”: consumer products, trading and biofuel energy.

Consumer products segment manufactures and sells Charcoal Doctor branded products and BBQ charcoal in China. Trading segment conducts rubber and other trading businesses. Biofuel energy segment produces and sells BBQ charcoal to customers in Asia, Europe and North America and produces and sells bamboo-based fuel for Electric Double Layer Capacitor.

Adjustments and eliminations of inter-company transactions were not included in determining segment (loss) profit, as they are not used by the chief operating decision maker.

The following table presents summary information by segment for the years ended December 31, 2013 and 2012, respectively.

	Consumer product		Trading		Biofuel Energy		Total
	2013	2012	2013	2012	2013	2012	2013	2012
Revenue from external customers	$44,477,607	$34,906,684	$7,994,929	$8,962,587	$8,747,982	$6,649,681	$61,220,518	$50,518,952
Revenue from intersegment	833,305	786,785	-	-	319,970	378,195	1,153,275	1,164,980
Cost of revenue	30,069,470	22,619,463	7,852,963	8,359,535	6,141,956	5,537,120	44,064,389	36,516,118
Gross profit	14,408,137	12,287,221	141,966	603,052	2,606,026	1,112,561	17,156,129	14,002,834
Interest Expenses	228,799	200,495	318,875	-	288,576	-	836,250	200,495
Depreciation & amortization	224,555	203,574	95,815	88,845	707,463	214,124	1,027,833	506,543
Segment profit	11,483,331	9,517,502	(718,195)	156,574	(561,117)	739,589	10,204,019	10,413,665
Segment assets	$52,276,056	$42,786,293	$5,234,668	$10,784,531	$10,599,692	$10,191,754	$68,110,416	$63,762,578

F-22

TANTECH HOLDINGS LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 19 – Segment information (continued)

Segment information by products for the years ended December 31, 2013 and 2012:

	Cleaning	Purification & Deodorization	Barbecue Charcoal – domestic	Trading	EDLC Carbon	Barbecue Charcoal - international	Total

Year ended December 31, 2013
Revenue	$973,569	$30,232,508	$13,271,530	$7,994,929	$8,188,855	$559,127	$61,220,518

Year ended December 31, 2012
Revenue	$242,045	$22,416,165	$12,248,474	$8,962,587	$6,248,423	$401,258	$50,518,952

All of the Company's long-lived assets are located in the PRC.  Geographic information about the revenues, which are classified based on customers, is set out as follows:

	Year ended December 31,
	2013	2012
Revenue from China	$60,417,432	$49,675,100
Revenue from foreign countries	803,086	843,852
Total Revenue	$61,220,518	$50,518,952

Note 20 – Subsequent events

On January 8, 2014, the Company entered into a loan agreement with Bank of China, Lishui Branch to borrow RMB 13 million (equivalent of $2,126,268) for working capital needs. The one-year loan is due on January 7, 2015 with an annual interest rate of 6.9%. The Company pledged its factory buildings and land use rights as collateral for the loan.

On January 9, 2014, the Company obtained RMB 14 million (equivalent of $2,276,400) bankers acceptance notes from Bank of China. The notes payable are due on July 8, 2014.

On April 13, 2014, the Company repaid long-term bank loan of RMB 25 million (equivalent of $4,088,976) to Shanghai Pudong Development Bank.

On May 8, 2014, a deposit of $817,795 for development of software included in non-current deposits was returned to the Company.

Stock split

On November 25, 2014, the Company completed a 1,000-for-1 stock split of its common stock and simultaneously repurchased and canceled 30,000,000 shares. All common shares and per share information in the financial statements and footnotes have been retroactively adjusted to reflect the effects of this stock split. Since the transaction of the repurchase and cancellation of 30,000,000 shares can not be retroactively applied, as of December 31, 2013, the Company had 50,000,000 shares of common stock authorized and outstanding.

F-23

TANTECH HOLDINGS LTD AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013

F-24

TANTECH HOLDINGS LTD AND SUBSIDIARIES

F-25

Tantech Holdings Ltd and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30,	December 31,
	2014	2013
Assets
Current Assets
Cash and cash equivalents	$71,689	$1,659,059
Restricted cash	3,656,250	3,598,299
Accounts receivable, net	30,602,064	28,459,889
Inventory, net	2,149,718	1,343,710
Due from related parties	2,639,918	-
Loans to third parties, net	2,508,199	1,761,531
Advances to suppliers, net	9,643,850	11,390,529
Other receivables	128,348	92,235
Deferred tax assets	471,916	474,991
Total current assets	51,871,952	48,780,243

Property, plant and equipment, net	12,029,656	12,568,707

Other Assets
Deferred tax assets	23,012	23,162
Intangible assets, net	2,519,720	2,649,328
Deposits	3,250,000	4,088,976
Total Assets	$69,694,340	$68,110,416

Liabilities and Shareholders' Equity
Current Liabilities
Short-term bank loans	$2,185,625	$2,126,268
Long-term bank loans payable Long-term bank loans --current portion	-	4,088,976
Bankers acceptance notes payable	7,150,000	7,196,598
Accounts payable	3,985,202	3,151,425
Due to related parties	126,154	120,000
Loans from third parties	38,829	39,082
Customer deposits	914,797	1,206,845
Taxes payable	1,578,428	1,839,600
Accrued liabilities and other payable	431,577	396,766
Total current liabilities	16,410,612	20,165,560

Equity
Common stock, $0.001 par value, 50,000,000 shares authorized, issued and outstanding at June 30, 2014 and December 31, 2013	50,000	50,000
Additional paid-in capital	9,443,230	9,443,230
Statutory reserves	4,001,647	4,001,647
Retained earnings	33,709,582	28,330,179
Accumulated other comprehensive income	3,383,649	3,691,123
Total Shareholders' Equity	50,588,108	45,516,179
Noncontrolling interest	2,695,620	2,428,677
Total Equity	53,283,728	47,944,856
Total Liabilities and Equity	$69,694,340	$68,110,416

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-26

Tantech Holdings Ltd and Subsidiaries

Condensed Consolidated Statements of Income and Comprehensive Income

(Unaudited)

	For the Six month Ended June 30,
	2014	2013
Revenues	$27,234,848	$23,782,996

Cost of revenues	18,559,794	16,824,050

Gross Profit	8,675,054	6,958,946

Operating expenses
Selling expenses	561,035	591,265
General and administrative expenses	846,950	1,567,696
Research and development expenses	311,936	97,630
Total operating expenses	1,719,921	2,256,591

Income from operations	6,955,133	4,702,355

Other income (expenses)
Interest income	106,528	59,466
Interest expense	(403,093)	(383,730)
Government subsidy income	-	9,889
Other income, net	330,845	303,819
Total other income (expenses)	34,280	(10,556)

Income before income taxes	6,989,413	4,691,799

Provision for income taxes	1,326,884	723,399

Net income	5,662,529	3,968,400

Net income attributable to the noncontrolling interest	(283,126)	(198,420)

Net income attributable to stockholders	$5,379,403	$3,769,980

Net income	5,662,529	3,968,400
Other comprehensive income:
Foreign currency translation gains (loss)	(323,657)	449,983

Comprehensive income	5,338,872	4,418,383

Less: Comprehensive income attributable to
noncontrolling interest	(266,943)	(220,935)

Comprehensive income attributable to common stockholders	$5,071,929	$4,197,448

Earnings Per share -Basic and Diluted	$0.11	$0.08

Weighted Average Shares Outstanding - Basic and diluted	50,000,000	50,000,000

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-27

Tantech Holdings Ltd and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the Six Months Ended
	June 30,
	2014	2013

Cash flows from operating activities
Net income	$5,662,529	$3,968,400
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Provision for doubtful accounts	-	20,594
Depreciation expense	467,775	439,299
Deferred income tax benefit	-	(88,147)
Amortization of intangible asset	112,716	31,243
Changes in operating assets and liabilities:
Accounts receivable	(2,331,893)	4,631,706
Advances to suppliers	1,676,837	(8,546,679)
Inventory	(816,613)	(5,064,338)
Other receivables	(36,796)	252,294
Accounts payable	856,180	2,118,120
Customer deposits	(284,898)	25,960
Taxes payable	(249,844)	(1,000,187)
Accrued liabilities and other payables	37,467	(373,355)
Net cash provided by (used in) operating activities	5,093,460	(3,585,090)

Cash flows from investing activities
Additions to property, plant and equipment	(9,036)	(36,962)
Loans to related parties	(759,847)	1,732,466
Loans to third parties	(2,646,091)	(1,025,422)
Deposits for asset acquisition	814,400	-
Net cash provided by (used in) investing activities	(2,600,574)	670,082

Cash flows from financing activities
Restricted cash	(81,440)	(349,955)
Repayment of loans from third party	-	(167,012)
Borrowings from Bankers acceptance notes payable	7,166,720	10,604,763
Repayments of Bankers acceptance notes payable	(7,166,720)	(9,444,656)
Borrowings from bank loans	2,190,736	2,083,640
Repayments of bank loans	(6,189,440)	(2,083,640)
Loans from related parties	6,947	10,967,670
Net cash provided by (used in) financing activities	(4,073,197)	11,610,810

Effect of exchange rate changes on cash	(7,059)	99,170

Net increase (decrease) in cash and cash equivalents	(1,587,370)	8,794,972

Cash and cash equivalents, beginning of period	1,659,059	618,002

Cash and cash equivalents, end of period	$71,689	$9,412,974

Supplemental disclosure information:
Income taxes paid	$1,426,682	$1,134,689
Interest paid	$380,066	$381,208

Supplemental non-cash investing activity:
Offset loans to related parties against dividend payable	$-	$444,151

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-28

TANTECH HOLDINGS LTD AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Organization and nature of business

Tantech Holdings Ltd. (“Tantech BVI”, formerly known as Sinoport Enterprises Ltd.) is a limited liability company established under the laws of the British Virgin Islands on November 19, 2010 as a holding company to develop business opportunities in the People’s Republic of China (“PRC” or “China”).

Tantech BVI owns 100% interest of USCNHK Group Limited (“USCNHK”), a limited liability company established in Hong Kong.

On December 31, 2010, USCNHK entered into an equity transfer agreement with Zhejiang Forasen Group Co., Ltd. ("Forasen Group”), in which USCNHK agreed to acquire 95% ownership interest of Zhejiang Tantech Bamboo Technology Co., Ltd. ("Tantech Bamboo" or “Bamboo”) from Forasen Group for the consideration of RMB115,520,000 (approximately $18.5 million). The consideration was fully paid on March 20, 2013. Five other individuals own the remaining 5% equity interest of Tantech Bamboo. Jointly owned by Mr. Zhengyu Wang, the CEO of Tantech BVI and his wife, Ms. Yefang Zhang, the board director of Tantech BVI, Forasen Group is a related party to the Company.

On March 20, 2013, USCNHK completed payments of RMB 115,520,000 (equivalent of approximately $18.5 million) to Forasen Group for the acquisition of Tantech Bamboo. USCNHK borrowed RMB 37,635,136 (equivalent of approximately $6.1 million) from Mr. Zhengyu Wang in order to complete the transaction. On September 20, 2013, USCNHK, Mr. Wang and Forasen Group reached an agreement to offset the amount of borrowing against the receivables from Forasen Group for RMB 37,635,136 (equivalent of approximately $6.1 million).

For accounting purposes, the above mentioned transactions were accounted for in a manner similar to a recapitalization. Tantech BVI and its wholly-owned subsidiary USCNHK, who own 95% interest of Tantech Bamboo, were effectively controlled by the same majority shareholders of Tantech Bamboo. Therefore, Tantech BVI, USCNHK and Tantech Bamboo are all considered under common control. The consolidation of Tantech Bamboo and its subsidiaries into Tantech BVI has been accounted for at historical cost and prepared on the basis as if the aforementioned reorganization had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements.

Incorporated in the City of Lishui, Zhejiang Province of China on December 5, 2005, Tantech Bamboo is engaged in the research and development, production and distribution of various bamboo products. In addition, Tantech Bamboo also has two wholly-owned subsidiaries: Zhejiang Tantech Bamboo Charcoal Co., Ltd. (“Tantech Charcoal” or “Charcoal”) and Zhejiang Tantech Energy Tech Co., Ltd. (“Tantech Energy” or “Energy”).

Note 2 – Summary of significant accounting policies

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”) for interim financial statements. Accordingly, they do not include all of the information and footnotes required by U.S. generally accepted accounting principles (“US GAAP”) for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation have been included. These condensed consolidated financial statements and notes should be read in conjunction with the audited consolidated financial statements and footnotes for the year ended December 31, 2013 included herein. Operating results for the six months ended June 30, 2014 may not be necessarily indicative of the results that may be expected for the full year.

The condensed consolidated financial statements include the financial statements of Tantech BVI and its subsidiaries, Uscnhk, Tantech Bamboo as well as Tantech Bamboo’s wholly owned subsidiaries, Tantech Charcoal and Tantech Energy, (collectively, the “Company”). All significant inter-company balances and transactions are eliminated upon consolidation.

F-29

TANTECH HOLDINGS LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Use of Estimates

In preparing the consolidated financial statements in conformity with U.S. GAAP, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the consolidated financial statements, as well as the reported amounts of revenues and expenses during the reporting year. Significant items subject to such estimates and assumptions include the useful lives of property and equipment; allowances pertaining to the allowance for doubtful accounts and advances to related parties and suppliers; the valuation of inventories; and the realizability of deferred tax assets.

Fair Value of Financial Instruments

The Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 820, “Fair Value Measurements”, defines fair value, establishes a three-level valuation hierarchy for fair value measurements and enhances disclosure requirements.

The three levels are defined as follows:

Level 1 - inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 - inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, quoted market prices for identical or similar assets in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3 - inputs to the valuation methodology are unobservable.

Unless otherwise disclosed, the fair value of the Company’s financial instruments including cash, restricted cash, accounts receivable, due from related parties, loans to third parties, advances to suppliers, accounts payable, due to related parties, loans from related parties, customer deposits, accrued expenses, short term bank loans and bankers acceptance notes payable approximates their recorded values due to their short-term maturities.

Cash and cash equivalents

For purposes of the statements of cash flows, the Company considers all highly liquid instruments purchased with an original maturity of three months or less and money market accounts to be cash equivalents. All cash balances are in bank accounts in PRC and are not insured by the Federal Deposit Insurance Corporation or other programs.

Restricted Cash

Restricted cash represents required cash deposits as a part of collateral for bankers acceptance notes payable and letters of credit. The Company is required to maintain 30% to 50% of the balance of the bankers acceptance notes payable to ensure future credit availability. The Company earns interest at a variable rate per month on this restricted cash.

Concentrations of credit risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and trade accounts receivable. All of the Company’s cash is maintained with banks within the People’s Republic of China of which no deposits are covered by insurance. The Company has not experienced any losses in such accounts. A significant portion of the Company's sales are credit sales which are primarily to customers whose ability to pay is dependent upon the industry economics prevailing in these areas. The Company also performs ongoing credit evaluations of its customers to help further reduce credit risk.

F-30

TANTECH HOLDINGS LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Accounts receivable

Accounts receivable are presented net of an allowance for doubtful accounts. The Company maintains an allowance for doubtful accounts for estimated losses. The Company reviews its accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. In evaluating the collectability of individual receivable balances, the Company considers many factors, including the age of the balance, customer’s historical payment history, its current credit-worthiness and current economic trends. Accounts are written off after efforts at collection prove unsuccessful.

Inventory

The Company values its inventories at the lower of cost, determined on a weighted average basis, or market. The Company reviews its inventories periodically to determine if any reserves are necessary for potential obsolescence or if a write-down is necessary if the carrying value exceeds net realizable value.

Advances to Suppliers

In order to ensure a steady supply of raw materials, the Company is required from time to time to make cash advances when placing its purchase orders. The Company reviews its advances to suppliers on a periodic basis and makes general and specific allowances when there is doubt as to the ability of a supplier to refund an advance to the Company.

Property and Equipment and Construction in Progress

Property and equipment are stated at cost less accumulated depreciation. The cost of an asset comprises its purchase price and any directly attributable costs of bringing the asset to its present working condition and location for its intended use.

Depreciation is computed on a straight-line basis over the estimated useful lives of the related assets. The estimated useful lives for significant property and equipment are as follows:

Buildings	20 years
Machinery and equipment	5-10 years
Transportation equipment	4 years
Office equipment	4 - 5 years
Electronic equipment	3 years

Repairs and maintenance costs are normally charged to earnings in the year in which they are incurred. In situations where it can be clearly demonstrated that the expenditure has resulted in an increase in the future economic benefits expected to be obtained from the use of the asset, the expenditure is capitalized as an additional cost of the asset.

Construction in progress includes direct costs of construction or acquisition of equipment, interest expense associated with the loans used for the construction and design fees incurred. Capitalization of these costs ceases and the construction in progress is transferred to plant and equipment when substantially all the activities necessary to prepare the assets for their intended use are completed. No depreciation is provided until it is completed and ready for its intended use.

Customer Deposits

Customer deposits represent amounts received from customers in advance of shipments relating to the sales of the Company’s products.

F-31

TANTECH HOLDINGS LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Non-controlling interest

Non-controlling interest represents the minority stockholders’ proportionate share of 5% of the equity of Tantech Bamboo.

Revenue Recognition

The Company recognizes revenues under FAS Codification Topic 605 (“ASC 605”). Revenue is recognized when all of the following have occurred: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the price is fixed or determinable, and (iv) the ability to collect is reasonably assured. These criteria are generally satisfied by the Company at the time of delivery for sales, which is the point when risk of loss and title passes to the customer.

The delivery of goods either occurs when (a) goods leave the Company’s warehouses or production facilities or (b) goods are delivered and accepted by customer, usually at a location outside the Company. For sales under free on board (“FOB”) warehouse or production facilities term, the Company recognizes revenue when product leaves the Company’s warehouse or production facility. Product delivery is evidenced by warehouse shipping log as well as signed shipping bills from the shipping company. For sales under FOB destination term, the Company recognizes revenue when product is delivered and accepted by customer. Product delivery is evidenced by signed receipt document upon delivery. Revenue recognized under such method accounted for approximately 75% and 70% of our total revenue for the six months ended June 30, 2014 and 2013, respectively.

Under both cases, the risk of loss and/or title of goods have been passed to customer at the time of delivery. The Company does not recognize any revenue for any sale arrangement that do not transfer title and/or risk of loss. The Company’s sales cutoff for both methods is evidenced by the receipt of goods delivery either signed by the shipping company or the customer acknowledging the receipt of goods. Such document is used as the proof of transfer of title and/or risk of loss.

Revenue is reported net of all value added taxes. The Company does not routinely permit customers to return products and historically, customer returns have been immaterial.

Cost of revenues

Cost of revenues includes cost of raw materials purchased, inbound freight cost, cost of direct labor, depreciation expense and other overhead. Cost of revenues also includes the cost of raw materials and utility purchased from related parties. Write-down of inventory for lower of cost or market adjustments is also recorded in cost of revenues.

Subsidy Income

The Company periodically receives various government grants such as “High Technology Projects Subsidy” and “Scientific Research Grant”. There is no guarantee the Company will continue to receive such grants in the future.

Foreign Currency Translation

The Company’s financial information is presented in U.S. dollars. The functional currency of the Company’s subsidiaries in the PRC is the RMB, the currency of the PRC. Any subsidiary transactions, which are denominated in currencies other than RMB, are translated into RMB at the exchange rate quoted by the People’s Bank of China prevailing at the dates of the transactions, and exchange gains and losses are included in the statements of operations as foreign currency transaction gain or loss. The consolidated financial statements of the Company have been translated into U.S. dollars in accordance with ASC 830, “Foreign Currency Matters”. The financial information is first prepared in RMB and then is translated into U.S. dollars at period-end exchange rates for assets and liabilities and average exchange rates for revenue and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred. The effects of foreign currency translation adjustments are included as a component of accumulated other comprehensive income (loss) in stockholders’ equity. Cash flows from the Company’s operations are calculated based upon the local currencies using the average translation rate. As a result, amounts related to assets and liabilities reported on the statements of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheets.

F-32

TANTECH HOLDINGS LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The exchange rates in effect as of June 30, 2014 and December 31, 2013 were RMB1 for $0.1625 and $0.1636 respectively. The average exchange rates for the six months ended June 30, 2014 and 2013 were RMB1 for $0.1629 and $0.1603 respectively.

Income Taxes

The Company’s subsidiaries in China are subject to the income tax laws of the PRC. No taxable income was generated outside the PRC for the six months ended June 30, 2014 and 2013. The Company accounts for income taxes in accordance with ASC 740, “Income Taxes”. ASC 740 requires an asset and liability approach for financial accounting and reporting for income taxes and allows recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or future deductibility is uncertain.

ASC 740-10-25 prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. It also provides guidance on the recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, years open for tax examination, accounting for income taxes in interim periods and income tax disclosures. There were no material uncertain tax positions as of June 30, 2014 and December 31, 2013. All tax returns since the Company’s inception are subject to examination by tax authorities.

Value Added Tax

The Company is subject to VAT for selling merchandise. The applicable VAT rate is 13% or 17% (depending on the type of goods involved) for products sold in the PRC. The amount of VAT liability is determined by applying the applicable tax rate to the invoiced amount of goods sold (output VAT) less VAT paid on purchases made with the relevant supporting invoices (input VAT). Under the commercial practice of the PRC, the Company pays VAT based on tax invoices issued. The tax invoices may be issued subsequent to the date on which revenue is recognized, and there may be a considerable delay between the date on which the revenue is recognized and the date on which the tax invoice is issued. In the event the PRC tax authorities dispute the date on which revenue is recognized for tax purposes, the PRC tax office has the right to assess a penalty based on the amount of taxes which is determined to be late or deficient, with any penalty being expensed in the period when a determination is made by the tax authorities that a penalty is due. During the reporting periods, the Company had no dispute with PRC tax authorities and there was no tax penalty incurred.

Comprehensive Income

Comprehensive income consists of two components, net income and other comprehensive income. Other comprehensive income refers to revenue, expenses, gains and losses that under GAAP are recorded as an element of shareholder’s equity but are excluded from net income. Other comprehensive income consists of foreign currency translation adjustment from those subsidiaries not using the U.S. dollar as their functional currency.

F-33

TANTECH HOLDINGS LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Earnings Per Share

The Company computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share” (“ASC 260”), and SEC Staff Accounting Bulletin No. 98 (“SAB 98”). ASC 260 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average common shares outstanding for the period. Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of potential common shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS.

Statement of Cash Flows

In accordance with ASC 230, “Statement of Cash Flows,” cash flows from the Company’s operations are calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statements of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheets.

Risks and Uncertainties

The operations of the Company are located in the PRC. Accordingly, the Company’s business, financial condition, and results of operations may be influenced by the political, economic, and legal environments in the PRC, in addition to the general state of the PRC economy. The Company’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

The Company’s sales, purchases and expense transactions are denominated in RMB, and all of the Company’s assets and liabilities are also denominated in RMB. The RMB is not freely convertible into foreign currencies under the current law. In China, foreign exchange transactions are required by law to be transacted only by authorized financial institutions at exchange rates set by the People’s Bank of China, the central bank of China. Remittances in currencies other than RMB may require certain supporting documentation in order to effect the remittance.

The Company does not carry any business interruption insurance, products liability insurance or any other insurance policy except for a limited property insurance policy. As a result, the Company may incur uninsured losses, increasing the possibility that investors would lose their entire investment in the Company.

Research and development costs

Research and development costs are expensed to operations as incurred.

Shipping and handling costs

All shipping and handling costs are expensed as incurred and included in selling expenses. Total shipping and handling expenses were $149,959 and $152,195 for the six months ended June 30, 2014 and 2013, respectively.

Advertising expense

Advertising expenses included in selling expenses were $3,601 and $3,395 for the six months ended June 30, 2014 and 2013, respectively.

F-34

TANTECH HOLDINGS LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Recently issued accounting pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers: Topic 606. This Update affects any entity that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets, unless those contracts are within the scope of other standards. The guidance in this Update supersedes the revenue recognition requirements in Topic 605, Revenue Recognition and most industry-specific guidance. The core principle of the guidance is that an entity should recognize revenue to illustrate the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The new guidance also includes a cohesive set of disclosure requirements that will provide users of financial statements with comprehensive information about the nature, amount, timing, and uncertainty of revenue and cash flows arising from a reporting organization’s contracts with customers. This ASU is effective retrospectively for fiscal years, and interim periods within those years beginning after December 15, 2016 for public companies and 2017 for non-public entities. Management is evaluating the effect, if any, on the Company’s financial position and results of operations.

Note 3 – Accounts receivable

Accounts receivable consisted of the following:

	June 30, 2014	December 31, 2013

Accounts receivable	$32,250,601	$30,119,170
Allowance for doubtful accounts	(1,648,537)	(1,659,281)

Accounts receivable, net	$30,602,064	$28,459,889

An analysis of the allowance for doubtful accounts for the six months ended June, 30, 2014 and 2013 is as follows:

	Six Months ended June 30,
	2014	2013
Balance at beginning of period	$1,659,281	$1,339,556
Addition to doubtful accounts expense	-	708,586
Deduction – collection of doubtful accounts	-	(687,992)
Translation adjustments	(10,744)	12,907
Balance at end of period	$1,648,537	$1,373,057

Note 4 – Inventory

Inventories consisted of the following:

	June 30, 2014	December 31, 2013

Raw materials	$590,715	$518,855
Finished products	1,472,493	665,993
Work in process	129,882	202,518
Subtotal	2,193,090	1,387,366

Allowance for slow-moving inventory	(43,372)	(43,656)

Total	$2,149,718	$1,343,710

F-35

TANTECH HOLDINGS LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Inventories included raw materials, packaging materials and finished goods. Finished goods include direct material costs, direct labor costs and manufacturing overhead.

Note 5 – Advances to suppliers, net

Advances to Suppliers consisted of the following:

	June 30, 2014	December 31, 2013

Advances to Suppliers	$9,781,785	$11,529,363
Allowance for doubtful accounts	(137,935)	(138,834)

Advances to Suppliers, net	$9,643,850	$11,390,529

Advances to Suppliers represent prepayments made to assure continuous supply, high quality and favorable payment terms.

An analysis of the allowance for doubtful accounts for the six months ended June, 30, 2014 and 2013 is as follows:

	Six Months ended June 30,
	2014	2013
Balance at beginning of period	$138,834	$454,128
Translation adjustments	(899)	4,301

Balance at end of period	$137,935	$458,429

Note 6 – Intangible assets, net

	June 30, 2014	December 31, 2013

Software	$793,098	$798,267
Land use rights	2,096,458	2,110,121

Total	2,889,556	2,908,388
Less: Accumulated amortization	(369,836)	(259,060)

Intangible assets, net	$2,519,720	$2,649,328

There is no private ownership of land in China. Land is usually owned by the local government and the government grants land use rights for specified terms. The Company acquired two land use rights from the local government in December 2002 and September 2008 for periods of 50 years. As of June 30, 2014 and December 31, 2013, land use rights with net book value of $1,813,910 and $1,859,295, respectively, were pledged as collateral for the Company’s loans.

The land use rights are amortized over fifty years and the software is amortized over 5 years. Amortization expenses for intangible assets for the six months ended June 30, 2014 and 2013 were $112,716 and $31,243, respectively. Amortization expense for each of the next five years will approximate $200,000.

F-36

TANTECH HOLDINGS LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7 – Property, plant and equipment, net

Property, plant and equipment stated at cost less accumulated depreciation consisted of the following:

	June 30, 2014	December 31, 2013

Building	$11,906,237	$11,983,833
Machinery and Production equipment	2,976,558	2,991,424
Electronic equipment	240,293	237,522
Office equipment	50,779	50,905
Automobiles	279,708	281,531

Subtotal	15,453,575	15,545,215
Accumulated depreciation	(3,423,919)	(2,976,508)

Total	$12,029,656	$12,568,707

Depreciation expense was $467,775 and $439,299 for the six months ended June 30, 2014 and 2013, respectively.

Note 8 – Deposits

As of June 30, 2014, the Company’s non-current advance payments of $3,250,000 were deposits for purchase of equipment. The Company’s non-current advance payments of $4,088,976 as of December 31, 2013 included deposits of $3,271,181 for purchase of equipment and deposits of $817,795 for development of software which was returned to the Company on May 8, 2014.

Note 9 – Short-term bank loans

On January 16, 2013, the Company entered into a loan agreement with Bank of China, Lishui Branch to borrow RMB 13 million (equivalent of $2,126,268) for working capital needs. The one-year loan was due on January 13, 2014 with an annual interest rate of 6.9%. The Company pledged the factory buildings and land use rights of $2.3 million as collateral for the loan. The loan was repaid on January 8, 2014.

On January 8, 2014, the Company entered into a loan agreement with Bank of China, Lishui Branch to borrow RMB 13 million (equivalent of $2,112,500) for working capital needs. The one-year loan is due on January 7, 2015 with an annual interest rate of 6.9%. The Company pledged the factory buildings and land use rights of $2.2 million as collateral for the loan.

On June 27, 2014, the Company entered into a loan agreement with Bank of China, Lishui Branch to borrow RMB 450,000 (equivalent of $73,125) for working capital needs. The six-month loan is due on December 26, 2014 with an annual interest rate of 5.6%. The Company pledged a deposit of RMB 500,000 (equivalent of $81,250) as collateral for the loan.

Note 10 – Bankers acceptance notes payable

Bankers acceptance notes payable do not carry a stated interest rate, but have a specific due date usually for a period of six months. These notes are negotiable documents issued by financial institutions on the Company’s behalf to vendors. These notes can either be endorsed by the vendor to other third parties as payment, or can be factored to other financial institutions before becoming due. These notes are short-term in nature. As collateral security for financial institutions’ undertakings, the Company is required to maintain deposits with such financial institutions in amount equals to 30% to 50% of the balances of the bankers acceptance notes. As of June 30, 2014 and December 31, 2013, deposits of $3,575,000 and $3,598,299 were reported as restricted cash on balance sheet.

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TANTECH HOLDINGS LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Bankers acceptance notes payable consisted of the following:

	June 30, 2014	December 31, 2013

Bankers acceptance notes payable issued by Bank of China, for six months (1/9/2014 – 7/9/2014), repaid in full in 2014	$1,137,500	$-
Bankers acceptance notes payable issued by Bank of China, for six months (1/9/2014 – 7/9/2014), repaid in full in 2014	1,137,500	-
Bankers acceptance notes payable issued by Bank of China, for six months (5/19/2014 – 11/19/2014)	1,137,500	-
Bankers acceptance notes payable issued by Bank of China, for six months (5/19/2014 – 11/19/2014)	1,137,500	-
Bankers acceptance notes payable issued by Bank of China, for six months (5/26/2014 – 11/26/2014)	1,300,000	-
Bankers acceptance notes payable issued by Bank of China, for six months (5/27/2014 – 11/27/2014)	1,300,000	-
Bankers acceptance notes payable issued by Bank of China, for six months (7/15/2013 – 1/15/2014), repaid in full in 2014	-	1,144,913
Bankers acceptance notes payable issued by Bank of China, for six months (7/16/2013 – 1/16/2014), repaid in full in 2014	-	1,144,913
Bankers acceptance notes payable issued by Bank of China, for six months (11/21/2013 – 5/20/2014), repaid in full in 2014	-	2,289,827
Bankers acceptance notes payable issued by Bank of China, for six months (11/26/2013 – 5/25/2014), repaid in full in 2014	-	2,616,945

Total	$7,150,000	$7,196,598

The Company has historically either received the proceeds of bankers acceptance notes through discounting with commercial agents or had such bankers acceptance notes paid directly to vendors, in which case, the Company received no proceeds. In 2013, the Company started to discount all its bankers acceptance notes with commercial agents and then use such proceeds to fund its working capital needs, including making payments to various vendors. The proceeds from bankers acceptance notes sent directly to vendors for payment of goods were nil for six months ended June 30, 2014 and 2013, respectively; and the net proceeds from bankers acceptance notes discounted to fund working capital needs were $6,931,779 and $10,476,639 for the six months ended June 30, 2014 and 2013, respectively.

For the six months ended June 30, 2014 and 2013, the Company incurred expenses of $234,941 and $128,124 from discounting bankers acceptance notes, respectively. Interest expense was related to the discounting of these notes, rather than the imputation of interest on these notes. The discount rate is usually in line with the prevailing short-term bank loan rate at the time of discounting.

Note 11 – Third party loans

Loans to third parties and loans from third parties consisted of:

	June 30, 2014	December 31, 2013

ZheJiang JiuAnJu Environment Protection Co., Ltd.	$2,065,224	$996,075
Tahe Xingzhongda Charcoal’s Products Co., Ltd.	442,975	-
Harbin Ding Xin Trading Co., Ltd.	-	765,456

Total loans to third parties	$2,508,199	$1,761,531

Total loans from third parties	$(38,829)	$(39,082)

F-38

TANTECH HOLDINGS LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Loans to (from) third parties were unsecured, interest-free and due upon demand. None of these third parties are related parties to the Company.

Note 12 – Related party transactions

The relationships and the nature of related party transactions are summarized as follow:

Name of Related Parties	Relationship to the Company	Nature of Transactions
Zhejiang Forasen Group Co., Ltd.	Controlled by a same shareholder group	Customer/Working capital loan

Wang, Zhengyu	CEO of Tantech Bamboo	Personal loan

Hong Kong Clean Energy Ltd.	Controlled by a same shareholder group	Working capital loan

Due from related parties consisted of the following:

	June 30, 2014	December 31, 2013

Zhejiang Forasen Group Co., LTD	$2,639,918	$-

Due to related parties consisted of the following:

	June 30, 2014	December 31, 2013

Hong Kong Clean Energy Ltd.	$120,000	$120,000
Wang, Zhengyu	6,154	-

Total due to related parties	$126,154	$120,000

The balances of due from related parties and due to related parties were unsecured, interest-free and due upon demand.

As discussed in Note 20, the Company settled all related party balance except a payable of $120,000 to Hong Kong Clean Energy Ltd.

Purchases from related parties

The Company periodically purchases merchandise or raw materials from its affiliates during the ordinary course of business. The purchase made to related parties consists of the following:

	Six months ended June 30,
	2014	2013
Zhejiang Forasen Group Co., LTD	$780,631	$2,185,735

F-39

TANTECH HOLDINGS LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13 – Commitments and contingencies

Guaranty provided for related party

The Company provided guaranty on behalf of Forasen Group’s bank loan of RMB19,350,000 (equivalent to $3,144,375) on June 25, 2012 and RMB25,000,000 (equivalent to $4,062,500) on April 8, 2014 by pledging the Company’s building with a net book value of approximately $8.3 million as collateral for these loans. These loans will expire on June 25, 2015 and April 8, 2017, respectively.

Note 14 – Taxes

Taxes Payable

Taxes payable as of June 30, 2014 and December 31, 2013 consist of the following:

	June 30, 2014	December 31, 2013

VAT tax payable	$274,363	$434,891
Corporation income tax payable	1,161,242	1,244,778
Other tax payable	142,823	159,931
Total	$1,578,428	$1,839,600

Corporation Income Tax (“CIT”)

Tantech BVI was incorporated in the BVI and is not subject to income taxes under the current laws of BVI.

Uscnhk is a holding company registered in Hong Kong and has no operating profit for tax liabilities.

Tantech Bamboo was registered in the PRC and is subject to corporate income tax at unified rate of 15% starting from 2008 when it was approved by local government as a high-tech company.

Tantech Energy was registered in the PRC and is subject to corporate income tax at unified rate of 15% starting from 2013 when it was approved by local government as a high-tech company.

Tantech Charcoal was registered in the PRC and are currently subject to corporate income tax at unified rate of 25%.

The following table reconciles PRC statutory rates to the Company’s effective tax rates for the six months ended June 30, 2014 and 2013:

	Six months ended June 30,
	2014	2013
Statutory PRC income tax rate	25%	25%
Favorable tax rate impact (a)	(10)%	(12)%
Prior year true up adjustment	4%	-
Permanent difference	3%	4%
Changes of deferred tax assets allowances	(3)%	(2)%
Total	19%	15%

F-40

TANTECH HOLDINGS LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(a) Two of the Company’s subsidiaries, Tantech Bamboo and Tantech Energy are subject to tax rate of 15%.

The provision for income tax consists of the following:

	Six months ended June 30,
	2014	2013
Current	$1,326,884	$811,546
Deferred	-	(88,147)
Total	$1,326,884	$723,399

Significant components of deferred tax assets are as follows:

	June 30, 2014	December 31, 2013

Inventory reserve	$10,843	$10,914
Allowance for doubtful accounts and other reserves	461,073	440,915
Accumulated depreciation	-	23,162
Operating loss carry forward	66,118	137,133
Allowance for operating loss carry forward	(66,118)	(137,133)

Total	$471,916	$474,991

Note 15 – Major customers and suppliers

For the six months ended June 30, 2014, one major customer accounted for approximately 19% of the Company’s total sales. For the six months ended June 30, 2013, two major customers accounted for approximately 15% and 14% of the Company’s total sales, respectively.

As one customer accounted for approximately 19% of the Company’s total sales for the six months ended June 30, 2014, any decrease in sales to this customer will negatively impact the Company’s operations and cash flows if the Company fails to increase its sales to other customers.

As of June 30, 2014, two customers accounted for approximately 18% and 11% of the Company’s accounts receivable balance, respectively.

As of December 31, 2013, one customer accounted for approximately 10% of the Company’s accounts receivable balance.

For the six months ended June 30, 2014, two major suppliers accounted for approximately 48% and 22% of the total purchases, respectively. For the six months ended June 30, 2013, three major suppliers accounted for approximately 26%, 15% and 10% of the total purchases, respectively.

As two suppliers accounted for approximately 73% of the Company’s total purchases made for the six months ended June 30, 2014, any disruption in supply from these two vendors will negatively impact the Company’s operations and cash flows if the Company fails to secure its purchases from other suppliers.

Note 16 – Segment information

The Company uses the “management approach” in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker for making operating decisions and assessing performance as the source for determining the Company’s reportable segments. Management, including the chief operating decision maker, reviews operation results by the revenue of consumer products, trading and biofuel energy products. As such, the Company has determined that it has three operating segments as defined by ASC 280, “Segment Reporting”: consumer products, trading and biofuel energy.

F-41

TANTECH HOLDINGS LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Consumer products segment manufactures and sells Charcoal Doctor branded products and BBQ charcoal in China. Trading segment conducts rubber and other trading businesses. Biofuel energy segment produces and sells BBQ charcoal to customers in Asia, Europe and North America and produces and sells bamboo-based fuel for Electric Double Layer Capacitor .

Adjustments and eliminations of inter-company transactions were not included in determining segment (loss) profit, as they are not used by the chief operating decision maker.

The following table presents summary information by segment for the six months ended June 30, 2014 and 2013, respectively.

	Consumer product		Trading		Biofuel Energy		Total
	2014	2013	2014	2013	2014	2013	2014	2013
Revenue from external customers	$22,895,922	$17,878,138	$834,255	$2,897,479	$3,504,671	$3,007,379	$27,234,848	$23,782,996
Revenue from intersegment	565,150	356,577	-	-	211,809	138,536	776,959	495,112
Cost of revenue	15,099,951	11,718,602	836,195	2,737,157	2,623,648	2,368,291	18,559,794	16,824,050
Gross profit (loss)	7,795,971	6,159,536	(1,940)	160,322	881,023	639,088	8,675,054	6,958,946
Segment profit (loss)	$5,711,308	$4,778,054	$(265,257)	$(406,624)	$217,255	$(284,305)	$5,663,306	$4,087,125

Segment information by products for the six months ended June 30, 2014 and 2013:

	Cleaning	Purification & Deodorization	Barbecue Charcoal - domestic	Trading	EDLC Carbon	Barbecue Charcoal - international	Total

Six months ended June 30, 2014
Revenue	$317,935	$16,590,685	$5,987,302	$834,255	$3,144,163	$360,508	$27,234,848

Six months ended June 30, 2013
Revenue	$520,412	$12,634,834	$4,722,892	$2,897,479	$2,761,101	$246,278	$23,782,996

All of the Company's long-lived assets are located in the PRC.  Geographic information about the revenues, which are classified based on customers, is set out as follows:

	Six months ended June 30,
	2014	2013
Revenue from China	$26,669,725	$23,421,988
Revenue from foreign countries	565,123	361,008
Total revenue	$27,234,848	$23,782,996

Note 17 – Subsequent events

On July 8, 2014, the Company obtained RMB 7 million (equivalent of $1,137,500) bankers acceptance note from Bank of China. The notes payable is due on January 7, 2015.

F-42

TANTECH HOLDINGS LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On July 9, 2014, the Company obtained RMB 7 million (equivalent of $1,137,500) bankers acceptance note from Bank of China. The notes payable is due on January 8, 2015.

The Company settled all related party balance except a payable of $120,000 to Hong Kong Clean Energy Ltd.

Stock split

On November 25, 2014, the Company completed a 1,000-for-1 stock split of its common stock and simultaneously repurchased and canceled 30,000,000 shares. All common shares and per share information in the financial statements and footnotes have been retroactively adjusted to reflect the effects of this stock split. Since the transaction of the repurchase and cancellation of 30,000,000 shares can not be retroactively applied, as of June 30, 2014, the Company had 50,000,000 shares of common stock authorized and outstanding.

F-43